Filed Pursuant to Rule 424(b)(2)
Registration File No. 333-153448

PROSPECTUS

Global Ship Lease, Inc.

Class A Common Shares, par value $0.01 per share

This prospectus relates to the issuance by us of up to 45,535,850 Class A common shares, par value $0.01 per share, of which:

•

40,035,850 are issuable upon the exercise of outstanding warrants originally issued in an initial public offering by Marathon Acquisition Corp. (“Marathon”), our immediate predecessor, pursuant to a prospectus dated August 24, 2006 (the “public warrants”); and

•	up to 5,500,000 are issuable upon the exercise of outstanding sponsor warrants issued by Marathon in a private placement to Marathon Investors, LLC and subsequently transferred to its current holders.

This prospectus also relates to the resale by selling shareholders of (1) up to 9,744,600 Class A common shares acquired or received in connection with the closing of the merger, as described below, and (2) up to 5,500,000 Class A common shares issuable upon exercise of the sponsor warrants.

Each warrant entitles the holder to purchase one share of our Class A common shares. In order to obtain the shares, the holders of the warrants must pay an exercise price of $6.00 per share. We will receive proceeds from the exercise of the public warrants but not from the sale of the underlying Class A common shares. The sponsor warrants must be exercised on a cashless basis and therefore we will receive no proceeds from their exercise. Using the treasury method at $7.25, the closing price of Global Ship Lease’s Class A common shares on the New York Stock Exchange, or the NYSE, on September 3, 2008, 948,276 Class A common shares would be issued if all of the sponsor warrants were exercised. We will not receive any proceeds from the resale of any Class A common shares sold by selling shareholders.

Our Class A common shares, warrants and units are listed on the NYSE and trade under the symbols “GSL”, “GSL.WS” and “GSL.U”, respectively. Each unit consists of one Class A common share and one warrant. On September 3, 2008, the closing sale prices of the Class A common shares, warrants and units were $7.25 per share, $1.22 per warrant and $8.55 per unit.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered before buying our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different.

The information contained in this prospectus is correct as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares. You should be aware that some of this information may have changed by the time this document is delivered to you.

Global Ship Lease, Inc. is the renamed surviving entity from the merger of Marathon Acquisition Corp., GSL Holdings Inc. (the surviving entity) and Global Ship Lease, Inc., which was previously a subsidiary of CMA CGM S.A.

The date of this prospectus is September 23, 2008.

i

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire prospectus. Unless the context otherwise requires, references to “the Company”, “we”, “us” or “our” refers to Global Ship Lease, Inc. For the definition of certain terms used in this prospectus, please see “Glossary of Shipping Terms” at the end of this prospectus.

Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are in United States dollars. We use the term “TEU”, meaning 20-foot equivalent unit, the international standard measure of container size, in describing volumes in world container trade and other measures, including the capacity of Global Ship Lease’s containerships, which we also refer to as the vessels. Unless otherwise indicated, we calculate the average age of Global Ship Lease’s vessels on a weighted average basis, based on TEU capacity.

Our Company

Global Ship Lease, Inc. (“Global Ship Lease”) is a Republic of the Marshall Islands corporation that owns a fleet of modern containerships of diverse sizes and charters the vessels out under long-term, fixed-rate charters to reputable container shipping companies to generate stable cash flow. Pursuant to an asset purchase agreement, as amended, (the “asset purchase agreement”) with CMA CGM S.A. (“CMA CGM”) and certain of its vessel-owning subsidiaries in October 2007, Global Ship Lease acquired 10 secondhand vessels and two newly built vessels. Global Ship Lease refers to these 12 containerships collectively as its “initial fleet.” Its initial fleet has an aggregate capacity of 36,322 TEU, had a weighted average age of 5.3 years and a non-weighted average age of 5.8 years at delivery.

The asset purchase agreement enables Global Ship Lease to acquire four secondhand vessels and one newbuilding with an aggregate capacity of 29,975 TEU, a weighted average age of 3.5 years and a non-weighted average age of 3.5 years upon delivery. Global Ship Lease refers to these five vessels collectively as its “contracted fleet.” Three of the secondhand vessels and the newbuilding are expected to be delivered in December 2008 and the other secondhand vessel is expected to be delivered in July 2009. The aggregate purchase price for these five vessels is $437 million, of which $99 million has been prepaid by the consideration of 12,375,000 Class C common shares issued to CMA CGM in the Merger (as defined below).

Upon completion of the acquisition of its initial and contracted fleet, Global Ship Lease will own a modern fleet of containerships ranging in sizes from 2,207 TEU to 10,960 TEU, with an average TEU capacity of approximately 3,900. Its initial and contracted fleet will have an aggregate capacity of 66,297 TEU, a weighted average age of 5.3 years and a non-weighted average age of 5.8 years upon delivery of all of its vessels, which Global Ship Lease expects to occur in July 2009.

On March 21, 2008, Global Ship Lease entered into a merger agreement and thereafter entered into amendments to the merger agreement pursuant to which Marathon Acquisition Corp. (“Marathon”) and Global Ship Lease, Inc., a subsidiary of CMA CGM merged with and into GSL Holdings, Inc. (“GSL Holdings”), Marathon’s newly-formed, wholly owned Marshall Islands subsidiary, with GSL Holdings (now renamed Global Ship Lease, Inc.) continuing as the surviving company incorporated in the Republic of the Marshall Islands (collectively, “Merger”). The Merger was consummated on August 14, 2008.

Pursuant to the Merger, holders of shares of Marathon common stock (other than Marathon Founders, LLC and the other initial stockholders of Marathon) received one Class A common share of Global Ship Lease for each share of Marathon common stock issued and outstanding immediately prior to the effective time of the Merger. In respect of the aggregate 9,375,000 shares of Marathon common stock held by them, Marathon Founders, LLC and the other initial stockholders of Marathon received in the Merger an aggregate of 2,846,906

Class A common shares of Global Ship Lease, 3,471,906 Class B common shares and warrants to acquire an aggregate of 3,056,188 Class A common shares at an exercise price of $9.25 CMA CGM received consideration consisting of 6,778,650 Class A common shares, 3,934,050 Class B common shares, 12,375,000 Class C common shares, 1,000 Series A preferred shares, warrants to acquire 3,131,900 Class A common shares at an exercise price of $9.25, and $18,570,135 in cash. The rights of holders of Class B common shares are identical to those of holders of Class A common shares subject to meeting certain tests, except that the holders of Class B common shares are not entitled to receive any dividends with respect to any quarter prior to the fourth quarter of 2008 and their dividend rights are subordinated to those of holders of Class A common shares until at least the third quarter of 2011. The rights of holders of Class C common shares are identical to those of holders of Class A common shares, except that holders of Class C common shares are not entitled to receive any dividends and the Class C common shares will convert into Class A common shares on a one-for-one basis on January 1, 2009.

In connection with the Merger, 7,724,677 shares of Marathon common stock were converted for cash at an approximate trust value of $7.935 per share. The approximate trust value per share was based upon an estimated effective tax rate. A final adjustment may be made after the final tax returns are filed. In addition, pursuant to its previously announced repurchase program, Global Ship Lease purchased and retired 8,472,870 shares (net of 1,000,000 shares re-issued as partial payment of transaction related expenses) of Marathon common stock. As of September 3, 2008 Global Ship Lease has outstanding 33,463,859 Class A common shares, 7,405,956 subordinated Class B common shares and 12,375,000 Class C common shares.

The Class A common shares, warrants to purchase Class A common shares and units (each unit consisting of one Class A common share and one warrant to purchase one Class A common share) are listed on the NYSE under the symbols GSL for the Class A common shares, GSL.WS for the warrants and GSL.U for the units.

The current mailing address of Global Ship Lease’s principal executive office is Global Ship Lease, Inc., c/o 10 Greycoat Place London SW1P 1SB, United Kingdom, and its telephone number is 44 (0) 207 960-6340.

Public Stockholders’ Warrants

As of the effective time of the Merger, there were 40,035,850 public warrants outstanding. Each warrant entitles the holder to purchase one Class A common share. In order to obtain the shares, the holders of the warrants must pay an exercise price of $6.00 per share. The warrants will become exercisable when this registration statement is declared effective and the prospectus contained therein is available for delivery by Global Ship Lease and will expire on August 24, 2010, unless earlier redeemed. Beginning when the warrants become exercisable, we may redeem the warrants at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption if, and only if, the last sale price of our Class A common shares equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Class A Common Shares

Pursuant to the terms of the stockholders agreement, up to 4,094,600 Class A common shares of the shares received by CMA CGM in the Merger may be transferred after December 12, 2008. In connection with the consummation of the Merger, Michael Gross and CMA CGM each purchased 1,325,000 Class A common shares pursuant to assignment and acceptance agreements with Marathon, which shares are not subject to the stockholders agreement. In addition, certain underwriters and advisors of Global Ship Lease and its predecessors received an aggregate of 1,000,000 Class A common shares, in lieu of payment of certain fees. In addition, upon the Merger, Mr. Gross received 2,000,000 Class A common shares for the same number of shares of Marathon common stock purchased pursuant to a stock purchase plan with Citigroup Global Markets Inc. in accordance with the guidelines of Rule 10b5-1 and the provisions of Rule 10b-18 of the Exchange Act.

Sponsor Warrants

In connection with its initial public offering, Marathon issued 5,500,000 sponsor warrants to Marathon Investors, LLC in a private placement. Upon the Merger, such warrants became exercisable into Class A common shares. Subject to the terms described below, the sponsor warrants have terms and provisions that are identical to the public warrants, except that they may be exercised whether or not a current prospectus relating to the Class A common shares is effective. The Second Supplemental Warrant Agreement entered into between Marathon and the warrant agent, which was contingent upon the closing of the Merger, provides that the sponsor warrants must be exercised on a cashless basis and may be redeemed at Global Ship Lease’s option under the same conditions applicable to the public warrant holders. In addition, upon the closing of the Merger, the sponsor warrants and the underlying Class A common shares are entitled to registration rights under the registration rights agreement signed at the effective time of the Merger. On August 28, 2008, Marathon Investors, LLC was dissolved and the sponsor warrants were distributed to Michael Gross who subsequently transferred 1,650,000 sponsor warrants to Magnetar Capital Partners LP in consideration for and in proportion to the funds previously contributed by Magnetar Capital Partners LP to Marathon Investors, LLC.

Recent Developments

Global Ship Lease entered into an agreement on September 15, 2008 to acquire two 4,250 TEU newbuildings. The purchase price is approximately $77 million per vessel, of which 10% will be paid shortly and 90% on delivery. The purchase is subject to the completion of customary documentation and closing conditions. The two vessels, which are being built in China at Jiangsu New Yangzi Shipbuilding, part of a publicly owned group, are scheduled to be delivered in the fourth quarter of 2010. Both vessels will be chartered to Zim Integrated Shipping Services Limited for a term of seven to eight years at a net rate of $28,000 per vessel per day. The acquisition is expected to be accretive to revenues, distributable cash flow and dividends. Global Ship Lease expects the two new vessels will increase total annual revenues by approximately $20.2 million beginning in 2011. Global Ship Lease expects to finance the acquisition through borrowings under its $800 million credit facility or with proceeds from the exercise of the public warrants. Information regarding Global Ship Lease’s fleet included in the remainder of this prospectus does not reflect this acquisition unless otherwise stated.

GLOBAL SHIP LEASE SUMMARY FINANCIAL INFORMATION

You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Global Ship Lease” and Global Ship Lease’s combined financial statements and notes thereto, which are referred to as Global Ship Lease’s combined financial statements, included elsewhere in this prospectus. Global Ship Lease uses the term “Predecessor Group” to mean the container shipping services provided by the 10 secondhand vessels and two newly built vessels in Global Ship Lease’s initial fleet when these vessels were owned and operated by CMA CGM and its subsidiaries rather than to mean any particular entity or entities.

This summary financial information refers to Global Ship Lease prior to giving effect to the Merger other than the selected pro forma financial information, which assumes that the Merger had been completed. See “Unaudited Pro Forma Combined Financial Information” for further information.

The historical summary combined financial data as of June 30, 2008 and for the six months ended June 30, 2008 and June 30, 2007, as of December 31, 2007 and 2006 and for each of the years then ended together with such information for the year ended December 31, 2005 have been derived from audited and unaudited combined financial statements of Global Ship Lease included elsewhere in this prospectus. The historical summary combined financial data as of December 31, 2005 and for the year ended December 31, 2004 is derived from carve-out information of the Predecessor Group prepared by management of CMA CGM. Summary historical financial data as of December 31, 2003 and for the year then ended is not provided because carve-out financial statements for the Predecessor Group as of dates prior to January 1, 2004 and periods ending prior to such date cannot be prepared without unreasonable effort and cost. Certain financial information has been rounded, and, as a result, certain totals shown in this prospectus may not equal the arithmetic sum of the figures that should otherwise aggregate to those totals. In addition, as discussed elsewhere in this prospectus, there are significant differences between Global Ship Lease’s business after the acquisition of its initial fleet and the business of Global Ship Lease’s Predecessor Group to which most of the historical financial and operating data included in this prospectus applies. The Predecessor Group’s business was the operation of vessels earning revenue from carrying cargo for customers, whereas Global Ship Lease operates as a vessel owner, earning revenue from chartering out its vessels. Accordingly, the summary historical combined financial data, which includes mainly the Predecessor Group’s trading activities of the vessels earning freight rates or revenue from carrying cargo for third party customers, are not indicative of the results Global Ship Lease would have achieved had it historically operated as an independent shipowning company earning charterhire or of Global Ship Lease’s future results. This information should be read together with, and is qualified in its entirety by, Global Ship Lease’s combined financial statements and the notes thereto included elsewhere in this prospectus.

GLOBAL SHIP LEASE, INC.

The following combined financial information is not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time-charters. Please refer to Global Ship Lease’s unaudited pro forma financial information, summarized below, included elsewhere in this prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial condition.

	Summary combined financial information						Summary pro forma financial information (unaudited)
	Six months ended June 30, (unaudited)		Year ended December 31,				Six months ended June 30, 2008	Year ended December 31, 2007
	2008	2007	2007	2006	2005	2004
	(in millions of U.S. dollars, except per share data)
Statement of Income

Operating revenues:
Freight revenue (1)	$2.1	$171.9	$332.2	$299.6	$111.6	$58.1	$—	$—
Time charter revenue (2)	44.8	—	2.9	—	—	—	49.1	75.6

Operating expenses:
Voyage expenses (3)	(1.9)	(119.4)	(249.5)	(213.1)	(70.2)	(38.6)	—	—
Vessel expenses	(14.2)	(11.7)	(24.0)	(22.6)	(13.7)	(8.7)	(14.2)	(23.5)
Depreciation	(9.8)	(7.3)	(16.1)	(16.7)	(7.2)	(5.3)	(11.1)	(16.7)
General and administrative (4)	(3.3)	(5.7)	(17.8)	(11.3)	(2.7)	(1.3)	(4.4)	(8.8)
Other operating income / (expense)	(0.1)	2.6	2.3	11.9	(2.5)	—	0.2	—

Total operating expenses	(29.4)	(141.5)	(304.9)	(251.9)	(96.2)	(53.9)	(29.5)	(48.9)

Operating income	17.4	30.4	30.2	47.7	15.4	4.2	19.6	26.7

Non operating income / (expense)

Interest income	0.3	—	0.2	—	—	—	0.3	0.2
Interest expense	(14.6)	(5.1)	(13.6)	(15.1)	(6.4)	(2.6)	(6.2)	(8.0)
Preferred stock dividend	—	—	—	—	—	—	(1.2)	(3.5)
Realized and unrealized gain on interest rate derivatives	5.2	—	—	—	—	—	5.2	—

Income before income taxes	8.4	25.4	16.8	32.7	9.0	1.7	17.6	15.3

Taxes on income	—	—	—	—	—	—	—	(0.1)

Net income	$8.3	$25.4	$16.8	$32.7	$9.0	$1.7	$17.6	$15.2

Net income per share in thousand $ per share basic and diluted (5)	83	254	168	327	90	17	—	—
Weighted average number of common shares outstanding basic and diluted	100	100	100	100	100	100	—	—

Weighted average number of Class A common shares outstanding
Basic	—	—	—	—	—	—	33,463,859	33,463,859
Diluted	—	—	—	—	—	—	44,287,809	44,289,671
Net income per share amount
Basic	—	—	—	—	—	—	0.46	0.46
Diluted	—	—	—	—	—	—	0.40	0.34

	Summary combined financial information						Summary pro forma financial information (unaudited)
	Six months ended June 30, (unaudited)		Year ended December 31,				Six months ended June 30, 2008	Year ended December 31, 2007
	2008	2007	2007	2006	2005	2004
	(in millions of U.S. dollars, except per share data)
Weighted average number of Class B common shares outstanding
Basic	—	—	—	—	—	—	7,405,956	7,405,956
Diluted	—	—	—	—	—	—	7,405,956	7,405,956
Net income per share amount
Basic	—	—	—	—	—	—	0.07	—
Diluted	—	—	—	—	—	—	—	—

Weighted average number of Class C common shares outstanding
Basic	—	—	—	—	—	—	12,375,000	12,375,000
Diluted	—	—	—	—	—	—	12,375,000	12,375,000
Net income per share amount
Basic	—	—	—	—	—	—	—	—
Diluted	—	—	—	—	—	—	—	—

Statement of cash flow
Net cash from operating activities	$13.9	$31.0	$56.6	$22.8	$17.4	$3.0	n/a	n/a

Balance sheet data (at period end)

Total current assets	13.2	n/a	192.9	32.1	11.2	n/a	19.2	n/a
Total vessels	467.1	n/a	475.3	286.2	177.8	n/a	525.3	n/a
Total assets	495.4	n/a	674.6	344.5	203.0	n/a	699.8	n/a
Long-term debt (current and non-current portion)	401.1	n/a	401.1	139.2	109.9	n/a	267.9	n/a
Mandatorily redeemable preferred stock	—	n/a	—	—	—	n/a	48.0	n/a
Shareholder loan (6)	176.9	n/a	176.9	—	—	n/a	—	n/a
Stockholder’s Equity	(93.4)	n/a	87.5	170.0	18.4	n/a	351.5	n/a

(1)	This line item reports revenue earned by the Predecessor Group by carrying cargo on the vessels.
(2)	This line item reports revenues earned from Global Ship Lease’s chartering business following the purchase of its initial fleet of 10 secondhand vessels in December 2007.
(3)	This line item reports the voyage related expenses of carrying cargo by the Predecessor Group.
(4)	Global Ship Lease’s combined financial statements include the general and administrative expenses incurred by its Predecessor Group related to its operations and such costs incurred by Global Ship Lease as a wholly owned subsidiary of CMA CGM. Due to the completion of the Merger, Global Ship Lease will incur additional administrative expenses, including legal, accounting, treasury, premises, securities regulatory compliance and other costs normally incurred by an independent listed public entity. Accordingly, general and administrative expenses incurred by and allocated to the Predecessor Group do not purport to be indicative of future expenses.
(5)	The weighted average number of shares outstanding of Global Ship Lease as of June 30, 2008 has been used for purposes of computing earnings per share for all presented prior periods.
(6)	Amounts due to the former shareholder were not assumed by Global Ship Lease following completion of the Merger.

THE OFFERING

Shares Offered by the Company	45,535,850 Class A common shares, par value $0.01 per share, of which:

•	40,035,850 shares are issuable upon the exercise of outstanding public warrants originally issued in an initial public offering by Marathon pursuant to a prospectus dated August 24, 2006; and

•	up to 5,500,000 shares are issuable upon the exercise of outstanding sponsor warrants issued in a private placement to Marathon Investors, LLC and their transferees.

Shares Offered by Selling Shareholders	9,744,600 Class A common shares acquired or received in connection with the Merger and up to 5,500,000 Class A common shares issuable upon exercise of the sponsor warrants.

Public Warrant Exercise Price	$6.00 per share

Sponsor Warrant Exercise Price	The sponsor warrants must be exercised on a cashless basis.

Class A Common Shares Outstanding as of September 3, 2008	33,463,859 Class A common shares

Class A Common Shares to be Outstanding Assuming Exercise of All of the Public and Sponsor Warrants Outstanding	74,447,985 Class A common shares (includes 948,276 shares assuming the exercise of the sponsor warrants on a cashless basis based on the closing sale price of the common shares on the NYSE on September 3, 2008 of $7.25)

Use of Proceeds	The Company will receive up to an aggregate of $240,215,100 from the exercise of the public warrants, if they are exercised in full. The Company expects that any net proceeds from the exercise of the warrants will be used to redeem for $48,000,000 the Series A preferred shares issued to CMA CGM and thereafter for acquisitions of additional vessels and/or repayment of borrowings under the credit facility and/or for general corporate purposes. The sponsor warrants must be exercised on a cashless basis.

The selling shareholders will receive all of the proceeds from the sale of any Class A common shares sold by them pursuant to this prospectus. We will not receive any proceeds from these sales.

NYSE Trading Symbols:

Class A Common Shares	GSL

Warrants	GSL.WS

Units	GSL.U

Please see “Risk Factors” beginning on page 9 of this prospectus.

MARKET PRICE INFORMATION

On August 15, 2008, our Class A common shares, warrants and units began trading on the NYSE under the symbols “GSL”, “GSL.WS” and “GSL.U”, respectively. Each of our units consists of one Class A common share and one warrant. The securities of our predecessor, Marathon, were traded on the American Stock Exchange up to August 14, 2008.

The following sets forth the high and low closing sales price of our Class A common shares, warrants and units, as reported on the NYSE for the periods shown:

Class A Common Shares

Quarter Ended	High	Low
September 30, 2008 (through September 3, 2008) (1)	$7.64	$7.09

Warrants

Quarter Ended	High	Low
September 30, 2008 (through September 3, 2008) (2)	$1.53	$1.10

Units

Quarter Ended	High	Low
September 30, 2008 (through September 3, 2008) (3)	$9.23	$8.55

(1)	Represents the high and low sale prices for Global Ship Lease’s Class A common shares from August 15, 2008, the date that such prices first became reportable, through September 3, 2008.
(2)	Represents the high and low sale prices for Global Ship Lease’s warrants from August 15, 2008, the date that such prices first became reportable, through September 3, 2008.
(3)	Represents the high and low sale prices for Global Ship Lease’s units from August 15, 2008, the date that such prices first became reportable, through September 3, 2008.

On September 3, 2008, the last reported sale price for our Class A common shares, warrants and units on the NYSE was $7.25 per share, $1.22 per warrant and $8.55 per unit.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Related to Global Ship Lease

Global Ship Lease’s growth depends on its ability to expand its relationship with CMA CGM and obtain new charterers, for which Global Ship Lease will face substantial competition.

One of Global Ship Lease’s principal objectives is to acquire additional vessels and charter them out to container shipping companies as charterers. The process of obtaining new charterers is highly competitive and often takes several months. Charters are awarded based upon a variety of factors relating to the vessel owner, including:

•	competitiveness of overall price;

•	containership experience and quality of ship operations (including cost effectiveness);

•	shipping industry relationships and reputation for reliability, customer service and safety;

•	quality and experience of seafaring crew;

•	the ability to finance containerships at competitive rates and financial stability generally;

•	relationships with shipyards and the ability to get suitable berths for newbuildings; and

•	construction management experience, including the ability to obtain on-time delivery of new vessels according to customer specifications.

Global Ship Lease expects substantial competition in expanding its business, including with respect to obtaining new containership charters, from a number of experienced and substantial companies. Many of these competitors currently have significantly greater financial resources than Global Ship Lease does, and can therefore operate larger fleets and may be able to offer better charter rates. There may be an increasing number of owners with vessels available for charter, including many with strong reputations and extensive resources and experience. This increased competition may cause greater price competition for charters. As a result of these factors, Global Ship Lease may be unable to maintain or expand its relationships with CMA CGM or to obtain new charterers on a profitable basis, if at all, which would have a material adverse effect on its business, results of operations and financial condition and its ability to pay dividends to its shareholders.

Global Ship Lease may be unable to make or realize expected benefits from vessel acquisitions, and implementing its growth strategy through acquisitions may harm its business, financial condition and operating results.

Global Ship Lease’s growth strategy includes, among other things, selectively acquiring newbuildings and secondhand vessels. Growing any business through acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and obtaining the necessary resources to manage an enlarged business. Global Ship Lease cannot give any assurance that it will be successful in executing its growth plans, that Global Ship Lease will be able to employ acquired vessels under long-term charters or have ship management agreements with similar or better terms than those Global Ship Lease has obtained from its Ship Manager or that it will not incur significant expenses and losses in connection with its future growth.

Factors that may limit Global Ship Lease’s ability to acquire additional vessels include the limited shipyard capacity for newbuildings, the relatively small number of independent fleet owners and the limited number of modern vessels with appropriate characteristics not subject to existing long-term or other charters. Competition from other purchasers could reduce Global Ship Lease’s acquisition opportunities or cause Global Ship Lease to pay higher prices.

Any acquisition of a vessel may not be profitable to Global Ship Lease and may not generate cash flow sufficient to justify Global Ship Lease’s investment. In addition, Global Ship Lease’s acquisition growth strategy exposes Global Ship Lease to risks that may harm its business, financial condition and operating results, including risks that Global Ship Lease may:

•	fail to obtain financing, ship management agreements and charters on acceptable terms in order to make any acquisition accretive to earnings and dividends per common share;

•	be unable, including through its ship managers, to hire, train or retain qualified shore and seafaring personnel to manage and operate its growing business and fleet;

•	fail to realize anticipated benefits of cost savings or cash flow enhancements;

•	decrease its liquidity by using a significant portion of its available cash or borrowing capacity to finance acquisitions;

•	significantly increase its interest expense or financial leverage if Global Ship Lease incurs additional debt to finance acquisitions;

•	incur or assume unanticipated liabilities, losses or costs associated with the vessels acquired; or

•	not be able to maintain its ability to pay regular dividends.

Unlike newbuildings, secondhand vessels typically do not carry warranties as to their condition at the time of acquisition. While Global Ship Lease would inspect existing containerships prior to purchase, such an inspection would normally not provide Global Ship Lease with as much knowledge of a containership’s condition as if it had been built for Global Ship Lease and operated by Global Ship Lease during its life. Future repairs and maintenance costs for existing vessels may be difficult to predict and may be substantially higher than for equivalent vessels Global Ship Lease has operated since they were built. These additional costs could decrease Global Ship Lease’s cash flow and reduce its liquidity and its ability to pay dividends.

Global Ship Lease cannot assure you that it will be able to borrow amounts under its credit facility, and restrictive covenants in its credit facility may impose financial and other restrictions on Global Ship Lease, such as limiting its ability to pay dividends.

Global Ship Lease established an $800 million credit facility with Fortis Bank (Nederland) N.V., Citibank Global Markets Limited, HSH Nordbank AG, Sumitomo Mitsui Banking Corporation, Brussels Branch, KFW and DnB Nor Bank ASA, which Global Ship Lease used to acquire its initial fleet and intends to use to acquire its contracted fleet and additional vessels and fund working capital, among other things. Global Ship Lease’s ability to borrow amounts under the credit facility is subject to compliance with terms and conditions included in the loan documents. Global Ship Lease’s ability to borrow funds from the credit facility to acquire additional vessels and include them in the security package under the credit facility will be partially dependent on whether the purchase of the acquired vessels meets certain financial criteria, and whether the vessels meet certain age and minimum capacity requirements and are to be employed by an acceptable charterer. In addition, as a condition for obtaining financing from its lenders, Global Ship Lease’s vessels needs to be certified “in class” and without material overdue recommendations or conditions of class as determined by a member of the International Association of Classification Societies Ltd., or IACS. Six of the vessels in Global Ship Lease’s initial fleet currently have recommendations. Global Ship Lease’s ability to borrow amounts under the credit facility will also be subject to, among other things, all of its borrowings under the credit facility not exceeding 70% of the aggregate charter-free market value of the vessels that are chartered to the initial Charterer or otherwise employed by an acceptable charterer and that secure its obligations under the credit facility.

Additionally, Global Ship Lease’s credit facility provides that it may not pay dividends if there is a continuing default under the facility. Global Ship Lease is prohibited from paying dividends if the payment of the dividend would result in a default and any payments to be made into the retention account are not fully up to date. Global Ship Lease’s ability to declare and pay dividends therefore depends on whether it is in compliance with its credit facility. Global Ship Lease’s credit facility is a revolving credit facility and it may be required to make repayments under the facility although these repayments may be redrawn. It is probable that the market value of Global Ship Lease’s vessels will decrease over time, as vessels generally decrease in value as they age. In addition, the market value of Global Ship Lease’s vessels can fluctuate substantially depending on market supply and demand for vessels. Consequently, the ratio of its outstanding borrowings under Global Ship Lease’s credit facility relative to the asset value of its vessels will likely increase, which will negatively affect Global Ship Lease’s ability to comply with its financial ratio covenants. This, in turn, will impact Global Ship Lease’s ability to pay dividend payments. In addition, following five years from the date of the closing of the credit facility, the amounts available for borrowing will be permanently reduced. Therefore, unless Global Ship Lease is able to use other sources or refinance borrowings under its credit facility with new indebtedness that has a later maturity date, following five years after the date of the closing of the credit facility, the amount of cash that Global Ship Lease will have available to pay as dividends in any period will be decreased by the amount of any principal repayments that it is required to make.

The credit facility will impose additional operating and financial restrictions on Global Ship Lease. These restrictions may limit its ability to, among other things:

•	incur additional indebtedness in the vessel owning subsidiaries, including through the issuance of guarantees;

•	change the management of its vessels without the prior consent of the lender;

•	permit liens on its assets;

•	sell its vessels or change the ownership of its subsidiaries;

•	merge or consolidate with, or transfer all or substantially all its assets to, another person; and

•	enter into certain types of charters.

Therefore, Global Ship Lease may need to seek consent from its lenders in order to engage in certain corporate actions. Its lenders’ interests may be different from Global Ship Lease’s and it cannot guarantee that it will be able to obtain its lenders’ consent when needed. This may limit its ability to pay dividends to you, finance its future operations, make acquisitions or pursue business opportunities. Please see “Global Ship Lease Credit Facility” for more information.

Global Ship Lease cannot assure you that it will be able to refinance any indebtedness incurred under its credit facility.

Global Ship Lease cannot assure you that, when required, it will be able to refinance its indebtedness on terms that are acceptable to Global Ship Lease or at all. The actual or perceived credit quality of its charterers, any defaults by them, and the market value of its fleet, among other things, may materially affect its ability to obtain new or replacement debt financing. If Global Ship Lease is not able to refinance its indebtedness, it will have to dedicate a portion of its cash flow from operations to pay the principal and interest of its indebtedness. Global Ship Lease cannot assure you that it will be able to generate cash flow in amounts that are sufficient for these purposes. If Global Ship Lease is not able to satisfy its debt service obligations with its cash flow from operations, Global Ship Lease may have to sell some or all of its assets, which may not be possible and which would have an adverse effect on its cash flows and results of operations. If Global Ship Lease is unable to meet its debt obligations for any reason, its lenders could declare its debt, together with accrued interest and fees, to be immediately due and payable and foreclose on vessels in its fleet which are mortgaged as part security for the debt, which could result in the acceleration of other indebtedness that Global Ship Lease may have at such time and the commencement of similar foreclosure proceedings by other lenders.

Global Ship Lease is highly dependent on CMA CGM.

All of Global Ship Lease’s vessels in its initial and contracted fleet are or will be chartered to its initial Charterer, CMA CGM, although up to May 31, 2008, four vessels were chartered to one of CMA CGM’s wholly owned subsidiary companies, Delmas S.A.S. (“Delmas”). The initial Charterer’s payments to Global Ship Lease under the charters are currently its sole source of revenue. Global Ship Lease is highly dependent on the performance by the Charterer of its obligation under the charters. CMA CGM has guaranteed the payment of charterhire in cases of default where the Charterer was one of its wholly owned subsidiaries. If the Charterer or guarantor ceases doing business or fails to perform its obligations under Global Ship Lease’s charters or pursuant to any guarantees, Global Ship Lease’s business, financial position and cash available for the payment of dividends could be adversely affected. Under its ship management agreement with CMA Ships, the Ship Manager is obligated to provide Global Ship Lease with requisite financial information so that Global Ship Lease can meet its own reporting obligations under U.S. securities laws. CMA CGM has guaranteed the performance of CMA Ships and any payments due to Global Ship Lease under the ship management agreements. CMA CGM and CMA Ships are privately held French corporations with financial reporting schedules different from Global Ship Lease. If CMA CGM, CMA Ships or any of their subsidiaries is delayed in providing Global Ship Lease with key financial information, Global Ship Lease could miss its financial reporting deadlines. Although Global Ship Lease’s Ship Manager has agreed to indemnify Global Ship Lease for all losses and damages incurred as a result of its failure to provide financial information on a timely basis, up to a capped amount, its shareholders do not have any direct recourse against its Ship Manager or CMA CGM.

CMA CGM and Global Ship Lease’s Ship Manager have conflicts of interest with Global Ship Lease and limited contractual duties, which may make them favor their own interests to Global Ship Lease’s detriment.

Conflicts of interest may arise between Global Ship Lease, on the one hand, and CMA CGM, Global Ship Lease’s initial Charterer, and CMA Ships, its Ship Manager, on the other hand. As a result of these conflicts, Global Ship Lease’s Ship Manager may favor its own or its parent company’s interests over Global Ship Lease’s interests. These conflicts may have unfavorable results for Global Ship Lease. For example, Global Ship Lease’s Ship Manager could be encouraged to incur unnecessary costs, for which it would seek reimbursement from Global Ship Lease. Although Global Ship Lease’s ship management agreements expressly prohibit its Ship Manager from giving preferential treatment when performing any of its ship management services to any other vessel that is affiliated with it, or otherwise controlled by CMA CGM, conflicts of interest may arise between Global Ship Lease, and its Ship Manager and its initial Charterer.

Global Ship Lease’s Ship Manager and CMA CGM, its initial Charterer, are privately held companies and there is little or no publicly available information about them.

CMA CGM is Global Ship Lease’s initial sole Charterer and its wholly owned subsidiary, CMA Ships, is Global Ship Lease’s initial Ship Manager. CMA CGM’s ability to continue to pay charterhire and CMA Ships’ ability to render ship management services will depend in part on their own financial strength. Circumstances beyond their control could impair CMA CGM’s and CMA Ships’ financial strength, and because they are privately held companies, information about the financial strength of their companies is not publicly available. As a result, Global Ship Lease and an investor in its Class A common shares might have little advance warning of financial or other problems affecting CMA CGM or their wholly owned subsidiaries even though their financial or other problems could have a material adverse effect on Global Ship Lease and its shareholders. As part of its reporting obligations as a public company, Global Ship Lease will disclose information regarding

CMA CGM, in its capacity as Global Ship Lease’s initial Charterer, and CMA Ships, Global Ship Lease’s Ship Manager, that has a material impact on Global Ship Lease or its shareholders to the extent that Global Ship Lease becomes aware of such information.

CMA CGM could compete with Global Ship Lease.

Along with many other vessel-owning transportation companies, CMA CGM, currently Global Ship Lease’s sole Charterer and largest holder of its Class A common shares, could compete with Global Ship Lease in its search to purchase newbuildings and secondhand vessels. Further, CMA CGM is not precluded from acting as an owner in the direct chartering market. While Global Ship Lease understands that CMA CGM currently has no intention of doing so, competition from CMA CGM may potentially harm Global Ship Lease’s ability to grow the business beyond its initial and contracted fleet and may decrease its results of operations.

Certain terms in Global Ship Lease’s agreements with CMA CGM and its affiliates may be the result of negotiations that were not conducted at arms-length and may not reflect market standard terms. In addition, they may include terms that may not be obtained from future negotiations with unaffiliated third parties.

The asset purchase agreement, the charters, the ship management agreements, the transitional services agreement and the other contractual agreements Global Ship Lease has entered into with CMA CGM and its wholly owned subsidiaries were made in the context of an affiliated relationship and were negotiated in the overall context of the previously contemplated public offering of its Class A common shares, the purchase of the vessels in its initial and contracted fleet, the Merger and other related transactions. Global Ship Lease’s agreements with CMA CGM may include terms that could not have been obtained from arms-length negotiations with unaffiliated third parties for similar services and assets. As a result, its future operating results may be negatively affected if Global Ship Lease does not receive terms as favorable in future negotiations with unaffiliated third parties or has to enter into lengthy and costly negotiations with third parties in connection with entering into such agreements.

Global Ship Lease’s business depends upon certain individuals who may not necessarily continue to be affiliated with Global Ship Lease.

Global Ship Lease’s future success depends to a significant extent upon its Chief Executive Officer, Ian J. Webber, its Chief Financial Officer, Susan J. Cook and its Chief Commercial Officer, Thomas A. Lister. Mr. Webber, Ms. Cook and Mr. Lister have an aggregate of over 40 years of experience in the shipping industry and have worked with several of the world’s largest shipping companies. They and members of the board of directors are crucial to the execution of its business strategies and to the growth and development of its business. If these individuals were no longer to be affiliated with Global Ship Lease, or if Global Ship Lease were to otherwise cease to receive advisory services from them, Global Ship Lease may be unable to recruit other employees with equivalent talent and experience, and its business and financial condition may suffer as a result.

Global Ship Lease is a recently formed company with limited separate operating history and its historical financial and operating data may not be representative of its future results.

Global Ship Lease is a recently formed company with limited operating history. The historical combined financial statements included in this prospectus include mainly its predecessor’s historical business activities as a container shipping company earning freight from transporting shipper’s cargo and incurring both vessel and voyage expenses, including all costs related to handling of shippers’ cargoes for its vessels while they were owned and operated by CMA CGM until the date of the individual transfer of each vessel in December 2007. These combined financial statements reflect only the results of Global Ship Lease under its fixed-rate long-term charters, ship management agreements and its financing arrangements only from the date of the individual transfer of each vessel in December 2007 and are not a meaningful representation of its future results of operations. Global Ship Lease unaudited pro forma financial information has been prepared as if Global Ship

Lease had purchased its initial fleet from CMA CGM, and entered into its charter arrangements and ship management agreements as of January 1, 2007 and January 2008. Such information is provided for illustrative purposes only and does not represent what its results of operations or financial position would actually have been if the transactions had in fact occurred on those dates and is not representative of its results of operations or financial position for any future periods. There will likely be variations between its future operating results and its pro forma financial information and such variations may be material.

Global Ship Lease has not performed and does not intend to perform underwater inspections of its vessels.

Although Global Ship Lease has performed physical inspections of the vessels, Global Ship Lease has not performed and does not intend to perform any underwater inspections either prior to or after their delivery. As a result, Global Ship Lease will not be aware of any damage to the vessel that may exist at the time of delivery and which could only be discovered through an underwater inspection. Global Ship Lease has agreed to purchase the vessels and newbuildings on an “as is” basis, subject to CMA CGM being responsible for any class condition or recommendation that is found to have existed at the date of delivery of the vessels. However, if any damage is subsequently found, Global Ship Lease could incur substantial costs to repair the damage.

Delays in the deliveries of the vessels in its contracted fleet could harm its operating results.

Global Ship Lease has agreed to acquire three secondhand vessels and one newbuilding, expected to be delivered in December 2008, and one secondhand vessel, expected to be delivered in July 2009. The delivery of any of these vessels could be delayed and any delay could negatively affect its operating results.

The delivery of the secondhand vessels could be delayed because of, among other things:

•	hostilities or political disturbances;

•	non-performance on the vessel sale agreement by CMA CGM;

•

non-performance of the sale provisions in the charters by the third party owners in the cases where CMA CGM does not already own the secondhand vessels but instead has to exercise a purchase option in the charters;

•

having an outstanding recommendation or condition of class attached to it or a suspension from class that would require, pursuant to its asset purchase agreement, CMA CGM to remedy such recommendation or condition of class prior to delivering the vessel to Global Ship Lease;

•	inability to obtain requisite permits or approvals; or

•	damage to or destruction of the vessels while being operated by the seller prior to the delivery date.

The delivery of the newbuilding could be delayed for a number of reasons, including:

•	a worsening of the business relationship, or a contractual dispute, between the parties to the building contract that would slow or stop the building or delivery of the newbuilding;

•

non-performance on the sale of the newbuilding to CMA CGM by Daewoo Shipbuilding & Marine Engineering Co., Ltd., or Daewoo, the ship builder of the newbuilding, or non-performance on the contractual obligations of CMA CGM to Daewoo;

•	work stoppages or other labor disturbances or other events that disrupt shipyard operations;

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	bankruptcy or other financial crisis of the shipyard;

•	a backlog of orders at the shipyard;

•	hostilities, political or economic disturbances in the region where its newbuilding is being built;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	requests for changes to the original newbuilding specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	inability to obtain requisite permits or approvals; or

•	a dispute either by us or CMA CGM with the relevant shipyard.

The ship building contract for the newbuilding in Global Ship Lease’s first contracted fleet contains a “force majeure” provision whereby the occurrence of certain events could delay delivery or possibly terminate the contract. Furthermore, CMA CGM is responsible for all construction and delivery costs of the newbuilding. If CMA CGM fails to make construction payments for the newbuilding, Global Ship Lease could lose its opportunity to acquire it.

Any termination of the ship building contract, or any delay in the delivery of the vessels in the contracted fleet, will eliminate or postpone Global Ship Lease’s receipt of revenues under the time charters for those vessels and may permanently reduce its actual and projected revenues, and would therefore adversely affect its results of operations and financial condition, including its ability to pay dividends to its shareholders, and may negatively affect its stock price.

Global Ship Lease is a holding company and it depends on the ability of its subsidiaries to distribute funds to Global Ship Lease in order to satisfy its financial and other obligations.

Global Ship Lease is a holding company and has no significant assets other than the equity interests in its subsidiaries. Global Ship Lease’s subsidiaries will own all of its vessels and payments under charters will be made to its subsidiaries. As a result, its ability to pay dividends depends on the performance of its subsidiaries and their ability to distribute funds to it. The ability of its subsidiaries to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by Marshall Islands law or the laws of any jurisdiction which regulates the payment of dividends by companies. If Global Ship Lease is unable to obtain funds from its subsidiaries, Global Ship Lease may not be able to pay dividends.

As its fleet ages, Global Ship Lease may incur increased operating costs, which could adversely affect its earnings.

In general, the cost of maintaining a vessel in good operating condition increases with age. In addition, older vessels are typically less fuel efficient. Governmental regulations and safety or other equipment standards may also require expenditures for alterations, or the addition of new equipment, to its vessels and may restrict the type of activities in which its vessels may engage. Although its initial and contracted fleet has a weighted average age of 5.3 years and a non-weighted average age of 5.8 years upon delivery, Global Ship Lease cannot assure you that, as its vessels age, market conditions will justify those expenditures or enable Global Ship Lease to operate its vessels profitably during the remainder of their useful lives.

Global Ship Lease’s insurance may be insufficient to cover losses that may occur to its property or result from its operations.

The shipping industry has inherent operational risks. Although Global Ship Lease carries hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance), Global Ship Lease may not be adequately insured against all risks and its insurers may not pay every claim. Even if its insurance coverage is adequate to cover its losses, Global Ship Lease may not be able to obtain a replacement vessel in the event of a total or constructive loss in a timely manner. Under the terms of its credit facility, Global Ship Lease may be subject to restrictions on the use of any proceeds Global Ship Lease may receive from claims under its insurance policies. Furthermore, in the future, Global Ship Lease may not be able to obtain adequate insurance coverage at reasonable rates for its fleet. Global Ship Lease may also be subject to calls, or premiums, in amounts based not only on its own claim records but also the claim records of all other members of the protection and indemnity associations through which Global Ship Lease receives indemnity insurance coverage for tort liability. Insurers typically have the right to increase immediately the premiums in certain “excluded areas” following acts of war or terrorism and Global Ship Lease cannot be certain that its insurers will continue to provide cover, or that Global Ship Lease will be able to pass these increased costs to any new charterers. Its insurance policies will also contain deductibles, limitations and exclusions which, although Global Ship Lease believes are standard in the shipping industry, may nevertheless increase its costs.

In addition, Global Ship Lease does not presently carry loss-of-hire insurance, which covers the loss of revenue during extended vessel off-hire periods, such as those that might occur during an unscheduled drydocking due to damage to the vessel from accidents. Accordingly, any vessel that is off-hire for an extended period of time, due to an accident or otherwise, could have a material adverse effect on its business, results of operations and financial condition and its ability to pay dividends to its shareholders.

Global Ship Lease is incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law.

Global Ship Lease’s corporate affairs are governed by its articles of incorporation and bylaws and by the Business Corporations Act of the Republic of the Marshall Islands, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, Global Ship Lease’s shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Because Global Ship Lease is organized under the laws of the Republic of the Marshall Islands, it may be difficult to serve Global Ship Lease with legal process or enforce judgments against it, its directors or its management.

Global Ship Lease is organized under the laws of the Republic of the Marshall Islands, and substantially all of its assets are located outside of the United States. Its principal executive offices will be located outside the United States and some of its directors and officers will reside outside the United States. As a result, it may be difficult or impossible for you to bring an action against Global Ship Lease or against its directors or its management in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Republic of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against Global Ship Lease’s assets or its directors and officers.

Global Ship Lease cannot assure you that it will pay any dividends and Global Ship Lease’s dividend policy is subject to change at the discretion of its board of directors.

Global Ship Lease intends to pay regular quarterly dividends. The declaration and payment of dividends is subject at all times to the discretion of Global Ship Lease’s board of directors. Global Ship Lease intends to distribute a portion of its cash flow to its shareholders, while retaining cash flow for reinvestment in its business. Retained cash flow may be used to fund vessel or fleet acquisitions, make debt repayments and for other purposes, as determined by Global Ship Lease’s management and board of directors. Global Ship Lease’s dividend policy reflects its judgment that by reinvesting cash flow in its business, it will be able to provide value to its shareholders by enhancing its long-term dividend paying capacity. Global Ship Lease’s objectives are to increase distributable cash flow per share through acquisitions of additional vessels beyond its initial and contracted fleet of 17 vessels. Global Ship Lease cannot assure you that it will be successful in achieving these objectives. There can be no assurance that its actual results will be as anticipated, that its board of directors will not increase the level of reserves or otherwise change its dividend policy or that Global Ship Lease will not have additional cash expenses or liabilities, including extraordinary expenses.

The amounts of dividends set forth in “Dividend Policy” represent only estimates of dividends based on its charters, estimated ship management costs, estimates of the delivery dates for its contracted fleet, other expenses and the other matters and assumptions set forth therein and assume that none of its expenses will increase during the periods presented in those sections.

The timing and amount of future dividends, if any, could also be affected by various factors, including:

•	Global Ship Lease’s earnings, financial condition and anticipated cash requirements;

•	delays in acquiring any or all of the vessels in its contracted fleet;

•	unexpected repairs to, or required capital expenditures on, vessels or drydocking costs in excess of amounts held in reserve;

•	additional acquisitions of vessels (other than its contracted fleet);

•	the loss of a vessel;

•	restrictions under its credit facility and in any future debt agreements; and

•

the provisions under Marshall Islands law affecting distributions to shareholders, which generally prohibit the payment of dividends other than from surplus (retained earnings and the excess of consideration received from the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such dividend.

A substantial portion of the dividends of Global Ship Lease are expected to represent a return of capital.

The dividend policy of Global Ship Lease is to make distributions to its stockholders out of available cash flow, rather than net income, after all relevant cash expenditures, including cash interest expense on borrowings that finance operating assets, cash income taxes and after an allowance for the cash cost of future drydockings but not including deductions for non-cash items including depreciation and amortization and changes in the fair values of financial instruments, if any. Therefore, the amount of dividends for any period could exceed the net income for such period. Global Ship Lease estimates that a substantial portion of the anticipated dividends will represent a return of capital. Global Ship Lease’s preliminary calculations indicate that approximately (i) 15 to 20% of the dividends anticipated to be paid in 2008 will represent a return of capital for tax purposes and (ii) 60 to 70% of the dividends anticipated to be paid in 2009 and 2010 will represent a return of capital for tax purposes. Actual amounts of the return of capital for any year will not be known until after the end of such year and could differ significantly from these estimates.

Global Ship Lease’s ability to pay dividends is limited by its payments to CMA CGM and by Marshall Islands law.

In addition to limiting payments of dividends if Global Ship Lease is, or could become, insolvent, Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares). For accounting purposes, Global Ship Lease will be deemed to have been under common control of CMA CGM at the time of the transfer of the initial vessels to Global Ship Lease. Global Ship Lease will therefore treat the difference between its initial fleet’s purchase price and its initial fleet’s book value as a distribution to CMA CGM. This deemed distribution will reduce the size of its surplus amount available for distribution by a corresponding amount. This accounting treatment may adversely affect its ability to pay dividends.

Global Ship Lease has anti-takeover provisions in its organizational documents that may discourage a change of control.

Certain provisions of Global Ship Lease’s articles of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Certain of these provisions provide for:

•	a classified board of directors with staggered three-year terms;

•	restrictions on business combinations with certain interested shareholders;

•	directors only to be removed for cause and only with the affirmative vote of holders of at least a majority of the common shares entitled to vote in the election of directors;

•	advance notice for nominations of directors by shareholders and for shareholders to include matters to be considered at annual meetings; and

•	a limited ability for shareholders to call special shareholder meetings.

These anti-takeover provisions could make it more difficult for a third party to acquire Global Ship Lease, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

We may redeem the public warrants at any time in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption in the event that the last sale price of the Class A common shares is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. However, the public warrants may not be redeemed unless this registration statement has been declared effective and the prospectus contained herein is available for delivery by Global Ship Lease. Redemption of the warrants could force the warrant holders (1) to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (2) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants or (3) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders. This might have an adverse effect on the market price of our common shares.

Excluding the 5,500,000 sponsor warrants and an aggregate of 6,188,088 Class A warrants owned by CMA CGM, Michael Gross and other initial stockholders of Marathon, outstanding public warrants to purchase an aggregate of 40,035,850 Class A common shares will become exercisable once we have an effective registration statement covering the common shares issuable upon the exercise of the warrants and a current prospectus relating to them is available. These warrants would likely only be exercised if the $6.00 per share exercise price is below the market price of our Class A common shares. To the extent they are exercised, additional Class A common shares will be issued, which will result in dilution to our shareholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares. The selling shareholders may sell their common shares in the open market, which sales may cause our common share price to decline.

Sponsor warrants have a superior exercise right to warrants received in Marathon’s initial public offering and must be exercised on a cashless basis.

The sponsor warrants issued to Marathon Investors, LLC (an entity owned and controlled by Mr. Gross until its dissolution after the Merger) upon the consummation of Marathon’s initial public offering may be exercised pursuant to an exemption to the requirement that the securities underlying such warrants be registered pursuant to an effective registration statement. Therefore, the sponsor warrants may be exercised whether or not a current registration statement is in place and are exerciseable upon the consummation of the Merger. In addition, on March 24, 2008, the warrant agreement was amended to provide that in the event the Merger is consummated, the sponsor warrants must be exercised on a cashless basis and may be redeemed at Global Ship Lease’s option under the same conditions applicable to the public warrantholders. The mandatory cashless exercise provision will reduce the cash proceeds to be paid to Global Ship Lease upon the exercise of the sponsor warrants. The warrants issued in Marathon’s initial public offering may only be exercised if a current registration statement is in place. Global Ship Lease is required only to use its best efforts to maintain a current registration statement; therefore, the warrants issued in Marathon’s initial public offering may expire worthless.

The price of Global Ship Lease’s common shares may be volatile.

The price of Global Ship Lease’s common shares may be volatile, and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in quarterly and annual results;

•	limited operating history;

•	mergers and strategic alliances in the shipping industry;

•	market conditions in the industry;

•	changes in government regulation;

•	fluctuations in Global Ship Lease’s quarterly revenues and earnings and those of its publicly held competitors;

•	shortfalls in Global Ship Lease’s operating results from levels forecasted by securities analysts;

•	announcements concerning Global Ship Lease or its competitors; and

•	the general state of the securities markets.

The international containership industry has been highly unpredictable and volatile. The market for common shares in this industry may be equally volatile.

There will be a substantial number of Global Ship Lease’s common shares available for sale in the future that may adversely affect the market price of Global Ship Lease’s Class A common shares.

The common shares (not including the common shares underlying the sponsors warrants nor the common shares purchased by Mr. Gross and CMA CGM on the closing date of the Merger pursuant to assignment and acceptance agreements with Marathon) issued in the Merger to Marathon’s initial stockholders and CMA CGM are subject to transfer restrictions set forth in the stockholders agreement. Generally, such shares cannot be sold for one year from the date of the Merger, except that CMA CGM is permitted to transfer (i) up to 4,094,600 Class A common shares after the date that is 120 days after the date of the Merger, (ii) Class A common shares to the extent necessary for CMA CGM to satisfy its obligation to return any prepaid amounts pursuant to the asset purchase agreement on or after March 31, 2009, and (iii) up to 125,000 common shares to its directors and officers. Pursuant to the registration rights agreement entered into at the effective time of the Merger, Marathon’s initial stockholders and CMA CGM can demand that Global Ship Lease register the resale of their common shares at any time after the one year anniversary of the Merger. Holders of the sponsor warrants were also entitled to request at any time after the Merger and did so request that we register the Class A common shares underlying the sponsor warrants on a shelf registration statement. In addition to the 55,280,450 Class A common shares being registered by this registration statement, an aggregate of 25,969,044 Class A common shares may be registered after the first anniversary of the Merger (although Class A common shares held by CMA CGM may be registered on or after March 31, 2009 to satisfy its obligation to return any prepaid amounts pursuant to the asset purchase agreement). In addition, 780,000 restricted stock units were issued to officers of Global Ship Lease under the equity based compensation plan and will vest over three years. The Class A common shares underlying such stock units will be registered subsequent to the filing of this registration statement. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Global Ship Lease’s Class A common shares.

Global Ship Lease cannot assure you that it will realize the expected benefits of its recently announced agreement to acquire two 4,250 TEU newbuildings scheduled to be delivered in the fourth quarter of 2010.

Global Ship Lease has recently announced an agreement to acquire two 4,250 TEU newbuildings for approximately $77 million per vessel. The two vessels are scheduled to be delivered in the fourth quarter of 2010 and are expected to be chartered to Zim Integrated Shipping Services Limited for a term of seven to eight years at a net rate of $28,000 per vessel per day. The purchase is subject to the completion of customary documentation and closing conditions. Although Global Ship Lease anticipates that the acquisition will be accretive to revenues, distributable cash flow and dividends, Global Ship Lease cannot assure you that it will realize the expected benefits of the acquisition.

Risks Related to the Industry of Global Ship Lease

Global Ship Lease’s growth and long term profitability depend mainly upon continued growth in demand for containerships and the condition of the charter market. The container shipping industry is cyclical and volatile and the industry’s upward trend may have passed its peak. Should demand for containerships diminish, charterhire rates may fall, thus reducing its ability to secure new charterers at attractive rates.

The container shipping industry is both cyclical and volatile in terms of charterhire rates and profitability. Charterhire rates are below their historical highs and rates may decrease in the future. Fluctuations in charter rates result from changes in the supply and demand for ship capacity, which is driven mainly by changes in the supply and demand for world trade container shipping services. If demand growth, for example, is not at a level sufficient to absorb the additional containership capacity to be delivered in the future, there may be an over supply of ship capacity which would typically cause freight rates, and in turn charter rates, to fall. The factors affecting the supply and demand for containerships and supply and container shipping services are outside Global Ship Lease’s control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for containership capacity include:

•	supply and demand for products suitable for shipping in containers;

•	changes in global production of products transported by containerships;

•	the globalization of manufacturing;

•	global and regional economic and political conditions;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including changes in the distances over which container cargoes are transported, the size of containerships, and the extent of trans-shipments;

•	environmental and other legal and regulatory developments;

•	currency exchange rates; and

•	port and canal congestion.

The factors that influence the supply of containership capacity include:

•	the containership newbuilding orderbook compared to the existing cellular containership fleet;

•	the scrapping rate of older containerships;

•	the price of steel and other raw materials;

•	changes in environmental and other laws and regulations that may limit the useful life of containerships;

•	the availability of shipyard capacity; and

•	port and canal congestion.

Global Ship Lease’s ability to re-charter its initial and contracted fleet upon the expiration or termination of its charters, and the charter rates receivable under and the duration of any renewal or replacement charters will depend upon, among other things, the then state of the containership market and how the then age and quality of Global Ship Lease’s initial and contracted fleet are perceived by the market. If the containership market is in a period of depression when Global Ship Lease’s vessels’ charters expire for whatever reason, including an over supply of containership capacity, Global Ship Lease may be forced to re-charter its vessels at reduced or unprofitable rates, which may reduce or eliminate its earnings or make its earnings increasingly volatile, or it may not be able to re-charter its vessels at all. The same issues will exist if Global Ship Lease acquires additional vessels without charter arrangements in place, or at the expiration of such arrangements, obliging Global Ship Lease to try to fix employment of the additional vessels in the spot market while attempting to subject them to a long-term time charter arrangement.

If the market value of vessels substantially declines when Global Ship Lease is attempting to sell one of its vessels, Global Ship Lease may incur a financial loss.

Although the market value of containerships has increased since 2000, containership values can fluctuate substantially over time. A number of factors may contribute to a future decrease in the market value of containerships, including:

•	unfavorable economic conditions in the market in which the containership trades;

•	a substantial or extended decline in world trade growth leading to reduced demand for container shipping services;

•	increases or an over supply in global containership capacity; and

•

the cost of retrofitting or modifying existing ships, as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards or otherwise.

If a charter terminates when the market value of its containerships has been depressed, Global Ship Lease may be unable to re-charter the vessel at attractive rates and, rather than continue to incur costs to maintain and finance the vessel, Global Ship Lease may seek to dispose of it. Inability to dispose of the containership at a reasonable price could result in a loss on the vessel’s sale and adversely affect Global Ship Lease’s results of operations and financial condition and its ability to pay dividends to its shareholders.

Future fluctuations in charter rates and vessel values may trigger a possible impairment of Global Ship Lease’s vessels as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Global Ship Lease—Critical Accounting Policies and Estimates.” This risk may also impact its ability to satisfy its financial covenants under its credit facility.

Global Ship Lease may have more difficulty entering into long-term charters if a more active and cheaper short-term or spot container shipping market develops.

At the expiration of Global Ship Lease’s charters, if a charter terminates early for any reason or if Global Ship Lease acquires vessels charter-free in addition to Global Ship Lease’s current and contracted fleet, Global Ship Lease will need to charter or re-charter its vessels. Should more vessels be available on the spot or short-term market at the time Global Ship Lease is seeking to fix new long-term charters, Global Ship Lease may have difficulty entering into such charters at profitable rates and for any term other than short term and, as a result, Global Ship Lease’s cash flow may be subject to instability in the long-term. In addition, it would be more difficult to fix relatively older vessels should there be an oversupply of younger vessels on the market. A more active short-term or spot market may require Global Ship Lease to enter into charters based on fluctuating market rates, as opposed to long-term contracts based on a fixed rate, which could result in a decrease in Global Ship Lease’s cash flow in periods when the charter rates for container shipping is depressed.

Terrorist attacks and international hostilities could affect its results of operations and financial condition.

Terrorist attacks, such as the attacks on the United States on September 11, 2001, and the continuing response of the United States and other countries to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may affect Global Ship Lease’s business, results of operations and financial condition from increased security costs and more rigorous inspection procedures at borders and ports. The conflict in Iraq may lead to additional acts of terrorism, regional conflict and other armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect Global Ship Lease’s ability to obtain additional financing on terms acceptable to Global Ship Lease or at all.

Terrorist attacks targeted at oceangoing vessels, such as the October 6, 2002 attack in Yemen on the VLCC Limburg, a ship not related to Global Ship Lease, may also negatively affect Global Ship Lease’s future operations and financial condition and directly impact its containerships or its customers. Future terrorist attacks could result in increased market volatility or even a recession in the United States or global financial markets, and could further increase inspection and security requirements and regulation that could slow its operations and negatively affect its profitability. Any of these occurrences could have a material adverse impact on its operating results, revenue and costs.

Global Ship Lease’s vessels may call on ports located in countries that are subject to restrictions imposed by the United States government, which could negatively affect the trading price of its common shares.

From time to time and in relation to its charterers’ business, Global Ship Lease’s vessels may call on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the United States government as state sponsors of terrorism, such as Syria and Iran. Although these sanctions and embargoes do not prevent Global Ship Lease’s vessels from making calls to ports in these countries, potential investors could view Global Ship Lease’s presence at those ports negatively, which could in turn adversely affect its reputation and the receptiveness of the market for Global Ship Lease’s common shares.

Risks inherent in the operation of containerships could impair the ability of the initial Charterer to make payments to Global Ship Lease, increase its costs or reduce the value of Global Ship Lease’s assets.

Global Ship Lease’s containerships and its cargoes are at risk of being damaged or lost because of events such as marine accidents, bad weather, mechanical failures, human error, war, terrorism, piracy, environmental accidents and other circumstances or events. Any of these events connected to Global Ship Lease’s vessels or other vessels under the initial Charterer’s control, or any other factor which negatively affects the initial Charterer’s business, could impair the ability of the initial Charterer to make payments to Global Ship Lease pursuant to its charters. Although the initial Charterer is obligated to pay Global Ship Lease regardless of the safety of the cargoes, it is possible that such events may render the initial Charterer financially unable to pay Global Ship Lease its hire. Furthermore, there is a risk that the vessel may become damaged, lost or destroyed and any such occurrence may cause Global Ship Lease additional expenses to repair or substitute the vessel or may render Global Ship Lease unable to provide the vessel for chartering, which will cause Global Ship Lease to lose charterhire revenue.

These occurrences could also result in death or injury to persons, loss of property or environmental damage, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates, and damage to Global Ship Lease’s reputation and customer relationships generally. Any of these circumstances or events could increase its costs or lower Global Ship Lease’s revenues, which could result in reduction in the market price of its Class A common shares.

Maritime claimants could arrest Global Ship Lease’s vessels, which could interrupt the initial Charterer’s or Global Ship Lease’s cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of Global Ship Lease’s vessels, for valid or invalid reasons, could interrupt the initial Charterer’s or Global Ship Lease’s cash flow and require the initial Charterer or Global Ship Lease or Global Ship Lease’s insurance to pay a significant amount to have the arrest lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in its fleet for claims relating to another vessel in its fleet. In any event, any lien imposed may adversely affect its results of operations by delaying the revenue gained from ships.

Governments could requisition Global Ship Lease’s vessels during a period of war or emergency without adequate compensation.

A government could requisition one or more of Global Ship Lease’s vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes its owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although Global Ship Lease would likely be entitled to compensation in the event of a requisition of one or more of its vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of Global Ship Lease’s vessels may negatively impact its revenues and reduce the amount of cash Global Ship Lease has available for distribution as dividends to its shareholders.

Technological innovation could reduce Global Ship Lease’s charterhire income and the value of Global Ship Lease’s vessels.

The charterhire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical condition. Efficiency includes speed, fuel economy and the ability to load and discharge containers quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities, such as cranes, and pass through canals and straits. Physical condition is related to the original design and construction, maintenance and the impact of the stress of operations. If new containerships are built that are more efficient or more flexible or have longer physical lives than Global Ship

Lease’s vessels, competition from these more technologically advanced containerships could adversely affect the amount of charterhire payments Global Ship Lease receives for its vessels once their initial charters expire and the resale value of its vessels could significantly decrease. As a result, the cash available for the payment of dividends could then be adversely affected.

Compliance with safety and other vessel requirements imposed by classification societies may be costly and may adversely affect Global Ship Lease’s business and operating results.

The hull and machinery of every commercial vessel must conform to the rules and standards of a classification society approved by Global Ship Lease’s country of registry. Such societies set the rules and standards for the design, construction, classification, and surveys of vessels and conduct surveys to determine whether vessels are in compliance with such rules and standards. A certification by the society is an attestation that the vessel is in compliance with the society’s rules and standards. A vessel involved in international trade must also conform to national and international regulations on safety, environment and security, including (but not limited to) the Safety of Life at Sea Convention, or SOLAS, and the International Convention for the Prevention of Pollution from Ships. A vessel conforms to such regulations by obtaining certificates from its country of registry and/or a classification society authorized by the country of registry.

A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special or class renewal survey, a vessel’s machinery may be reviewed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Please see “Our Business—Inspection by Classification Societies” for more information regarding annual surveys, intermediate surveys and special surveys. Bureau Veritas, the classification society for all of the vessels in Global Ship Lease’s current and contracted fleet, may approve and carry out in-water inspections of the underwater parts of its vessels once every three to five years, in lieu of drydocking inspections. In-water inspections are typically less expensive than drydocking inspections and Global Ship Lease intends to conduct in-water inspections when that option is available to it.

If a vessel does not maintain its “in class” certification or fails any annual survey, intermediate survey or special survey, port authorities may detain the vessel, refuse her entry into port or refuse to allow her to trade resulting in the vessel being unable to trade and therefore rendering her unemployable. In the event that a vessel becomes unemployable, Global Ship Lease could also be in violation of provisions in its charters, insurance coverage, covenants in its loan agreements and ship registration requirements and its revenues and future profitability would be negatively affected.

Global Ship Lease is subject to regulation and liability under environmental laws that could require significant expenditures and affect Global Ship Lease’s cash flows and net income.

The shipping industry, and the operations of containerships, are materially affected by environmental regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which Global Ship Lease’s containerships operate, as well as in the country or countries of their registration, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions, water discharges and ballast water management. Because such conventions, laws and regulations are often revised, Global Ship Lease cannot predict the cost of complying with such requirements or the impact thereof on the value or useful life of its containerships. Additional conventions, laws and regulations may be adopted that could limit Global Ship Lease’s ability to do business or increase the cost of its doing business and which may materially adversely affect Global Ship Lease’s operations. Global Ship Lease is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to its operations. Many environmental requirements are designed to reduce the risk of pollution, such as oil spills, and compliance with these requirements can be costly.

Environmental requirements can also affect the value or useful lives of its vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, Global Ship Lease could incur material liabilities, including cleanup obligations and natural resource damages, in the event that there is a release of oil-based products or other hazardous materials from its vessels or otherwise in connection with its operations. Global Ship Lease could also become subject to personal injury or property damage claims relating to the release of hazardous materials associated with its existing or historic operations. Violations of, or liabilities under, environmental requirements can result in substantial penalties, fines and other sanctions, including in certain instances, criminal liabilities or seizure or detention of its vessels.

In addition, significant compliance costs could be incurred due to existing environmental laws and regulations and those that may be adopted, which could require new maintenance and inspection procedures and new restrictions on air emissions from its containerships, the development of contingency arrangements for potential spills and/or obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become increasingly strict in the future and require Global Ship Lease to incur significant capital expenditures on its vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. Global Ship Lease believes that regulation of the shipping industry will continue to become more stringent and more expensive for Global Ship Lease and its competitors. Substantial violations of applicable requirements or a catastrophic release of bunker fuel from one of its containerships, among other events, could have a material adverse impact on its financial condition, results of operations and its ability to pay dividends to its shareholders. For additional information on these and other environmental requirements, you should carefully review the information contained in “Business—Environmental and Other Regulations.”

Risks Related to Tax Matters

Global Ship Lease’s operating income could fail to qualify for an exemption from U.S. federal income taxation, which will reduce its cash flow.

Global Ship Lease does not expect to be engaged in a United States trade or business. In the case of a foreign corporation that is not so engaged, the Internal Revenue Code of 1986, as amended (the “Code”), imposes a 4% U.S. federal income tax (without allowance of any deductions) on 50% of the corporation’s gross transportation income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, unless the corporation qualifies for the exemption provided in Section 883 of the Code. The imposition of this tax could have a negative effect on its business and could result in decreased earnings available for distribution to its shareholders. Under the charter agreements, the initial Charterer has agreed to provide reimbursement for any such taxes.

Global Ship Lease may qualify for the tax exemption provided by Section 883 of the Code. However, there are factual circumstances beyond its control that could cause Global Ship Lease not to have the benefit of this exemption and thereby be subject to the 4% tax described above. For example, if shareholders with a 5% or greater interest in its Class A common shares were collectively to own 50% or more of its outstanding common shares on more than half the days during a taxable year, Global Ship Lease would probably not be able to qualify for the exemption provided under Section 883 of the Code. Based on information that Marathon had as to its shareholders, it appears that if such shareholders were to retain the Global Ship Lease Class A common shares that they received in the Merger, Global Ship Lease likely would not qualify for the Section 883 exemption. Because this, as well as other factors relevant to the availability of the Section 883 exemption, will depend on future facts over which Global Ship Lease has no control, Global Ship Lease can give no assurances that it will qualify for the Section 883 exemption. See “Material U.S. Federal Income Tax Consequences—Taxation of Global Ship Lease—The Section 883 exemption” for a more comprehensive discussion of the transportation income exemption.

Global Ship Lease could be taxed as a United States corporation.

Section 7874 of the Code provides that a foreign corporation which acquires substantially all the properties of a U.S. corporation is generally treated as though it were a U.S. corporation for U.S. federal income tax purposes if, after the acquisition, at least 80% (by vote or value) of the stock of the foreign corporation is owned by former shareholders of the U.S. corporation by reason of owning stock in the U.S. corporation. Akin Gump Strauss Hauer & Feld LLP has given a legal opinion that this rule should not apply to Global Ship Lease. Such opinion relied, in part, on assumptions, representations and other information as to certain factual matters, including valuation. Valuation is a question of fact and is subjective. There can be no assurance that the Internal Revenue Service would not seek to challenge the correctness of such assumptions, representations or other information or the conclusion reached in such legal opinion, or that such a challenge would not be successful.

If Global Ship Lease were to be treated as a U.S. corporation, its net income would be subject to U.S. federal corporate income tax, with the highest statutory rate currently being 35%. The imposition of this tax would likely have a negative effect on its business and result in decreased earnings available for distribution to its shareholders. See “Material U.S. Federal Income Tax Consequences—Taxation of Global Ship Lease—Possibility of taxation as a U.S. corporation” for a more comprehensive discussion of the tax consequences to Global Ship Lease being taxed as a U.S. corporation.

Certain adverse U.S. federal income tax consequences could arise for United States holders.

Shareholders of a “passive foreign investment company,” or PFIC, that are United States persons within the meaning of the Code, which Global Ship Lease refers to as “United States shareholders,” are subject to a disadvantageous U.S. federal income tax regime with respect to the distributions they receive from a PFIC and the gain, if any, they derive from the sale or other disposition of their shares in a PFIC (as discussed below). In addition, dividends paid by a PFIC do not constitute qualified dividend income and, hence, are ineligible for the preferential rate of tax that applies to qualified dividend income.

A foreign corporation is treated as a PFIC if either (1) 75% or more of its gross income for any taxable year consists of certain types of “passive income” or (2) 50% or more of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business; income derived from the performance of services does not, however, constitute “passive income.”

While there are legal uncertainties involved in this determination, based on representations made by Global Ship Lease, GSL Holdings and Marathon, Simpson Thacher & Bartlett LLP, or Simpson Thacher, has advised Global Ship Lease, and has delivered an opinion to the effect, that (1) the charters Global Ship Lease has entered into with CMA CGM should constitute service contracts rather than leases for U.S. federal income tax purposes and (2) as a result, the income from these charters should not constitute “passive income,” and the assets Global Ship Lease owns for the production of this income should not constitute passive assets. Based on this opinion, Global Ship Lease does not expect that it will constitute a PFIC with respect to the current or any future taxable year.

There is, however, no direct legal authority under the PFIC rules addressing its current and projected future operations. In addition, Simpson Thacher’s opinion was based on certain representations made by Global Ship Lease, GSL Holdings and Marathon, and such representations were not and will not be presented for review to the IRS. Accordingly, no assurance can be given that the IRS will not assert that Global Ship Lease is a PFIC with respect to any taxable year, nor that a court would not uphold any such assertion. Moreover, no assurance can be given that Global Ship Lease will be able to avoid PFIC classification for any future taxable year if Global Ship Lease decides to change the nature and/or extent of its operations.

If the IRS were to determine that Global Ship Lease is or has been a PFIC for any taxable year, its United States shareholders will face adverse United States tax consequences. Distributions paid by Global Ship Lease with respect to its shares will not constitute qualified dividend income if Global Ship Lease were a PFIC in the year Global Ship Lease pays a dividend or in the prior taxable year and, hence, will not be eligible for the preferential rate of tax that applies to qualified dividend income. In addition, its United States shareholders (other than shareholders who have made a “qualified electing fund” or “mark-to-market” election) will be subject to special rules relating to the taxation of “excess distributions”—with excess distributions being defined to include certain distributions Global Ship Lease may make on its Class A common shares as well as gain recognized by a U.S. holder on a disposition of its Class A common shares. In general, the amount of any “excess distribution” will be allocated ratably to each day of the U.S. holder’s holding period for its Class A common shares. The amount allocated to the current year and any taxable year prior to the first taxable year for which Global Ship Lease was a PFIC will be included in the U.S. holder’s gross income for the current year as ordinary income. With respect to amounts allocated to prior years for which Global Ship Lease was a PFIC, the tax imposed for the current year will be increased by the “deferred tax amount,” which is an amount calculated with respect to each prior year by multiplying the amount allocated to such year by the highest rate of tax in effect for such year, together with an interest charge as though the amounts of tax were overdue. See “Material U.S. Federal Income Tax Consequences—Tax Consequences of Holding Class A Common Shares—U.S. holders—Consequences of possible passive foreign investment company classification” for a more comprehensive discussion of the U.S. federal income tax consequences to United States shareholders if Global Ship Lease were treated as a PFIC (including those applicable to United States shareholders who make a qualified electing fund or mark-to-market election).

Global Ship Lease may be subject to taxation on all or part of its income in the United Kingdom, which could have a material adverse affect on its results of operations.

If Global Ship Lease were considered to be a resident of the United Kingdom or to have a permanent establishment in the United Kingdom, all or a part of its profits could be subject to UK corporate tax, which currently has a maximum rate of 30%. Global Ship Lease is managed and controlled from outside the United Kingdom and restricts its activities within the United Kingdom so that its UK taxes will be minimized. Certain intra-group services may be provided from within the United Kingdom, in which case UK corporate tax will be payable on the arms-length price for those services. The appropriate arms-length price in these circumstances is likely to be a matter of negotiation with the UK taxing authorities.

Because some administrative and executive services will be provided to Global Ship Lease by a subsidiary company located in the United Kingdom and certain of its directors may reside in the United Kingdom, and because UK statutory and case law fail to definitively identify the activities that constitute a trade being carried on in the United Kingdom through a permanent establishment, the UK taxing authorities may contend that Global Ship Lease is subject to UK corporate tax on all of its income, or on a greater portion of its income than Global Ship Lease currently expects to be taxed. If the UK taxing authorities made such a contention, Global Ship Lease could incur substantial legal costs defending its position, and, if Global Ship Lease was unsuccessful in its defense, its results of operations would be materially adversely affected.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide Global Ship Lease’s current expectations or forecasts of future events. Forward-looking statements include statements about Global Ship Lease’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding Global Ship Lease’s disclosure concerning its operations, cash flows, financial position, dividend policy and likelihood of success to acquire all vessels in its initial and contracted fleet to expand its business, including acquiring additional vessels.

Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections entitled “Dividend policy,” “Management’s Discussion and Analysis of Financial Conditions and Operations,” “The International Containership Industry” and “Our Business.” The risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	expectations regarding the strength of the future growth of the shipping industry, including the rate of annual demand growth in the international containership industry;

•	future payments of dividends and the availability of cash for payment of dividends;

•	Global Ship Lease’s expectations relating to dividend payments and forecasts of its ability to make such payments;

•	future acquisitions, business strategy and expected capital spending;

•	operating expenses, availability of crew, number of off-hire days, drydocking and survey requirements and insurance costs;

•	general market conditions and shipping industry trends, including charter rates and factors affecting supply and demand;

•	Global Ship Lease’s ability to repay its credit facility and grow using the available funds under its credit facility;

•	assumptions regarding interest rates and inflation;

•	change in the rate of growth of global and various regional economies;

•	risks incidental to vessel operation, including discharge of pollutants and vessel collisions;

•

Global Ship Lease’s financial condition and liquidity, including its ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve its capital base;

•	Global Ship Lease’s expectations about the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of its ships;

•	Global Ship Lease’s continued ability to enter into long-term, fixed-rate charters;

•	Global Ship Lease’s ability to capitalize on its management team’s and board of directors’ relationships and reputations in the containership industry to its advantage;

•	changes in governmental and classification societies’ rules and regulations or actions taken by regulatory authorities;

•	expectations about the availability of insurance on commercially reasonable terms;

•	unanticipated changes in laws and regulations;

•	potential liability from future litigation; and

•	other factors discussed in “Risk factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Global Ship Lease’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Global Ship Lease undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks Global Ship Lease describes in the reports it will file from time to time with the Securities and Exchange Commission, or SEC, after the date of this prospectus.

USE OF PROCEEDS

We will receive up to an aggregate of $240,215,100 from the exercise of the public warrants, if they are exercised in full. We expect that any net proceeds from the exercise of the warrants will be used to redeem for $48,000,000 the Series A preferred shares issued to CMA CGM and thereafter for acquisitions of additional vessels and/or repayment of borrowings under the credit facility and/or for general corporate purposes. The sponsor warrants must be exercised on a cashless basis.

The selling shareholders will receive all of the proceeds from the sale of any common shares sold by them pursuant to this prospectus. We will not receive any proceeds from these sales.

PLAN OF DISTRIBUTION

Pursuant to the terms of the public warrants, the Class A common shares will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Mellon Investor Services LLC.

The sponsor warrants must be exercised on a cashless basis.

The Class A common shares (including Class A common shares issued upon the exercise of the sponsor warrants) may be sold by the selling shareholders from time to time in:

•	transactions in the over-the-counter market;

•	negotiated transactions;

•	underwritten offerings; or

•	a combination of such methods of sale.

The selling shareholders may sell the Class A common shares (including Class A common shares issued upon the exercise of the sponsor warrants) at:

•	fixed prices which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

Persons who were affiliates of Global Ship Lease, such as the selling shareholders, may resell all or a portion of the securities in reliance on the exemption contained in Rule 145(d) of the Securities Act.

The selling shareholders may effect these transactions by selling the Class A common shares (including Class A common shares issued upon the exercise of the sponsor warrants) to or through broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the securities covered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the registered securities. There is currently no underwriter or coordinating broker acting in connection with the proposed sale of the registered securities by the selling shareholders.

All common shares held by Marathon Founders, LLC and 6,778,650 Class A common shares and all Class B and Class C common shares held by CMA CGM are subject to certain restrictions on transfer pursuant to the terms of the stockholders agreement, which provides that subject to certain exceptions, these shares and warrants may not be transferred until August 14, 2009. CMA CGM may transfer up to 4,094,600 Class A common shares after December 12, 2008.

In order to comply with the applicable securities laws of particular states, if applicable, the Class A common shares (including Class A common shares issued upon the exercise of the sponsor warrants) will be sold in the jurisdictions only through registered or licensed brokers or dealers. In addition, in particular states, the Class A common shares (including Class A common shares issued upon the exercise of the sponsor warrants) may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the Class A common shares (including Class A common shares issued upon the exercise of the sponsor warrants) may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Class A common shares (including Class A common shares issued upon the exercise of the sponsor warrants) purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of our securities by the selling shareholder.

We will pay for all costs of the registration of the Class A common shares (including Class A common shares issued upon the exercise of the sponsor warrants), including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; except that, the selling holders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling shareholders against particular civil liabilities, including some liabilities under the Securities Act of 1933, or we will compensate them for some of these liabilities incurred in connection therewith.

DIVIDEND POLICY

The prospective financial information relating to our dividend policy included in this prospectus has been prepared by, and is the responsibility of, the company’s management. PricewaterhouseCoopers Audit and Eisner LLP have neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers Audit and Eisner LLP do not express an opinion or any other form of assurance with respect thereto. PricewaterhouseCoopers Audit and Eisner LLP reports included in this prospectus relate to the Global Ship Lease’s and Marathon Acquisition Corp.’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

The Merger created three classes of common shares. Based on the assumptions and the other matters set forth below and subject to the matters set forth under “Risk Factors” in this prospectus, Global Ship Lease intends to pay a quarterly dividend of at least $0.23 per share, or $0.92 per share per year, payable with respect to the third quarter of 2008 and quarterly thereafter on the Class A common shares. There can be no assurance, however, that Global Ship Lease will pay regular quarterly dividends in the future.

The dividend policy of Global Ship Lease is to make distributions to its stockholders out of available cash flow, rather than net income, after all relevant cash expenditures, including cash interest expense on borrowings that finance operating assets, cash income taxes and after an allowance for the cash cost of future drydockings but not including deductions for non-cash items including depreciation and amortization and changes in the fair values of financial instruments, if any.

Global Ship Lease’s preliminary calculations indicate that approximately (i) 15 to 20% of the dividends anticipated to be paid in 2008 will represent a return of capital for tax purposes and (ii) 60 to 70% of the dividends anticipated to be paid in 2009 and 2010 will represent a return of capital for tax purposes.

The table below analyzes Global Ship Lease’s ability to pay the proposed dividend amounts on its Class A common shares based on the pro forma financial information for the six months ended June 30, 2008 as disclosed elsewhere in this prospectus. Changes in working capital are not expected to affect Global Ship Lease’s ability to pay dividends.

		Six months ended June 30, 2008
		($ thousands)
Pro forma net income		17,619
Adjustment for non cash items
Depreciation		11,064
Reverse accretion of earnings for intangible liabilities (1)		(48)
Reverse charge for equity incentive awards (2)		1,377
Amortization of deferred financing fees		249
Change in fair value of derivatives instruments (3)		(5,341)

		24,920
Allowance for future dry dock (4)		(1,400)

Cash from operations available for common dividends		23,520

Weighted average number of Class A common shares outstanding

Basic	33,463,859
Diluted (5)	44,287,809

Dividend per common share per quarter ($)	0.23
Total dividend for two quarters
Basic		15,393
Diluted		20,372
Surplus
Basic		8,127
Diluted		3,148

(1)	Reversal of accretion to earnings for the amortization of the intangible liability established as a result of the Merger to record the effect of below market leases. See note O on page 73.

(2)	Reversal of the pro forma charge for equity incentive awards which are not expected to give rise to a cash expense in the period. See note S on page 74.
(3)	Reversal of the credit included in pro forma net income for the non cash gain on revaluation of outstanding interest rate derivatives (mark-to-market).
(4)	In determining cash available from operations for the payment of dividends, it is the intention of the board of directors to set aside an amount estimated to cover anticipated cash costs of future drydockings to manage what would be otherwise potentially substantial and volatile effects on quarterly cashflow as the costs of drydocking are significant (an average of $940,000 per ship) and at five yearly intervals with timing largely determined by the relevant regulatory rules.
(5)	Diluted shares includes the effect of 45,535,850 outstanding public warrants and sponsor warrants, as well as the compensation expense related to restricted stock grants for future services, determined on the treasury method. See note AB on page 76.

Retained cash flow may be used to fund vessel or fleet acquisitions, make debt repayments and for other purposes, as determined by Global Ship Lease’s management and board of directors. Global Ship Lease’s dividend policy reflects its judgment that by reinvesting cash flow in its business, it will be able to provide value to its shareholders by enhancing its long-term dividend paying capacity. Global Ship Lease’s objectives are to increase distributable cash flow per share through acquisitions of additional vessels beyond its initial and contracted fleet of 17 vessels. Global Ship Lease cannot assure you that it will be successful in achieving these objectives.

In addition to its regular dividend payments, Global Ship Lease intends to pay a starting dividend of $0.23 per Class A common share. The declaration of the dividend is expected to occur shortly after the filing of this registration statement with the Securities and Exchange Commission.

After the Merger, Marathon’s initial stockholders and CMA CGM held an aggregate of 7,405,956 subordinated Class B common shares. The terms of the subordinated Class B common shares are intended to provide added assurance that Global Ship Lease will be able to pay regular quarterly dividends on its Class A common shares equal to its initial dividend of $0.23 per share. In general, during the subordination period, Global Ship Lease will pay quarterly dividends on its Class A common shares and subordinated Class B common shares from its operating surplus (as defined in the amended and restated articles of incorporation) in the following manner:

first, 100% to all Class A common shares, pro rata, until each outstanding common share has been paid an amount equal to the applicable dividend for that quarter;

second, 100% to all Class A common shares, pro rata, until they have received any unpaid arrearages in the dividend for prior quarters during the subordination period;

third, 100% to all subordinated Class B common shares, pro rata, until each outstanding Class B common share has been paid an amount equal to the applicable dividend for that quarter;

after that, 100% to all Class A and Class B common shares, pro rata, as if they were a single class.

Notwithstanding the foregoing, subordinated Class B common shares will not be entitled to receive dividends prior to those paid with respect to the fourth quarter of 2008 and the dividend rights of the holders of Class B common shares will be subordinated to those of holders of Class A common shares until at least the third quarter of 2011 absent a prior change in control of Global Ship Lease. Class C common shares will not be entitled to receive dividends and will convert into Class A common shares on a one-for-one basis on January 1, 2009 or, if earlier, upon a change of control of Global Ship Lease.

The declaration and payment of any dividend is subject at all times to the discretion of Global Ship Lease’s board of directors and will depend on, among other things, its earnings, financial condition and anticipated cash requirements and availability, additional acquisitions of vessels, restrictions under its credit facility, the provisions of Marshall Islands law affecting the payment of distributions to shareholders, required capital and drydocking expenditures, reserves established by its board of directors, increased or unanticipated expenses, a change in its dividend policy, additional borrowings or future issuances of securities and other factors, many of which will be beyond its control.

Global Ship Lease cannot assure you that its future dividends will be distributed in the frequency set forth in this prospectus, or that its estimate of cash available for distribution or its estimated future dividends for its initial and subsequent distribution periods will in fact be equal to the amount set forth above or elsewhere in this prospectus. Its ability to pay dividends may be limited by the amount of cash it can generate from operations following the payment of fees and expenses and the establishment of any reserves as well as additional factors unrelated to its profitability and assumes that Global Ship Lease does not make any vessel acquisitions beyond those set forth in this prospectus. Global Ship Lease is a holding company, and Global Ship Lease will depend on the ability of its subsidiaries to distribute funds to Global Ship Lease in order to satisfy its financial obligations and to pay dividend payments. Further, its board of directors may elect to not distribute any dividends or may significantly reduce the dividends Global Ship Lease projects in the prospectus. As a result, the amount of dividends actually paid, if any, may vary from the amount currently estimated and such variations may be material. Please see “Risk Factors” in the prospectus for a discussion of the risks associated with Global Ship Lease’s ability to pay dividends.

Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

Global Ship Lease believes that, under current U.S. federal income tax law, some portion of the distributions you receive from Global Ship Lease will constitute dividends and, if you are an individual that is a citizen or resident of the United States and that meets certain holding period and other requirements, such dividends will be taxable as “qualified dividend income” (subject to a maximum 15% U.S. federal income tax rate through 2010). Please see “Material U.S. Federal Income Tax Consequences—Tax Consequences of Holding Common Shares and Warrants—U.S. holders—Taxation of dividends paid on common shares” for information regarding the eligibility requirements for “qualified dividend income” and for a discussion of proposed legislation that, if enacted, would prevent dividends paid by Global Ship Lease from constituting qualified dividend income.

CAPITALIZATION OF GLOBAL SHIP LEASE

The following table sets forth the capitalization as of June 30, 2008:

•	on an actual basis for Marathon;

•

on a pro forma basis giving effect to the Merger as set out in the Unaudited Pro Forma Combined Balance Sheet in the “Unaudited Pro Forma Combined Financial Information” section of this prospectus; and

•

as adjusted to reflect the proceeds of the exercise of outstanding warrants described in this prospectus and the use of proceeds therefrom including 948,276 Class A common shares for the sponsor warrants, determined using the treasury method at $7.25, the closing price of Global Ship Lease’s Class A common shares on the NYSE on September 3, 2008.

The capitalization of Global Ship Lease as adjusted does not reflect the estimated long-term intangible liability related to the below market leases totaling $28,021,000.

You should read this capitalization table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Global Ship Lease” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Marathon” and the financial statements and related notes appearing elsewhere in this prospectus.

	Actual	Pro Forma	Pro Forma as adjusted
	(in thousands of U.S. dollars)
Long term debt	$—	$267,901	$267,901
Mandatorily redeemable preferred shares(1)		48,000	—

	—	315,901	267,901
Common shares subject to possible redemption	61,795	—	—
Interest attributable to common stock subject to possible conversion	1,776	—	—

Stockholders’ equity:
Series A Preferred Shares, $0.0001 par value (not applicable on an actual basis, 1,000,000 shares authorized and 1,000 issued and outstanding, on a pro forma basis; none issued and outstanding pro forma as adjusted)	—	—	—
Common shares, $0.0001 par value (249,000,000 shares authorized; 53,244,815 issued and outstanding, not applicable on a pro forma or pro forma as adjusted basis)	5	—	—
Class A common shares, par value $0.01 per share, (not applicable on an actual basis, 214,000,000 shares authorized; 33,463,859 pro forma, 74,447,985 pro forma as adjusted issued and outstanding)	—	334	744
Class B common shares, par value $0.01 per share, (not applicable on an actual basis, 20,000,000 shares authorized; 7,405,956 issued and outstanding pro forma and pro forma as adjusted)	—	74	74
Class C common shares, par value $0.01 per share, (not applicable on an actual basis, 15,000,000 shares authorized; 12,375,000 issued and outstanding pro forma and pro forma as adjusted)	—	124	124
Additional paid-in capital	240,533	343,684	583,489
Retained earnings	7,153	7,237	7,237

Total stockholders’ equity	247,681	351,454	591,668

Total capitalization (including current maturities of long-term debt)	$311,252	$667,355	$859,569

(1)	Global Ship Lease will receive up to an aggregate of approximately $240,215,000 as proceeds from the exercise of the public warrants. $48,000,000 of the proceeds will be used to redeem the Company’s mandatorily redeemable preferred stock.

DILUTION

If holders of warrants exercise their warrants to purchase Global Ship Lease’s Class A common shares, their interests will be diluted immediately to the extent of the difference between the exercise price per share of Global Ship Lease Class A common shares and the as adjusted net tangible book value per share of Global Ship Lease common shares assuming all outstanding warrants are exercised. Net tangible book value per share is determined by dividing the company’s net tangible book value, which is its total tangible assets less total liabilities, by the total number of outstanding common shares.

As of June 30, 2008 as shown in the “Unaudited Pro Forma Combined Balance Sheet” included elsewhere in this prospectus, net tangible book value adjusted for the purposes of this calculation was approximately $351,454,000, or $6.60 per common share. After giving effect to the exercise of warrants to purchase 40,984,126 Class A common shares underlying the outstanding warrants, including 948,276 Class A common shares in respect of the 5,500,000 sponsor warrants determined using the treasury method at $7.25, the closing price of Global Ship Lease’s Class A common shares on the NYSE on September 3, 2008, as these warrants are to be exercised on a cashless basis, Global Ship Lease’s pro forma net tangible book value per share would have been approximately $6.28.

The following table illustrates this per share dilution:

Exercise per share price		$6.00
Net tangible book value per share before warrant exercises	$6.60
Decrease in net tangible book value per share attributable to warrant exercises	0.32

As adjusted net tangible book value per share after warrant exercises		$6.28

Impact per share to warrant holders		$0.28

SELECTED HISTORICAL COMBINED FINANCIAL AND

OPERATING DATA OF GLOBAL SHIP LEASE

You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Global Ship Lease” and Global Ship Lease’s combined financial statements and notes thereto, which are referred to as Global Ship Lease’s combined financial statements, included elsewhere in this prospectus. Global Ship Lease uses the term “Predecessor Group” to mean the container shipping services provided by the 10 secondhand vessels and two newly built vessels in Global Ship Lease’s initial fleet when these vessels were owned and operated by CMA CGM and its subsidiaries rather than to mean any particular entity or entities.

This summary financial information refers to Global Ship Lease, Inc. prior to giving effect to the Merger other than the selected pro forma financial information, which assumes that the Merger had been completed. See “Unaudited Pro Forma Combined Financial Information” for further information.

The historical selected combined financial data as of June 30, 2008 and for the six months ended June 30, 2008 and June 30, 2007, as of December 31, 2007 and 2006 and for each of the years then ended together with such information for the year ended December 31, 2005 have been derived from audited and unaudited combined financial statements of Global Ship Lease included elsewhere in this prospectus. The historical selected combined financial data as of December 31, 2005 and for the year ended December 31, 2004 is derived from carve-out information of the Predecessor Group prepared by management of CMA CGM. Selected historical financial data as of December 31, 2003 and for the year then ended is not provided because carve-out financial statements for the Predecessor Group as of dates prior to January 1, 2004 and periods ending prior to such date cannot be prepared without unreasonable effort and cost. Certain financial information has been rounded, and, as a result, certain totals shown in this prospectus may not equal the arithmetic sum of the figures that should otherwise aggregate to those totals. In addition, as discussed elsewhere in prospectus, there are significant differences between Global Ship Lease’s business after the acquisition of its initial fleet and the business of Global Ship Lease’s Predecessor Group to which most of the historical financial and operating data included in this prospectus statement applies. The Predecessor Group’s business was the operation of vessels earning revenue from carrying cargo for customers, whereas Global Ship Lease operates as a vessel owner, earning revenue from chartering out its vessels. Accordingly, the selected historical combined financial data, which includes mainly the Predecessor Group’s trading activities of the vessels earning freight rates or revenue from carrying cargo for third party customers, are not indicative of the results Global Ship Lease would have achieved had it historically operated as an independent shipowning company earning charterhire or of Global Ship Lease’s future results. This information should be read together with, and is qualified in its entirety by, Global Ship Lease’s combined financial statements and the notes thereto included elsewhere in this prospectus.

GLOBAL SHIP LEASE, INC.

The following combined financial information is not representative of Global Ship Lease’s future operations as Global Ship Lease derives its revenue only from chartering out its vessels under long-term fixed rate time-charters. Please refer to the Global Ship Lease’s unaudited pro forma financial information included elsewhere in this prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial condition.

	Selected combined financial information
	Six months ended June 30, (unaudited)		Year ended December 31,
	2008	2007	2007	2006	2005	2004
	(in millions of U.S. dollars, except per share data)
Statement of Income

Operating revenues:
Freight revenue (1)	$2.1	$171.9	$332.2	$299.6	$111.6	$58.1
Time charter revenue (2)	44.8	—	2.9	—	—	—

Operating expenses:
Voyage expenses (3)	(1.9)	(119.4)	(249.5)	(213.1)	(70.2)	(38.6)
Vessel expenses	(14.2)	(11.7)	(24.0)	(22.6)	(13.7)	(8.7)
Depreciation	(9.8)	(7.3)	(16.1)	(16.7)	(7.2)	(5.3)
General and administrative (4)	(3.3)	(5.7)	(17.8)	(11.3)	(2.7)	(1.3)
Other operating income / (expense)	(0.1)	2.6	2.3	11.9	(2.5)	—

Total operating expenses	(29.4)	(141.5)	(304.9)	(251.9)	(96.2)	(53.9)

Operating income	17.4	30.4	30.2	47.7	15.4	4.2

Non operating income/ (expense)

Interest income	0.3	—	0.2	—	—	—
Interest expense	(14.6)	(5.1)	(13.6)	(15.1)	(6.4)	(2.6)
Realized and unrealized gain on interest rate derivatives	5.2	—	—	—	—	—

Income before income taxes	8.4	25.4	16.8	32.7	9.0	1.7
Taxes on income	—	—	—	—	—	—

Net income	$8.3	$25.4	$16.8	$32.7	$9.0	$1.7

Net income per share in thousand $ per share
Basic and diluted (5)	83	254	168	327	90	17
Weighted average number of common shares outstanding
Basic and diluted	100	100	100	100	100	100

Statement of cash flow
Net cash from operating activities	$13.9	$31.0	$56.6	$22.8	$17.4	$3.0

Balance sheet data (at period end)

Total current assets	13.2	n/a	192.9	32.1	11.2	n/a
Total vessels	467.1	n/a	475.3	286.2	177.8	n/a
Total assets	495.4	n/a	674.6	344.5	203.0	n/a
Long-term debt (current and non-current portion)	401.1	n/a	401.1	139.2	109.9	n/a
Shareholder loan (6)	176.9	n/a	176.9	—	—	n/a
Stockholder’s equity	(93.4)	n/a	87.5	170.0	18.4	n/a

(1)	This line item reports revenue earned by the Predecessor Group by carrying cargo on the vessels.
(2)	This line item reports revenues earned from Global Ship Lease’s chartering business following the purchase of its initial fleet of 10 secondhand vessels in December 2007.
(3)	This line item reports the voyage related expenses of carrying cargo by the Predecessor Group.
(4)	Global Ship Lease’s combined financial statements include the general and administrative expenses incurred by its Predecessor Group related to its operations and such costs incurred by Global Ship Lease as a wholly owned subsidiary of CMA CGM. Subsequent to the completion of the Merger, Global Ship Lease will incur additional administrative expenses, including legal, accounting, treasury, premises, securities regulatory compliance and other costs normally incurred by an independent listed public entity. Accordingly, general and administrative expenses incurred by and allocated to the Predecessor Group do not purport to be indicative of future expenses.
(5)	The weighted average number of shares outstanding of Global Ship Lease as of June 30, 2008 has been used for purposes of computing earnings per share for all presented prior periods.
(6)	Amounts due to the former shareholder were not assumed by Global Ship Lease following completion of the Merger.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF GLOBAL SHIP LEASE

The following discussion of the financial condition and results of operations for Global Ship Lease and Global Ship Lease’s Predecessor Group, or the Predecessor Group, should be read in conjunction with Global Ship Lease’s combined financial statements and the related notes and the financial and other information included elsewhere in this prospectus. The term combined financial statements refers to the combined financial statements of Global Ship Lease, and its subsidiaries, and the Predecessor Group. The term Predecessor Group refers to the container shipping services provided by CMA CGM, and certain of its subsidiaries, using the vessels of Global Ship Lease’s initial fleet. CMA CGM and its subsidiaries are in the business of providing container shipping services to shippers and earning revenue by carrying containerized cargo, whereas Global Ship Lease is a vessel owner earning revenue from chartering out its vessels.

Overview

The combined financial statements include:

•

the carve out financial information reflecting the results and financial position of the 10 secondhand vessels and two newly built vessels (from their dates of purchase by the Predecessor Group) as they were operated by the Predecessor Group, in its business as a container shipping company, for the period up to the dates in December 2007 that CMA CGM transferred the 10 secondhand vessels to Global Ship Lease, and the dates in January 2008 that CMA CGM transferred the two newly built vessels to Global Ship Lease; and

•

the results and financial position of the 10 secondhand vessels and the two newly built vessels as they were operated by Global Ship Lease, in its business as a vessel owner earning revenue from chartering out vessels, from the dates of the vessels’ acquisition in December 2007 and January 2008 by Global Ship Lease from CMA CGM.

Assets, liabilities, revenues and expenses that relate to the Predecessor Group have been included where relevant in the combined financial statements. The shipping interests and other assets, liabilities, revenues and expenses of the Predecessor Group that do not relate to the 12 vessels in Global Ship Lease’s initial fleet are not included in the combined financial statements.

The combined financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America, which we refer to as U.S. GAAP, and are presented in United States dollars.

This discussion contains forward-looking statements based on assumptions about Global Ship Lease’s future business. Global Ship Lease’s actual results will likely differ materially from those contained in the forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Future Business

Global Ship Lease acquired the 10 secondhand vessels and two newly built vessels of its initial fleet in December 2007 and January 2008, respectively. Global Ship Lease anticipates growing its fleet through the acquisition of four additional vessels from CMA CGM, including one newbuilding, in December 2008 and one secondhand vessel in July 2009. Global Ship Lease has chartered the 12 vessels in its initial fleet, and will charter the vessels in its contracted fleet, to CMA CGM under fixed-rate time charters, with staggered expirations, for terms that range from five years to 17 years, resulting in a non-weighted average term of 11 years. Each charter commenced or commences on the delivery of the vessels to Global Ship Lease.

Global Ship Lease has also entered into ship management agreements with its Ship Manager for the day-to-day technical management of its vessels. See “Global Ship Lease’s Ship Manager and management related agreements—Management Agreements” for a more detailed description of Global Ship Lease’s ship management agreements. Prior to Global Ship Lease’s purchase of the vessels, the Predecessor Group had been performing the ship management, where relevant, for the vessels in Global Ship Lease’s initial fleet.

Global Ship Lease commenced its business operations on December 2007 with its acquisition of the 10 secondhand vessels from CMA CGM. Global Ship Lease’s future operations will differ significantly from the historical operations of the Predecessor Group. The Predecessor Group’s historical carve-out financial information included in the combined financial statements is based on the Predecessor Group’s historical operations. In particular, Global Ship Lease expects to generate revenues primarily from charter payments made to it by the charterers of Global Ship Lease’s vessels and not from freight rates for transporting cargoes, as did the Predecessor Group. Costs will be similarly different. Global Ship Lease believes that its expenses will consist mainly of fees and vessel operating expenses under its ship management agreements as well as general and administrative expenses. Global Ship Lease believes that its charters and fixed fee and capped operating costs arrangements will provide it with a stable cash flow that is sufficient for Global Ship Lease’s present operating requirements.

Because Global Ship Lease’s operations as shipowner will differ significantly from the business operations of the Predecessor Group as a ship operator, trends or performance that likely had a material effect on the Predecessor Group’s revenues will likely have limited direct impact on Global Ship Lease’s future revenues, except to the extent that these trends are a result of changing economic conditions in the overall containership industry, which may generally affect the global demand for and the supply of containerships.

Global Ship Lease’s financial results will be largely driven by the following factors:

•	the number of vessels in Global Ship Lease’s fleet and their charter rates;

•	the number of days that Global Ship Lease’s vessels are utilized and not subject to drydocking, special surveys or otherwise off-hire; and

•

Global Ship Lease’s ability to control its fixed and variable expenses, including ship management fees, ship operating costs, drydock costs, and general, administrative and other expenses, including insurance. Operating costs may vary from month to month depending on a number of factors, including the timing of purchases of lube oil, crew changes and delivery of spare parts.

Global Ship Lease has entered into long-term fixed rate time charters for all of its vessels. Global Ship Lease expects that its base revenue will be largely fixed until (a) any of its charters terminates and it will need to seek a renewal or recharter at possibly a different rate, or (b) it acquires additional vessels. Global Ship Lease’s revenue in a particular quarter will also partly depend on the actual delivery dates of the vessels that it has agreed to purchase from CMA CGM. As discussed further below, operational matters such as off-hire days for planned maintenance or for unexpected accidents and incidents may affect the actual amount of revenues Global Ship Lease receives. Global Ship Lease’s shortest time charter agreement is five years and it does not expect to have to obtain new charters for any of the vessels in its initial and contracted fleet before the expiration of each charter. The charterhire rate that it will be able to achieve on renewal will be affected by market conditions at that time as discussed further in “The International Containership Industry—Ship Charter Rates.”

CMA CGM will initially be Global Ship Lease’s only customer and all of the 12 vessels in the initial fleet are, and the five vessels in the contracted fleet will be, chartered to CMA CGM under long-term time charters. These charter payments will be Global Ship Lease’s sole source of operating cash flow. At any given time in the future, the cash resources of the initial Charterer may be diminished or exhausted, and Global Ship Lease cannot assure its shareholders that the initial Charterer will be able to make charter payments to it. If the initial Charterer is unable to make charter payments to it, Global Ship Lease’s results of operations and financial condition will be materially adversely affected. Currently, Global Ship Lease has good commercial relations with CMA CGM, and CMA CGM believes it will be able to meet its commitments under its charter agreements with Global Ship Lease.

Part of Global Ship Lease’s business strategy is to grow its customer base. If Global Ship Lease’s existing charters with CMA CGM were terminated, Global Ship Lease believes it could recharter such vessels at rates in today’s market similar to its existing rates over similar time periods, although it cannot be certain that this would be the case. If market rates decline, and Global Ship Lease was required to recharter at lower rates, its results of operations and financial condition could be materially adversely affected.

Critical Accounting Policies and Estimates

The combined financial statements have been prepared in accordance with U.S. GAAP, which requires Global Ship Lease to make estimates in the application of certain accounting policies based on its best assumptions, judgments and opinions. Global Ship Lease bases these estimates on the information currently available to it and on various other assumptions it believes are reasonable under the circumstances. The following is a discussion of the principal accounting policies of Global Ship Lease and the Predecessor Group, some of which involve a high degree of judgment, and the methods of their application.

For a further description of Global Ship Lease’s material accounting policies, please see notes 1 and 2 to the combined financial statements included elsewhere in this prospectus.

Combined Financial Statements of the Vessels of Global Ship Lease’s Initial Fleet

The combined financial statements up to December 31, 2007 reflect mainly the financial position, results of operations and cash flows of the 10 secondhand vessels of Global Ship Lease’s initial fleet as they were operated by the Predecessor Group, in its business as a containership operator, up to the dates that those vessels were acquired by Global Ship Lease from CMA CGM in December 2007 and the two newly built vessels for the period of the Predecessor Group’s ownership up to dates in January 2008 when they were also acquired by Global Ship Lease. The relevant financial information has been carved out of the consolidated financial statements of CMA CGM and its subsidiaries. The Predecessor Group’s business is as a containership operating company providing cargo transportation services, not as an independent shipowner as Global Ship Lease’s business will be. Global Ship Lease believes that the information on these vessels, including their assets, liabilities, results of operations and cash flows, reasonably represent each of those vessels’ financial position, results of operations and cash flows for the Predecessor Group. However, the carve-out financial information on those vessels and their financial positions, results of operations and cash flows are not indicative of those that would have been realized had those or all the vessels of Global Ship Lease’s initial fleet been operated by it as an independent, stand-alone shipowning entity for the periods presented. For example, the combined financial statements for the year ended December 31, 2007 include only approximately 159 ship days in December 2007 when the 10 secondhand vessels were owned by Global Ship Lease and operated by it in its business as a vessel owner chartering out its vessels on long-term time charters. Accordingly, the financial position, results of operations and cash flows reflected in the combined financial statements are not indicative of those that would have been achieved had Global Ship Lease’s operated as an independent, stand-alone entity for the periods presented or of future results.

Business Combination

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”), the purchase method of accounting is used to account for the acquisition of Global Ship Lease Inc. The cost of the acquisition is measured as the fair value of the assets given, equity instruments issued at the date of acquisition, plus costs directly attributable to the acquisition. The acquired assets, assumed liabilities, contractual contingencies and contingent liabilities, are recognized and measured at their fair value at the acquisition date. The purchase method of accounting is used as a basis of preparation of the unaudited pro forma information presented on pages 55 through 69. Management considers a number of factors, including valuations and appraisals, in determining the fair values of assets. Liabilities are revalued at present values using appropriate current interest rates. In addition to revaluing existing assets and liabilities, Global Ship Lease records certain previously unrecognized assets and liabilities, including an intangible asset for the favorable purchase agreements related to the five vessels to be delivered post-acquisition and an intangible liability for below-market charters. The sum of the amounts assigned to assets and liabilities is expected to exceed the allocable purchase price. In accordance with SFAS 141, Global Ship Lease allocates this excess as a reduction of asset values (to vessels in operation, other fixed assets, and intangible assets) on a pro-rata basis.

Revenue Recognition

Unlike the Predecessor Group, whose revenue is derived from freight revenue generated by cargo transportation services, Global Ship Lease’s charter revenue is generated from long-term time charters for each vessel. The charters provide for a per vessel fixed daily charterhire rate and revenue is recorded as earned. Assuming Global Ship Lease’s vessels are not off-hire, Global Ship Lease’s charter revenues are fixed and, accordingly, little judgment is required to be applied to the amount of revenue recognition.

Vessel Lives

Vessels represent Global Ship Lease’s most significant tangible assets and Global Ship Lease states them in its financial statements at Global Ship Lease’s historical cost as carved out from the CMA CGM consolidated financial statements at the dates of transfer, which includes where relevant capitalized interest during construction and other construction, design, supervision and pre-delivery costs less accumulated depreciation. Global Ship Lease depreciates its vessels using the straight-line method over their estimated useful lives. Global Ship Lease reviews the estimate of its vessels’ useful lives on an ongoing basis to ensure they reflect current technology, service potential and vessel structure.

On a prospective basis, for accounting purposes, from the date of purchase of the vessels by it, Global Ship Lease estimates the useful life of each of its vessels to be 30 years; whereas the estimated useful life of the vessels was 25 years when operated by the Predecessor Group. This change in the estimated useful life reflects the fact that Global Ship Lease is a vessel owner, whereas CMA CGM is a container shipping company. As a vessel owner, with vessels being Global Ship Lease’s principal assets, Global Ship Lease anticipates that it will be able to earn revenue from its vessels at least until they are 30 years old. CMA CGM, one of the largest global container shipping companies in the world, considers the useful life of its vessels to be 25 years. This change in estimated useful life period has a positive effect on net income amounting to $0.1 million for the year ended December 31, 2007. If this change had been reflected in Global Ship Lease’s combined financial statements, effective as of January 1, 2007, the positive effect on net income would have been $2.9 million.

Should certain factors or circumstances cause Global Ship Lease to revise its estimate of vessel service lives in the future, depreciation expense could be materially lower or higher. Such factors and circumstances include, but are not limited to, the extent of cash flows generated from future charter arrangements, changes in international shipping requirements and other factors, many of which are outside of Global Ship Lease’s control.

Derivative Instruments

The Predecessor Group entered into bunker derivative agreements to reduce its exposure to cash flow risks from changing bunker prices. In accordance with the requirements of U.S. GAAP, Global Ship Lease has recognized these derivative instruments on its balance sheet at fair value with the changes in the fair value of these derivative instruments recognized in the statement of income or deferred in equity within “Accumulated other comprehensive income/(loss)” until settlement of the hedge transaction. Global Ship Lease does not expect to enter into such hedging transactions in its future business as bunker costs will be borne by its charterers.

In connection with its credit facility and as part of overall risk management, Global Ship Lease has entered into interest rate swap agreements to reduce its exposure to cash flow risks from floating interest rates. See “—Interest Rate Risk” for more information about Global Ship Lease’s interest rate swap agreements. The swaps are not accounted for as hedging instruments as they have not been designated as such and are not effective in mitigating the risks of changes in interest rates under U.S. GAAP. As such swaps are not accounted for as hedging instruments, Global Ship Lease recognizes them on its balance sheet at fair value with the changes in the fair value of these derivative instruments (mark to market adjustment) recognized in the statement of income. Global Ship Lease will not hold or issue derivative financial instruments for trading or other speculative purposes.

Impairment of Long-lived Assets

In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” Global Ship Lease’s long-lived assets are regularly reviewed for impairment. Global Ship Lease performs the impairment valuations at the individual vessel level pursuant to paragraph 10 of SFAS 144.

To determine whether there is an impairment indicator, Global Ship Lease compares the sum of the undiscounted future cash flows resulting from existing charters for each vessel less operating expenses, plus the expected undiscounted residual value of each vessel at the end of the charter, with its book value at the end of each reporting period in order to determine if the book value of such vessel is recoverable. The residual value at the end of the charter is determined taking into account the impact of possible future new charters and/or the eventual disposition of the vessel.

The assumptions used to determine whether the sum of undiscounted cash flows expected to result from the use and eventual disposition of the vessels exceeds the carrying value involve a considerable degree of estimation on the part of Global Ship Lease’s management team. Actual results could differ from those estimates, which could have a material effect on the recoverability of the vessels.

The most significant assumptions used are:

•

the determination of the possible future new charters, future market values and/or the eventual disposition of each vessel. Estimates are based on market studies and appraisals made by independent shipping analysts and brokers, and assessment by management on the basis of market information, shipping newsletters, chartering and sale of comparable vessels reported in the press. Appraisals are made by independent appraisers, but are not based on a physical inspection of each vessel;

•	the days on-hire which are estimated at a level consistent with Global Ship Lease’s on-hire statistics;

•	future operating costs; and

•	the drydock expenses which are estimated based on one drydock every five years.

Whenever the sum of the undiscounted future cash flows resulting from the charter of each vessel less operating expenses plus its expected residual value is above its book value, Global Ship Lease considers that there is no indication of impairment. Whenever the sum of the undiscounted future cash flows resulting from the charter of each vessel less operating expenses plus its expected residual value is below its book value, Global Ship Lease considers that there is a potential impairment and perform a recoverability test.

An impairment loss will be recognized if the carrying value of the vessel exceeds the sum of the discounted cash flows expected to result from the use and eventual disposition of the vessel.

Drydocking

Global Ship Lease’s drydocking costs are recognized as a component of the cost of the related vessel depreciated to the date of the next drydocking. Global Ship Lease’s vessels are drydocked approximately every five years for major repairs and maintenance that cannot be performed while the vessels are operating. Costs associated with the drydocks will be capitalized as a component of the cost of the relevant vessel as they occur and be amortized on a straight line basis over the period to the next anticipated drydock. Other expenditures relating to maintenance and repairs are expensed when incurred.

Costs capitalized as part of the drydock include costs directly associated with the required regulatory inspection of the ship, its hull and its machinery and for the defouling and repainting of the hull. Any cost of repair to hull or machinery that extends useful life is capitalized. Other repair costs are expensed. One vessel was drydocked in the six months ended June 30, 2008 for a total cost of $1.3 million. In 2007, three vessels of Global Ship Lease’s initial fleet were drydocked for a total cost of $4.7 million.

Six Months ended June 30, 2008 Compared to Six Months ended June 30, 2007

Comparison between these two periods is of limited value as operations in the six months ended June 30, 2008 were comprised almost entirely of Global Ship Lease’s on-going business of owning and chartering out containerships under time charters, whereas operations in the six months ended June 30, 2007 were comprised entirely of the Predecessor Group earning revenue from the transportation of containerized cargo.

Total operating revenue

Time charter revenue of $44.8 million in six months ended June 30, 2008 reflects income under the fixed rate time charters in effect, including 10 vessels owned for the entire period and two vessels owned since their purchases by Global Ship Lease on January 9 and January 16, 2008. The total number of on-hire days was 2,134 out of 2,160 ownership days resulting in a utilization rate of 99%. Of the 26 off-hire days, 15 were for the planned drydocking of the MOL Rainbow and 11, representing approximately 0.5%, were unplanned. Subsequent to June 30, 2008 time charter rates were agreed to be increased with effect from August 12, 2008 which will increase annual revenue by approximately $6.9 million for these 12 vessels. There was no time charter revenue in the comparative prior year period as Global Ship Lease was not established.

Freight revenue of $2.1 million in the six months ended June 30, 2008 is the revenue earned by the Predecessor Group in carrying cargo on the two newly built vessels up to their dates of sale to Global Ship Lease in January 2008. Freight revenue at $171.9 million in the comparative prior year period is significantly higher as it represents the Predecessor Group’s freight revenue carrying containerized cargo on the 10 ships owned by it during the six months ended June 30, 2007 that are now owned by Global Ship Lease.

Operating expenses

Operating expenses totaled $29.4 million for the six months ended June 30, 2008 compared to $141.5 million in the comparative prior year period. Operating expenses can be analyzed as follows:

•

Voyage expenses: Voyage expenses, which are associated only with the Predecessor Group’s activity of earning freight revenue, were $1.9 million in the six months ended June 30, 2008 relating only to the two newly built ships for the part of January whilst they were owned by the Predecessor Group whereas voyage expenses of $119.4 million in the comparative prior year period related to 10 vessels for the entire period.

•

Vessel expenses: Vessel expenses, which relate to the operation of the vessels themselves, associated with time charter revenue in the six months ended June 30, 2008 were $14.0 million equal to $6,476 per ownership day. Vessel operating expenses associated with the Predecessor Group’s freight revenue were $0.2 million in the six months ended June 30, 2008 compared to $11.7 million in the comparative prior year period which is substantially higher due to the greater number of ships operated by the Predecessor Group in that prior period.

•

Depreciation: Depreciation in the six months ended June 30, 2008 associated with time charter revenue was $9.6 million based on Global Ship Lease’s ownership days and $0.2 million associated with freight revenue based on the ownership of the two newly built vessels by the Predecessor Group. In the comparative prior year period depreciation accounted for $7.3 million. Depreciation in the six months ended June 30, 2008 was $2.5 million higher than the comparative prior year period mainly due to the effect of the two newly built vessels being included only in the six months ended June 30, 2008 offset by the impact of the application of the 30 year vessel life in the current year period compared to 25 years in the prior year period.

•

General and Administrative: General and administrative expenses incurred in the six months ended June 30, 2008 were $3.3 million including approximately $0.1 million of CMA CGM general and administrative costs were allocated to the two newly built vessels for the period of their ownership by the Predecessor Group during January 2008. In the comparative prior year period $5.7 million of CMA

CGM general and administrative costs were allocated to the 10 vessels owned and operated by the Predecessor Group during that period.

•

Other operating expenses: For the six months ended June 30, 2008, other operating expense was $0.1 million and was entirely attributable to the Predecessor Group. In the comparative prior year period, other operating income was $2.6 million relating to bunker hedging operations.

Operating Income

As a consequence of all preceding items operating income was $17.4 million for the six months ended June 30, 2008 compared to $30.4 million in the comparative prior year period.

Interest Income

Interest income in the six months ended June 30, 2008 was $0.3 million on cash deposits made by Global Ship Lease. There were no such deposits in the prior period.

Interest Expense

Interest expense, which is all attributable to time charter revenue, was $14.6 million for the six months ended June 30, 2008 and arises on Global Ship Lease’s fixed rate $176.9 million shareholder loan and, at floating rates on $401.1 million drawing under Global Ship Lease’s $800 million credit facility. Interest expense in the prior year period was $5.1 million on borrowings associated with the relevant vessels.

Realized and unrealized gain on derivatives

During May 2008, Global Ship Lease entered into derivative interest rate agreements to fix the interest rate on debt drawn or anticipated to be drawn under its credit facility. A total of $444.0 million of anticipated core debt was swapped into fixed rate debt at an average rate of 3.54%. Of the notional amount of $444.0 million $188.0 million of the swaps were effective immediately with the balance of $256.0 million becoming effective in December 2008 when debt is anticipated to be drawn to purchase the four vessels scheduled for delivery in December 2008. All swap agreements last until at least March 2013 at the full notional amount, without amortization.

None of the interest rate agreements qualify for hedge accounting, therefore, the net changes in the fair value of the interest rate derivative assets and liabilities at each reporting period are reflected in the current period operations as unrealised gains and losses on derivatives. Cash flows related to interest rate derivatives (initial payments of derivatives and periodic cash settlements) are included within cash flows from investing activities in the combined statement of cash flows. During the six months ended June 30, 2008 initial payments in respect of derivatives of $4.7 million were made.

Realised gains or losses from interest rate derivatives are recognised in the statement of income concurrent with cash settlements. In addition, the interest rate derivatives are “marked to market” each reporting period to determine the fair values which generate unrealised gains or losses. The unrealised gain on interest rate derivatives for the six months period ended June 30, 2008 was $5.3 million.

Taxes on Income

Taxes on income were not material.

Net Income

As a consequence of all preceding items net income was $8.3 million for the six months ended June 30, 2008 compared to $25.4 million in the prior year period.

Year ended December 31, 2007 Compared to Year ended December 31, 2006

Global Ship Lease has identified two main operating segments for the year ended December 31, 2007: (1) containerized transportation as performed by the Predecessor Group and (2) operations as vessel owner, Global Ship Lease’s future business. All activity in the year ended December 31, 2006 was in containerized transportation by the Predecessor Group. As a result, this review of the Results of Operations is a comparison of the performance of the containerized transportation segment between the years ended December 31, 2007 and 2006, and where relevant, an analysis of the results of the vessel owner segment of Global Ship Lease as an operating company for part of December 2007.

Total Operating Revenue

Operating revenue increased 12%, or $35.5 million, from $299.6 million in 2006 to $335.1 million in 2007. $32.6 million of the increase is related to the period when vessels were owned by the Predecessor Group and $2.9 million is related to the period after the vessels had been purchased by Global Ship Lease. The $32.6 million increase in total operating revenue for the period when vessels were under the Predecessor Group’s ownership is despite the loss of approximately 160 service days due to the sale of the 10 secondhand ships in the initial fleet to Global Ship Lease in December 2007. The $32.6 million increase is additional revenue of $4.5 million earned after the delivery to the Predecessor Group of CMA CGM Alcazar in November 2007, improvement on revenue for $32.7 million on the six CMA CGM ships, mainly related to increases of freight rates out of Asia and to a reduction of $4.6 million on the four DELMAS ships mainly related to the fact that three of these vessels were drydocked in 2007 losing approximately 40 service days. CMA CGM Chateau d’If was delivered to the Predecessor Group on December 27, 2007 and that vessel did not contribute to total operating revenue in the year ended December 31, 2007. The $2.9 million revenue in the period after Global Ship Lease purchased the 10 secondhand vessels in December 2007 is the timecharter rates in effect for the total of approximately 160 on-hire days for the 10 vessels in the month.

Operating Expenses

Operating expenses increased 21%, or $53.1 million, from $251.9 million in 2006 (or 84% of operating revenue) to $304.9 million in 2007 (or 91% of operating revenue). Out of this amount, $298.2 million is related to the period when vessels were under the Predecessor Group’s ownership, and $6.7 million is related to the period when the vessels were under Global Ship Lease’s ownership. Operating expenses consist of the following items:

•

Voyage expenses: Voyage expenses grew 17% or $36.3 million, from $213.1 million in 2006 (or 71% of operating revenue) to $249.5 million in 2007 (or 74% of operating revenue) despite the reduction in service days of approximately 160 following the sale of the vessels. Voyage expenses are trade related and refer therefore exclusively to the period when vessels were owned by the Predecessor Group. The $36.3 million increase is related to the introduction of CMA CGM Alcazar, an impact of $4.2 million, to a $37.1 million, or 34%, increase in voyage expenses relating to CMA CGM vessels, mainly due to a 20% increase in bunker fuel price from $305 per ton in 2006 to $352 per ton in 2007, and to a 5%, or $5.0, million decrease in voyage expenses relating to the Predecessor Group vessels due to the drydock period when three vessels did not incur voyage expenses.

•

Vessel expenses: Vessel expenses increased 6%, or $1.3 million, from $22.6 million in 2006 (or 8% of operating revenue) to $24.0 million in 2007 (or 7% of operating revenue). The increase related to the period when vessels were under the Predecessor Group’s ownership accounts for $0.6 million while the increase related to the period when vessels were under Global Ship Lease’s ownership accounts for $0.7 million representing approximately 159 days in service for all 10 secondhand vessels.

•

Depreciation: Depreciation decreased 3%, or $0.5 million, from $16.7 million in 2006 (or 6% of operating revenue) to $16.1 million in 2007 (or 5% of operating revenue). The addition of the CMA CGM Alcazar increased depreciation by $0.6 million, but this increase is mitigated by the fact that depreciation on two of the vessels was calculated in 2006 in British Pounds, the functional currency of the entity owning the vessels, before being converted to U.S. dollars whilst they were directly depreciated in U.S. dollars following their transfer to a U.S. dollars functional currency entity in 2007. The main impact, however, is related to the revision of the vessels’ scrap value due to the steady increase of the price of steel. The prospective change in the vessels’ useful lives from 25 to 30-years following the transfer of the 10 vessels of Global Ship Lease’s initial fleet accounted for $0.1 million in this decrease.

•

General and Administrative: General and Administrative expenses grew 57%, or $6.4 million, from $11.3 million in 2006 (or 4% of operating revenue) to $17.8 million in 2006 (or 5% of operating revenue). This increase is split between $0.9 million increase relating to the period when vessels were owned by the Predecessor Group and to $5.5 million when vessels were owned by Global Ship Lease. The $0.9 million increase reflects the addition of the CMA CGM Alcazar and a currency translation effect on certain general and administrative costs denominated in Euro while the $5.5 million under Global Ship Lease’s ownership reflects mainly one off costs relating to the establishment of the corporation and the costs of the initial public offering of Global Ship Lease that was postponed in November 2007.

•

Other operating expenses/income: Other operating expenses changed from an income of $11.9 million in 2006 to an income of $2.3 million in 2007. The change is related to a change in the valuation of bunker hedges.

Operating Income

As a consequence of all preceding items operating income decreased 37%, or $17.6 million, from $47.7 million in 2006 to $30.1 million in 2007.

Interest Income

Interest income was $0.2 million ($0 in 2006) being interest earned on cash deposits made by Global Ship Lease.

Interest Expense

Interest expense decreased 10%, or $1.5 million, from $15.1 million in 2006 (or 5% of operating revenue) to $13.6 million in 2007 (or 4% of operating revenue). Interest expenses relating to the period when vessels were owned by the Predecessor Group accounts for $12.3 million while the period relating to Global Ship Lease ownership incurred a cost of $1.3 million. The reduction in interest expenses relating to the period when vessels were owned by the Predecessor Group from $15.1 million to $12.3 million is mainly related to (i) debt on CMA CGM La Tour and CMA CGM Manet being repaid at the end of 2006 and (ii) debt on the eight other secondhand vessels in the initial fleet being repaid during 2007, and certain positive currency translation effects on vessel financings. These positive effects were offset by the write off of unamortized deferred financing costs associated with the repaid debt.

Taxes on Income

The Predecessor Group was not subject to taxes on income for the periods presented by the combined financial statements. Global Ship Lease is exposed to the risk of UK corporate taxation liability based on the operation of its UK service company subsidiary.

Net Income

As a result of all preceding items, net income decreased $15.9 million or 49% from $32.7 million in 2006 to

$16.8 million in 2007.

Liquidity and Capital Resources

Six Months ended June 30, 2008 Compared to Six Months ended June 30, 2007

For the six months ended June 30, 2008 Global Ship Lease’s operating activities were comprised almost entirely of the chartering out its vessels under time charters. Net cash provided by operating activities was $13.9 million reflecting net income of $8.3 million, depreciation and amortization expense of $10.2 million $1.7 million improvement in net working capital less $5.1 million change in fair value of certain financial instruments net of settlement of hedges which do not qualify for hedge accounting and $1.3 million payment of drydock costs.

For the six months ended June 30, 2007 when the operating activities were comprised exclusively the carrying of containerized cargo by the Predecessor Group, net cash provided by operating activities was $31.0 million reflecting net income of $25.4 million, depreciation and amortization expense of $8.2 million, $1.6 million change in fair value of financial derivative instruments net of settlement of hedges which do not qualify for hedge accounting less $1.2 million payment of drydock costs and $2.9 million deterioration in net working capital.

The settlement of hedges which did not qualify for hedge accounting absorbed $4.9 million cash in investing activities during the six months ended June 30, 2008 whereas in the prior period $4.4 million was received for the settlement of hedges and $37.1 million was paid for the purchase of vessels.

For the six months ended June 30, 2008 net cash used by financing activities was $1.5 million including cash in flow of $188.0 million from the release of cash on restricted deposit which was used to part fund the reduction of $188.7 million in the amount due to CMA CGM on the purchase of the two newly built vessels from it. In addition there were $0.3 million further costs associated with the establishment of the credit facility and $0.5 million deemed distribution to CMA CGM on the purchase of the two newly built vessels in January 2008.

In the prior year period $6.3 million of debt was repaid and $8.0 million borrowed from CMA CGM.

Overall, the net increase in cash and cash equivalents for the six months ended June 30, 2008 was $7.6 million compared to $0 in the prior period.

Year ended December 31, 2007 Compared to Year ended December 31, 2006

During the period covered by the combined financial statements, including both the operation of the vessels of Global Ship Lease’s initial fleet by the Predecessor Group and the period after Global Ship Lease’s acquisition of those vessels, the principal sources of liquidity were loans secured by the vessels and operating cash flows. In addition, in part to finance Global Ship Lease’s purchase of the 10 secondhand vessels in December 2007, Global Ship Lease obtained a shareholder loan from CMA CGM. The remaining financing was provided from drawings under the credit facility. The two newly built vessels purchased in January 2008 were wholly financed by drawings under the credit facility.

For the year ended December 31, 2007, Global Ship Lease’s operating activities, largely those of the Predecessor Group until Global Ship Lease’s acquisition of the 10 secondhand Vessels in December 2007, generated $56.6 million. This amount reflects net income of $16.8 million, depreciation and amortization expenses of $18.3 million, $9.1 million change in the fair value of financial derivative instruments less payment of drydock costs of $4.7 million. Improvements in working capital contributed $17.0 million. In 2006, the Predecessor Group’s operating activities for the year generated $22.8 million. This amount primarily reflects a profit of $32.7 million, depreciation and amortization expenses of $16.7 million less a $10.0 million change in the fair value of financial derivative instruments settlements of hedges of $6.9 million and payment of $1.0 million for drydocks. Changes in working capital in that year negatively impacted the Predecessor Group’s cash position by $9.1 million, mainly related to the fact that the four additional vessels were deployed on a North Europe to West Africa route where payment delays are typically longer.

For the year ended December 31, 2007, net cash used in Global Ship Lease’s and the Predecessor Group’s investing activities amounted to $183.8 million, almost entirely being the acquisition of the two newly built vessels for $183.7 million. In 2006, net cash used in the Predecessor Group’s investing activities for the year totaled $106.3 million, which included $107.4 million to acquire the four vessels previously owned by Delmas and $6.9 million received for the settlement of hedges.

For the year ended December 31, 2007, net cash received from Global Ship Lease’s and the Predecessor Group’s financing activities was $129.1 million. Drawings under Global Ship Lease’s cedit facility were $401.1 million of which $188.0 million was placed on deposit pending the acquisition of the two newly built vessels in Global Ship Lease’s initial fleet in January 2008. A shareholder loan totaling $176.9 million was received from CMA CGM. Out of these inflows, issuance costs of $5.9 million for the credit facility were paid and $146.2 million debt relating to certain vessels when owned by the Predecessor Group was repaid. The remaining cash outflow of $108.8 million is comprised (i) a reduction of $11.9 million in the amount due to CMA CGM within stockholders equity and (ii) a deemed distribution of $96.9 million relating to the difference between the purchase price of the initial fleet paid by Global Ship Lease and the value at which the initial fleet was recorded in the Predecessor Group’s financial statements at the dates of sale. In 2006, net cash received from Global Ship Lease’s Predecessor Group’s financing activities was $83.5 million. $57.2 million of that amount was received from the issuance of long-term debt, net of $0.7 million issuance costs. $64.6 million of net cash was used for the repayment of capital lease obligations related to the change in financing arrangements for the CMA CGM La Tour and CMA CGM Manet. Amounts payable to CMA CGM within stockholders equity increased by $110.0 million largely in connection with the acquisition of the four vessels delivered at the beginning of 2006 and the repayment of the financing of CMA CGM La Tour and CMA CGM Manet. Repayment of long-term debt totaled $19.1 million in 2006.

Global Ship Lease’s Credit Facility

Global Ship Lease has established an eight year $800.0 million senior secured revolving credit facility with Fortis Bank (Nederland) N.V., the Agent, Citibank Global Markets Limited, HSH Nordbank AG, Sumitomo Mitsui Banking Corporation, Brussels Branch, KFW and DnB Nor Bank ASA.

Borrowings under the credit facility bear interest at a rate of the margin over one, three, six, nine or 12 month United States Dollar LIBOR, or such other periods as the Agent may agree. The margin will depend on the “leverage ratio,” which is defined as the aggregate amount outstanding under the credit facility net of surplus cash held in the retention account to the aggregate market value of the vessels securing the credit facility. The charter-free market value of a vessel is calculated semi-annually as the arithmetic average of valuations determined by two independent sale and purchase brokers acceptable to the Agent. Set forth below is the margin that applies to the applicable leverage ratio. Interest is payable at least quarterly.

Leverage Ratio	Margin
Up to 50%	0.75%
Greater than 50% to 60%	0.80%
Greater than 60% to 70%	0.90%
Greater than 70% to 75%	1.10%

During the continuance of any principal or interest default, the margin will increase by 2%.

Global Ship Lease’s ability to borrow amounts under its credit facility is subject to the execution of customary documentation, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Subject to meeting certain requirements, Global Ship Lease can borrow under the facility to acquire additional vessels that will be included in the security package. In certain limited circumstances, Global Ship Lease can utilize the credit facility to purchase vessels that will not be required to form part of the security package. In order to draw funds under the credit facility, Global Ship Lease’s total borrowings under the credit facility must not exceed 70% of the aggregate charter-free market value of the vessels within the security package.

The credit facility amount will reduce, commencing five years from December 10, 2007, the date of closing of the credit facility, in 12 equal quarterly installments calculated in accordance with the provisions of the credit facility. Global Ship Lease must repay any amount outstanding that is in excess of the newly-reduced maximum credit facility amount. Any amount outstanding under the credit facility at the maturity date must be repaid in one installment.

See “Global Ship Lease Credit Facility” for further details on Global Ship Lease’s credit facility, including a description of the security to be provided, covenants and events of default.

Global Ship Lease financed the purchase of the 10 secondhand vessels in December 2007 with $213.1 million of borrowings under the credit facility and drawings of $171.9 million under a shareholder loan made between Global Ship Lease and CMA CGM. In addition, Global Ship Lease drew approximately $5.0 million under the shareholder loan to pay lenders’ fees and expenses in connection with the credit facility bringing the total borrowings under the shareholder loan to $176.9 million. Prior to December 31, 2007, Global Ship Lease drew a further $188.0 million under the credit facility, which was placed on restricted cash deposit, in order to pay for the two newly built vessels of Global Ship Lease’s initial fleet purchased in January 2008. Total drawings under the credit facility as at June 30, 2008 and December 31, 2007 were $401.1 million. Based on the unaudited pro forma information, which does not take account of the starting dividend expected to be paid in September 2008 of $0.23 per Class A common share or any proceeds from the exercise of warrants, it is anticipated that the aggregate amount of outstanding borrowings under the Global Ship Lease credit facility upon the closing of the Merger and after the conversion of dissenting shareholders common stock into cash will total approximately $267.9 million. The shareholder loan of $176.9 million was cancelled on the closing of the Merger.

Pursuant to the terms of the merger agreement, $99.0 million of the total $355.0 million purchase price of the four vessels of Global Ship Lease’s contracted fleet to be acquired in December 2008 has been prepaid by the issuance of 12,375,000 Class C common shares of GSL Holdings to CMA CGM. The balance of the purchase price of $256.0 million will be settled from further borrowings under Global Ship Lease’s credit facility. Global Ship Lease intends to borrow an additional $82.0 million under its credit facility to purchase the final ship in its contracted fleet in July 2009. Further, Global Ship Lease recently agreed to purchase two 4,250 TEU newbuildings for $77.4 million per vessel, of which 10% will be paid shortly and 90% will be paid upon delivery, which is expected to be in the fourth quarter of 2010.

After the closing of the Merger, the purchase of the five ships in Global Ship Lease’s contracted fleet and the purchase of the two 4,250 TEU newbuildings, the total anticipated drawings from Global Ship Lease’s credit facility will be $760.7 million based on the proforma without giving effect to the starting dividend or the proceeds of the exercise of the warrants and not taking account of cash generated from operations, resulting in $39.3 million of undrawn credit facility capacity which Global Ship Lease believes will be fully available to fund future ship purchases, for working capital, and for other corporate expenses.

Global Ship Lease’s net cash flows from operating activities correspond directly with the number of vessels under charter, days on-hire, vessel charter rates, operating expenses, drydock costs and general and administrative expenses. Global Ship Lease’s net cash flows from operating activities will not be exposed to the same fluctuations in operating expenses to which the Predecessor Group’s cash flows were subject. Pursuant to Global Ship Lease’s ship management agreements, Global Ship Lease has agreed to pay its Ship Manager an annual management fee of $114,000 per vessel and it will reimburse its Ship Manager for operating costs it incurs on Global Ship Lease’s behalf up to a quarterly cap pursuant to the global expense agreement (other than drydocking expenses and insurance premiums which will not be subject to the cap). Global Ship Lease will collect its charterhire 15 days in advance and pay its estimated ship management costs monthly in advance. Although Global Ship Lease can provide no assurances, it expects that its cash flow from its chartering arrangements will be sufficient to cover its ship management costs and fees, interest payments, commitment fees and other financing costs under its credit facility, insurance premiums, vessel taxes, general and administrative expenses and other costs and any other working capital requirements for the short and medium term and planned drydocking expenses. Based on such arrangements, Global Ship Lease expects that its operating cash flow will be stable for at least the initial three year terms of the ship management agreements and will be sufficient to fund its working capital requirements.

Under the terms of Global Ship Lease’s credit facility, it may not pay dividends if there is a continuing default under the credit facility, if the payment of the dividend would result in a default or breach of any other loan covenant or if Global Ship Lease’s payments into a pledged retention account are not fully up to date. Furthermore, it is probable that the market value of Global Ship Lease’s vessels will decrease over time, as vessels generally decrease in value as they age. In addition to depreciation, the market value of Global Ship Lease’s vessels can fluctuate substantially depending on market supply and demand for vessels. Consequently, the ratio of Global Ship Lease’s outstanding borrowings under its credit facility relative to the asset value of its vessels will likely increase, which will negatively affect Global Ship Lease’s ability to comply with its financial ratio covenants. This, in turn, will impact Global Ship Lease’s ability to pay dividend payments. In addition, in December, 2012, five years from the date of the closing of the credit facility, the amounts available for borrowing will be permanently reduced. Therefore, unless Global Ship Lease is able to obtain other financing or funding sources or refinance borrowings under Global Ship Lease’s credit facility with new indebtedness that has a later maturity date, then in December 2012, five years after the closing of the Merger, the amount of cash that Global Ship Lease will have available to pay as dividends in any period may be decreased by the amount of any principal repayments that Global Ship Lease is required to make.

Over the five years following the closing of the Merger, Global Ship Lease estimates that the average cost of the first drydocking of each of the 17 vessels of its initial and contracted fleet will be $940,000. Global Ship Lease has included a schedule of the next anticipated drydocking date for each of Global Ship Lease’s vessels in the section of this prospectus entitled “Inspection by Classification Societies.”

If necessary, Global Ship Lease may fund its working capital requirements or vessel acquisitions with borrowings under its credit facility (subject to the restrictions set forth therein). Global Ship Lease’s longer term liquidity requirements include repayment of the principal balance of its credit facility. In addition to funds retained in the business, Global Ship Lease will require new borrowings, issuances of equity or other securities, or a combination of the former and the latter to meet this repayment obligation.

Contractual Obligations

The contractual obligations presented below represent Global Ship Lease’s estimates of future payments under fixed contractual obligations and commitments as of June 30, 2008 after giving effect to the transactions contemplated by the merger agreement. This presentation does not reflect the recently announced commitments to purchase two 4,250 TEU newbuildings for $77.4 million per vessel, of which 10% will be paid shortly and 90% will be paid upon delivery, which is expected to be in the fourth quarter of 2010. Changes in Global Ship Lease’s business needs or in interest rates, as well as actions by third parties and other factors, may cause these estimates to change. These estimates are necessarily subjective and Global Ship Lease’s actual payments in future periods are likely to vary from those presented in the table.

Contractual Obligations	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(in millions of U.S. dollars)
Long term debt obligations (1)	$—	$—	$—	$605.9	$605.9
Interest on long term debt obligations (2)	21.3	59.9	59.6	69.9	210.7
Net obligation under Interest Rate Swaps (3)	1.6	4.1	3.6	—	9.3
Ship management agreements (4)	1.6	3.2	0.3	—	5.1
Asset purchase agreement (5)	355.0	82.0	—	—	437.0
Shareholder loan interest (6)	1.2	—	—	—	1.2
Mandatorily Redeemable Preferred Shares and related interest (7)	3.3	6.5	48.0	—	57.8

	$384.0	$155.7	$111.5	$675.8	$1,327.0

(1)

Global Ship Lease will not assume any of the Predecessor Group’s debt relating to the vessels in Global Ship Lease’s initial and contracted fleet. Amounts shown in the table reflect debt and interest payable to Fortis Bank (Nederland) N.V., or Agent, Citibank Global Markets Limited, HSH Nordbank AG, Sumitomo Mitsui Banking Corporation, Brussels Branch, KFW and DnB Nor Bank ASA. under Global Ship Lease’s $800.0 million credit facility. Interest on the outstanding portion of Global Ship Lease’s credit facility will be charged at the rate of the margin over one, three, six, nine or 12 month LIBOR as determined by the Agent. During the continuance of any principal or interest default, the margin will increase by 2%. Global Ship Lease expects that interest on the balance outstanding will be payable at least quarterly. The calculation of the level of debt assumes conversions of common stock and includes the effect of the financing of the contracted fleet.

(2)	The estimated contractual interest obligation has been calculated using an assumed all in interest rate of 4.8%. The commitment fee payable on the undrawn amount of the credit facility is also included.
(3)	The estimated net obligations under Global Ship Lease’s interest rate swaps has been calculated using a LIBOR of 4.0%.
(4)	Obligations under Global Ship Lease’s ship management agreements are based on the assumptions that (a) Global Ship Lease pays the Ship Manager only the annual management fee of $114,000 per vessel and does not include the reimbursement of costs incurred on Global Ship Lease’s behalf and (b) four additional vessels will be delivered in December 2008, and the final vessel in Global Ship Lease’s second contracted fleet will be delivered in July 2009.
(5)	Global Ship Lease expects to acquire (a) the three secondhand vessels and one newbuilding of Global Ship Lease’s contracted fleet in December 2008 and (b) the one secondhand vessel of Global Ship Lease’s contracted fleet in July 2009. In the event that Global Ship Lease does not purchase any vessel from CMA CGM or certain of its subsidiaries, Global Ship Lease’s contractual obligations payable under this item will be correspondingly reduced. The purchase prices of the individual vessels of Global Ship Lease’s contracted fleet are as follows (in millions): Hull 4.126 ($154.0), CMA CGM Jamaica ($67.0), CMA CGM Sambhar ($67.0), CMA CGM America ($67.0) and CMA CGM Berlioz ($82.0). See “Related Party Transactions—Asset Purchase Agreement.” $99.0 million of the purchase price of the four vessels anticipated to be delivered in December 2008 has been prepaid by the issuance at the closing of the Merger of 12,375,000 Class C common shares of GSL Holdings.
(6)	Pursuant to the merger agreement, Global Ship Lease will cease to have any obligation under the shareholder loan from CMA CGM upon completion of the Merger, although interest will be payable at 5.25% up to the completion of the Merger.
(7)	Series A Preferred Shares will be mandatorily redeemable on the third anniversary of the merger at a cash price of $48,000,000. Interest obligation has been determined using an assumed interest rate of 4.8% plus 2%.

Ability to Pay Dividends

The Merger created three classes of common shares. For the third quarter of 2008, Global Ship Lease intends to pay a quarterly dividend of $0.23 per share to only Class A common shareholders.

The dividend policy of Global Ship Lease is to make distributions to its stockholders out of available cash flow, rather than net income, after all relevant cash expenditures, including cash interest expense on borrowings that finance operating assets, cash income taxes and after an allowance for the cash cost of future drydockings but not including deductions for non-cash items including depreciation and amortization and changes in the fair values of financial instruments, if any. Based on the first quarter of 2008 pro forma earnings before depreciation and amortization, Global Ship Lease is expected to have the ability to pay the proposed amounts.

Global Ship Lease preliminary calculations indicate that approximately (i) 15 to 20% of the dividends anticipated to be paid in 2008 will represent a return of capital for tax purposes and (ii) 60 to 70% of the dividends anticipated to be paid in 2009 and 2010 will represent a return of capital for tax purposes.

The table below analyzes Global Ship Lease’s ability to pay the proposed dividend amounts on its Class A common shares based on the pro forma financial information for the six months ended June 30, 2008 as disclosed elsewhere in this prospectus. Changes in working capital are not expected to affect Global Ship Lease’s ability to pay dividends.

		Six months ended June 30, 2008
		($ thousands)
Pro forma net income		17,619
Adjustment for non cash items
Depreciation		11,064
Reverse accretion of earnings for intangible liabilities (1)		(48)
Reverse charge for equity incentive awards (2)		1,377
Amortization of deferred financing fees		249
Change in fair value of derivative instrument (3)		(5,341)

		24,920
Allowance for future dry dock (4)		(1,400)

Cash from operations available for common dividends		23,520

Weighted average number of Class A common shares outstanding

Basic	33,463,859
Diluted (5)	44,287,809

Dividend per common share per quarter ($)	0.23
Total dividend for two quarters
Basic		15,393
Fully diluted		20,372
Surplus
Basic		8,127
Fully diluted		3,148

(1)	Reversal of accretion to earnings for the amortization of the intangible liability established as a result of the Merger to record the effect of below market leases. See note O on page 73.
2)	Reversal of the pro forma charge for equity incentive awards which are not expected to give rise to a cash expense in the quarter. See note S on page 74.
(3)	Reversal of the credit included in pro forma net income for the non cash gain on revaluation of outstanding interest rate derivatives (mark-to-market).
(4)	In determining cash available from operations for the payment of dividends, it is the intention of the board of directors to set aside an amount estimated to cover anticipated cash costs of future drydockings to manage what would be otherwise potentially substantial and volatile effects on quarterly cashflow as the costs of drydocking are significant (an average of $940 per ship) and at five yearly intervals with timing largely determined by the relevant regulatory rules.
(5)	Diluted shares includes the effect of 45,535,850 outstanding public warrants and sponsor warrants, as well as the effect of restricted stock grants determined on the treasury method. See note AB on page 76.

There can be no assurance that Global Ship Lease will pay regular quarterly dividends in the future. For additional information on the dividend policy of Global Ship Lease, see “Dividend Policy.”

In addition to its regular dividend payments, Global Ship Lease intends to pay a starting dividend of $0.23 per Class A common share. The declaration of the dividend is expected to occur shortly after the filing of this registration statement with the Securities and Exchange Commission.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Global Ship Lease is exposed to the impact of interest rate changes primarily through its floating-rate borrowings under Global Ship Lease’s credit facility. Significant increases in interest rates could adversely affect Global Ship Lease’s results of operations and its ability to service its own debt. The Predecessor Group did not enter into interest rate swap agreements to reduce its exposure to cash flow risks from changing interest rates.

In connection with Global Ship Lease’s credit facility and as part of overall risk management, it has entered into interest rate swap agreements to reduce its exposure to market risks of variable interest rates. The swaps are not accounted for as hedging instruments as for accounting purposes they are not expected to be effective in mitigating the risks of changes in interest rates over the term of the debt and they do not meet all U.S. GAAP requirements. As a result, changes in the fair value of the interest rates swaps (mark to market adjustment) are included in earnings each period.

Counterparties to these financial instruments expose Global Ship Lease to credit-related losses in the event of non-performance; however, counterparties to these agreements are major financial institutions, and Global Ship Lease considers the risk of loss due to non-performance to be minimal. Global Ship Lease will not require collateral from these institutions. Global Ship Lease will not issue interest rate swaps for trading purposes.

Sensitivity Analysis

Global Ship Lease’s analysis of the potential effects of variations in market interest rates is based on a sensitivity analysis, which models the effects of potential market interest rate changes on Global Ship Lease’s financial condition and results of operations. The following sensitivity analysis may have limited use as a benchmark and should not be viewed as a forecast as it does not include a variety of other potential factors that could affect Global Ship Lease’s business as a result of changes in interest rates.

Without applying the effect of any interest rate swap arrangements that Global Ship Lease may enter into in connection with Global Ship Lease’s credit facility, and based on borrowings under the credit facility and ignoring cash on deposit as of June 30, 2008 without giving effect to the Merger or taking into account the purchase of the contracted fleet, a hypothetical 1% increase in LIBOR would have the impact of reducing Global Ship Lease’s net income, before income taxes, by approximately $4.0 million.

The interest rate swaps agreements that Global Ship Lease entered into in connection with the credit facility is intended to minimize the risks associated with Global Ship Lease’s variable rate debt under its credit facility. Global Ship Lease expects that these interest rate swaps will reduce the additional cash interest expense that could be caused by upward changes in variable market interest rates.

Foreign Currency Exchange Risk

The shipping industry’s functional currency is the United States dollar. All of Global Ship Lease’s revenues and the majority of Global Ship Lease’s operating costs are in United States dollars. In the future, Global Ship Lease does not expect to be exposed to any significant extent to the impact of changes in foreign currency exchange rates. Consequently, Global Ship Lease does not presently intend to enter into derivative instruments to hedge the foreign currency translation of assets or liabilities or foreign currency transactions nor to use financial instruments for trading or other speculative purposes.

Inflation

With the exception of rising costs associated with the employment of international crews for Global Ship Lease’s vessels and the impact of the price of lube oil costs, Global Ship Lease does not believe that inflation has had or is likely, in the foreseeable future, to have a significant impact on vessel operating expenses, drydocking expenses and general and administrative expenses. For the duration of the Ship Management Agreements, daily operating costs, including the costs of crews and lube oils, are capped as discussed elsewhere in this prospectus.

Off-Balance Sheet Arrangements

Other than the commitments described above, debt instruments and interest rate swaps, Global Ship Lease does not have any other transactions, obligations or relationships that could be considered material off-balance sheet arrangements.

Recent Developments

On March 21, 2008, Global Ship Lease entered into a merger agreement with Marathon, GSL Holdings and CMA CGM and thereafter entered into amendments to the merger agreement pursuant to which Marathon merged with and into GSL Holdings, its newly-formed, wholly owned Marshall Islands subsidiary, and then Global Ship Lease merged with and into GSL Holdings, with GSL Holdings (now renamed Global Ship Lease, Inc.) continuing as the surviving company incorporated in the Republic of the Marshall Islands. The Merger was consummated on August 14, 2008. Pursuant to the Merger, holders of shares of Marathon common stock (other than Marathon Founders, LLC and the other initial stockholders of Marathon) received one Class A common share of Global Ship Lease for each share of Marathon common stock issued and outstanding immediately prior to the effective time of the Merger. In respect of the aggregate 9,375,000 shares of Marathon common stock held by them, Marathon Founders, LLC and the other initial stockholders of Marathon received in the Merger an aggregate of 2,846,906 Class A common shares of Global Ship Lease, 3,471,906 Class B common shares and warrants to acquire an aggregate of 3,056,188 Class A common shares at an exercise price of $9.25. CMA CGM received consideration consisting of 6,778,650 Class A common shares, 3,934,050 Class B common shares, 12,375,000 Class C common shares, 1,000 Series A preferred shares, warrants to acquire 3,131,900 Class A common shares, and $18,570,135 in cash.

In connection with the Merger, 7,724,677 shares of Marathon common stock were converted for cash at an approximate trust value of $7.935 per share. The approximate trust value per share was based upon an estimated effective tax rate. A final adjustment may be made after the final tax returns are filed. In addition, pursuant to its previously announced repurchase program, Global Ship Lease purchased and retired 8,472,870 shares (net of 1,000,000 shares re-issued as part payment of compensation expenses) of Marathon common stock. Global Ship Lease has outstanding 33,463,859 Class A common shares, 7,405,956 subordinated Class B common shares, and 12,375,000 Class C common shares.

Immediately prior to the Merger, Global Ship Lease entered into an amendment and restatement of the asset purchase agreement with CMA CGM and certain of its vessel-owning subsidiaries pursuant to which Global Ship Lease will purchase five additional vessels from CMA CGM with expected deliveries in December 2008 and July 2009 for an aggregate purchase price of $437 million, of which $99 million has been prepaid by the consideration of 12,375,000 Class C common shares issued to CMA CGM in the Merger. Please see “Other Transaction Agreements—Asset Purchase Agreement” and “Acquisition of Initial and Contracted Fleet of Global Ship Lease—Asset Purchase Agreement.”

Immediately prior to the Merger, the applicable subsidiaries of Global Ship Lease entered into amended charter agreements with CMA CGM pursuant to which CMA CGM charters the Global Ship Lease vessels. The terms of the amended agreements are substantially the same as the previous agreements and reflect an increase in the charter rates for the 12 vessels of the initial fleet as of with effect from August 12, 2008, increasing annual revenue by approximately $6.9 million. The charter agreements to be entered into at the time of delivery of the vessels in the contracted fleet also reflect an increase in the charter rates as initially contemplated by CMA CGM and Global Ship Lease. The aggregate amount of the increased charter rates will be $11.4 million per year. Please see “Other Transaction Agreements—Amended Charter Agreements” and “Our Business—Time Charters.”

Immediately prior to the Merger, the applicable subsidiaries of Global Ship Lease entered into amended ship management agreements with CMA Ships, a wholly owned subsidiary of CMA CGM, pursuant to which CMA Ships provides a variety of ship management services, including purchasing, crewing, vessel maintenance including arranging drydocking inspections and ensuring compliance with flag, class and other statutory requirements necessary to support Global Ship Lease’s business. The terms of the amended agreements are substantially the same as those in the current agreements. Please see “Other Transaction Agreements—Amended Ship Management Agreements” and “Our Business—Time Charters.”

Immediately prior to the Merger, Global Ship Lease and CMA CGM entered into amended and restated guarantees under which each guaranteed the obligations of each of its subsidiaries, as applicable, under the charter agreements and ship management agreements. Please see “Other Transaction Agreements—Amended and Restated Ship Guarantees,” “Our Business—Time Charters” and “Ship Manager and Management Related Agreements of Global Ship Lease—Ship Management Agreements.”

Immediately prior to the Merger, Global Ship Lease entered into an amended and restated global expense agreement with CMA CGM pursuant to which Global Ship Lease will reimburse the ship managers for operating expenses incurred under the ship management agreements. The terms of the amended and restated agreement are substantially the same as those in the current agreement. Please see “Other Transaction Agreements—Amended and Restated Ship Guarantees” and “Ship Manager and Management Related Agreements of Global Ship Lease—Ship Global Expense Agreement.”

Immediately prior to the Merger, Global Ship Lease entered into a transitional services agreement with CMA CGM pursuant to which CMA CGM will provide general administrative and support services to Global Ship Lease upon its request. Please see “Other Transaction Agreements—Transitional Services Agreement” and “Our Business—Transitional Services Agreement.”

Immediately following the Merger, the Global Ship Lease board of directors approved the grant of a total of 780,000 restricted stock units as equity-based compensation to the officers of the company. The restricted stock units vest one third on the first anniversary of the Merger, one third on the second anniversary and one third on the third anniversary. Please see “Unaudited Pro Forma Financial Information” elsewhere in this prospectus.

Global Ship Lease entered into an agreement on September 15, 2008 to acquire two 4,250 TEU newbuildings. The purchase price is approximately $77 million per vessel, of which 10% will be paid shortly and 90% on delivery. The purchase is subject to the completion of customary documentation and closing conditions. The two vessels, which are being built in China at Jiangsu New Yangzi Shipbuilding, part of a publicly owned group, are scheduled to be delivered in the fourth quarter of 2010. Both vessels will be chartered to Zim Integrated Shipping Services Limited for a term of seven to eight years at a net rate of $28,000 per vessel per day. The acquisition is expected to be accretive to revenues, distributable cash flow and dividends. Global Ship Lease expects the two new vessels will increase total annual revenues by approximately $20.2 million beginning in 2011. Global Ship Lease expects to finance the acquisition through borrowings under its $800 million credit facility or with proceeds from the exercise of the public warrants. Information regarding Global Ship Lease’s fleet included in the remainder of this prospectus does not reflect this acquisition unless otherwise stated.

SELECTED HISTORICAL FINANCIAL INFORMATION OF MARATHON

Marathon Acquisition Corp. was incorporated in Delaware on April 27, 2006 as a blank check company for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating businesses. The condensed financial information set forth below should be read in conjunction with the financial statements of Marathon and related notes included elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Marathon” included elsewhere in this prospectus. The accompanying unaudited summary financial information has been prepared in accordance with U.S. GAAP for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the financial position of Marathon and the results of its operations and cash flows for the periods presented.

Marathon Acquisition Corp.

Consolidated Balance Sheets

	June 30, 2008	December 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$798,013	$2,671,034	$1,370,943
Prepaid expenses	—	39,935	—
Prepaid income taxes	363,815	458,139	181,304
Interest receivable attributable to trust	486,618	999,199	1,333,770

Total current assets	1,648,446	4,168,307	2,886,017

Investments held in trust account	316,741,146	314,130,809	308,608,131
Deferred acquisition costs	3,614,087	—	—
Deferred tax asset	—	—	193,441

Total assets	$322,003,679	$318,299,116	$311,687,589

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$4,346,281	$162,559	$215,316
Income tax payable	—	47,886	66,398
Deferred underwriting discounts and commissions	6,405,736	6,405,736	6,405,736

Total current liabilities	10,752,017	6,616,181	6,687,450

Common stock subject to possible conversion (8,003,166 shares at $7.72 per share)	61,795,116	61,795,116	61,795,116
Interest attributable to common stock subject to possible conversion (net of income taxes of $1,464,954 and $1,156,989 at June 30, 2008 and December 31, 2007, respectively)	1,776,095	1,402,720	—
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, $0.0001 par value, 249,000,000 shares authorized; 49,410,850 shares issued and outstanding (including 8,003,166 shares subject to possible conversion)	4,942	4,942	4,942
Additional paid-in capital	240,553,066	240,553,066	240,553,066
Retained earnings accumulated during development stage	7,122,443	7,927,091	2,647,015

Total stockholders’ equity	247,680,451	248,485,099	243,205,023

Total liabilities and stockholders’ equity	$322,003,679	$318,299,116	$311,687,589

Marathon Acquisition Corp.

Consolidated Statements of Operations

	Six Months ended June 30, 2008	Six Months ended June 30, 2007	Year ended December 31, 2007	Period from April 27, 2006 (inception) through December 31, 2006
	(unaudited)	(unaudited)
Formation and general and administrative costs	$2,291,185	$573,224	$1,183,948	$423,957

Net loss from operations	(2,291,185)	(573,224)	(1,183,948)	(423,957)
Other income—interest	3,454,976	7,825,334	14,875,339	5,253,929

Income before provision for taxes	1,163,791	7,252,110	13,691,391	4,829,972
Provision for income taxes	(1,595,065)	(3,713,000)	(7,008,594)	(2,182,957)

Net (loss) income	(431,274)	3,539,110	6,682,797	2,647,015
Less: Interest attributable to common stock subject to possible conversion (net of income taxes of $134,967, $348,440, $307,965, $531,258, and $1,464,954)	(373,374)	(644,091)	(1,402,721)	—

Net (loss) income attributable to common stock not subject to possible conversion	$(804,648)	$2,895,019	$5,280,076	$2,647,015

Maximum number of shares subject to possible conversion:
Weighted average shares outstanding subject to possible conversion	8,003,166	8,003,166	8,003,166	4,162,937
Income per share amount (basic and diluted)	$0.05	$0.08	$0.18	$0.00
Weighted average shares outstanding not subject to possible conversion (basic and diluted)	41,407,684	41,407,684	41,407,684	26,035,219
Net (loss) income per share attributable to common stock not subject to possible conversion (basic and diluted)	$(0.02)	$0.07	52,374,624	30,224,108
Proforma diluted weighted average shares not subject to possible conversion	41,407,684	51,036,852	$0.13	$0.10
Proforma diluted (loss) income per share attributable to shares not subject to possible conversion	$(0.02)	$0.06	$0.10	$0.09

Marathon Acquisition Corp.

Consolidated Statements of Stockholders’ Equity

For the period from April 27, 2006 (inception) through June 30, 2008

	Common Stock		Additional Paid-In Capital	Earnings Accumulated in the Development Stage	Stockholders’ Equity
	Shares	Amount
Issuance of common stock to initial stockholders	9,375,000	$938	$24,062	$—	$25,000
Sale of 40,035,850 units, net of underwriters’ discounts and commissions and offering expenses (including 8,003,1666 shares subject to possible conversion)	40,035,850	4,004	296,824,120	—	296,828,124
Sale of private placement warrants	—	—	5,500,000	—	5,500,000
Net proceeds subject to possible conversion of 8,003,166 shares	—	—	(61,795,116)	—	(61,795,116)
Net Income	—	—	—	2,647,015	2,647,015

Balance at December 31, 2006	49,410,850	$4,942	$240,553,066	$2,647,015	$243,205,023
Accretion of trust account relating to common stock subject to possible conversion	—	—	—	(1,402,721)	(1,402,721)
Net income	—	—	—	6,682,797	6,682,797

Balance at December 31, 2007	49,410,850	$4,942	$240,553,066	$7,927,091	$248,485,099
Accretion of trust account relating to common stock subject to possible conversion	—	—	—	(373,374)	(373,374)
Net loss	—	—	—	(431,274)	(431,274)

Balance at June 30, 2008 (unaudited)	49,410,850	$4,942	$240,553,066	$7,122,443	$247,680,451

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF MARATHON

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Marathon’s financial statements and the related notes and schedules thereto.

Marathon was formed on April 27, 2006 as a blank check company for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating businesses.

Through June 30, 2008, Marathon’s efforts had been limited to organizational activities, activities relating to Marathon’s initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters; Marathon has incurred significant costs conducting due diligence and negotiating the Merger; and Marathon has neither engaged in any operations nor generated any revenues, other than interest income earned on the proceeds of its private placement and initial public offering. Interest income was $3.5 million and $7.8 million for the six months ended June 30, 2008 and 2007, respectively. For the six months ended June 30, 2008, approximately $3.0 million of interest income was received and $0.5 million was accrued interest.

As of June 30, 2008, approximately $316.7 million was held in trust (plus accrued interest of approximately $0.5 million). Marathon has incurred substantial costs related to the Merger. As of June 30, 2008, however, Marathon had only approximately $0.8 million of unrestricted cash available for completing the Merger, for payment of approximately $4.3 million of accrued expenses and for general corporate purposes. As a result, Marathon cannot assure stockholders that the cash Marathon has available will be sufficient to cover its expenses. The following table shows the total funds held in the trust account through June 30, 2008:

Net proceeds from the initial public offering and private placement of warrants to Marathon Investors, LLC placed in trust	$302,416,724
Deferred underwriters’ discounts and commissions	6,405,736
Total interest received to date for investments held in trust account	22,976,376
Less total interest disbursed to Marathon for working capital through June 30, 2008	(3,900,000)
Less total taxes paid through June 30, 2008	(11,157,690)

Total funds held in trust account at June 30, 2008	$316,741,146

Interest receivable attributable to the trust	$486,618

For the six months ended June 30, 2008, Marathon paid or incurred an aggregate of approximately $2.3 million (excluding income taxes) in expenses and recorded approximately $3.6 million in deferred acquisition costs as of June 30, 2008 for the following purposes:

•	premiums associated with directors and officers liability insurance;

•	expenses for due diligence and investigation of prospective target businesses;

•	professional fees and other expenses related to proposed mergers with GSL Holdings and Global Ship Lease;

•	legal and accounting fees relating to SEC reporting obligations and general corporate matters; and

•	miscellaneous expenses.

This represents an increase in expenses from the six months ended June 30, 2007 of approximately $1.7 million, reflecting additional legal and accounting fees and due diligence expenses associated with our negotiation and entry into a definitive merger agreement relating to a business combination with GSL Holdings and Global Ship Lease.

Results of Operations

Six Months Ended June 30, 2008 Compared to the Six Months Ended June 30, 2007

For the six months ended June 30, 2008, Marathon earned approximately $3.5 million of interest income compared to approximately $7.8 million of interest income for the six months ended June 30, 2007, reflecting lower interest rates on its funds during the six months ended June 30, 2008. Average three-month LIBOR during the first six months of 2008 was approximately 3.18% while average three-month LIBOR during the first six months of 2007 was 5.36%.

Net loss from operations was $0.4 million for the six months ended June 30, 2008 compared with net income from operations of $3.5 million for the six months ended June 30, 2007. The net loss from operations during 2008 was primarily due to increases in expenses related to finding an acquisition target including due diligence and legal expenses.

Despite recording a net loss, Marathon recognized a provision for income taxes of $1.6 million for the six months ended June 30, 2008. The provision for income taxes was $3.7 million for the six months ended June 30, 2007. See Note 9 of the Notes to the consolidated financial statements of Marathon as of June 30, 2008.

Year Ended December 31, 2007 Compared to the Period from April 27, 2006 through December 31, 2006

Marathon earned approximately $14.9 million and $5.2 million in interest income for the year ended December 31, 2007 and for the period from April 27, 2006 through December 31, 2006, respectively. The increase in interest income during 2007 was primarily due to a longer investment period and a higher average invested balance during 2007. The investment period for the year ended December 31, 2007 was 12 months while the period from April 27, 2006 through December 31, 2006 was only approximately eight months. Average three-month LIBOR during 2007 was approximately 5.31% while average three-month LIBOR during the last eight months of 2006 was 5.39%.

Loss from operations was $1.2 million for the year ended December 31, 2007 compared with a loss of $0.4 million for the period from April 27, 2006 through December 31, 2006. The increase in loss from operations during 2007 was primarily due to increases in expenses related to finding an acquisition target including due diligence and legal expenses. Recurring expenses such as insurance, auditing and SEC reporting expenses were also greater during the 12 month of 2007 versus an eight-month period in 2006.

The effective tax rate for 2007 was 51.1% versus 45.5% for 2006. The increase during 2007 was primarily attributable to a $725,000 increase in the deferred tax valuation allowances during 2007, which includes the establishment of a valuation allowance against the deferred tax assets of December 31, 2007.

Beginning in the first quarter of 2007, Marathon earned enough interest on a cumulative basis to begin accreting interest income to common stock subject to possible conversion. Interest attributable to common stock subject to possible conversion was $1.4 million for the year ended December 31, 2007, net of income taxes of $1.2 million. During 2006, Marathon had not earned enough interest on a cumulative basis to begin accreting interest income to common stock subject to possible conversion.

Quantitative and Qualitative Disclosure About Market Risk

To date, Marathon’s efforts have been limited to organizational activities, activities relating to its initial public offering, and the acquisition of a target business; Marathon has neither engaged in any operations nor generated any revenues. As the proceeds from its initial public offering held in trust have been invested in short term investments, the only market risk exposure relates to fluctuations in interest rates.

As of June 30, 2008, approximately $316.7 million (excluding approximately $6.4 million of deferred underwriting discounts and commissions) was held in trust for the purposes of consummating a business combination. The proceeds held in trust (including approximately $6.4 million of deferred underwriting discounts and commissions) have been invested in a money market fund that invests principally in short-term securities issued or guaranteed by the United States. The effective interest rate earned on our investment for the six months June 30, 2008 was approximately 2.17%. Assuming no other changes to Marathon’s holdings as of June 30, 2008, a 1% increase in the underlying interest rate payable on the investment as of June 30, 2008 would result in an increase of approximately $791,853 in the interest earned on the investment for the following 90-day period, and a corresponding increase in Marathon’s net increase in stockholders’ equity resulting from operations, if any, for that period.

Marathon has not engaged in any hedging activities since inception on April 27, 2006. Marathon does not expect to engage in any hedging activities with respect to the market risk to which it is exposed.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet presents the financial position of GSL Holdings (now renamed Global Ship Lease, Inc.) as of June 30, 2008, assuming the Merger, as contemplated by the merger agreement as amended by the third amendment, had been completed as of that date. The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable. GSL Holdings was formed on March 14, 2008, did not have any assets or operations as of June 30, 2008, and therefore has not been included within this analysis because its results would not differ from those of Marathon.

The unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Marathon and Global Ship Lease may have appeared had the businesses actually been combined as of the dates noted below. The unaudited pro forma combined financial information shows the impact of the Merger on the combined balance sheets and the combined income statement under the purchase method of accounting with Marathon treated as the acquiror. Under this method of accounting, the assets and liabilities of Global Ship Lease are recorded by Marathon at their estimated fair values as of the acquisition date. The unaudited pro forma combined balance sheet as of June 30, 2008 assumes the Merger was completed on that date.

The unaudited pro forma combined income statements for the year ended December 31, 2007 and for the six months ended June 30, 2008 were prepared assuming the Merger was completed on January 1, 2007.

•

The pro forma statement of income reflects the contracted charterhire revenue of the 10 secondhand vessels in the initial fleet at the amended charterhire rates which were agreed upon as part of the merger transaction which were operated by Global Ship Lease’s Predecessor Group until their sale to Global Ship Lease in December 2007 and that are now chartered to CMA CGM by Global Ship Lease under long-term charter agreements. Additionally, the pro forma statement of income includes the contracted charterhire revenue and related expenses including depreciation and interest expense for the two newly built vessels for the period from delivery to the Predecessor Group on November 5 and December 27, 2007 through December 31, 2007 and through June 30, 2008.

•

The pro forma financial information does not reflect the five contracted vessels, four of which are expected to be delivered in December 2008 and one of which is expected to be delivered in July 2009, or the anticipated purchase of the two 4,250 TEU newbuildings, which are expected to be delivered in the fourth quarter of 2010.

•

The pro forma balance sheet does not reflect the impact of the starting dividend, which is expected to be declared shortly after the filing of this registration statement with the Securities and Exchange Commission.

It is anticipated that the Merger will provide financial benefits such as possible expense efficiencies among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the unaudited pro forma financial information. As required, the unaudited pro forma combined financial information includes adjustments which give effect to events that are directly attributable to the transaction, expected to have a continuing impact and are factually supportable; as such, any planned adjustments affecting the balance sheet, statement of operations, or shares of common stock outstanding subsequent to the assumed acquisition completion date are not included. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined businesses had they actually been combined on the dates noted above. However, management believes (a) that the assumptions used provide a reasonable basis for presenting the significant effect of (i) the change in activity from the activities of the CMA CGM as a ship operator deriving its revenue from the provision of containerized transportation to Global Ship Lease’s activities as a ship owner deriving its revenue from long-term time charters and (ii) the Merger, and (b) that the pro forma adjustments give appropriate effect to the assumptions and are properly applied in the unaudited pro forma financial statements.

As explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the pro forma combined financial information is subject to adjustment. The actual purchase price allocation will be recorded based upon final estimated fair values of the assets and liabilities acquired, which is likely to vary from the purchase price allocations adopted in the pro forma combined financial statements. In addition, there may be further refinements of the purchase price allocation as additional information becomes available.

The unaudited pro forma combined financial information is derived from and should be read in conjunction with the financial statements and related notes of Marathon and the combined financial statements and related notes of Global Ship Lease, which are included in the prospectus.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

The following unaudited pro forma combined balance sheet as of June 30, 2008, combines the June 30, 2008 historical balance sheets of Marathon and Global Ship Lease assuming the businesses had been combined on June 30, 2008, on a purchase accounting basis.

Unaudited Pro Forma Combined Balance Sheet, June 30, 2008

($ thousands)	Marathon	Global Ship Lease Inc.	Pro Forma Adjustments	Note	Pro Forma Combined
Cash and cash equivalents	$798	$9,444	$301,741	A	$1,000
			(18,570)	B
			(8,879)	C
			(6,406)	D
			(75,167)	E
			(61,296)	F
			(2,796)	G
			(133,199)	G
			(4,669)	J
Restricted cash	—	—	15,000	A	15,000
Interest receivable	487	—	—		487
Prepaid expenses and other receivables	364	3,030	(1,190)	G	2,204
Deferred financing costs	—	774	(276)	H	498

Current assets	1,649	13,248	4,293		19,190
Investments held in trust account	316,741	—	(316,741)	A	—
Vessel deposit	—		99,000	B	99,000
Vessels in operation	—	467,065	58,201	B	525,266
Other fixed assets	—	27	(5)	B	22
Derivatives instruments		10,071			10,071
Intangible assets	—	—	42,807	B	42,807

Non-current assets	316,741	477,163	(116,738)		677,166
Deferred offering costs	3,614		(3,614)	I	—
Deferred financing costs	—	4,987	(4,987)	H	3,488
			3,488	G

Total Assets	$322,004	$495,398	$(117,559)		$699,843

Liabilities and Stockholders’ Equity
Liabilities
Current installments of long-term debt	$—	$401,100	$(401,100)	G	$—
Accounts payable	—	1,701	—		1,701
Accrued expenses and other liabilities	10,752	9,133	(6,406)	D	2,766
			(3,614)	I
			(2,430)	I
			(4,669)	J

Current liabilities	10,752	411,934	(418,219)		4,467
Long term debt	—	—	401,100	G	267,901
			(133,199)	G
Mandatorily redeemable preferred stock	—	—	48,000	B	48,000
Amounts due to group companies	—	176,875	(176,875)	J
Intangible liabilities	—	—	28,021	B	28,021

Total Liabilities	10,752	588,809	(251,172)		348,389

Commitments and contingencies	—	—	—		—
Common stock subject to possible redemption	61,795	—	(59,557)	F	—
Interest attributable to common stock subject to possible conversion	1,776		(2,238)	F
		—	(1,662)	F
			(114)	F	—
Stockholders’ Equity (Deficit)
Preferred stock	—	—	—		—
Common stock—Marathon	5	—	(5)	K	—
Class A common stock	—	—	511	K	334
			(15)	K
			(95)	K
			10	K
			(77)	K
Class B common stock	—	—	74	K	74

Class C common stock	—	—	124	K	124
Additional paid in capital	240,553		166,857	K	343,684
			2,238	F
			1,184	K
			(75,072)	K
			7,925	K
Retained earnings (deficit)	7,123	(93,411)	93,411	L	7,237
			114	F

Total Stockholders’ Equity (Deficit)	247,681	(93,411)	196,092		351,454

Total Liabilities and Stockholder’s Equity	$322,004	$495,398	$(118,651)		$699,843

UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS

The following unaudited pro forma combined income statement for the year ended December 31, 2007 and for the six months ended June 30, 2008, combines the historical income statements of Marathon and Global Ship Lease assuming the businesses had been combined on January 1, 2007, on a purchase accounting basis.

Unaudited Pro Forma Combined Income Statement, Six Months Ended June 30, 2008

($ thousands except per share)	Marathon	Global Ship Lease Inc.	Pro Forma Adjustments	Note	Pro Forma Combined
Operating Revenues
Voyage revenue	$—	$2,072	$(2,072)	M	$—
Time charter revenue	—	44,761	4,286	N	49,095
			48	O

Total operating revenues	—	46,833	2,262		49,095
Operating Expenses
Voyage expenses	—	(1,944)	1,944	P	—
Vessel expenses	—	(14,166)	(8)	Q	(14,174)
Depreciation	—	(9,834)	(1,230)	R	(11,064)
General and administrative	(2,291)	(3,318)	1,231	S	(4,378)
Other operating income/(expense)	—	(128)	280	T	152

Total operating expenses	(2,291)	(29,390)	2,217		(29,464)
					—

Operating Income	(2,291)	17,443	4,479		19,631
Non Operating Income/Expense
Interest income	3,455	339	(3,455)	U	339
Interest expense	—	(14,577)	9,252	V	(6,238)
			(663)	W
			(249)	X
Preferred stock dividend			(1,244)	Y	(1,244)
Derivatives gain	—	5,153	—		5,153

Income Before Income Taxes	1,164	8,358	8,120		17,642
					—
Provision for income taxes	(1,595)	(23)	—	Z	(23)
			1,595	AA	—

Net (Loss) Income	$(431)	$8,335	$9,715		$17,619

Weighted average number of shares outstanding subject to possible conversion
Basic	8,003,166		(8,003,166)		—
Diluted	8,003,166		(8,003,166)		—
Net income per share amount
Basic	$0.05				$—
Diluted	$0.05				$—
Weighted average number of shares outstanding not subject to possible conversion
Basic	41,407,684		(41,407,684)		—
Diluted	41,407,684		(41,407,684)		—
Net loss per share amount
Basic	$(0.02)				$—
Diluted	$(0.02)				$—
Weighted average number of Class A common shares outstanding
Basic	—		33,463,859		33,463,859	AB
Diluted	—		44,287,809		44,287,809	AB
Net income per share amount
Basic	$—				$0.46	AB
Diluted	$—				$0.40	AB
Weighted average number of Class B common shares outstanding
Basic	—		7,405,956		7,405,956	AB
Diluted	—		7,405,956		7,405,956	AB
Net income per share amount
Basic	$—				$0.07	AB
Diluted	$—				$—	AB
Weighted average number of Class C common shares outstanding
Basic	—		12,375,000		12,375,000	AB
Diluted	—		12,375,000		12,375,000	AB
Net income per share amount
Basic	$—				$—	AB
Diluted	$—				$—	AB

Unaudited Pro Forma Combined Income Statement, Year Ended December 31, 2007

($ thousands except per share)	Marathon	Global Ship Lease Inc.	Pro Forma Adjustments	Note	Pro Forma Combined
Operating Revenues
Voyage revenue	$—	$332,186	$(332,186)	M	$—
Time charter revenue	—	2,909	72,352	N	75,564
			303	O

Total operating revenues	—	335,095	(259,531)		75,564
Operating Expenses
Voyage expenses	—	(249,457)	249,457	P	—
Vessel expenses	—	(23,959)	489	Q	(23,470)
Depreciation	—	(16,119)	(548)	R	(16,667)
General and administrative	(1,184)	(17,751)	10,180	S	(8,755)
Other operating income/(expense)	—	2,341	(2,341)	T	—

Total operating expenses	(1,184)	(304,945)	257,236		(48,893)

Operating Income	(1,184)	30,150	(2,295)		26,671
Non Operating Income/Expense
Interest income	14,875	207	(14,875)	U	207
Interest expense	—	(13,561)	7,784	V	(8,034)
			(1,758)	W
			(498)	X
Preferred stock dividend			(3,509)	Y	(3,509)

Income Before Income Taxes	13,691	16,796	(15,152)		15,336
Provision for income taxes	(7,009)	(20)	(76)	Z	(96)
			7,009	AA

Net Income	$6,683	$16,776	$(8,219)		$15,240

Weighted average number of shares outstanding subject to possible conversion
Basic	8,003,166		(8,003,166)		—
Diluted	8,003,166		(8,003,166)		—
Net income per share amount
Basic	$0.18				$—
Diluted	$0.18				$—
Weighted average number of shares outstanding not subject to possible conversion
Basic	41,407,684		(41,407,684)		—
Diluted	52,374,624		(52,374,624)		—
Net income per share amount
Basic	$0.13				$—
Diluted	$0.10				$—
Weighted average number of Class A common shares outstanding
Basic	—		33,463,859		33,463,859	AB
Diluted	—		44,289,671		44,289,671	AB
Net income per share amount
Basic	$—				$0.46	AB
Diluted	$—				$0.34	AB
Weighted average number of Class B common shares outstanding
Basic	—		7,405,956		7,405,956	AB
Diluted	—		7,405,956		7,405,956	AB
Net income per share amount
Basic	$—				$—	AB
Diluted	$—				$—	AB
Weighted average number of Class C common shares outstanding
Basic	—		12,375,000		12,375,000	AB
Diluted	—		12,375,000		12,375,000	AB
Net income per share amount
Basic	$—				$—	AB
Diluted	$—				$—	AB

Notes to the Pro Forma Combined Financial Statements ($ thousands except per share and per day amounts)

Unaudited Pro Forma Combined Balance Sheet

The balance sheets included in the prospectus do not reflect the financial condition of GSL Holdings as of the date of the closing of the Merger. Therefore, we have recorded pro forma adjustments to reflect the relevant financial arrangements of the Merger and the January 2008 newly built vessel acquisitions as if those transactions had occurred on June 30, 2008. The pro forma adjustments are described in more detail as follows:

A.	Transfer of funds held in trust to restricted and unrestricted cash accounts. Restricted cash represents the minimum cash balance required by the Global Ship Lease credit facility.

B.	Marathon will account for the business combination under the purchase method. Under the purchase method, the assets acquired and liabilities assumed will be recorded at their fair values as of the acquisition date. Any excess of the fair value of the net acquired assets over the purchase price will be recorded as a pro rata reduction of identified intangible assets, vessels in operation and other fixed assets. The following table shows the adjusted fair values, as of the date of this supplement, of the assets purchased and liabilities assumed in the transaction. These values do not reflect the final adjustments to the purchase price or the final allocation of the fair value excess of the net acquired assets, as the process to assign a fair value to the various tangible and intangible assets and liabilities has not been completed.

	Shares	Fair Value	Fair Value per share
Calculation of Allocable Purchase Price:
Cash payment		$18,570
Class A common stock (1)	6,778,650	51,992	$7.67
Class B common stock (1)	3,934,050	26,083	$6.63
Class C common stock (1)	12,375,000	89,471	$7.23
Warrants (2)	3,131,900	1,184	$0.38
Mandatory redeemable preferred stock (3)		48,000
Transaction related expenses (4)		14,384

Total allocable purchase price		$249,684

Estimated Allocation of Purchase Price:
Cash and cash equivalents		$9,444
Prepaid expenses and other receivables		3,030
Vessel deposit (5)		99,000
Derivative instruments		10,071
Vessels in operation (6)		525,266
Other fixed assets (7)		22
Debt		(401,100)
Accounts payable		(1,701)
Accrued expenses and other liabilities		(9,133)
Intangible assets (8)		42,807
Intangible liabilities (9)		(28,021)

Total allocable purchase price		$249,684

The fair value of the acquired assets and liabilities has been reduced by $118,682, which equals the estimated excess of the fair value of the net acquired assets over the purchase price. Accordingly, three assets classes were reduced pro rata: (i) identified intangible assets of $51,750 to $42,807, (ii) other fixed assets from $27 to $22 and (iii) the fair value of the vessels in operation from $635,000 to $525,266.

(1)	Recognition of issuance of common shares to CMA CGM as consideration pursuant to the merger agreement. The Class A common shares have been valued at the $7.67 per share average closing price of the common stock (using the average closing price of the five business days on and surrounding the announcement of definitive terms of the Merger on July 24, 2008). The rights of holders of Class B common shares will be identical to those of holders of Class A common shares subject to meeting certain tests, except that the holders of Class B common shares will not be entitled to receive any dividends with respect to any quarter prior to those paid with respect to the fourth quarter of 2008 and their dividend rights will be subordinated to those of holders of Class A common shares until at least the third quarter of 2011. The rights of holders of Class C common shares will be identical to those of holders of Class A common shares, except that holders of Class C common shares will not be entitled to receive any dividends and the Class C common shares will convert into Class A common shares on a one-for-one basis on January 1, 2009. Please see “Description of Securities” in the prospectus.

Management estimated the per share value of the Class C common shares by discounting the share price of $7.67 by the present value of the first two $0.23 dividends foregone in 2008. Management calculated the discount rate of 10.75% by using the average of (a) a 12.6% cost of equity using the dividend growth model (assumes a comparable dividend of 8.6% and long-term dividend growth of 4.0%) and (b) an 8.9% cost of equity using the beta method (4.38% U.S. Risk Free Rate (30-year U.S. Treasury) plus a 5.0% adjusted equity market risk premium). Using this rate, the discount for the present value of the waived dividends is $0.44. This results in an implied share price of $7.23.

Management estimated the per share value of the Class B common shares using the same method for the forgone dividends as used for Class C common shares. Management applied an additional discount for subordinated dividend risk and impaired liquidity. Management estimated this additional discount of 7.8% (or $0.60 per share) by examining trading performance of subordinated share class for precedent transactions. This results in an implied share price of $6.63.

(2)	Warrants issued to CMA CGM as part of the purchase price. The warrants were valued using the Black-Scholes Option Pricing Model, with an average share price of $7.67 (as described in note B(1) above), expected volatility at 30.00%, a risk free rate of 3.87%, an expected dividend yield of 11.99% over the duration of the instrument, and an expected duration of 5 years.

(3)	The issuance of $48,000 of mandatorily redeemable preferred shares of Global Ship Lease to CMA CGM, which finances most of the repurchase of 6,248,070 Class A common shares. Considering the terms and conditions of mandatorily redeemable preferred shares, management estimates their fair value to equal their par value.

(4)	Payment of costs related to the Merger, including advisory fees, legal fees, accounting fees, and other miscellaneous transaction fees. The calculation of estimated costs related to the Merger reflects costs incurred to date combined with estimated costs to complete the transaction, as provided by the parties and their advisors, attorneys and accountants.

(5)	Deposit included in purchase price related to prepayment for the five contracted vessels. If the vessels are not delivered, CMA CGM must cash refund the deposit.

(6)	Reflects the adjustment of Global Ship Lease’s vessel carrying value to the charter-free fair value as of the Merger closed on August 14, 2008, less an adjustment due to the excess of the fair value of the net assets acquired over the purchase price of approximately $109,734. Please refer to note R for details.

(7)	The $27 other fixed assets were reduced by $5 as an allocation of the excess fair value of the net acquired assets over the purchase price.

(8)	Intangible assets related to purchase agreements for three of the five vessels expected to be delivered in December 2008 and July 2009 of $51,750 were identified. The contractual purchase prices of the three vessels, which were negotiated in 2007, are currently less than the fair value of the vessels. The current assumption is that the newbuilding and one secondhand vessel are being purchased at fair value, and therefore result in no intangible asset. Due to the overall excess of the fair value of the net assets acquired over the purchase price, these intangible assets were reduced $8,943 to $42,807. These intangible assets will not be amortized. At the time of purchase, these intangible asset will be reversed and the book basis of the purchased ships will be increased. The total book basis will be depreciated over the vessels’ expected useful lives.

(9)	To record Marathon management’s estimate of fair value for intangible liabilities consisting of below-market charters to be amortized for each vessel over the remaining life of the charter. The fair value of current market rate charters was estimated by management based on its experience with regard to availability of similar vessels, costs to build new vessels and current market demand. The contracted lease rates were compared to the estimated current market lease rates for similar vessels. The estimated lease intangibles were computed by discounting the difference in the projected lease cash flows using a discount rate of 8% and the length of the charter as the relevant time period. The net intangible liabilities related to the 12 secondhand vessels in the initial fleet total $6. Please refer to note O for details. The intangible liabilities for the five contracted vessels total $28,017, which will begin amortizing at the time of each vessel acquisition. These estimates are management’s best estimates and are subject to change pending completion of appraisals of the principal assets by experts as at completion of the Merger.

C.	Payment of fees related to the Merger (See note B (4)) net of $7,935 (1,000,000 shares at $7.935 per share) of such fees paid in stock in lieu of cash; payment of $2,430 of Global Ship Lease expenses (See note I below.)

D.	Payment of deferred underwriting discounts and commissions placed in trust account pending completion of a business combination.

E.	Buyback of 9,472,870 Class A shares of Marathon at $7.935 per share, which represents the cash paid upon the closing of the Merger.

F.	Payment for shares converted upon merger closing (7,724,677 shares at $7.935 per share); adjustment of common stock subject to possible redemption and attributable interest due to reflect actual conversion at Merger close. The approximate trust value per share was based upon an estimated effective tax rate. A final adjustment may be made after the final tax returns are filed.

G.	$401,100 transfer of outstanding credit facility borrowings from short-term debt to long-term as a result of the credit facility amendment to allow for the Merger, which extends the maturity of the credit facility; capitalization of credit facilities fees of $3,986 (current asset: $498, non-current asset: $3,488), of which $1,190 was prepaid by Global Ship Lease prior to the Merger; $133,199 repayment of credit facility from remaining trust proceeds.

H.	Reverse Global Ship Lease’s previously capitalized deferred financing costs; reclassify current portion of newly capitalized credit facility fees (see note G above)

I.	Reverse $3,614 of Marathon accrued merger related expenses incurred through June 30, 2008 paid and accounted for as part of the $14,384 of transaction related expenses within the purchase price; Eliminate $2,430 of Global Ship Lease’s accrued expenses paid out of the trust funds upon Merger closing.

J.	Reversal of former Global Ship Lease parent company liabilities and payment of the $4,669 of accrued interest payable on shareholder loan to CMA CGA.

K.	The reversal of old common shares and the recognition of the change in equity composition pursuant to the final merger agreement.

Class A		Number of Shares
	Original Marathon shares	49,410,850
	Common shares held by insiders transferred to Class B	(3,471,906)
	Exchange of Marathon Founder shares for warrants	(3,056,188)
	Issuance of Class A common shares to CMA CGM	6,778,650
	Buyback of public Class A common shares	(9,472,870)
	Stock payment of fees	1,000,000
	Conversion of Class A shares	(7,724,677)

		33,463,859

Class B
	Transfer from Class A	3,471,906
	Issuance of Class B Shares to CMA CGM	3,934,050

		7,405,956

Class C
	Issuance of Class C Shares to CMA CGM	12,375,000

Total		53,244,815

L.	Reversal of Global Ship Lease’s stockholder equity.

Unaudited Pro Forma Combined Income Statement

The statements of income included in the prospectus do not reflect the operating results that would have been obtained under Global Ship Lease’s fixed-rate long-term charters and ship management agreements. As such, pro forma adjustments have been made to the combined statement of income to reflect the pro forma results of operations under the fixed rate long-term charters and ship management agreements as if those contractual arrangements had been in place on January 1, 2007 for the 10 secondhand vessels of Global Ship Lease’s initial fleet which were operated for the full year in 2007 and for the six months ended June 30, 2008.

Additionally, the pro forma adjustments include operation of the two newly built vessels as if the fixed rate long-term charters and ship management agreements had been in place for the period from delivery on November 5 and December 27, 2007 until December 31, 2007 and for the entire six months ended June 30, 2008. Revenues from these vessels, interest expense on the related borrowings, depreciation expense and related vessel expenses have only been included from the time of their delivery to the Predecessor Group in November and December 2007. Had these vessels been included for the full year 2007 with no off hire, time charter revenue would have increased by $22,613, depreciation would have increased by $5,948, interest expense on the related borrowings would have increased by $12,545 and related vessel expenses would have increased by $5,367.

M.	This adjustment eliminates voyage revenue generated by Global Ship Lease’s Predecessor Group. Global Ship Lease operates as a ship owner generating revenue from its long-term charters.

N.	This adjustment is to recognize Global Ship Lease’s charter hire receivable for its initial fleet under the long-term charter arrangements in place with CMA CGM based on the actual number of days of operation and the revised charter rates per the merger agreement. The 2007 adjustment reflects the charter revenue at the revised rates which would have been derived from (i) the 10 secondhand vessels operated by the Predecessor Group up to the dates of their acquisition in December 2007 by Global Ship Lease and (ii) the two newly built vessels from their delivery to the Predecessor Group in November and December 2007 until December 31, 2007.

The adjustment for the first six months of 2008 reflects the charter revenue at the revised rates less the charter revenue recorded by Global Ship Lease which uses the actual rates in effect for the relevant period.

For the purposes of this unaudited pro forma financial information, Global Ship Lease’s charters have been classified as operating leases under U.S. GAAP.

Please see “Global Ship Lease Business—Time Charters” in the prospectus for more information on these agreements.

	Year ended December 31, 2007
	Amended Charter rate ($/day) (A)	Actual number of days operation in 2007			Total pro forma charter revenue for the year (A) * (B)
		Predecessor Group	GSL	Total (B)
Ville d’Orion	$28,500	332	11	343	$9,776
Ville d’Aquarius	28,500	349	13	362	10,317
CMA CGM Matisse	18,465	352	12	364	6,721
CMA CGM Utrillo	18,465	344	21	365	6,740
MOL Rainbow	18,465	352	13	365	6,740
Julie Delmas	18,465	332	22	354	6,537
Kumasi	18,465	340	12	352	6,500
Marie Delmas	18,465	331	19	350	6,463
CMA CGM La Tour	18,465	352	12	364	6,721
CMA CGM Manet	18,465	339	25	364	6,721
CMA CGM Alcazar	33,750	56	—	56	1,890
CMA CGM Château d’lf	33,750	4	—	4	135

					75,261
Less Global Ship Lease actual					(2,909)

Pro forma adjustment					$72,352

	Six months ended June 30, 2008
	Revised Charter rate ($/day) (A)	Actual number of days in service			Total pro forma charter revenue for the six months (A) * (B)
Vessel		Predecessor Group	GSL	Total (B)
Ville d’Orion	$28,500	—	182	182	$5,187
Ville d’Aquarius	28,500	—	180	180	5,130
CMA CGM Matisse	18,465	—	181	181	3,342
CMA CGM Utrillo	18,465	—	182	182	3,361
MOL Rainbow	18,465	—	167	167	3,084
Julie Delmas	18,465	—	176	176	3,250
Kumasi	18,465	—	182	182	3,361
Marie Delmas	18,465	—	182	182	3,361
CMA CGM La Tour	18,465	—	180	180	3,324
CMA CGM Manet	18,465	—	182	182	3,361
CMA CGM Alcazar	33,750	16	166	182	6,143
CMA CGM Château d’lf	33,750	9	173	182	6,143

					49,047
Less Global Ship Lease actual at old rates					(44,761)

Pro forma adjustment					$4,286

O.	Recognition of intangible liabilities to adjust below market leases to current market prices.

Ship Name	Charter Duration	Intangible Liability	2007 Annual Accretion	Six months ended June 30, 2008 Accretion
Ville d’Aquarius	5	$—	$—	$—
Ville d’Orion	5	—	—	—
Julie Delmas	10	(86)	9	4
Kumasi	10	(86)	9	4
Marie Delmas	10	(86)	9	4
MOL Rainbow	10	(86)	9	4
CMA CGM Matisse	9	(646)	72	36
CMA CGM Utrillo	9	(646)	72	36
CMA CGM La Tour	9	(646)	72	36
CMA CGM Manet	9	(646)	72	36
CMA CGM Chateau d’If	13	1,461	(17)	(56)
CMA CGM Alcazar	13	1,461	(1)	(56)

		$(6)	$303	$48

P.	This adjustment eliminates the voyage expenses related to Predecessor Group freight revenue, which has been adjusted in note N above. Voyage expenses are borne by the charterer.

Q.	The 2007 adjustment amounting to $489 is to (i) recognize the fees relating to Global Ship Lease’s ship management agreements with CMA Ships for $114 per vessel per year, amounting to $1,109 for the initial fleet (ii) remove the fees relating to the management agreements with Midocean (IOM) Limited for four of Global Ship Lease’s vessels, amounting to $456, which would not have been incurred and (iii) reflect the effect of the global expense agreement with CMA Ships, which is determined on a fleet basis, that would have reduced Global Ship Lease’s vessel expenses by $1,139.

	Year ended December 31, 2007
Vessel Name	Actual vessel expenses in GSL combined financial statements	Pro forma adjustments to vessel expenses (in thousand of U.S. dollars)
		CMA Ships management fees	Midocean management fees	Effect of the global cap agreement	Total pro forma adjustment to vessel expense
Ville d’Orion	$2,525	$110	$—	$47	$157
Ville d’Aquarius	2,684	110	—	(93)	17
CMA CGM Matisse	2,274	110	—	(120)	(10)
CMA CGM Utrillo	2,406	107	—	(252)	(144)
MOL Rainbow	2,145	110	(116)	102	4
Julie Delmas	2,009	107	(113)	136	130
Kumasi	2,046	110	(116)	98	92
Marie Delmas	2,101	108	(114)	41	35
CMA CGM La Tour	2,796	110	—	(626)	(516)
CMA CGM Manet	2,588	106	—	(433)	(327)
CMA CGM Alcazar	326	17	—	84	102
CMA CGM Château d’lf	59	1	—	(30)	(29)

	$23,959	$1,109	$(459)	$(1,139)	$(489)

	Six months ended June 30, 2008
	Pro forma adjustments to vessels expenses (in thousand of U.S. dollars)
	CMA Ships management fees	Effect of the global cap agreement	Total pro forma adjustment to GSL vessel expense
CMA CGM Alcazar	$5	$—	$5
CMA CGM Château d’lf	3	—	3

	$8	$—	$8

R.	To record additional depreciation related to the adjustment of Global Ship Lease’s vessel carrying value to current fair value, which includes an element related to dry-dock costs and which is amortized over the period to the next anticipated dry-dock.

In thousands $	Fair Value of Vessels				Pro forma depreciation expense for vessel component		Pro forma depreciation for dry-dock component
	Total	Expected residual value	Depreciable amount of Vessel Component	Estimated useful life	Depreciation for the six month period	Depreciation for the 12 month period	Depreciation for the six month period	Depreciation for the 12 month period
Ville d’Orion	$43,700	$3,972	$39,228	18.6	$1,057	$2,113	$90	$181
Ville d’Aquarius	43,321	3,972	38,982	21.5	908	1,817	71	141
CMA CGM Matisse	30,457	2,527	27,804	21.4	651	1,302	56	111
CMA CGM Utrillo	30,457	2,527	27,797	21.5	648	1,296	55	110
MOL Rainbow	34,430	2,933	29,981	24.7	607	1,213	160	320
Julie Delmas	33,484	2,933	30,376	24.4	623	1,247	157	313
Kumasi	33,484	2,933	29,417	23.5	627	1,254	148	296
Marie Delmas	33,484	2,933	29,543	23.5	628	1,257	140	281
CMA CGM La Tour	32,349	2,936	28,863	23.0	628	1,256	94	188
CMA CGM Manet	32,349	2,936	28,678	23.3	617	1,233	125	251
CMA CGM Alcazar	88,500	5,032	82,852	29.3	1,412	433	72	22
CMA CGM Château d’lf	89,250	5,032	83,590	29.5	1,417	31	73	2

Total	$525,266	$40,663	$477,112		$9,823	$14,452	$1,241	$2,215

This adjustment also reflects the effect of the change from 25 to 30 years in estimated useful lives of Global Ship Lease’s vessels as if its initial fleet was operated under its chartering activity from January 1, 2007. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Global Ship Lease—Vessel Lives” in the prospectus for more detail.

S.

As a result of the Merger, Global Ship Lease became a charterhire company rather than a freight company. This adjustment is to recognize estimated general and administrative expenses related to Global Ship Lease of approximately $8,755 per year, which includes directors’ fees and expenses, salaries and benefits, equity incentive awards during year one, office rent, legal and professional fees, directors’ and officers’ insurance and miscellaneous fees and expenses. Global Ship Lease benefits from a simpler general and administrative structure to manage its ship owning business compared to the business of its Predecessor Group. The substantial reduction in pro forma general and administrative expenses compared to historical amounts reflects Global Ship Lease’s simplified business model of ship ownership compared to the Predecessor Group’s business of carrying containerized cargo which required significant infrastructure, information systems and staff. General and administrative expenses in the historical financial statements were determined as an allocation of overhead of the CMA CGM group of which the Predecessor Group was a part, with allocation based on fleet capacity pro rata to the vessels in the Predecessor Group’s fleet. Pro forma general and administrative expenses have been determined specifically for the on-going Global Ship Lease business, which outsources a significant portion of its operational support under its ship management contracts and therefore, compared to other business models, has a lower overhead structure. Despite becoming a publicly listed entity, Global Ship Lease believes that the new business model results in lower general and administrative expenses. The estimated general and administrative expenses are analyzed as follows:

In thousands of U.S. dollars	Estimated annual amount	Basis of determination
Directors fees and expenses	$1,000	Based upon current estimates.

Salaries and benefits	2,100	Based upon current estimates.

Equity incentive awards	2,755	Year 1 expense based on contracts.

Directors and officers insurance	500	Premiums based on estimated quotes received from insurance brokers.

Accounting and audit services	800	Signed or draft engagement letters.

Traveling and entertaining expenses	600	The management team’s estimate based on their estimates of travel costs and entertaining expenses, for expected travel for managing the existing business and for business development.

Other professional services	200	The management team’s estimate of on-going costs for tax, legal and similar services.

Office rents	200	Based on a signed short-term rental agreement and estimated costs of a longer term agreement for the principal executive office space.

Miscellaneous	600	The management team’s estimate for other expected general and administrative costs, including insurance and claims support, investor relations support, corporate communications including quarterly financial statements and an annual general meeting.

Total	$8,755

The board of directors is not yet fully constituted and fees have not been finalized. The $1,000 estimate for directors fees and expenses is comprised of board fees of $800, representing an estimated chairman’s fee of $150, together with fees for the six other directors at $100 each, and was based on discussions with prospective board members. Expenses for board meetings are estimated at $200 annually, based on travel and accommodation costs for four meetings a year for seven directors.

Of the $2,100 estimate for salaries and benefits, $1,200 consists of estimated cash based compensation and other benefits for the chief executive officer, chief financial officer and chief commercial officer and is based on the employment agreements entered into at the closing of the Merger (assuming cash bonus is 50% earned). Management has estimated cash compensation and other benefits with respect to other officers and employees likely to be employed based on costs incurred by Global Ship Lease for similar services during its first six months of operations. A total of 780,000 shares of restricted stock has been authorized as part of the equity based compensation plan offered to the officers of Global Ship Lease and is to vest over three years. The fair value of these stock units is calculated by multiplying the number of shares by the share value at the date of grant, which is discounted for dividends forfeited over the vesting period. The share value at date of grant is $7.37, which is the average closing price of the common stock on and surrounding the merger close date of August 14, 2008. The share value is discounted for the estimated $0.23 quarterly dividend over the vesting period at a rate 10.75% (same as that used to discount the Class C shares in the purchase price allocation). This discount results in a share value of $6.27 in year one, $5.48 in year two, and $4.76 in year three. Using the graded vesting method of expensing the RSU grants, the expense is $2,755 in year one ($1,377 for the six months), $1,125 in year two, and $412 in year three, respectively. This results in a total value of $4,292 to be amortized over an estimated three-year vesting (service) period.

T.	For the six months ended June 30, 2008, $280 represents the losses on certain derivative hedging transactions entered into by Global Ship Lease’s Predecessor Group so as to mitigate the risk of bunker price fluctuations. In the future, any transactions of this nature will be entered into by the charterer, if deemed necessary by them. As an owner, Global Ship Lease will not bear the cost of bunkers and $152 represents passenger revenue. In the year ended December 31, 2007, the Predecessor Group’s gain on bunker hedges was $2,341.

U.	Reversal of interest income earned by the Marathon trust assets.

V.	Interest expense on post-Merger long-term debt balance of (i) $80,745 from January 1, 2007 to November 4, 2007 (ii) $174,323 from November 5, 2007 through December 26, 2007 resulting from payment relating to the delivery of the CMA CGM Alcazar on November 5 and (iii) $267,901 from December 27, 2007 through December 31, 2007 resulting from the delivery of the CMA CGM Château d’If on December 27, 2007. This is based on the 3 month LIBOR for November and December 2007 of 5.013% and 5.131% plus 75 basis points, which is the applicable spread based on the anticipated average levels. Interest expense for the first six months of 2008 reflects a debt balance of $267,901 at the six months ended June 30, 2008 average 3-month LIBOR (3.18%) plus 75 basis points.

W.	Represents the 25 basis points commitment fee on the undrawn portion of the $800 million credit facility. The undrawn portion represents the $800 million total facility less the outstanding debt throughout the respective financial statement periods. For the year ended December 31, 2007, the undrawn portion was (i) $719,255 from January 1, 2007 to November 4, 2007, (ii) $625,677 from November 5, 2007 to December 6, 2007 and (iii) $532,099 from December 27, 2007 to December 31, 2007. For the six months ended June 30, 2008, the undrawn portion was $532,099. See note V for details on the outstanding debt for the respective periods.

X.	To recognize the amortization of deferred financing costs associated with credit facility amendments to allow for the Merger, $3,986 of deferred financing costs are amortized on a straight-line basis over the eight year life of the facility.

Y.	The mandatorily redeemable preferred share dividend rights rank senior to the common shares and shall be entitled to receive a quarterly cash dividend equal to the 3-month LIBOR (5.31%: 2007 and 3.18%: 2008) plus 2% of the Original Issue Price ($48,000) per annum on each outstanding preferred share. For financial reporting purposes, this dividend is classified as part of interest expense on the combined income statement.

Z.	Global Ship Lease intends to operate generally in jurisdictions where it will not be subject to income tax. Its principal executive office will be located in the United Kingdom where a separate subsidiary legal entity has been established. This separate entity provides administrative and support services to the group and invoices other group companies based on a cost plus an 8% margin. It is expected that the service company will invoice its affiliates approximately $4.0 million worth of expenses. Applying the 8% margin and the corporate income tax rate prevailing in the United Kingdom of 30% will result in an income tax liability estimated to be approximately $0.1 million.

AA.	Adjustment due to redomiciliation to Marshall Islands and resulting corporate tax rates. This pro forma assumption does not contemplate any adverse tax consequences. Please see “Risk Factors Relating to Tax Matters” in the prospectus.

AB.	Basic earnings per common share is computed by dividing the earnings applicable to common stockholders by the weighted average number of common shares outstanding for the period. At both June 30, 2008 and December 31, 2007, there were 45,535,850 warrants to purchase Class A common shares outstanding, including 5,500,000 sponsor warrants (which must be exercised on a cashless basis), at an exercise price of $6. Pursuant to the revised Merger Proposal, 6,188,088 warrants were issued at an exercise price of $9.25, which are anti-dilutive at both June 30, 2008 and December 31, 2007. The 780,000 restricted stock units authorized as part of management’s equity incentive plan have also been reflected in the diluted earnings per share calculation. The average market price used in the diluted share computation was $7.78 for the first six months of 2008 and $7.74 for the year ended December 31, 2007.

	For the six months ended June 30, 2008	For the year ended December 31, 2007
For Class A Common Shares:
Weighted average number of common shares outstanding not subject to conversion	41,407,684	41,407,684
Weighted average number of common shares outstanding subject to conversion	8,003,166	8,003,166
Common shares held by insiders transferred to Class B	(3,471,906)	(3,471,906)
Exchange of Marathon Founder shares for warrants	(3,056,188)	(3,056,188)
Issuance of Class A common shares to CMA CGM	6,778,650	6,778,650
Buyback of public Class A common shares	(9,472,870)	(9,472,870)
Stock payment of fees	1,000,000	1,000,000
Conversion of Class A shares at merger date	(7,724,677)	(7,724,677)

Weighted average number of shares outstanding as used in computation of basic income per share	33,463,859	33,463,859

Effect of diluted securities—warrants and stock based incentives	10,823,950	10,825,812

Shares used in computation of diluted income per share	44,287,809	44,289,671

The Merger created 7,405,956 shares of Class B common shares through the transfer of 3,471,906 shares of existing Class A common shares and the new issuance of 3,934,050 Class B common shares.

Upon completion of the Merger, Class A common shareholders have rights to a quarterly dividend. Class B common shareholders will not be entitled to receive any dividends in respect of income prior to the fourth quarter of 2008 and their dividend rights will be subordinated to those of holders of Class A common shares. Within the pro forma financials, the quarterly dividend of $0.23 per Class A common share has been fully met for the six months ended June 30, 2008 before dilution and is thus shown as basic net income per Class A common share. Thus, Class B common shareholders are entitled to receive a portion of the earnings and the residual net income, after allowing for the Class A common share dividends, is spread over the Class B common shares to determine their net income per share. On a diluted basis there is insufficient net income to cover the dividend of $0.23 per quarter on the Class A and Class B common shares and therefore diluted net income per Class A common share is net income divided by the weighted average number of diluted Class A common shares. There is no net income per Class B common share. Class B common shares will convert to Class A common shares on a one-for-one basis after the expiration of the subordination period and provided certain financial conditions are met. Class C common shares will convert to Class A common shares on a one-for one basis on January 1, 2009 and are not entitled to receive any dividends prior to the conversion. As the record date for the fourth quarter 2008 dividend is anticipated to be post-conversion, Class C common shareholders will be entitled to receive this dividend.

Subsequent Events

On August 12, 2008, Marathon stockholders approved the Merger Agreement with GSL Holdings, CMA CGM and Global Ship Lease, a wholly owned subsidiary of CMA CGM, pursuant to which Marathon merged with and into GSL Holdings, a newly-formed, wholly-owned Marshall Islands subsidiary, and then Global Ship Lease merged with and into GSL Holdings, with GSL Holdings continuing as the surviving company domiciled in the Republic of the Marshall Islands and renamed Global Ship Lease, Inc.

On August 28, 2008, Marathon Investors, LLC was dissolved and the sponsor warrants were distributed to Michael Gross, who subsequently transferred 1,650,000 warrants to Magnetar Capital Partners LP.

THE INTERNATIONAL CONTAINERSHIP INDUSTRY

The information and data in this section relating to the international containership industry has been provided by Drewry Shipping Consultants (Drewry), and is taken from Drewry databases and other sources available in the public domain. Drewry has advised us that it accurately describes the international containership industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented. Drewry’s methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the containtership industry.

Overview

The maritime transportation industry is a vital link in international trade, with oceangoing vessels representing the most efficient, and often the only, means of transporting large volumes of commodities, semi-manufactured goods and finished products. Seaborne cargo is categorized as either dry or liquid. Dry cargo includes container cargo, dry bulk cargo and other dry non-container cargo, while liquid cargo includes oil, refined oil products, liquefied gases and chemicals. Container cargo is shipped primarily in 20-foot or 40-foot containers and includes a wide variety of raw materials, commodities, semi manufactured goods and finished products. In 2007, approximately 1,272 million tons of container cargo was moved by sea, representing 389 million TEU of loaded container port movements. Dry bulk cargo includes, among other things, iron ore, coal and grain, other agricultural products, minerals, cement and forest and metal products. Other non-container cargo includes dry cargo that cannot be shipped in a container due to size, weight or handling requirements, such as large manufacturing equipment or large industrial vehicles.

The following table illustrates the breakdown of the global trade by type of cargo in 2007:

World Seaborne Trade (2007)

	Tons (Millions)	% Total
Dry Bulk	2,975	33.2
Liquid	3,881	43.4
Container Cargo	1,272	14.2
Non-Container/General Cargo	820	9.2

Total	8,948	100.0

Source: Drewry

Container Shipping

Container shipping was first introduced in the 1950’s and since the late 1960’s has become the most common method for transporting many industrial and consumer products by sea. Container shipping is performed by container shipping companies who operate frequent scheduled or liner services, similar to a passenger airline, with pre-determined port calls, using a number of owned or chartered vessels of a particular size in each service to achieve an appropriate frequency and utilization level.

Container shipping occupies an increasingly important position in world trade and it is the fastest growing sector of international shipping, benefiting from a shift in cargo transport towards unitization as well as from changes in world trade. The 2007 container shipping volume increased by nearly 11.5% from 2006. This growth has been sustained by general increases in world trade, increased global sourcing and manufacturing and continuing penetration of the general cargo market. Container shipping companies have also shown a trend to charter an increased percentage of their fleets from third party owners on competitive long-term charters as opposed to purchasing vessels outright. This is primarily due to the continued strong growth in capacity demand, container shipping companies’ capital constraints and increased requirements for flexibility in fleet deployments to optimize changing service demands.

In 2007, approximately 1.27 billion tons of containerized cargo was transported by sea, comprising 14% of all seaborne trade (in tonnage), representing an increase of 161.7% compared to 1997, when 486 million tons of cargo was carried in containers. In the period from 1997 to 2007, the average annual increase in trade based in terms of tons of containerized cargo carried has been approximately 10.1%, compared with 4.6% for all types of cargo transported by sea.

World Container Cargo (‘000 Tons)

Source: Drewry

Container shipping has a number of advantages compared with other shipping methods, including:

•

Less Cargo Handling. Containers provide a secure environment for cargo. The contents of a container, once loaded into the container, are not directly handled until they reach their final destination. Using other shipping methods, cargo may be loaded and discharged several times, resulting in a greater risk of breakage and loss.

•	Efficient Port Turnaround. With specialized cranes and other terminal equipment, containerships can be loaded and unloaded in significantly less time and at lower cost than other cargo vessels.

•

Highly Developed Intermodal Network. Onshore movement of containerized cargo, from points of origin, around container ports, staging or storage areas and to final destinations, benefits from the physical integration of the container with other transportation equipment such as road chassis, railcars and other means of hauling the standard-sized containers. A sophisticated port and intermodal industry has developed to support container transportation.

•

Reduced Shipping Time. Containerships can travel at speeds of up to 25 knots per hour, even in rough seas, thereby transporting cargo over long distances in relatively short periods of time. This speed reduces transit time and facilitates the timeliness of regular scheduled port calls, compared to general cargo shipping.

The containers used in maritime transportation are steel boxes of standard dimensions. The standard unit of measure of volume or capacity in container shipping is the 20-foot equivalent unit or TEU, representing a container which is 20-foot long, and typically 8.5 feet high and 8 feet wide. A 40-foot long container is equivalent to two TEU. There are specialized containers of both sizes to carry refrigerated perishables or frozen products as well as tank containers that carry liquids such as liquefied gases, spirits or chemicals.

A container shipment begins at the shipper’s premises with the delivery of an empty container. Once the container has been filled with cargo, it is transported by truck, rail or barge to a container port, where it is loaded onto a containership. The container is shipped either directly to the destination port or through an intermediate port where it is transferred to another vessel, an activity referred to as trans-shipment. When the container arrives at its destination port, it is off-loaded and delivered to the receiver’s premises by truck, rail or barge.

Containership Demand

Global container trade has increased every year since the introduction of long haul containerized shipping routes in the late 1960s. Its growth is primarily driven by the growth of economic output and consumption, increases in global sourcing and changes in patterns of world trade. Therefore, container trade growth is in part dependent on levels of economic growth and regional/national GDP. GDP serves as the best indicator of prospective container volumes.

Inexpensive and reliable containerized transport has facilitated manufacturing and distribution processes that have accompanied globalization allowing manufacturing to move away from traditionally high cost production areas, such as Japan, West Europe and North America, to lower cost production areas, such as China. There has been little or no impact on the quality of the distribution process to the primary consumer markets. As an illustration of the relative low cost of containerized transportation, many technologically advanced countries are exporting component parts for assembly in other countries and re-importing the finished products. Manufacturers have also focused more on “just-in-time” delivery methods, which is facilitated by the fast transit times and frequent, reliable services offered by container line operators and the intermodal industry.

The container shipping industry has exhibited high demand growth with a compound annual growth rate in volume terms (as measured in TEU capacity) of approximately 10% over the period from 1997 through 2007. This growth represents a multiple of approximately three times the growth in world GDP over the same period. The high growth rate was mainly due to the following factors:

•	increases in world trade;

•	increases in global sourcing and manufacturing; and

•	continuing penetration by containerization of traditional shipping sectors, such as bulk and refrigerated cargo markets.

Operators have shifted away from traditional methods of transporting general cargo and refrigerated perishables towards containerization, as more ports around the world introduce container handling technology and as container shipping productivity becomes more widely recognized.

In addition to the effect of general economic conditions, there are several structural factors that also impact global container trade, and may cause the demand for containerships to continue to rise even in periods of economic stagnation. Investment in port and canal infrastructure has often not been sufficient to keep up with global container demand growth with a consequence that there is congestion in some parts of the transportation chain. Congestion increases ships’ time in transit and reduces overall efficiency. Also, as the largest containerships are deployed in the major trade routes, incremental tonnage is required to feed cargo to these mother ships from ports that either do not have the volume or the infrastructure to be able to serve very large vessels directly. Congestion and increasing trans-shipment absorbs additional ship capacity for no overall growth in the container market.

World container port throughput, a measure of the level of activity of the container shipping industry, is made up of three different traffic streams: loaded containers, empty containers and trans-shipment containers (full and empty). The following chart shows world container trade in terms of both loaded and empty container movements through ports globally. In the period from 1997 to 2007, port movements of loaded containers rose from 142 million to 389 million TEU, an increase of 174%.

World Containership Port Throughput including Empty Containers and Trans-shipments (Million TEU)

Source: Drewry

Regional trends in container port throughput in the period from 2001 to 2007 are shown in the table below. In total, world throughput of loaded, empty and trans-shipment containers increased from 248 million TEU in 2001 to 493 million TEU in 2007, equivalent to an increase of 99%, or a compound annual growth rate of 12%.

Regionally, the Far East and South East Asia accounted for 49% of global port throughput in 2007, compared with the other major markets of West Europe and North America. Collectively, these four regions accounted for 78% of all container port throughput in 2007.

Global Port Throughput including Empty Containers

and Trans-shipments (Million TEU)

	2001	2002	2003	2004	2005	2006	2007*
North America	31.2	34.2	37.5	40.8	44.2	46.9	48.8
West Europe	52.8	57.7	63.4	70.7	76.9	82.8	92.1
North Europe	32.0	34.5	37.5	41.9	46.1	51.0	57.1
South Europe	20.8	23.3	25.9	28.8	30.8	31.8	35.0
Asia	75.2	87.6	105.4	124.7	140.1	154.2	177.0
South East Asia	36.9	41.1	45.7	51.6	54.6	59.7	66.9
Mid-East	12.3	13.7	16.0	19.8	22.6	24.3	26.9
Latin America	18.8	19.2	21.4	24.7	27.2	31.8	35.2
Caribbean/Central America	10.4	10.4	11.5	12.9	13.9	16.6	18.4
South America	8.4	8.8	9.9	11.8	13.3	15.2	16.8
Oceania	5.3	6.0	6.5	7.3	7.52	7.9	8.6
South Asia	5.9	6.6	7.3	8.5	9.4	11.5	13.7
Africa	7.6	8.5	10.3	11.4	12.4	15.5	17.0
Eastern Europe	1.5	1.9	2.4	3.2	4.4	5.3	6.6

World	247.5	276.6	316.0	363.0	339.4	440.0	492.8

*	Data will be subject to further change as reported figures are amended by original source providers.

Source: Drewry

There are three core, or arterial, trade routes in the container shipping industry: the Transpacific, Transatlantic and Asia-Europe. These routes are often referred to as the East/West trades. Trade along the East/West routes is primarily driven by United States and European consumer demand for products made in Asia. Supporting these core routes are the North/South routes and a network of regional routes that include the Intra-Asia market, which is the largest in the world. Drewry estimates the Intra-Asia market to be over 41.8 million TEU, or 8.5% of global port throughput in 2007. Other regional routes include Europe/Mediterranean, Caribbean/United States, Europe/South America, Asia/Australia and North America/South America routes. Different routes are usually served by vessels of different sizes as determined by the size of the trade, required service frequency and physical constraints of the ports visited.

The East/West routes are higher volume and longer and, as a result, are generally served by the larger containerships known as Intermediate, Panamax, Post-Panamax and Very Large. The Intra-Asia and North/South trade routes are generally served by smaller containerships, Feeder, Handysize, Intermediate and Panamax, and regional routes are generally served by Feeder, Handysize and Intermediate. The following table shows the trade routes on which different sizes of containerships are likely to be suitable to trade:

Containerships (Typical Deployment by Size Category)

Trade Route	Feeder	Handysize	Intermediate	Panamax	Post- Panamax	Large/Very Large
TEU	<1,000	1,000- 1,999	2,000-2,999	3,000- 4,999	5,000- 7,999	8,000+
East/West Routes			X	X	X	X
Intra-Asia	X	X	X	X
North/South Routes	X	X	X	X
Intra-Regional Routes	X	X	X

Source: Drewry

The chart below shows the growth, in volume, of the three East/West trades from 2000 to 2007. These trades constitute approximately 9.0% of global port throughput, with Intra-Asia, as noted above, at 41.8 million TEU in 2007 being another 8.5%.

East/West Container Trade Routes

(Thousand TEU)

Source: Drewry

The process of globalization, China’s entry into the World Trade Organization in 2001 and the subsequent boom in cheap manufacturing has fueled global economic development and demand. As a result, almost all trade routes with the Far East have experienced significant annual growth in container traffic in the past five years.

For example, the Far East/Mediterranean trade volume grew to 5.4 million TEU in 2007 from 4.5 million TEU in 2006, which was an increase of 20.4%. Many liner services previously combined North Europe and Mediterranean calls on one service, but due to increased demand there is now a distinction in the market place. Similarly, trade from the Far East to the Mid-East, Africa (West and South) and the East Coast of South America has increased substantially in recent years as trade links with China have increased. Traditional buying patterns have also changed, and West African consumers, for example, now buy cheaper consumer goods from China rather than from Europe, which was the traditional trading partner.

Volumes on the North/South and regional trades are more difficult to chart, but the trend is one of continued growth in most sectors. With more free trade deals being signed within the Asian region, intra-Asian trade is also set to increase. Because there are so many individual trade routes and the level of trans-shipment is high, exact growth is difficult to track, but is generally estimated to be approximately 10% on an annualized basis for the trades within and from Asia.

The table above also highlights the difference in volumes between the headhaul and backhaul trades, meaning the volume moved eastbound and westbound, with the imbalance being as much as three-to-one in the dominant direction. Container traffic is unbalanced on many global trade routes and in some cases the gap is widening. While continued growth in the headhaul direction is encouraging, the imbalance impacts supply, the level and pace of newbuilding and ocean freight rates in the backhaul trades. The reason for the imbalance in backhaul trades is the divide between export-dominated and import-dominant countries for containerized goods, which is largely related to the shift of manufacturing to low cost countries. This trend is set to continue.

Containership Supply

Containerships are typically “cellular,” which means they are equipped with metal guide rails to allow for rapid loading and unloading, and provide for more secure carriage. Partly cellular containerships include roll-on/

roll-off vessels or “ro-ro” ships and multipurpose ships which can carry a variety of cargo including containers. Containerships may be “geared,” which means they are equipped with cranes for loading and unloading containers, and thus do not need to rely on port cranes. Geared containerships are typically 2,500 TEU and smaller. All large containerships are fully cellular and call at ports with adequate shore-based loading and unloading equipment and facilities.

While new investment has tended to concentrate on building gearless vessels for the larger trade routes and as port infrastructure improves, geared vessels are still very important for regional trade lanes and areas such as West Africa, the eastern coast of South America and certain Asian regions, including Vietnam and Indonesia, where port infrastructure may be poor or, in some cases, non-existent.

Because many geared ships operating in the intra-Asia arena are now quite old, there may be a shortage of such vessels at some stage in the mid-term as many of these ships are likely to be scrapped in the next few years and will need to be replaced by newbuildings.

As of May 31, 2008, the world fleet of fully cellular containerships consisted of 4,477 vessels totaling 11.2 million TEU in nominal capacity. These figures exclude multipurpose and ro-ro vessels with container carrying capability.

The non-weighted average age of container ships currently in service, as of May 31, 2008 , was 11.0 years. For ships below 500 TEU, the non-weighted average age figure was 21.3 years and for ships above 8,000 TEU the non-weighted average age was 1.2 years. The latter figure reflects the recent trend to build ever larger containerships. The average size of container vessels in service in 1997 was 1,590 TEU, but by May 2008 the average size had increased to 2,504 TEU. Average size will continue to rise due to the number of large container vessels on order. Indeed, the average size of container vessels on order as of May 2008 was 4,797 TEU. The total fleet has grown rapidly to meet the growth in demand and in capacity terms has increased by 200% between the end of 1997 and May 2008.

Development of World Container Fleet Capacity (Million TEU)

Source: Drewry

World Cellular Containership Fleet by Size (as of July 31, 2008)

	Size (TEU)	No.	TEU (Thousand)
Feeder	<1,000	1,252	736
Handy-size	1,000-1,999	1,214	1,715
Intermediate	2,000-2,999	701	1,770
Panamax	3,000-4,999	752	2,971
Post Panamax	5,000-7,999	450	2,687
Large	8,000-9,999	162	1,386
Very Large	10,000+	12	148
	Total	4,543	11,413

Source: Drewry

Although the container shipping industry has exhibited high demand growth, the financial performance of traditional charter owners and container shipping companies has been cyclical due to periodic imbalances in the supply of containerships and the demand for container shipping services. In May 2008, the containership newbuilding orderbook in terms of TEU size was equivalent to 57% of the existing cellular containership fleet. However, delivery of this orderbook will take almost four years which results in an annual growth rate of approximately 15%, which is close to recent growth rates in global containerized trade. If demand growth is not at a level sufficient to absorb this additional capacity (net of ship scrappings, congestion and changes in the pattern of world trade that absorb additional capacity), there may be oversupply which would typically cause freight rates to fall. In turn, this could reduce the financial performance of container shipping companies. Oversupply will also typically cause ship charter rates to fall, in particular in the short term charter market. This decline could then affect the results of charter owners. If demand growth catches up with, and then exceeds, supply growth (due either to higher demand growth from increased economic activity or a reduction in supply growth as the order book is delivered and new orders are placed at a lower rate), the cycle turns with a shortage of capacity driving up freight and charter rates.

Several factors affect the pace of new ordering, notably the relative strength of the market and forecasted growth mainly on headhaul legs, the price of newbuildings and the availability of building slots at suitable shipyards.

Many major containership operators are concentrating on investments in large and very large containerships (8,000 TEU+) and this sector alone currently accounts for a third by capacity of all current container ship orders. Since Maersk deployed the first 10,000 TEU+ vessels in the Far East/Europe trade in 2006, further orders for vessels of similar size and larger have followed from some of the largest container operators.

Containership Orderbook by Size (as of July 31, 2008)

Size Category	TEU	Number of Vessels	Capacity (Thousand TEU)	Orderbook Per cent. Existing Fleet	Per cent. of Total Orderbook
Very Large	10,000+	200	2,441	1647.2	36.1
Large	8,000-9,999	109	935	67.5	13.8
Post Panamax	5,000-7,999	177	1,105	41.1	16.4
Panamax	4,000-4,999	341	1,402	47.2	20.7
Intermediate	2,000-3,999	144	370	20.9	5.5
Handy-size	1,000-1,999	272	391	22.8	5.8
Feeder	< 1,000	135	113	15.3	1.7
Total		1,379	6,757	59.2	100.0

Source: Drewry

Source: Drewry

Major Operators

The following table shows the relative size of the fleets of the world’s top 20 container ship operators by capacity. Maersk is by far the world’s largest ocean operator in terms of vessel capacity. In recent years, Mediterranean Shipping (MSC) and CMA CGM have grown to become the second and third largest operators, respectively. In addition, the two Chinese operators, Cosco and China Shipping have also expanded capacity. While there are still in excess of 500 liner companies, many of which are small regional and niche players, the top 10 carriers account for 65% of all global capacity and the top 20 account for 88%, up from approximately 66% in early 2005 due to consolidation and disproportionate organic growth largely related to the dramatic increase in exports from China.

Container Line Vessel Capacity (as of February 29, 2008)

Company	Ranking	TEU	Vessels	Capacity Share %
Maersk	1	1,781,257	497	16.4%
Mediterranean Shipping	2	1,233,335	370	11.4%
CMA CGM	3	855,054	343	7.9%
Evergreen	4	628,898	180	5.8%
Hapag-Lloyd	5	495,588	140	4.6%
Cosco Container Lines Ltd	6	441,237	147	4.1%
China Shipping	7	418,751	120	3.9%
APL	8	403,759	119	3.7%
NYK	9	396,945	121	3.7%
Orient Overseas Container Line	10	360,179	88	3.3%
Hanjin Shipping	11	332,180	76	3.1%
Mitsui OSK Lines	12	323,729	103	3.0%
K Line	13	298,122	93	2.7%
Zim	14	288,713	115	2.7%
Yang Ming	15	273,356	83	2.5%
Compania Sud Americana de Vapores	16	260,722	87	2.4%
Hamburg Sud	17	207,359	79	1.9%
Hyundai Merchant Marine	18	206,899	46	1.9%
Pacific International Lines	19	168,598	104	1.6%
Wan Hai Lines	20	133,105	76	1.2%
Others		1,344,214	1,394	12.4%
Total Fleet		10,852,000	4,381	100.0%

In the container shipping sector, consolidation has occurred for several reasons, including the achievement of economies of scale, gaining or strengthening a market position in a particular region and acquiring a fleet of appropriately sized vessels. Major acquisitions in the last few years include AP Moller-Maersk’s purchase of P&O Nedlloyd and Safmarine, and Hapag-Lloyd’s acquisition of CP Ships. CMA CGM has acquired several operators including Delmas and OTAL and most recently a Taiwanese operator, Cheng Lie Navigation.

Evergreen has bought Lloyd Triestino. MSC’s growth however, has largely been organic, as has that of both Cosco and China Shipping. Another trend of recent years has been the emergence of regional Asian players into the big league, which include PIL and Wan Hai. Both have traditionally been intra-Asian specialists, but each has invested in Panamax and Post-Panamax tonnage to enter the Far East/Europe, Transpacific and Far East/East Coast South America and African trades.

Although over the years the major containership operators have been instrumental in ordering new ships leading to growth in the world fleet, non-operator owners have also played a major part in fleet growth. Non-operators charter out their vessels to operators rather than operating them directly, and in turn this satisfies a growing trend among major operators to charter-in vessels. Non-operators are often referred to as “owners” or “charter owners” and include companies such as Seaspan and Danaos and those established under the mainly tax driven German KG scheme.

Outright vessel ownership carries certain benefits in terms of providing base capacity at stable, and perhaps lower, cost over the life of a vessel and long-term assets to support their balance sheets, but chartering-in provides an operator with greater flexibility, effective outsourcing of ship management and, depending on market conditions, short term cost savings along with reduced capital requirements. Container shipping companies continue to increase their use of chartered-in vessels to add capacity in their existing trade routes or establish new trade routes.

Charter owners have also played a part in the recent investment in new container ships, especially ships smaller than 4,500 TEU, where there is an active market for charter periods ranging up to three years or more. An active charter market for larger vessels of Panamax and Post-Panamax size is also developing however, where charter periods are often for longer durations.

The trend among the major container operators to charter-in tonnage has grown in recent years. In February 2008, chartered-in ships accounted for approximately 50% of the capacity of the top 10 container shipping companies. Just over a decade ago in 1997 it was estimated to be below 30%.

Container Freight Rates

The following table shows the average container freight rate per TEU on the core East/West trade lanes: Transpacific, Far East/Europe and Transatlantic. Terminal handling charges and intermodal rates, where applicable, are included. In general, container freight rates are impacted mainly by the balance between supply of and demand for container shipping services and rates move with changes in this balance. Annual changes can be quite volatile and the decline in freight rates in 2001-2002 leading to a downturn in the global liner shipping industry was caused by a slow down in demand growth which was only 4% measured in tons. This slow growth in 2001 to 2002, combined with a larger increase in capacity at the time, resulted in over-capacity. When trade volumes picked up, freight rates increased accordingly during the period from 2003 to 2005, before declining again in 2006. In 2007 however, rates staged a small recovery on the back of stronger growth in trade volumes.

Container Rates for East/West Routes ($/TEU)

Source: Drewry

Although the relationship between supply and demand sets the tone for the freight rate environment, other factors, including market sentiment also play a part. Indeed, in recent years the relationship between supply and demand and its impact on freight rates has become less clear. For example, in 2006 headhaul demand remained strong on the Far East/Europe and Transpacific trades, but freight rates still declined partly because the major acquisitions of P&O Nedlloyd and CP Ships by the AP Moller Group and Hapag-Lloyd respectively unsettled the market and created short-term decreases in charter rates due to increased competition for business.

Predatory pricing can also be a factor in some trade routes and often, when ocean carriers start a new service in a small trade lane, the immediate reaction is for spot freight rates to fall as existing carriers protect their market share.

Average Container Rates for East/West Routes 2000-2007

	$/TEU	Change yoy
2000	1,421	2.6%
2001	1,269	-10.7%
2002	1,155	-9%
2003	1,352	17.1%
2004	1,455	7.6%
2005	1,492	2.6%
2006	1,402	-6.1%
2007	1,437	2.5%

Source: Drewry

Freight rates for specialized cargo including refrigerated products normally carry a premium due to increased costs of transportation and more expensive equipment such as temperature controlled containers. Many surcharges, including bunker fuel, congestion, currency adjustment, peak season and heavyweight are standard practice in the industry and these are normally paid in addition to the basic port to port ocean freight.

Ship Charter Rates

The same factors that drive freight rates also affect charter rates. The growth in demand for container shipping and the increasing trend among major container operators to charter-in tonnage have generally increased demand pressure and over time have caused an increase in time charter rates.

Period Averages of One Year Containership Time Charter Rates ($ per Day)

TEU	1,500 Geared	2,500 Geared	3,500 Gearless
2000	11,625	17,869	24,025
2001	9,475	13,938	19,325
2002	7,188	10,326	14,431
2003	11,741	17,833	23,666
2004	20,200	26,500	31,575
2005	25,275	29,825	30,350
2006	16,492	20,496	25,075
2007	15,775	21,336	27,479
July 2008	16,309	20,205	30,600

Source: Drewry

With some exceptions, time charter rates for all vessel sizes increased steadily from 2002 into 2005, in some cases rising by as much as 50%, as charter markets experienced significant growth; demand for vessels was largely instigated by the growth in the volume of exports from China. In 2006, time charter rates weakened due to supply rising faster than demand and also market perception. This trend continued in 2007 for certain vessel sizes, although in certain instances, time charter rates increased in 2007, as the supply in the container shipping market tightened once more. Further increases have also been seen in the first two months of 2008.

The following chart indicates quarterly average rates for smaller vessels from 2000 to May 2008.

One Year Time Charter Rates for Geared/Gearless Containerships ($ per Day)

Source: Drewry

Containership Newbuilding Prices

Newbuilding prices have risen steadily since 2002, owing to a shortage in newbuilding capacity during a period of high ordering and increased shipbuilders’ costs as a result of rising raw material prices, mainly steel. Shipyards in South Korea, Japan and China appear to be at capacity through to 2010, and in certain shipyards beyond that date. Since early 2006, longer delivery dates have contributed to a slowdown in new ordering across all sectors, which has led to some moderation in newbuilding prices. The following chart indicates average newbuilding prices from 2000 to May 2008.

Containership Newbuilding Prices ($ Millions)

Source: Drewry

Containership Secondhand Prices

Values are primarily driven by supply and demand for vessels. During extended periods of high demand, as evidenced by high charter rates, vessel values tend to appreciate and vice versa. However, vessel values are also influenced by age and specification and by the replacement cost (newbuilding price) in the case of vessels up to five years old.

Containership Secondhand Prices ($ Millions)

Source: Drewry

Values for younger vessels tend to fluctuate less on a percentage—not a nominal—basis than values for older vessels. This is attributed to the finite life of vessels which makes the price of younger vessels with a commensurably longer remaining economic life less susceptible to the level of prevailing and expected charter rates, while prices of older vessels are influenced more since their remaining economic life is limited.

Vessels are usually sold through specialized brokers who report transactions to the maritime transportation industry on a regular basis. The sale and purchase market for vessels is therefore transparent and liquid, with a large number of vessels changing hands on an annual basis.

Containership Secondhand Prices for Five-Year-Old Vessels ($ Millions)

TEU	Geared 1,500	Geared 2,500	Gearless 3,500	Gearless 4,000
2000	19.3	27.3	33.4	35.9
2001	18.9	27.4	32.5	37.0
2002	15.1	24.0	28.1	36.3
2003	17.2	26.3	31.8	31.8
2004	26.5	38.5	43.3	54.3
2005	30.0	49.6	55.0	59.5
2006	29.8	40.2	44.5	48.4
2007	35.9	46.5	57.0	63.0
July 2008	32.0	49.0	57.0	63.0

Source: Drewry

Along with rising newbuilding prices and a strong charter market in 2003, 2004 and in the first half of 2005, prices for secondhand vessels increased. In 2005, secondhand prices for some five-year-old ships were close to newbuilding prices because shipowners were paying premiums for modern and immediately available vessels. However, in 2006 values decreased as a result of the downturn in the freight market, only to rebound again in 2007, with further increases taking place in the first few months of 2008.

OUR BUSINESS

General

Global Ship Lease is a Republic of the Marshall Islands corporation that owns a fleet of modern containerships of diverse sizes and charters them out under long-term, fixed-rate charters to reputable container shipping companies to generate stable cash flow. All of the vessels in its initial and contracted fleet are time chartered to CMA CGM for terms between five and 17 years equal to a non-weighted average term of 11 years. Global Ship Lease intends to grow its fleet through vessel acquisitions, charter these vessels out, further increase its distributable cash flow per share and pay regular quarterly dividends to its shareholders.

Pursuant to an asset purchase agreement with CMA CGM and certain of its vessel-owning subsidiaries in October 2007, Global Ship Lease acquired 10 secondhand vessels and two newly built vessels. Global Ship Lease refers to these 12 containerships collectively as its “initial fleet.” Its initial fleet has an aggregate capacity of 36,322 TEU, had a weighted average age of 5.3 years and a non-weighted average age of 5.8 years at delivery.

The asset purchase agreement enables Global Ship Lease to acquire four secondhand vessels and one newbuilding with an aggregate capacity of 29,975 TEU, a weighted average age of 3.5 years and a non-weighted average age of 3.5 years upon delivery. Global Ship Lease refers to these five vessels collectively as its “contracted fleet.” Three of the secondhand vessels and the newbuilding are expected to be delivered in December 2008 and the other secondhand vessel is expected to be delivered in July 2009. In this prospectus, we refer to the asset purchase agreement, as amended in December 2007 and at the closing of the Merger, as the asset purchase agreement.

Upon completion of the acquisition of its initial and contracted fleet, Global Ship Lease will own a modern fleet of containerships ranging in sizes from 2,207 TEU to 10,960 TEU, with an average TEU capacity of approximately 3,900. Its initial and contracted fleet will have an aggregate capacity of 66,297 TEU, a weighted average age of 5.3 years and a non-weighted average age of 5.8 years upon delivery of all of its vessels, which Global Ship Lease expects to occur in July 2009.

In February 2008, Drewry estimated that world container traffic (measured in TEU capacity) may grow by 10.1% in 2008, and may continue to grow at a similar high rate thereafter. According to Drewry, container shipping companies have been chartering-in increased portions of their fleets from third party owners on long-term charters as opposed to purchasing vessels outright; this trend is primarily due to the continued strong growth in capacity demand, combined with container shipping companies’ capital constraints and increased requirements for flexibility in fleet deployments to optimize changing service demands. Chartered-in vessels accounted for approximately 50% of the top 10 container shipping companies’ capacity in February 2008, compared to less than 30% in 1997. Global Ship Lease believes that it is well-positioned to capitalize on this trend by offering container shipping companies competitive charters of newbuildings and secondhand vessels to either grow their fleet or to replace owned or other vessels with long-term chartered vessels. Recent high oil prices have forced container operators to decrease vessel operating speeds in order to conserve fuel and make vessels more fuel efficient. This trend has had the impact of increasing the number of ships required to provide the same level of service. In addition, growth in emerging markets and the development of new trade routes such as Asia-Eastern Europe, Asia-Middle East and Intra-Asia have also been positive drivers of increased demand for vessel capacity.

Each of the members of Global Ship Lease’s senior management team has a professional background in the shipping industry. Ian J. Webber, its Chief Executive Officer, has over 12 years of experience in the shipping industry, Susan J. Cook, its Chief Financial Officer, has 15 years of experience in the shipping industry and Thomas A. Lister, its Chief Commercial Officer, has 15 years of experience in liner shipping and ship finance.

Global Ship Lease’s management team undertakes all management of, and strategy for, its initial and contracted fleet and supervises the day-to-day ship management of its vessels which is currently provided by, or under the responsibility of, CMA Ships, a wholly owned subsidiary of CMA CGM. Each ship management agreement has a term of three years, but may be terminated after the first year if an alternative manager meeting certain criteria is retained at lower cost. For its services, the Ship Manager receives an annual management fee of $114,000 per vessel. Global Ship Lease will also reimburse the Ship Manager for operating expenses incurred by it on Global Ship Lease’s behalf, up to a quarterly cap. The global expense agreement establishes the quarterly cap and the Ship Manager will bear the amount of operating expenses incurred in excess of a quarterly cap. Drydocking expenses and insurance premiums are not subject to the quarterly cap.

Global Ship Lease’s Fleet

Pursuant to the asset purchase agreement, Global Ship Lease has acquired an initial fleet of 10 secondhand vessels and two newly built vessels, and will acquire a contracted fleet comprised of three secondhand vessels and one newbuilding expected to be delivered in December 2008 and one secondhand vessel, expected to be delivered in July 2009.

The aggregate purchase price for its initial fleet was $573.0 million. Global Ship Lease financed its initial fleet with borrowings under its credit facility and a shareholder loan from CMA CGM (which was cancelled upon the Merger). The aggregate purchase price for the vessels of its contracted fleet is $437.0 million, of which $99.0 million is deemed prepaid pursuant to the Merger by the issuance of 12,375,000 Class C common shares. Global Ship Lease expects to finance the balance of the purchase price of the vessels in its contracted fleet with borrowings under its credit facility.

Global Ship Lease’s initial fleet consists of 12 containerships, including two newly built vessels, with an aggregate capacity of 36,322 TEU and had a weighted average age of 5.3 years and a non-weighted average age of 5.8 years at delivery. Its contracted fleet has an aggregate capacity of 29,975 TEU, a weighted average age of 3.5 years and a non-weighted average age of 3.5 years upon delivery. Upon delivery of its contracted fleet, its initial and contracted fleet will have an aggregate capacity of 66,297 TEU and, as of that time, a weighted average age of approximately 5.3 years and a non-weighted average age of 5.8 years. All vessels in its initial and contracted fleet will be time chartered to CMA CGM for terms ranging from five to 17 years and a non-weighted average charter period of 11 years.

The following chart provides information about the initial and contracted fleet:

Vessel Size	As of June 30, 2008	In December 2008	In July 2009
2,207 TEU	4	4	4
2,262 and 2,272 TEU	4	4	4
4,113 TEU	2	2	2
4,045 TEU	0	2	2
4,298 TEU	0	1	1
5,100 TEU	2	2	2
6,627 TEU	0	0	1
10,960 TEU	0	1	1

Total Number of Vessels	12	16	17

Aggregate Capacity (TEU)	36,322	59,670	66,297

The table below provides additional information about Global Ship Lease’s initial and contracted fleet, including the current owners of the vessels:

Vessel Name	Size (TEU)	Year Built	Current Owner	Classification Society
Initial Fleet:
Ville d’Orion	4,113	1997	Global Ship Lease	Bureau Veritas
Ville d’Aquarius	4,113	1996	Global Ship Lease	Bureau Veritas
CMA CGM Matisse	2,262	1999	Global Ship Lease	Bureau Veritas
CMA CGM Utrillo	2,262	1999	Global Ship Lease	Bureau Veritas
MOL Rainbow	2,207	2003	Global Ship Lease	Bureau Veritas
Julie Delmas	2,207	2002	Global Ship Lease	Bureau Veritas
Kumasi	2,207	2002	Global Ship Lease	Bureau Veritas
Marie Delmas	2,207	2002	Global Ship Lease	Bureau Veritas
CMA CGM La Tour	2,272	2001	Global Ship Lease	Bureau Veritas
CMA CGM Manet	2,272	2001	Global Ship Lease	Bureau Veritas
CMA CGM Alcazar	5,100	2007	Global Ship Lease	Bureau Veritas
CMA CGM Château d’lf	5,100	2007	Global Ship Lease	Bureau Veritas

First Contracted Fleet:
Hull 4.126 (Newbuilding)	10,960	2008	Not applicable CONTI 39. Container Schiffahrts-GmbH & Co. KG	Bureau Veritas
CMA CGM Jamaica	4,298	2006	MS “CONTI MARSEILLE” CONTI 41. Container Schiffahrts-GmbH & Co. KG	Germanischer Lloyd
CMA CGM Sambhar	4,045	2006	MS “CONTI NICE” CONTI 42. Container Schiffahrts-GmbH & Co. KG	Lloyd’s Register
CMA CGM America	4,045	2006	MS “CONTI NANTES”	Lloyd’s Register

Second Contracted Fleet:
CMA CGM Berlioz	6,627	2001	CMA CGM	Bureau Veritas

Global Ship Lease’s Competitive Strengths

Global Ship Lease believes that it possesses a number of competitive strengths that will allow it to capitalize on the growth opportunities in the containership shipping industry, including the following:

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Stable cash flows based on long-term, fixed-rate charters with staggered expirations. All of the vessels in its initial and contracted fleet are, or upon delivery to Global Ship Lease will be, subject to long-term, fixed-rate charters ranging from five to 17 years with a non-weighted average charter period of 11 years. As a result, its revenues have long-term stability and are protected from the volatility of the spot market and short-term charter rates. In addition, Global Ship Lease believes that the staggered expirations of its charters reduce its exposure to the risk of having to re-charter in what might be a volatile charter market. Global Ship Lease expects to have relatively stable operating costs and expenses until at least 2010 because of its fixed fee and capped operating cost arrangements under its ship management agreements and the global expense agreement.

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Modern and diverse fleet. Upon expected delivery of all the vessels of its initial and contracted fleet in July 2009, Global Ship Lease’s fleet will have a weighted average age of approximately 5.3 years and a non-weighted average age of 5.8 years compared to a non-weighted average age for the world containership fleet, as of February 29, 2008, of 11 years. Its initial and contracted fleet has been, and the newbuilding will be, built to established standards by reputable shipyards, including Hanjin, Daewoo and the China Shipbuilding Corporation. Global Ship Lease believes that owning a modern and consistently maintained fleet reduces the number of off-hire days, decreases operating costs, improves safety and provides Global Ship Lease with a competitive advantage in securing future employment for its vessels. The vessels in its initial and contracted fleet will range in capacity from 2,207 TEU to 10,960 TEU, with an average TEU capacity of approximately 3,900. In addition, eight of the ships in its fleet are geared. This diversity in its fleet will allow its vessels to operate on different trading routes and offer increased flexibility in the re-charter market. Its fleet will also include five sets of sister ships with similar design specifications, which will provide Global Ship Lease with certain efficiencies in crew training and lower inventory and maintenance expenses.

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Financial strength and flexibility. Global Ship Lease entered into an $800 million credit facility to finance, in part, the acquisition of its initial and contracted fleet. After payment for its initial and contracted fleet and the anticipated purchase of the two 4,250 TEU newbuildings (if such purchase is funded by drawings under the credit facility rather than from the proceeds of the exercise of the public warrants), Global Ship Lease expects to have $39.3 million of undrawn availability under its credit facility. In addition Global Ship Lease anticipates up to $240 million of cash proceeds by August 2010 from the exercise of the public warrants (before settlement of the $48 million preferred shares). Global Ship Lease believes that these available funds, together with its policy of retaining a portion of its cash flows for re-investment, will allow Global Ship Lease to make accretive vessel acquisitions.

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Experienced management team. Global Ship Lease’s management team has an aggregate of over 40 years of experience in the international container shipping industry and long-term relationships with many companies and individuals in the industry. Global Ship Lease will be able to capitalize on this experience and relationships to identify future acquisitions and charter opportunities and expand its customer base.

Although Global Ship Lease believes that it possesses the foregoing competitive strengths, Global Ship Lease faces a number of business challenges that may affect its profitability, including, but not limited to, its limited operating history, the implications of the size of the containership newbuilding orderbook compared to the current existing fleet and how that will affect the industry’s perception of the modernness of its vessels in its initial and contracted fleet and how the volatile credit market will affect its ability to secure future sources of financing. Please see “Risk factors” for a more detailed discussion of the risks associated with its business.

Global Ship Lease’s Business Strategies

Global Ship Lease will seek to increase distributable cash flow per share by following certain business strategies. The key elements of its strategy are:

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Make accretive acquisitions of vessels. Global Ship Lease intends to increase the size of its fleet beyond its initial and contracted fleet through acquisitions of newbuildings and secondhand vessels. Global Ship Lease expects to have financial flexibility under its credit facility to purchase additional vessels to increase distributable cash flow per share. Acquisitions will be analyzed based on whether they meet targeted return thresholds and are accretive to cash flow in addition to meeting Global Ship Lease’s portfolio diversification requirements in terms of vessel size, charter term and charterer.

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Expand its customer relationships. Global Ship Lease intends to add additional container shipping companies as customers. As container shipping companies continue to increase their use of chartered-in vessels to add capacity in their existing trade routes or establish new trade routes, Global Ship Lease believes the long-term relationships that management has with container shipping companies will enhance its ability to secure new customers and diversify its revenue base.

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Focus on long-term, fixed-rate charters. Global Ship Lease’s business strategy is to enter into long-term, fixed-rate charters with reputable container shipping companies, which will provide Global Ship Lease with stable future cash flows. According to Drewry, container shipping companies are growing or reconfiguring their fleets by acquiring vessels on long-term charters and Global Ship Lease believes that its focus on competitively priced, long-term, fixed-rate charters will position Global Ship Lease well to secure additional charters.

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Maintain a modern and diverse fleet. Global Ship Lease believes that its ability to maintain and increase its customer base will depend largely on the quality and diversity of its fleet and cost efficient operations and cost of capital allowing Global Ship Lease to price long-term charters competitively. Global Ship Lease believes that owning a modern fleet reduces operating costs, improves safety and provides Global Ship Lease with a competitive advantage in securing future employment for its vessels. Global Ship Lease also believes the different sizes of the ships in its fleet, which includes five sets of sister ships, and the fact that eight are geared, will be attractive to container shipping companies, allowing them to consider its vessels for a variety of trade routes.

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Continue to outsource ship management services. Global Ship Lease intends to outsource its ship management services. Currently the day-to-day technical management of its fleet is provided by CMA Ships, a wholly owned subsidiary of CMA CGM. As of March 31, 2008, CMA CGM managed 106 container vessels that it owned in its 393-vessel fleet varying in capacity from 100 TEU to 9,415 TEU. Global Ship Lease will monitor the Ship Manager to ensure its fleet is well managed at comparable terms compared to other third party technical managers and Global Ship Lease has the right to terminate the ship management agreements after the first anniversary under certain circumstances including being able to find a lower cost provider. As it expands it fleet, Global Ship Lease intends to outsource its ship management services for its vessels to third parties.

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Maintain financial strength and flexibility. Global Ship Lease intends to preserve its financial strength and flexibility, initially through $39.3 million available undrawn capacity and up to $240 million from the exercise of the public warrants before settlement of the $48 million preferred shares, after taking into account payment for the five contracted vessels and the anticipated purchase of the two 4,250 TEU newbuildings under its $800 million credit facility, so that it will be able to fund its capital expenditures, take advantage of market conditions and pursue expansion opportunities.

Global Ship Lease can provide no assurance that it will be able to implement its business strategies described above. Global Ship Lease urges you to consider carefully all the factors set forth in “Risk factors.”

Time Charters

The following is a summary of the material terms of the time charters for Global Ship Lease’s initial fleet. The form of Global Ship Lease’s time charters has been filed as an exhibit to the registration statement of which this prospectus forms a part. You can also obtain copies of these charters by following the instructions under “Where You Can Find Additional Information.”

General

A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rates. The initial Charterer is responsible for substantially all of the vessel’s voyage costs, such as fuel and cargo handling charges. Each of the vessels in its initial and contracted fleet is subject to a long-term time charter with CMA CGM. Global Ship Lease has separate subsidiaries to own each individual vessel in its initial and contracted fleet. Global Ship Lease guarantees the obligations of each of its subsidiaries under the charters and CMA CGM guarantees any accrued liabilities and obligations of its subsidiary, Delmas, which previously chartered vessels from Global Ship Lease, up to the date Delmas ceased being a charterer on April 11, 2008, such guarantee to be released on January 3, 2009.

Initial Term

Each of Global Ship Lease’s charters is long-term and commences on a vessel’s delivery. Due to different delivery dates and terms, its charters will expire on different dates and over a period of time. Global Ship Lease believes the staggered expirations of its charters will reduce its exposure to re-chartering risk upon expiration of its initial long-term charters and may mitigate the impact of any downturn in the container shipping industry. The charters have initial terms of five to 17 years and its initial and contracted fleet together will have a non-weighted average charter period of 11 years. The basic charter periods for its fleet are as follows:

Vessel Name	Commencement of Charter	Charter Period (Years)
Initial Fleet:
Ville d’Orion	December 2007	5
Ville d’Aquarius	December 2007	5
CMA CGM Matisse	December 2007	9
CMA CGM Utrillo	December 2007	9
MOL Rainbow	December 2007	10
Julie Delmas	December 2007	10
Marie Delmas	December 2007	10
Kumasi	December 2007	10
CMA CGM La Tour	December 2007	9
CMA CGM Manet	December 2007	9
CMA CGM Alcazar	January 2008	13
CMA CGM Château d’lf	January 2008	13

First Contracted Fleet:
Hull 4126 (Newbuilding)	December 2008 (expected)	17
CMA CGM Jamaica	December 2008 (expected)	14
CMA CGM Sambhar	December 2008 (expected)	14
CMA CGM America	December 2008 (expected)	14

Second Contracted Fleet:
CMA CGM Berlioz	July 2009 (expected)	12

Daily Rate

“Daily rate” refers to the basic payment by the initial Charterer to the owner for the use of the vessel. Under all of its time charters, hire is payable to Global Ship Lease in advance every 15 days in United States dollars. The daily rate is a fixed daily amount that will remain the same for the duration of the charter. In certain circumstances the charter rate can increase. Under the global expense agreement, CMA CGM has agreed, effective as of the fourth year of each charter agreement, to compensate Global Ship Lease, for any vessel in its initial and contracted fleet, by the amount by which actual operating costs per day (excluding any drydock costs and insurance premiums) are greater than $500 over a specified amount, which specified amount is based on projected costs over the life of each charter, provided more than 50% of such increase is attributable to crew and lubricating oil costs, such compensation not to exceed $500 per day per vessel.

The following chart shows the daily hire rate that CMA CGM has agreed to pay for each vessel which includes an increase of $65 per day for the eight 2200 TEU vessels from April 1, 2008 and further adjustments with effect from August 12, 2008:

Vessel Name	Daily Hire Rate
Initial Fleet:
Ville d’Orion	$28,750
Ville d’Aquarius	$28,750
CMA CGM Matisse	$18,465
CMA CGM Utrillo	$18,465
MOL Rainbow	$18,465
Julie Delmas	$18,465
Marie Delmas	$18,465
CMA CGM La Tour	$18,465
CMA CGM Manet	$18,465
Kumasi	$18,465
CMA CGM Alcazar	$33,750
CMA CGM Château d’lf	$33,750

First Contracted Fleet:
Hull 4126 (Newbuilding)	$47,200
CMA CGM Jamaica	$25,350
CMA CGM Sambhar	$25,350
CMA CGM America	$25,350

Second Contracted Fleet:
CMA CGM Berlioz	$34,000

Operations and Expenses

As owner, Global Ship Lease is required to maintain each vessel in class and in an efficient state of hull and machinery and is responsible for vessel costs such as crewing, maintenance and drydock. The initial Charterer will be responsible for the voyage costs, which includes bunker fuel, stevedoring, port charges and towage. Global Ship Lease has entered into ship management agreements and the global expense agreement with its Ship Manager. Please see “Ship Manager and Management Related Agreements of Global Ship Lease” for a description of the material terms of the ship management agreements and the global expense agreement.

Costs incurred due to structural changes because of changes in legal, classification society or regulatory requirements regarding the vessel shall be paid by Global Ship Lease unless the annual costs aggregate to more than $100,000 for each vessel impacted by such changes, in which case the initial Charterer will fully compensate Global Ship Lease through a corresponding charterhire rate increase that will be in effect from the year the aggregate amount is reached.

The initial Charterer is required to pay any costs of war risks insurance and additional crew expenses, if any, that are applicable if the initial Charterer acts outside the insurance limits and for entering areas which are specified by the insurance underwriters as being subject to additional premiums because of war risks.

Right of First Refusal

Pursuant to the terms of the time charter, the initial Charterer has a right of first refusal to purchase the vessel at matching terms to any offer of any third party if Global Ship Lease decides to sell the vessel during, or at the end of, the charter period. Should the initial Charterer not exercise its right of first refusal in case of a sale during the charter period, Global Ship Lease will be entitled to sell the vessel, subject to the initial Charterer’s approval, which shall not be unreasonably withheld. The initial Charterer has the right to reject a sale of a vessel to owners whose business or shareholding is determined to be detrimental or contrary to the initial Charterer’s interest.

Off-hire

Under the time charter, when the vessel is not available for service, or “off-hire,” the initial Charterer generally is not required to pay the hire rate (unless the initial Charterer is responsible for the circumstances giving rise to the ship’s unavailability), and Global Ship Lease is responsible for costs during any off-hire period, and possible additional costs of fuel to regain lost time. A vessel generally will be deemed to be off-hire if there is an occurrence that affects the full working condition of the vessel, such as:

•	any drydocking for repairs, maintenance or classification society inspection;

•	any damage, defect, breakdown or deficiency of the ship’s hull, machinery or equipment or repairs or maintenance thereto;

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any deficiency of the ship’s master, officers and/or crew, including the failure, refusal or inability of the ship’s master, officers and/or crew to perform the service immediately required, whether or not within its control;

•	its deviation, other than to save life or property, which results in the initial Charterer’s lost time;

•	crewing labor boycotts or certain vessel arrests; or

•	Global Ship Lease’s failure to maintain the vessel in compliance with the charter’s requirements, such as maintaining operational certificates.

Ship Management and Maintenance

Under each of its time charters, Global Ship Lease is responsible for the operation and management of each vessel, which includes crewing, maintaining the vessel, periodic drydocking and performing work required by regulations. The day-to-day crewing and technical management of its vessels are provided by its Ship Manager pursuant to the terms of the ship management agreements. Please see “Ship Manager and Management Related Agreements of Global Ship Lease” for a description of the material terms of the ship management agreements.

Termination and Withdrawal

If a vessel is off-hire for more than 90 consecutive days, then the initial Charterer may cancel the charter without any further consequential claims provided the vessel is free of cargo.

If a vessel’s fuel consumption is increased for a prolonged period above a specified percentage or speed is decreased below a specified level, the time charter provides that hire payments under the time charter may be adjusted until or unless the speed and fuel consumption return to the level specified in the time charter. If a vessel’s fuel consumption exceeds a higher percentage than the percentages specified in the charter over a continuous period of 30 days, and the reason is within its or the vessel’s control, the initial Charterer may request that Global Ship Lease cures the deficiency. If the deficiency is not cured within 30 days after Global Ship Lease receives notice, then the initial Charterer may terminate the charter.

If either party informs the other party of a default under the charter, and the default is not rectified within 60 days of such notice, then the party giving the notice has the right to terminate the time charter with respect to that vessel.

The charter payments will terminate in the event of a total (actual or constructive) loss of the vessel.

Global Ship Lease may suspend the performance of its obligations under the charter if the initial Charterer defaults on its payment obligations under the charter.

Transitional Services Agreement

To assist Global Ship Lease in commencing its operations, Global Ship Lease entered into a transitional services agreement with CMA CGM on the closing date of the Merger. Pursuant to this agreement, CMA CGM will provide general administrative and support services to Global Ship Lease upon its request. Global Ship Lease will pay for the services at (1) cost plus a margin of 5% and (2) for the services of employees of CMA CGM at agreed upon hourly rates. There is no minimum amount of services Global Ship Lease must purchase from CMA CGM, nor is Global Ship Lease required to utilize CMA CGM to provide any such services. The transitional services agreement has an initial term of twelve months following the completion of the Merger during which neither party can terminate the agreement. Thereafter, unless terminated, it will be renewable by Global Ship Lease for monthly periods for up to a total of six additional months. After the initial twelve-month term, either Global Ship Lease or CMA CGM can terminate the transitional services agreement upon three months’ advance written notice to the other party.

Inspection by Classification Societies

Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society, on request, also undertakes other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed, are required to be performed as follows:

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Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

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Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and are typically conducted (a) two and one-half years after commissioning the vessel and (b) after each class renewal of the vessel. Most vessels are also drydocked every 36 to 60 months for inspection of their underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” that must be rectified by the shipowner within prescribed time limits. However, by increasing the resilience of the underwater coating of a vessel and marking the vessel’s hulls to accommodate in-water inspection by divers, in-water inspections may be accepted in lieu of drydockings. In-water inspections are typically less expensive than drydocking inspections and Global Ship Lease intends to conduct in-water inspections when that option is available to it.

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Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five year cycle. At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

As a condition for obtaining insurance coverage as well as for obtaining financing from its lenders, every one of Global Ship Lease’s vessels needs to be certified “in class” by a member of the IACS. Six of the secondhand vessels in Global Ship Lease’s initial fleet currently have recommendations. Global Ship Lease is currently aware of existing recommendations on three vessels in its contracted fleet. Pursuant to the terms of the asset purchase agreement, any recommendations or suspensions from class which exist at the time of sale to Global Ship Lease will need to be remedied at the sole expense of the vendors before or during the next scheduled drydocking of that vessel. Global Ship Lease will also be indemnified for a period of two years from the date of the sale of the vessel for certain losses incurred prior to the full repair of the vessel that arise out of any recommendations existing on the vessel or suspensions from class at the time of sale. Please see “Acquisition of Initial and Contracted Fleet of Global Ship Lease—Asset Purchase Agreement” for more information. If the recommendations are not sufficiently corrected as determined by a member of the IACS, then the vessel may not remain “in class.” If a vessel is not “in class,” it may not be covered by insurance, and thus may not be available for charter. In addition, Global Ship Lease’s vessels must remain “in class” as a condition to obtaining financing from the lenders under its credit facility.

The following table lists the months by which the vessels in Global Ship Lease’s initial and contracted fleet need to have completed their next drydocking:

Vessel Name	Drydocking Month*
Ville d’Orion	May 2011
Ville d’Aquarius	March 2011
CMA CGM Matisse	September 2009
CMA CGM Utrillo	October 2009
MOL Rainbow	March 2013
Julie Delmas	October 2012
Marie Delmas	March 2012
CMA CGM La Tour	July 2011
CMA CGM Manet	July 2011
Kumasi	June 2012
CMA CGM Alcazar	November 2012
CMA CGM Château d’lf	December 2012
Hull 4126 (Newbuilding)	December 2013
CMA CGM Jamaica	March 2011
CMA CGM Sambhar	July 2011
CMA CGM America	September 2011
CMA CGM Berlioz	June 2011

*	Expected months of drydocking assume that the vessels of Global Ship Lease’s initial and contracted fleet qualify for in-water inspections.

Competition

Global Ship Lease operates in markets that are highly competitive. Global Ship Lease competes for charters based upon price, customer relationships, operating expertise, professional reputation and size, age and condition of the vessel. Global Ship Lease also expects to compete with many other companies, including CMA CGM and its subsidiaries, to, among other things, purchase newbuildings and secondhand vessels to grow its fleet.

Global Ship Lease expects substantial competition in obtaining new containership charters from a number of experienced and substantial companies. Many of these competitors have significantly greater current financial resources than Global Ship Lease does, and can therefore operate larger fleets and may be able to offer better charter rates. There may be an increasing number of owners with vessels available for charter, including many with strong reputations and extensive resources and experience. This increased competition may cause greater price competition for time charters. As a result of these factors, Global Ship Lease may be unable to maintain or expand its relationships with its initial Charterer or to obtain new customers on a profitable basis, if at all, which would have a material adverse effect on its business, results of operations and financial condition and its ability to pay dividends to its shareholders. For a more detailed description of the competitive environment, please see “The International Containership Industry.”

Permits and Authorizations

Global Ship Lease is required by various governmental and other agencies to obtain certain permits, licenses and certificates with respect to its vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodities transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of a vessel. Not all of the permits, licenses and certificates currently required to operate the vessels globally have been obtained by Global Ship Lease or its Ship Manager. For example, the MOL Rainbow, Julie Delmas, Kumasi and Marie Delmas vessels are not compliant with all United States, Canadian and Panama Canal regulations, as its initial Charterer does not intend to operate them in these waters.

Environmental and Other Regulations

Government regulation significantly affects the ownership and operation of vessels. Global Ship Lease is subject to international conventions and codes, and national, state and local laws and regulations in force in the countries in which its vessels may operate or are registered, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions, and water discharges and ballast water management. Compliance with these laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures, and are subject to frequent change.

A variety of governmental and private entities subject its vessels to both scheduled and unscheduled inspections. These entities include the local port authorities, United States Coast Guard, harbor master or equivalent, classification societies, flag state administrations, country of registry, charterers, and terminal operators. Certain of these entities require Global Ship Lease to obtain permits, licenses and certificates for the operation of its vessels. Failure to maintain necessary permits or approvals could require Global Ship Lease to incur substantial costs or temporarily suspend the operation of one or more of its vessels in one or more ports.

Global Ship Lease believes that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the shipping industry.

Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. Global Ship Lease will be required to maintain operating standards for all of its vessels that emphasize operational safety, quality maintenance, continuous training of its officers and crews and compliance with United States and international regulations. Because such laws and regulations are frequently changed and may impose increasingly strict requirements, future environmental regulations may limit Global Ship Lease’s ability to do business, increase its operating costs, force the early retirement of its vessels and/or affect their resale value, all of which could have a material adverse affect on its financial condition and results of operations.

International Maritime Organization

Global Ship Lease’s vessels are subject to standards imposed by the International Maritime Organization, or IMO, the United Nations agency for maritime safety and the prevention of pollution by ships. The IMO has negotiated international conventions and implemented regulations that address oil discharges, ballasting and unloading operations, sewage, garbage and air emissions, and impose liability for pollution in international waters and a signatory’s territorial waters.

The IMO’s International Convention for the Prevention of Pollution from Ships, or MARPOL, imposes environmental standards on the shipping industry relating to oil spills, management of garbage, the handling and disposal of noxious liquids, harmful substances in packaged forms, sewage and air emissions. Annex I specifies requirements for continuous monitoring of oily water discharges and establishes a number of special areas in which more stringent discharge standards are applicable. Carriage of chemicals in bulk is covered by regulations MARPOL Annex II. Annex III of MARPOL regulates the transportation of packaged dangerous goods (marine pollutants) and includes standards on packing, marking, labeling, documentation, stowage, quantity limitations and pollution prevention. These Annex III requirements have been expanded by the International Maritime Dangerous Goods Code, which imposes additional standards for all aspects of the transportation of dangerous goods and marine pollutants by sea. Annex IV contains a set of regulations regarding the discharge of sewage into the sea, the configuration and operation of ships’ equipment and systems for the control of sewage discharge, and requirements for survey and certification. Annex V totally prohibits the disposal of plastics anywhere into the sea, and severely restricts discharges of other garbage from ships into coastal waters and special areas. MARPOL’s Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. Global Ship Lease has registered the vessels in its initial fleet, and intends to register the vessels in the contracted fleet, in flag states that have ratified Annex VI, which require that Global Ship Lease obtains International Air Pollution Prevention Certificates, or IAPP Certificates, for the vessels in its initial and contracted fleet, from those flag states. As of March 31, 2008, all of the vessels in the initial fleet had IAPP Certificates.

The operation of its vessels is also affected by the requirements set forth in the International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code, compliance with which is required under the International Convention of Safety of Life at Sea, or SOLAS. The ISM Code requires shipowners or any other entity such as a manager or a bareboat charterer, who has assumed the responsibility for operating and managing the vessel, to develop and maintain a “Safety Management System,” which includes the requirements to adopt a safety and environmental protection policy; instructions and procedures to ensure safe operation of ships and protection of the environment pursuant to international and flag state laws and regulations; defined levels of authority and lines of communication between, and among, shore and shipboard personnel; procedures for reporting accidents and non-conformities within the provision of the ISM Code; procedures to prepare guidelines and respond to emergency situation; and procedures for internal audits and management reviews. The ISM Code requires that the vessel operator be issued a Document of Compliance and the vessels it operates be issued a Safety Management Certificate, evidencing compliance by the vessel’s management with ISM Code requirements for a Safety Management System. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of March 31, 2008, each of the vessels in its initial fleet, and the entities managing or owning them, were certified pursuant to requirements of ISM Code. There can be no assurance that any certification will be maintained indefinitely. SOLAS itself specifies minimum standards for the construction, equipment and operation of ships, compatible with their safety. Flag states are responsible for ensuring that ships under their jurisdictions comply with these requirements, and require various certificates pursuant to SOLAS as proof of such compliance.

The IMO has also adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or BWM Convention. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements beginning in 2009, to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 IMO Member States, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. Please see “The National Invasive Species Act and the Clean Water Act,” below, for a discussion of possible impacts of increased ballast water management regulation.

Increasingly, independent agencies representing various nations and regions are adopting additional unilateral requirements on the operation of vessels in their territorial waters. These regulations, as described below, apply to its vessels when they are in their waters and can add to the costs of operating and maintaining those vessels as well as increasing the potential liabilities that apply to spills or releases of oil or other materials or violations of the applicable requirements.

United States

The United States Oil Pollution Act of 1990

The United States Oil Pollution Act of 1990, or OPA, establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA applies to discharges of any oil from a vessel, including discharges of fuel and lubricants and affects all owners and operators whose vessels trade in the United States, including its territories and possessions, or whose vessels operate in United States waters, which includes the United States’ territorial sea and its two hundred nautical mile exclusive economic zone. Although OPA is primarily directed at oil tankers (which are not operated by Global Ship Lease), it also applies to non-tanker ships, including containerships, with respect to the fuel oil, or bunkers, used to power such ships.

Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

•	natural resources damage and the costs of assessment thereof;

•	real and personal property damage;

•	net loss of taxes, royalties, rents, fees and other lost revenues;

•	lost profits or impairment of earning capacity due to property or natural resources damage; and

•	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

The Coast Guard and Maritime Transportation Act of 2006, or CGMTA, amended OPA to increase the limits of the liability of responsible parties. For any non-tank vessel, the new limits on liability are the greater of $950 per gross ton or $800,000. These limits of liability do not apply if an incident was directly caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities. Additionally, OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. Global Ship Lease intends to comply with all applicable state regulations in the ports where its vessels call.

Global Ship Lease intends to maintain pollution liability coverage insurance in the amount of $1.0 billion per incident for each of its vessels. If the damages from a catastrophic spill were to exceed its insurance coverage it could have an adverse effect on its business and results of operation.

OPA requires owners and operators of vessels to obtain a certificate of financial responsibility by establishing and maintaining with the United States Coast Guard, or Coast Guard, evidence of financial responsibility sufficient to meet their potential liabilities under the OPA; an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessels in the fleet having the greatest maximum liability under OPA. Regulations currently require evidence of financial responsibility for non-tank vessels in the amount of $300 per gross ton, or $0.5 million, whichever is greater (these totals include the financial responsibility amounts established under CERCLA, as described below). However, the Coast Guard published a notice of proposed rulemaking on February 5, 2008, proposing to revise that regulatory requirement to reflect the increased limits on liability described above. An owner or operator may evidence its financial responsibility by showing proof of insurance, surety bond, self-insurance or guaranty. Under the self-insurance provisions, the shipowner or operator must have a net worth and working capital, measured in assets located in the United States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility. For its vessels that plan on entering U.S. waters, Global Ship Lease intends to comply with the United States Coast Guard regulations by providing a certificate of responsibility from third party entities that are acceptable to the United States Coast Guard evidencing sufficient self-insurance.

The United States Coast Guard’s regulations concerning certificates of financial responsibility provide, in accordance with OPA, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility. In the event that such insurer or guarantor is sued directly, it is prohibited from asserting any contractual defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party. Certain organizations, which had typically provided certificates of financial responsibility under pre-OPA laws, including the major protection and indemnity organizations, have declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or required to waive insurance policy defenses. This requirement may have the effect of limiting the availability of the type of coverage required by the Coast Guard and could increase costs of obtaining this insurance for Global Ship Lease and its competitors.

In addition, Title VII of the Coast Guard and Maritime Transportation Act of 2004 amended OPA to require the United States Coast Guard to issue regulations to require the owner or operator of any non-tank vessel of 400 gross tons or more that carries oil of any kind as a fuel for main propulsion, to prepare and submit a response plan for each vessel. The United States Coast Guard has not issued such regulations yet, but has published a guidance document that allows for the issuance of interim authorization letters until the final regulations are promulgated. The vessel response plans include detailed information on actions to be taken by vessel personnel to prevent or mitigate any discharge or threat of discharge of oil from the vessel due to operational activities or casualties. Global Ship Lease is in the process of preparing plans to comply with the requirements of the CGMTA and OPA.

The Comprehensive Environmental Response, Compensation, and Liability Act

The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, governs spills or releases of hazardous substances other than petroleum or petroleum products. CERCLA imposes joint and several liability, without regard to fault, on the owner or operator of a ship, vehicle or facility from which there has been a release, along with other specified responsible parties. Costs recoverable under CERCLA include cleanup and removal costs, natural resource damages and governmental oversight costs. Liability under CERCLA is generally limited to the greater of $300 per gross ton, or $0.5 million, unless the incident is caused by gross negligence, willful misconduct or a violation of certain regulations, in which case liability is unlimited. These liability amounts are included in the total financial responsibility amounts required to obtain a Coast Guard certificate of financial responsibility, as described above.

The National Invasive Species Act and the Clean Water Act

The National Invasive Species Act, or NISA, was enacted in 1996 in response to growing reports of harmful organisms being released into United States ports through ballast water taken on by ships in foreign ports. Under NISA, the Coast Guard requires mandatory ballast water management practices for all vessels equipped with ballast water tanks bound for United States ports or entering United States waters and requires vessels to maintain a ballast water management plan that is specific for that vessel and assigns responsibility to the master or appropriate official to understand and execute the ballast water management strategy for that vessel. Coast Guard regulations also establish penalties for ships headed to the United States that fail to submit a ballast water management reporting form, as well as vessels bound for the Great Lakes or portions of the Hudson River that violate mandatory ballast water management requirements. The Coast Guard may now impose a civil penalty of up to $27,500 per day or, in the case of knowing violations, Class C Felony charge for non-submittal.

The Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in United States navigable waters without a permit and imposes strict liability in the form of penalties for any unauthorized discharges. Current Environmental Protection Agency, or EPA, regulations exempt ships in United States’ navigable waters from the requirement to obtain CWA permits for discharges of ballast water and other substances incidental to the normal operation of vessels. However, a United States District Court ruled in 2006 that EPA lacks the authority to exclude discharges of vessel ballast water from permitting requirements under the CWA, invalidating the blanket exemption in EPA regulations for all discharges incidental to the normal operation of a vessel as of September 30, 2008, and directed EPA to develop a system for regulating all discharges from vessels by that date. Unless this decision is overturned on appeal or by legislation, or the relief in question is modified, vessels entering United States waters would be required to comply with the CWA permitting program to be developed by the EPA or face penalties.

Changes in ballast water management rules and regulations, either in the United States or internationally (please see “International Maritime Organization” above), could increase the cost of compliance for ocean carriers, including requiring installation of equipment of ballast water treatment systems on vessels at substantial cost.

European Union

The European Union has adopted legislation that: (1) requires member states to refuse access to their ports to certain sub-standard vessels, according to vessel type, flag and number of previous detentions; (2) creates an obligation of member states to inspect at least 25% of vessels using their ports annually and provides for increased surveillance of vessels posing a high risk to maritime safety or the marine environment; (3) provides the European Union with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of negligent societies, and (4) requires member states to impose criminal sanctions for certain pollution events, such as the unauthorized discharge of tank washings. It is impossible to predict what additional legislation or regulations, if any, may be promulgated by the European Union or any other country or authority.

Other Regions

The environmental protection regimes in other relatively high-income countries, such as Canada, resemble those of the United States. To the extent Global Ship Lease operates in the territorial waters of such countries or enter their ports, its vessels would typically be subject to the requirements and liabilities imposed in such countries. Other regions of the world also have the ability to adopt requirements or regulations that may impose additional obligations on its vessels and may entail significant expenditures on its part and may increase its costs to operate its initial and contracted fleet. These requirements, however, would apply to the industry as a whole who operate in those regions and would also affect Global Ship Lease’s competitors.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, the United States Coast Guard in July 2003 issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter came into effect in

July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code, or ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

United States Coast Guard regulations are intended to align with international maritime security standards and they exempt non-United States vessels from MTSA vessel security measures provided such vessels have on board a valid International Ship Security Certificate that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Global Ship Lease has implemented various security measures addressed by SOLAS and the ISPS Code for the vessels in its initial fleet and intends to do so in the future for the vessels of its contracted fleet.

100% Container Screening

The United States signed into law the 9/11 Commission Act on August 3, 2007. The Act requires that all containers destined to the United States be scanned by x-ray machines before leaving port. This new requirement for 100% scanning is set to take effect in 2012, but the Secretary of the United States Department of Homeland Security has the authority to set an earlier deadline (based on developments arising from the on-going pilot program under the SAFE-Port Act of 2006) or to extend the deadline up to two years, to 2014. Ports that ship to the United States will likely have to install new x-ray machines and make infrastructure changes in order to accommodate the screening requirements. Such implementation requirements may change which ports are able to ship to the United States and shipping companies may incur significant increased costs. It is impossible to predict how this requirement will affect the industry as a whole, but changes and additional costs can be reasonably expected.

Risk of Loss and Liability Insurance

General

The operation of any container vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental damages, spills or releases, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes, in certain circumstances, virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market.

Global Ship Lease maintains marine hull and machinery insurance, war risks insurance, protection and indemnity cover, increased value insurance and freight, demurrage and defense cover for all its vessels in amounts that it believes to be prudent to cover normal risks in its operations, but Global Ship Lease may not be able to maintain these levels of coverage throughout its vessels’ useful lives. Furthermore, while Global Ship Lease believes that its insurance coverage will be adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that Global Ship Lease will always be able to obtain adequate insurance coverage at reasonable rates.

Hull & Machinery, Loss of Hire and War Risks Insurance

Global Ship Lease maintains marine hull and machinery and war risks insurance, which covers the risk of actual or constructive total loss, for all of its vessels. Its vessels are each covered up to at least fair market value, which Global Ship Lease expects its board of directors to assess at least annually, with certain deductibles per vessel per incident. Global Ship Lease also maintains increased value coverage for each of its vessels. Under this increased value coverage, in the event of total loss of a vessel, Global Ship Lease will be entitled to recover amounts not recoverable under its hull and machinery policy due to under-insurance. Under the terms of its credit facility, Global Ship Lease has assigned these insurance policies to its lenders and is subject to restrictions on its use of any proceeds therefrom.

Global Ship Lease may obtain loss-of-hire insurance covering the loss of revenue during extended off-hire periods. Global Ship Lease believes that this type of coverage might be valuable. Global Ship Lease will evaluate the need for such coverage on an ongoing basis, taking into account insurance market conditions and the employment of its vessels.

Protection and Indemnity Insurance

Protection and indemnity insurance is mutual indemnity insurance provided by mutual protection and indemnity associations, or P&I Associations, which insure its third-party and crew liabilities in connection with its shipping activities. This includes third-party liability, crew liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Subject to the “capping” discussed below, its coverage, except for pollution, will be unlimited. Its protection and indemnity insurance coverage for pollution will be $1.0 billion per vessel per incident.

The International Group is comprised of 13 P&I Associations. The International Group insures approximately 90% of the world’s commercial blue-water tonnage and has entered into a pooling agreement with each of its members to reinsure each association’s liabilities. This pooling agreement provides a mechanism for sharing all claims up to a current cap of approximately $5.4 billion. Global Ship Lease intends to remain a member of a P&I Association that is a member of the International Group, and as such, Global Ship Lease will be subject to calls payable to the other P&I Associations based on the International Group’s claim records as well as the claim records of all other members of the individual P&I Associations.

Legal Proceedings

Global Ship Lease has not been involved in any legal proceedings that may have, or have had a significant effect on its business, financial position, results of operations or liquidity, and Global Ship Lease is not aware of any proceedings that are pending or threatened that may have a material effect on its business, financial position, results of operations or liquidity. From time to time, Global Ship Lease may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. Global Ship Lease expects that these claims would be covered by insurance, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of the Class A common shares of Global Ship Lease.

ACQUISITION OF INITIAL AND CONTRACTED FLEET OF GLOBAL SHIP LEASE

The following includes a summary of the material terms of the asset purchase agreement. For more information, you should read the asset purchase agreement filed as an exhibit to the registration statement of which this prospectus forms a part. You can also obtain a copy of this agreement by following the instructions under “Where You Can Find Additional Information.”

Asset Purchase Agreement

Pursuant to the asset purchase agreement, Global Ship Lease has acquired its initial fleet of 12 vessels from CMA CGM and will acquire five additional vessels from CMA CGM. Global Ship Lease refers to CMA CGM together with its vessel-owning subsidiaries as the vendors. Please see “Our Business—Global Ship Lease’s Fleet” for a description of the vessels that have been or are to be acquired.

Under the asset purchase agreement, the vendors have warranted to Global Ship Lease that the vessels sold to Global Ship Lease will be delivered in class, with valid classification certificates and without recommendations, or that any recommendations or suspensions from class which exist and have not been cured by the time of the sale of the vessel will be remedied at the sole expense of the vendors before or during the next scheduled drydocking of that vessel. Global Ship Lease is currently aware of existing recommendations on five vessels in its initial fleet and on three vessels in its contracted fleet. In the event that, after its sale to Global Ship Lease, a vessel is off-hire due to any of the recommendations or suspensions from class (or for any repairs thereof) that existed at the time of the sale of the vessel to Global Ship Lease, the vendors have agreed to pay Global Ship Lease the daily charter hire amounts (as provided in the relevant charter agreement for such vessel) for each day that the vessel is off-hire due to the existing conditions of class or recommendations or suspensions from class or for any repairs thereof. In addition, Global Ship Lease is currently and will be indemnified for a period of two years from the date of the purchase of the vessel for certain losses incurred prior to the full repair of the vessel that arise out of any conditions of class or recommendations or suspensions from class existing on the vessel at the time of sale.

In the case of a vessel with an existing condition of class or recommendation or suspensions from class as of the intended date of sale, where all or any portion of its purchase price is to be funded with borrowings under its credit facility, Global Ship Lease is obligated under the terms of the asset purchase agreement to obtain the consent of the lenders prior to its purchase. If the lenders do not provide their consent, then the vendor shall be obligated to fully repair the vessel prior to its sale to Global Ship Lease at its own expense. Once repaired, Global Ship Lease and the vendor will be obligated to complete the sale of the vessel in accordance with the terms of the asset purchase agreement; provided that Global Ship Lease has available, or is able to obtain under its credit facility, sufficient funds to pay the purchase price.

The vendors have also warranted to Global Ship Lease that the vessels will be free from all liens, encumbrances and mortgages or any other debts whatsoever. The vendors further agree to indemnify Global Ship Lease against all consequences of claims made against the vessels that are incurred prior to the agreed upon time and date of delivery.

Pursuant to the asset purchase agreement, Global Ship Lease has the right to inspect each of the secondhand vessels and review its records and classification surveys in connection with its purchase. Global Ship Lease used a qualified third party to complete such inspections and reviews but does not intend to perform any underwater inspections prior to the time of delivery. The vendors have agreed that they will deliver the vessels to Global Ship Lease in the same condition as they were at the time of its inspection, fair wear and tear excepted. The vendor has agreed to consult with Global Ship Lease regarding any inspections the vendor is making of the newbuilding in its first contracted fleet, but it is not obligated to invite Global Ship Lease to participate in any inspections of those vessels if such action would violate the terms of the agreements by which it is acquiring the newbuilding.

Global Ship Lease’s Initial and Contracted Fleets

The aggregate purchase price for the initial fleet was $573.0 million. Global Ship Lease financed the acquisition of the vessels of its initial fleet with borrowings under its credit facility and a shareholder loan from CMA CGM (which was cancelled upon the Merger).

The aggregate purchase price for the vessels of Global Ship Lease’s contracted fleet is $437.0 million, of which $99.0 million is deemed to be prepaid pursuant to the Merger. Global Ship Lease expects to finance the balance of the purchase price of the vessels in its contracted fleet with borrowings under its credit facility. If CMA CGM does not deliver one of the vessels in the contracted fleet, then the amount payable to CMA CGM will be correspondingly reduced.

The terms of the asset purchase agreement provide that in the event of any adjustment to the purchase price of the newbuilding in Global Ship Lease’s contracted fleet, that adjustment (which may be either a price increase or a price reduction) will be transferred to Global Ship Lease from the vendor. Any such purchase price adjustment will also cause a corresponding change to be made to the charter hire paid for such vessel pursuant to its time charter.

Secondhand Vessels

The 10 secondhand vessels in Global Ship Lease’s initial fleet were owned by CMA CGM or one of its wholly owned subsidiaries. They were delivered to Global Ship Lease in December 2007.

The three secondhand vessels in Global Ship Lease’s first contracted fleet, the CMA CGM Jamaica, the CMA CGM Sambhar and the CMA CGM America, are currently owned by third parties, unaffiliated with the vendors (please see “Our Business—Global Ship Lease’s Fleet”) and are presently chartered to CMA CGM. Under each charter with such third party, CMA CGM has the option to purchase the vessels. CMA CGM has exercised its purchase options and, pursuant to the terms of the asset purchase agreement, will sell those vessels to Global Ship Lease. CMA CGM expects to deliver to Global Ship Lease the three secondhand vessels in its first contracted fleet in December 2008, subject to CMA CGM’s acquisition of the vessels from the third party charterer.

The vessel in its second contracted fleet, the CMA CGM Berlioz, is currently owned by CMA CGM. CMA CGM expects to deliver it to Global Ship Lease in July 2009.

Newbuilding and Newly Built Vessels

The two newly built vessels in Global Ship Lease’s initial fleet, the CMA CGM Chateau d’If and the CMA CGM Alcazar, were built by Hanjin Heavy Industries & Construction Co., Ltd. at its Youngdo shipyard in Busan, Korea pursuant to ship building contracts with Cosco Charleston Maritime Inc. and Cosco Norfolk Maritime, Inc. CMA CGM entered into a separate memorandum of agreement with each of Cosco Charleston Maritime, Inc. and Cosco Norfolk Maritime, Inc., pursuant to which CMA CGM acquired the two vessels from such entities in November and December 2007. Each of the sellers assigned to CMA CGM the builder’s guarantee of material and workmanship as per the original ship building contracts. The sellers are not responsible for any claim relating to the condition or performance of the newly built vessels after delivery to CMA CGM. Instead, CMA CGM must pursue such claims against the builder.

Global Ship Lease acquired the two vessels from CMA CGM in January 2008. The asset purchase agreement provides for, among other things, the transfer to Global Ship Lease of the builder’s guarantee of material and workmanship under the original ship building contracts or, if such transfer is unenforceable, an obligation by CMA CGM to enforce the warranties on its behalf and a transfer by CMA CGM to Global Ship Lease of any reductions in the purchase price of the vessels due to failure of the ships to meet the specifications set forth in their respective ship building contracts.

Global Ship Lease’s Hull 4126 newbuilding in its first contracted fleet is being built by Daewoo Shipbuilding & Marine Engineering Co., Ltd., or Daewoo, at its shipyard on Okpo Koje Island, Korea pursuant to a ship building contract with CMA CGM. The ship building contract will not be assigned to Global Ship Lease by CMA CGM prior to delivery of the ship to Global Ship Lease, and CMA CGM will be responsible for payments due under the ship building contract. Global Ship Lease will take delivery of the newbuilding after it is constructed, purchased and delivered to CMA CGM, subject to terms of the shipbuilding contract. If CMA CGM is not obligated to purchase the newbuilding because it does not meet the relevant specifications, then, pursuant to the terms of the asset purchase agreement, Global Ship Lease can request that CMA CGM purchase the vessel anyway on the condition that CMA CGM will not have any obligation to charter such vessel or incur any additional liability for its purchase. If the newbuilding is delivered but does not meet the specifications set forth in the ship building contract, then Global Ship Lease is entitled to receive all rebates, discounts and reductions entitled to be given to CMA CGM and the purchase price and charterhire rate will be reduced accordingly.

For a 12-month period that begins once the vessel has been delivered to CMA CGM, Daewoo guarantees the vessel and all parts and equipment thereof against all defects which are directly due to, but are not limited to, defective materials, construction miscalculation and/or poor workmanship, provided that such defects have not been caused by seaborne dangers, or navigation, or by normal wear and tear, overloading, improper loading or stowage, fire, accident or by any other circumstances beyond the control of the ship builder, incompetence, mismanagement, negligence or willful neglect or by alteration of addition by CMA CGM not previously approved by the builder. If the shipyard agrees, all such warranties, to the extent assignable, will be transferred to Global Ship Lease in connection with its purchase of the newbuilding. If the shipyard does not agree, CMA CGM has agreed in the asset purchase agreement that it will enforce the warranties on Global Ship Lease’s behalf.

GLOBAL SHIP LEASE CREDIT FACILITY

The following is a summary of the material terms of the Global Ship Lease credit facility. For more information, you should read the credit facility and its addendum filed as an exhibit to the registration statement of which this prospectus forms a part. You can also obtain a copy of this agreement by following the instructions under “Where You Can Find Additional Information.”

Global Ship Lease established an eight year $800 million senior secured revolving credit facility with Fortis Bank (Nederland) N.V., as Agent, Citibank Global Markets Limited, HSH Nordbank AG, Sumitomo Mitsui Banking Corporation, Brussels Branch, KFW and DnB Nor Bank ASA, which Global Ship Lease refers to as its credit facility. Global Ship Lease received the requisite consents of the lenders under the credit facility with respect to the Merger.

Global Ship Lease drew funds under its credit facility to finance in part the purchase of its initial fleet and will draw additional funds under its credit facility to finance in part the purchase of its contracted fleet and may draw down additional funds for the purchase of additional vessels meeting the requirements described below, as well as for other general corporate purposes. All of Global Ship Lease’s subsidiary companies owning vessels included in the security package are borrowers and guarantors jointly and severally guaranteeing Global Ship Lease’s obligations under the credit facility. “Global Ship Lease” when used in this Section “Global Ship Lease’s Credit Facility,” refers to Global Ship Lease and its subsidiaries who are borrowers and guarantors under the credit facility.

Subject to the satisfaction of certain conditions described below, Global Ship Lease is permitted to borrow funds up to the full amount of the credit facility for a period of five years from the closing of the credit facility. Commencing five years after the closing of the credit facility, amounts that Global Ship Lease is able to borrow under the credit facility will reduce as discussed below.

Global Ship Lease expects to pay a commitment fee of 0.25% per annum, which will be payable quarterly in arrears, on the undrawn portion of the credit facility. Global Ship Lease will be responsible for the duly justified costs properly incurred in connection with the establishment and the maintenance of the credit facility.

Borrowings under the credit facility bear interest at a rate of the margin over one, three, six, nine or 12 month United States Dollar LIBOR, or such other periods as the Agent may agree. The margin will depend on the “leverage ratio,” which is defined as the ratio of the aggregate amount outstanding under its credit facility, net of surplus cash held in the retention account, to the aggregate market value of the vessels securing the credit facility. The charter-free market value of a vessel is calculated semi-annually as the arithmetic average of valuations determined by two independent sale and purchase brokers acceptable to the Agent. Set forth below is the margin that applies to the applicable leverage ratio:

Leverage Ratio	Margin
Up to 50%	0.75%
Greater than 50% to 60%	0.80%
Greater than 60% to 70%	0.90%
Greater than 70% to 75%	1.10%

During the continuance of any principal or interest default, the margin on the overdue amounts increases by 2% per annum. Pursuant to the terms of the credit facility, Global Ship Lease must hedge at least 50% of the amounts outstanding under the credit facility. Global Ship Lease hedged prior to the Merger the majority of the amounts expected to remain outstanding under the credit facility.

Global Ship Lease’s ability to borrow amounts under its credit facility is subject to the execution of customary documentation relating to the credit facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Its ability to borrow to acquire additional vessels that will be included in the security package under the credit facility will be subject to the target vessel being a vessel where Global Ship Lease can prove (i) certain financial requirements related to the vessel, (ii) that the vessel is a container carrier of standard design and at least 750 TEU in capacity, (iii) that it is no more than 10 years old at the time of acquisition and (iv) that it is employed by an acceptable charterer. In certain limited circumstances, Global Ship Lease can utilize the credit facility to purchase vessels that will not be required to form part of the security package. Global Ship Lease’s ability to draw funds under its credit facility will be subject to its total borrowings under its credit facility not exceeding 70% of the aggregate charter-free market value of the vessels within the security package.

The credit facility amount will reduce, commencing five years from the date of closing of the credit facility, in 12 equal quarterly installments. Global Ship Lease must repay any amount outstanding that is in excess of the newly-reduced maximum credit facility amount. The amount of each installment will be determined four years and nine months after the date of closing of the credit facility based on the following formula: one-quarter of the amount of the credit facility amount divided by the number equal to 18 minus the average age of all vessels included in the security package weighted by market value. Any amount outstanding under the credit facility at the maturity date must be repaid in one installment. Global Ship Lease may voluntarily cancel undrawn amounts under the credit facility from time to time in a minimum amount of $5.0 million or in multiples of $2.5 million in excess of such amount.

Security

Global Ship Lease’s credit facility provides that borrowings under the credit facility are secured by the following:

•	a first priority pledge over Global Ship Lease’s accounts, and those of Global Ship Lease’s subsidiaries’ owning vessels in the security package, which is held with the Agent;

•	cross-collateralized first priority mortgages on each of the vessels in the security package registered or flagged in a jurisdiction acceptable to the lenders;

•	marine and war risks insurance covering a minimum of 110% of the outstanding credit facility amount;

•	a first priority assignment of time charter contracts, in respect of the vessels in the security package;

•	a first priority assignment of insurances in respect of each of the vessels in the security package;

•	a first priority pledge over the shares of Global Ship Lease’s borrowing or guaranteeing subsidiaries;

•	corporate guarantees for Global Ship Lease’s obligations from guarantors being Global Ship Lease’s non-borrowing subsidiaries under this credit facility;

•

a first priority assignment of the unconditional and irrevocable corporate guarantee from CMA CGM to Global Ship Lease for the obligations of the initial Charterer, under the time charters, in cases where the initial Charterer is a subsidiary of CMA CGM;

•	a first priority assignment of the management agreements for the vessels in the security package; and

•	a first priority (general) assignment of the earnings of the vessels in the security package.

In the event of either the sale or total loss of a vessel, the amount available for Global Ship Lease to borrow under its credit facility will be reduced so that its borrowings under the credit facility does not exceed 70% of the market value of the remaining vessels that secure its obligations under the credit facility.

Covenants

Global Ship Lease’s credit facility contains covenants that require Global Ship Lease to ensure, among other things, that:

•	the employment details of additional vessels that Global Ship Lease acquires are given to the Agent;

•

technical and/or operational management of all the vessels secured under this facility and/or the supervisor in respect of newbuildings to be executed by CMA CGM or any of its wholly owned subsidiaries, or any other company internationally recognized and acceptable to the Agent;

•	the earnings accounts, the operating account and retention account in relation to the vessels are held with the Agent;

•

the vessels are in class, free of any material overdue recommendations, and the classification society is part of the IACS. No change of class without the prior written consent of the Agent, such consent not to be unreasonably withheld;

•	Global Ship Lease is only to be involved in the business of ownership of vessels, technical and commercial management of such vessels and related activities;

•

Global Ship Lease may not charter-in vessels, lease vessels or enter into any similar arrangement without the prior written approval of the Agent, other than time chartering up to three months, such consent not to be unreasonably withheld, unless the arrangement is with or to Global Ship Lease or its subsidiaries, in which case no approval from the Agent shall be required;

•	Global Ship Lease has supplied a list of acceptable flags approved by the Agent. Global Ship Lease may change flag to another approved flag provided the Agent receives the required documentation;

•

Global Ship Lease is restricted from certain asset acquisitions and disposals with respect to its subsidiaries other than disposals made in the ordinary course of business of the disposing subsidiary on arms-length terms and for fair value or any disposal of assets (other than vessels) in exchange for other assets comparable or superior as to type, value and quality;

•	there are restrictions on the ability of Global Ship Lease’s subsidiaries to incur additional indebtedness;

•	Global Ship Lease will at all times comply with the International Maritime Code for the Safe Operation of Ships and for Pollution Prevention adopted by the IMO;

•	there is no change of ownership of any of Global Ship Lease’s subsidiaries;

•

Global Ship Lease will provide the Agent with audited annual consolidated accounts, quarterly management accounts and, in respect of each subsidiary, annual unaudited accounts as soon as they are made available, in no event later than 120 days of the year-end and 60 days of the end of each quarter. Further relevant financial information will be provided on demand;

•

Global Ship Lease shall, at the same time the audited annual consolidated accounts and management accounts are due, provide the Agent with compliance certificates showing the calculation of the financial covenants. A listing of charter rates may also be included;

•

Global Ship Lease cannot dispose of net assets in excess of $300.0 million (of which a maximum of $200.0 million in aggregate should be in respect of its initial and contracted fleet) over any period of three consecutive calendar years other than with the consent of the Agent; and

•

Global Ship Lease may pay dividends if (1) no event of default has occurred or is continuing, (2) the payment of such a dividend does not trigger an event of default and (3) any payments to be made into the retention account are fully up to date.

Global Ship Lease’s credit facility contains financial covenants requiring that, among other things:

•	its cash balance on a consolidated basis must be a minimum of $15.0 million or six months’ interest expense at all times;

•	Global Ship Lease’s financial net debt to total capitalization ratio shall not exceed 75%;

•	Global Ship Lease’s ratio of EBITDA to debt service, on a trailing four-quarter basis, shall be no less than 1.10 to 1; and

•	Global Ship Lease maintains a minimum net worth of $200.0 million.

Events of Default

Among other things, each of the following events with respect to Global Ship Lease or any of its subsidiaries, in some cases after the passage of time or notice or both, is an event of default under the credit facility agreement:

•	non-payment of amounts due and payable under this credit facility within four business days of the due date;

•	Global Ship Lease’s or its subsidiaries’ breach of Global Ship Lease’s non-financial covenants and failure to remedy within seven business days of receipt of a notice;

•	Global Ship Lease’s breach of a financial covenant;

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cross default with respect to Global Ship Lease’s and its subsidiaries’ other obligations for any amount in excess of $15.0 million (with respect to Global Ship Lease) and $10.0 million (with respect to its subsidiaries);

•	if any person other than CMA CGM, and not agreed to by the lenders, acquires more than 51% of its outstanding voting shares; and

•

default of the initial Charterer or the Charter Guarantor which is continuing in respect of three or more of the time charter contracts associated with its initial and contracted fleet or default of more than half by number of the time charters associated with any approved charterer (provided such charterer is the charterer of at least 25% of Global Ship Lease’s vessels).

The credit facility agreement provides that upon the occurrence of an event of default, the lenders may require that all amounts outstanding under the credit facility be repaid immediately and terminate Global Ship Lease’s ability to borrow under the credit facility and foreclose on the mortgages over the vessels and the related collateral.

SHIP MANAGER AND MANAGEMENT RELATED AGREEMENTS OF GLOBAL SHIP LEASE

The following is a summary of the material terms of the ship management agreements and the global expense agreement. For more information, you should read each vessel’s ship management agreement and the global expense agreement filed as exhibits to the registration statement of which this prospectus forms a part. You can also obtain copies of these agreements by following the instructions under “Where You Can Find Additional Information.”

General

Global Ship Lease’s Ship Manager, CMA Ships, provides day-to-day technical ship management services, including purchasing, crewing, vessel maintenance including arranging drydocking inspections and ensuring compliance with flag, class and other statutory requirements necessary to support Global Ship Lease’s business. CMA CGM guarantees the performance of all services and any payment due to Global Ship Lease by its Ship Manager pursuant to the ship management agreements.

As of March 31, 2008, Global Ship Lease’s Ship Manager’s parent company, CMA CGM, managed the 106 container vessels that it owned in its 393-vessel fleet.

Ship Management Agreements

Global Ship Lease has entered into individual ship management agreements with its Ship Manager to manage each vessel in its initial fleet and has entered into individual ship management agreements with its Ship Manager to manage each vessel in its contracted fleet. Pursuant to its ship management agreements, Global Ship Lease expects to pay its Ship Manager for its services an annual management fee of $114,000 per vessel. Under the ship management agreements, its Ship Manager is responsible for all day-to-day ship management, including crewing, purchasing stores, lubricating oils and spare parts, paying wages, pensions and insurance for the crew, and organizing other vessel operating necessities, including the arrangement and management of drydocking. Global Ship Lease will reimburse the Ship Manager for costs it incurs on Global Ship Lease’s behalf. However, such cost reimbursement is capped on a quarterly basis pursuant to the global expense agreement described in more detail below in “Global Expense Agreement.” Each ship management agreement provides that Global Ship Lease has the right to audit the accounts of its Ship Manager to verify the costs incurred. The Ship Manager has agreed to maintain Global Ship Lease’s vessels so that they remain in class with valid certification. In addition, the Ship Manager will be responsible for Global Ship Lease’s fleet’s compliance with all government and other regulations, and compliance with class certifications.

Global Ship Lease’s Ship Manager has established an accounting system and maintains the records of all costs and expenditures incurred as well as data necessary for the settlement of accounts between parties. Global Ship Lease will arrange for insurance coverage for each of its vessels, including hull and machinery insurance, protection and indemnity insurance and war risk insurance and Global Ship Lease will be responsible for the payment of all premiums.

Global Ship Lease’s Ship Manager is required to use its best endeavors to provide the services specified in the ship management agreements. Pursuant to the terms of the ship management agreements, Global Ship Lease will indemnify its Ship Manager and its employees, agents and sub-contractors and hold them harmless against all actions, proceedings, claims, demands or liabilities which may be brought against them or incurred by them arising out of or in connection with the performance of the ship management agreements, unless the same is proved to have resulted solely from the negligence, gross negligence or willful default of the Ship Manager, its employees, agents and sub-contractors.

Global Ship Lease’s Ship Manager will not be permitted to sub-contract its obligations under the ship management agreements without Global Ship Lease’s consent, which Global Ship Lease will not unreasonably withhold. With Global Ship Lease’s consent, the Ship Manager has sub-contracted certain of its management services under eight of its ship management agreements to its UK subsidiary, CMA Ships UK, and four of its ship management agreements to Midocean, an unaffiliated third party with whom it had existing agreements and that manages the four relevant vessels. Under the ship management agreements between the Ship Manager and Midocean, Midocean provides basic crewing, technical management and accounting services to four vessels that were owned by CMA CGM’s wholly owned subsidiary, Delmas and were subsequently sold to Global Ship Lease.

Global Ship Lease is under no obligation to hire the Ship Manager to manage any vessel it may acquire other than the vessels in Global Ship Lease’s initial and contracted fleet. Global Ship Lease’s ship management agreements with the Ship Manager have a term of three years subject to the termination rights set forth below.

Global Ship Lease’s Termination Rights

The ship management agreements are cancelable by Global Ship Lease if its Ship Manager fails to meet its obligations under the ship management agreements for any reason within its control and fails to remedy the default. In addition, after a ship management agreement has been in effect for one year, Global Ship Lease has the option of terminating the ship management agreement upon three months notice if Global Ship Lease can secure more competitive pricing from a recognized third party, approved by CMA CGM as charterer of the vessels, such approval not to be unduly withheld, subject to CMA CGM’s right to match the third party’s terms.

The current agreements have been in effect since the acquisition of the initial fleet in December 2007 and January 2008.

Other Termination Rights

Global Ship Lease’s Ship Manager can terminate the agreement prior to the end of its term if, among other things: (a) it has not been paid within 30 days of a written request for payment (and Global Ship Lease fails to remedy such default) or (b) Global Ship Lease undergoes a change in control other than the Merger.

Either party may terminate a ship management agreement in the event of an order being made or a resolution being passed for the winding up, dissolution or bankruptcy of either party, or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes a special arrangement with its creditors. The ship management agreement will also terminate if the vessel becomes a total loss, is declared as a constructive or compromised or arranged total loss, is requisitioned or sold.

Global Expense Agreement

Pursuant to the ship management agreements, ship operating expenses incurred by the Ship Manager on Global Ship Lease’s behalf in the operation of its fleet will be reimbursed. Pursuant to the global expense agreement that Global Ship Lease entered into with its Ship Manager, these expenses will be subject to a quarterly cap. Drydocking expenses and insurance premiums are not included in the cap arrangements. For each quarterly period, its Ship Manager bears the amount (if any) by which the actual aggregate expenses, excluding drydocking expenses and insurance premiums, and costs of accidents and incidents incurred with respect to all vessels in service exceed the aggregate cap for such quarterly period. The table below sets out the per diem cap per vessel.

Vessel Name	Per Diem Cap ($)
Ville d’Orion	6,400
Ville d’Aquarius	6,400
CMA CGM Matisse	5,400
CMA CGM Utrillo	5,400
MOL Rainbow	5,400
Julie Delmas	5,400
Marie Delmas	5,400
CMA CGM La Tour	5,400
CMA CGM Manet	5,400
Kumasi	5,400
CMA CGM Alcazar	5,900
CMA CGM Château d’lf	5,900
Hull 4126 (Newbuilding)	8,800
CMA CGM Jamaica	6,650
CMA CGM Sambhar	6,650
CMA CGM America	6,650
CMA CGM Berlioz	7,800

Once its ship management agreements and the global expense agreement with its Ship Manager expire or are terminated, Global Ship Lease may not be able to negotiate for similar terms in replacement agreements.

Also in the global expense agreement, CMA CGM has agreed, effective as of the fourth year of each charter agreement, to compensate Global Ship Lease, for any vessel in its initial and contracted fleet by the amount by which actual operating costs per day (excluding any drydock costs and insurance premiums) are greater than $500 over a specified amount, which specified amount is based on projected costs over the life of each charter, provided more than 50% of such increase is attributable to crew and lubricating oil costs, such compensation not to exceed $500 per day per vessel.

OTHER TRANSACTION AGREEMENTS

The following is a summary of the material terms of other transaction agreements that the parties to the merger agreement or their affiliates entered into immediately prior to or as of the effective time of the Merger. For more information, you should read each such transaction agreement filed as an exhibit to the registration statement of which this prospectus forms a part. You can also obtain copies of these agreements by following the instructions under “Where You Can Find Additional Information.”

Asset Purchase Agreement

At the time of the Merger, Global Ship Lease entered into an amendment and restatement of the asset purchase agreement with CMA CGM and certain of its vessel-owning subsidiaries pursuant to which Global Ship Lease purchased five additional vessels from CMA CGM with expected deliveries in December 2008 and July 2009 for an aggregate purchase price of $437 million, of which $99 million is deemed to be prepaid by the consideration paid to CMA CGM in the Merger. Please see “Acquisition of Initial and Contracted Fleet of Global Ship Lease—Asset Purchase Agreement” for more information about this agreement.

Amended Charter Agreements

At the time of the Merger, the applicable subsidiaries of Global Ship Lease and CMA CGM entered into amended and restated charter agreements pursuant to which CMA CGM charters the Global Ship Lease vessels. The terms of the amended agreements are substantially the same as the previous agreements and reflect an increase in the charter rates for the vessels in the initial and contracted fleet as of August 12, 2008. The charter agreements to be entered into at the time of delivery of the vessels in the contracted fleet also reflects an increase in the charter rates as initially contemplated by CMA CGM and Global Ship Lease. The aggregate amount of the increased charter rates is $11.4 million per year. Please see “Our Business—Time Charters” for more information about these agreements.

Amended Ship Management Agreements

At the time of the Merger, the applicable subsidiaries of Global Ship Lease and CMA CGM entered into amended ship management agreements pursuant to which CMA Ships provides a variety of ship management services, including purchasing, crewing, vessel maintenance including arranging drydocking inspections and ensuring compliance with flag, class and other statutory requirements necessary to support Global Ship Lease’s business. The terms of the amended and restated agreements are substantially the same as those in the current agreements. Please see “Ship Manager and Management Related Agreements of Global Ship Lease—Ship Management Agreements” for more information about these agreements.

Amended and Restated Guarantees

At the time of the Merger, Global Ship Lease and CMA CGM entered into amended and restated guarantees under which each guarantees the obligations of each of its subsidiaries, as applicable, under the charter agreements and ship management agreements. Please see “Our Business—Time Charters” and “Ship Manager and Management Related Agreements of Global Ship Lease—Ship Management Agreements.”

Amended and Restated Global Expense Agreement

At the time of the Merger, Global Ship Lease entered into an amended and restated global expense agreement with CMA CGM pursuant to which Global Ship Lease will reimburse the ship managers for operating expenses incurred under the ship management agreements. The terms of the amended and restated agreement are substantially the same as those in the previous agreement. Please see “Ship Manager and Management Related Agreements of Global Ship Lease—Ship Global Expense Agreement” for more information about this agreement.

Transitional Services Agreement

At the time of the Merger, Global Ship Lease entered into a transitional services agreement with CMA CGM pursuant to which CMA CGM provides general administrative and support services to Global Ship Lease upon its request. Please see “Our Business—Transitional Services Agreement” for more information about this agreement.

Stockholders Agreement

At the time of the Merger, Global Ship Lease entered into a stockholders agreement with CMA CGM and Marathon Founders, LLC, pursuant to which such shareholders agree not to transfer any common shares of Global Ship Lease (excluding Class A common shares underlying the sponsor warrants or received with respect to Marathon securities purchased after Marathon’s initial public offering) prior to the first anniversary of the date of the Merger other than to affiliates or to the members of Marathon Founders, LLC who agree to be subject to such transfer restrictions. Notwithstanding the foregoing, CMA CGM is permitted to transfer (i) up to 4,094,600 Class A common shares after the date that is 120 days after the date of the Merger, (ii) Class A common shares to the extent necessary for CMA CGM to satisfy its obligation to return any prepaid amounts pursuant to the asset purchase agreement on or after March 31, 2009, and (iii) up to 125,000 common shares to its directors and employees.

In addition, for a period of five years from the date of the Merger, CMA CGM agrees not to:

•	acquire additional common shares or other equity securities of Global Ship Lease;

•	make any tender offer or exchange offer for any common shares or other equity securities of Global Ship Lease;

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make, or take any action to solicit, initiate or encourage, any offer or proposal for, or any indication of interest in, a merger, other business combination or other extraordinary transaction involving Global Ship Lease or any of its subsidiaries, or the acquisition of any common shares or other equity interest in, or a substantial portion of the assets of, Global Ship Lease or any of its subsidiaries;

•	propose any changes to the size or members of the board of directors of Global Ship Lease

•

solicit, or become a participant in any solicitation of, any proxy from any holder of common shares in connection with any vote on the matters described in the two preceding bullet points above, or agree or announce its intention to vote with any person undertaking a solicitation or grant any proxies with respect to any common shares to any person with respect to such matters, or deposit any common shares in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof; or

•	form, join or in any way participate in a “group” (within the meaning of the Exchange Act) with respect to any common shares of Global Ship Lease.

These standstill restrictions will be temporarily released (i) in the event Global Ship Lease or its shareholders receive an unsolicited third party tender offer or exchange offer to acquire at least a majority of the outstanding common shares or there is a public announcement of a proposal or offer, or commencement of a proxy contest, to effect a change of control of Global Ship Lease, until such time as the board of directors of Global Ship Lease notifies CMA CGM that in the good faith determination of the board of directors such offer or proposal or proxy contest has concluded or been withdrawn, and (ii) to allow CMA CGM to respond to any vote, offer or other transaction involving a tender offer or exchange offer or a merger, business combination, sale of a substantial portion of assets or other extraordinary transaction that has been approved by the board of directors and/or for which the board of directors has granted its recommendation. Global Ship Lease agrees to include such standstill exceptions in any shareholder rights plan it may adopt.

Registration Rights Agreement

At the time of the Merger, Global Ship Lease entered into a registration rights agreement with CMA CGM, Marathon Investors, LLC, Marathon Founders, LLC and the other initial stockholders of Marathon common stock (including Michael Gross), pursuant to which Global Ship Lease agreed to register for resale on a registration statement under the Securities Act and applicable state securities laws, the common shares issued to such shareholders pursuant to the Merger or upon exercise of warrants. CMA CGM has the right to demand up to three registrations and the Marathon initial stockholders will have the right to demand up to two registrations. These shareholders also have the right to request that Global Ship Lease file a shelf registration statement with respect to their common shares as soon as the applicable transfer restrictions under the stockholders agreement expire. In addition, these shareholders also have piggyback registration rights allowing them to participate in offerings by Global Ship Lease and in demand registrations of the other shareholders. Global Ship Lease is obligated to pay all expenses incidental to the registration, excluding underwriter discounts and commissions.

MANAGEMENT

Directors and Executive Officers

Certain information with respect to each of the current directors and executive officers of Global Ship Lease is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person holds, and the year in which each person became a director or executive officer.

The business address of each director or executive officer listed below is c/o 10 Greycoat Place, London SW1P 1SB, United Kingdom except that the business address for Mr. Gross is 500 Park Avenue, 5th floor, New York, New York, 10022.

Name	Age	Position
Michael S. Gross	46	Chairman of the Board
Howard Boyd	64	Director
Angus R. Frew	50	Director
Guy Morel	59	Director
Jeffrey D. Pribor	50	Director
Ian J. Webber	51	Chief Executive Officer
Susan J. Cook	52	Chief Financial Officer
Thomas A. Lister	39	Chief Commercial Officer

Directors of Global Ship Lease

Michael S. Gross has been a director of Global Ship Lease since its inception and was appointed Chairman in September 2008. Since July 2006, Mr. Gross has been a senior partner in Magnetar Capital Partners LP, the holding company for Magnetar Financial LLC. Since March 2007, Mr. Gross has served as the chairman, chief executive officer and managing member of Solar Capital, LLC. In such capacities, Mr. Gross heads Magnetar Financial LLC’s credit and private investment business. Between February 2004 and February 2006, Mr. Gross was the president and chief executive officer of Apollo Investment Corporation, a publicly traded business development company that he founded and on whose board of directors and investment committee he served as chairman from February 2004 to July 2006, and was the managing partner of Apollo Investment Management, L.P., the investment adviser to Apollo Investment Corporation. From 1990 to February 2006, Mr. Gross was a senior partner at Apollo Management, L.P., a private equity firm which he founded in 1990 with five other persons. In addition, from 2003 to February 2006, Mr. Gross was the managing partner of Apollo Distressed Investment Fund, an investment fund he founded to invest principally in non-control oriented distressed debt and other investment securities of leveraged companies. Mr. Gross currently serves on the boards of directors of Saks, Inc., United Rentals, Inc., Alternative Asset Management Acquisition Corp. and Jarden Corporation.

Howard Boyd has been a director of Global Ship Lease since August 2008. In 1996, Mr. Boyd was named chief executive officer of Safmarine, a container liner operator based in Antwerp, which was purchased by AP Moller-Maersk in 1999. Mr. Boyd took a leading role in the takeover and continued as chief executive officer of the separate Safmarine entity until his retirement in 2004. His career with Safmarine began in 1970 when he joined as a tanker accountant. Mr. Boyd held a variety of positions with Safmarine, including financial controller, USA trade executive, chief operating officer of the bulk division and bulk director. He became a member of the Safmarine board of directors in 1998. Since 2004, Mr. Boyd has been a consultant to AP Moller-Maersk, continuing as a director of Safmarine and sitting on the Audit and Remuneration Committees. Mr. Boyd has a Bachelor of Commerce from University of Cape Town and qualified as a South African Chartered Accountant.

Angus R. Frew has been a director of Global Ship Lease since August 2008. Mr. Frew was president and chief executive officer from 2003 until early 2008 of GE SeaCo SRL, a joint venture between GE Capital and Sea Containers Ltd and one of the largest global container leasing companies. Mr. Frew was a director of the Institute of International Container Lessors from 2003 until early 2008, serving as chairman in 2004, and a director of the Container Owners’ Association from 2007 to early 2008. Mr. Frew was an officer of Sea Containers Ltd from 2003 to 2005 and senior vice president of its container division. From 1990 to 2002, Mr. Frew held senior management positions in the beverages industry with Grand Metropolitan Plc, Diageo Plc and The Seagram Company Ltd. After qualifying as a British Chartered Accountant in 1983, Mr. Frew held senior financial positions in a number of small entrepreneurial businesses in the IT consultancy, design and retail industries. Mr. Frew has an honours degree in chemistry from the University of Durham.

Guy Morel has been a director of Global Ship Lease since August 2008. Mr. Morel is the general secretary of InterManager, the International Association of Shipmanagers. From 2005 to 2007, he was a professor of corporate finance and director of development at the International University of Monaco. From 1993 to 2004, he was the president and chief operating officer of MC Shipping Inc, a company quoted on the American Stock Exchange, and involved in the ownership and time chartering of containerships and LPG carriers. Between 1979 and 1993, Mr. Morel was one of the founders, a director and a shareholder of V.Ships Inc., a leading shipmanagement group, where he was a vice president in charge of strategic planning and marketing. Prior to 1979, he was a consultant with Data Resources Inc., an American consulting group involved in econometric modeling and economic forecasting. Mr. Morel holds a Bachelor’s Degree in civil engineering from Ecole Centrale de Paris and an MBA from Harvard Business School.

Jeffrey D. Pribor has been a director of Global Ship Lease since August 2008. Mr. Pribor is currently executive vice president and the chief financial officer of General Maritime Corporation. Prior to that, from 2002 to 2004, Mr. Pribor was managing director and president of DnB NOR Markets, Inc., the U.S. investment banking division of DnB NOR Bank ASA, responsible for mergers and acquisitions, strategic advisory services and U.S. capital market activities for the bank’s shipping, offshore, logistics and energy clients. From 2001 to 2002, Mr. Pribor was managing director and group head of transportation banking at ABN AMRO, Inc. where he was responsible for all commercial and investment banking activities for shipping and other transportation companies in North America. From 1996 to 2001, Mr. Pribor was managing director and sector head of transportation and logistics investment banking for ING Barings. He also worked for over 10 years in the mergers and acquisitions group at Merrill Lynch, and as an attorney in the corporate and banking law practice of Milbank, Tweed, Hadley and McCloy. Mr. Pribor holds a B.A. from Yale University and a J.D. and an M.B.A. from Columbia University.

Executive Officers of Global Ship Lease

Ian J. Webber Upon the completion of the Merger, Mr. Webber became the Chief Executive Officer of Global Ship Lease. From 1979 to 1996, Mr. Webber worked for PriceWaterhouse, the last five years of which he was a partner. From 1996 to 2006, Mr. Webber served as the Chief Financial Officer and a director of CP Ships Limited, a subsidiary of Canadian Pacific Limited until 2001 and thereafter a public company listed on the New York and Toronto stock exchanges until its acquisition by TUI A.G. in 2005. Mr. Webber is a graduate of Cambridge University.

Mr. Webber was named, along with his former employer CP Ships Limited and other officers of that company, as a defendant in a securities class action case before the United States District Court for the Middle District of Florida (the “Court”). The consolidated amended class action complaint alleged violations of Section 10(b) and Rule 10b-5 of the Exchange Act against all defendants and Section 20(a) of the Exchange Act against the individual defendants. The parties have reached an agreement to settle this class action proceeding in its entirety, pending approval by the Court. Under the proposed terms of the settlement, Mr. Webber denies all wrongdoing and will be fully released from any liability in this matter. The settlement has been preliminarily approved by the Court and a final approval hearing is expected to occur on October 2, 2008. Mr. Webber was also named, along with CP Ships Limited and several of its officers and directors, as a defendant in a purported securities class action pending in Canada. That action, which alleges similar claims to those raised in the United States securities class action case, is ongoing.

Susan J. Cook Upon the completion of the Merger, Ms. Cook became the Chief Financial Officer of Global Ship Lease. From 1986 to 2006, Ms. Cook worked for The Peninsular and Oriental Steam Navigation Company and served as Group Head of Specialized Finance from 2003 to 2006, Head of Structured Finance from 1999 to 2003, Deputy Group Treasurer from 1994 to 1999 and Treasury Manager from 1989 to 1993. She is a Chartered Management Accountant and a member of the Association of Corporate Treasurers. Ms. Cook graduated from Brunel University and received a Master of Science from Oxford University.

Thomas A. Lister Upon the completion of the Merger, Mr. Lister became the Chief Commercial Officer of Global Ship Lease. From 2005 until 2007, Mr. Lister was Senior Vice President at DVB Group Merchant Bank (Asia) Ltd, responsible for developing DVB’s Singapore ship fund and leasing project. Before that, from 2004 to 2005, he worked for the German KG financier and ship owning group Nordcapital as Director of Business Development. From 1991 to 2002, Mr. Lister worked for a number of shipping companies in both South America and the United States. Mr. Lister graduated from Durham University and holds an MBA from INSEAD.

Terms of Office of Directors of Global Ship Lease

Global Ship Lease’s board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Mr. Morel and Mr. Pribor, expires at the first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Boyd and Mr. Frew, expires at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Gross, expires at the third annual meeting of stockholders.

Employment Agreements and Executive Compensation of Global Ship Lease

Global Ship Lease Services Limited, Global Ship Lease’s wholly owned subsidiary, entered into an employment agreement with Mr. Webber and, pursuant to the terms of an inter-company agreement between Global Ship Lease and Global Ship Lease Services Limited, Mr. Webber serves as Global Ship Lease’s Chief Executive Officer. Pursuant to his employment agreement, Mr. Webber receives an annual salary of £250,000 and will be eligible to receive a bonus payment up to an annual maximum of 50% of his salary at the discretion of Global Ship Lease Services Limited.

The agreement is terminable by Mr. Webber if he provides not less than six months advance written notice to Global Ship Lease Services Limited, or by Global Ship Lease Services Limited if it provides not less than 12 months advance written notice to him (subject to exceptions in the case of summary termination). Global Ship Lease Services Limited has the right to terminate Mr. Webber at any time and in its absolute discretion by paying Mr. Webber a sum equal to his salary and contractual benefits for the relevant period of notice. If Mr. Webber terminates his employment agreement for “good reason” following a “change of control” (each as defined in the employment agreement) he will be entitled to receive payment in lieu of salary and contractual benefits for the 12 month notice period, together with any accrued but unpaid bonus.

The agreement also provides that, during his employment or for a period of one year thereafter, Mr. Webber will not, among other actions, solicit or attempt to solicit certain employees or certain customers of Global Ship Lease (or one of its group companies) or be involved in any relevant business in competition with Global Ship Lease (or one of its group companies).

Global Ship Lease Services Limited entered into an employment agreement with Ms. Cook and, pursuant to the inter-company agreement, Ms. Cook serves as its Chief Financial Officer. Pursuant to her employment agreement, Ms. Cook receives an annual salary of £135,000 and will be eligible to receive a bonus payment up to an annual maximum of 25% of her salary at the discretion of Global Ship Lease Services Limited.

The agreement is terminable by Ms. Cook if she provides not less than six months advance written notice to Global Ship Lease Services Limited, or by Global Ship Lease Services Limited if it provides not less than nine months advance written notice to her (subject to exceptions in the case of summary termination). Pursuant to the terms of her employment agreement, Global Ship Lease Services Limited has the right to terminate Ms. Cook at any time and in its absolute discretion by paying Ms. Cook a sum equal to her salary and contractual benefits for the relevant period of notice. If Ms. Cook terminates her employment agreement for “good reason” following a “change of control” (each as defined in the employment agreement) she will be entitled to receive payment in lieu of salary and contractual benefits for the nine-month notice period, together with any accrued but unpaid bonus.

The agreement also provides that, during her employment or for a period of one year thereafter, Ms. Cook, will not, among other actions, solicit or attempt to solicit certain employees or certain customers of Global Ship Lease (or one of its group companies) or be involved in any relevant business in competition with Global Ship Lease (or one of its group companies).

Global Ship Lease Services Limited entered into an employment agreement with Mr. Lister and, pursuant to the inter-company agreement, Mr. Lister serves as its Chief Commercial Officer. Pursuant to his employment agreement, Mr. Lister receives an annual salary of £135,000 and will be eligible to receive a bonus payment up to an annual maximum of 25% of his salary at the discretion of Global Ship Lease Services Limited. In addition, Mr. Lister will receive a one-time signing bonus of £35,000.

The agreement is terminable by Mr. Lister if he provides not less than three months advance written notice to Global Ship Lease Services Limited, or by Global Ship Lease Services Limited if it provides not less than six months advance written notice to him (subject to exceptions in the case of summary termination). Pursuant to the terms of his employment agreement, Global Ship Lease Services Limited will have the right to terminate Mr. Lister at any time and in its absolute discretion by paying him a sum equal to his salary and contractual benefits for the relevant period of notice. If Mr. Lister terminates his employment agreement for “good reason” following a “change of control” (each as defined in the employment agreement) he will be entitled to receive payment in lieu of salary and contractual benefits for the six-month notice period, together with any accrued but unpaid bonus.

The agreement also provides that, during his employment or for a period of six months thereafter, Mr. Lister, will not, among other actions, solicit or attempt to solicit certain employees or its certain customers of Global Ship Lease (or one of its group companies) or be involved in any relevant business in competition with Global Ship Lease (or one of its group companies).

Compensation of Directors of Global Ship Lease

It is anticipated that the Chairman of the Global Ship Lease board of directors, Michael Gross, will receive an annual fee of $150,000, consisting of $75,000 in cash and an annual restricted stock grant with a grant date value of $75,000. The other directors of Global Ship Lease will receive an annual fee of $100,000, consisting of $50,000 in cash and an annual restricted stock grant with a grant date value of $50,000. In addition, each director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees.

2008 Equity Incentive Plan

Global Ship Lease adopted the 2008 Equity Incentive Plan (the “Plan”), which entitles employees, consultants and directors of Global Ship Lease and its subsidiaries to receive options, stock appreciation rights, stock grants, stock units and dividend equivalents. The following description of the Plan is a summary of the material terms of the Plan.

The Plan will be administered by the board of directors of Global Ship Lease or a committee of the board of directors. Subject to adjustment as provided below, the maximum aggregate number of Class A common shares that may be delivered pursuant to awards granted under the Plan during the 10-year term of the Plan is 1,500,000. The maximum number of Class A common shares with respect to which awards may be granted to any participant in the Plan in any fiscal year is 500,000 per participant. If an award granted under the Plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of shares, then the shares covered by such award will again be available to be delivered pursuant to other awards under the Plan.

In the event that Global Ship Lease is subject to a change of control, the Plan administrator in its discretion may make such adjustments and other substitutions to the Plan and outstanding awards under the Plan as it deems equitable or desirable in its sole discretion.

The exercise price for options cannot be less than 100% of the fair market value on the date of grant. The maximum term of each stock option agreement shall not exceed 10 years from the date of the grant.

Stock appreciation rights, or SARs, may provide for a maximum limit on the amount of any payout notwithstanding the fair market value on the date of exercise of the SAR. The exercise price of a SAR shall not be less than 100% of the fair market value on the date of grant. The SAR Agreement shall also specify the maximum term of the SAR which shall not exceed 10 years from the date of grant.

Stock grants may be issued with or without cash consideration under the Plan. The holder of a stock grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other Class A common shareholders. The Plan administrator may provide a participant who holds stock grants with dividends or dividend equivalents payable in cash, Class A common shares or other property.

Settlement of vested stock units may be in the form of cash, shares or any combination of both, as determined by the Plan administrator at the time of the grant of the stock units. Methods of converting stock units into cash may include (without limitation) a method based on the average fair market value of shares over a series of trading days. The holders of stock units shall have no voting rights.

Subject to the provisions of the Plan, awards granted under the Plan may include dividend equivalents. The Plan administrator may determine the amounts, terms and conditions of any such awards provided that they comply with applicable laws.

The Plan became effective as of the closing of the Merger. No award may be granted under the Plan after the tenth anniversary of the date of shareholder approval of the Plan.

The Global Ship Lease board of directors authorized the grant of 375,000 restricted shares to Mr. Webber, 202,500 restricted shares to Ms. Cook and 202,500 restricted shares to Mr. Lister under the Plan, which are expected to vest over a three-year period; one third on the first anniversary of the Merger, one third on the second anniversary and one third on the third anniversary.

Director Independence

Global Ship Lease’s board of directors has determined that Messrs. Pribor, Frew and Morel are “independent directors” as such term is defined in Rule 10A-3 of the Exchange Act and the rules of the NYSE.

Board Committees

Global Ship Lease’s board of directors has formed an audit committee, and will form a compensation committee and a governance and nominating committee. Each committee is or will be comprised of three directors.

Audit Committee

Global Ship Lease’s audit committee consists of Messrs. Pribor, Frew and Morel, each of whom is “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the NYSE. In addition, Global Ship Lease’s board of directors has determined that Mr. Pribor is an “audit committee financial expert” as that term is defined under Item 401 of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who, as required by the NYSE listing standards, are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, Global Ship Lease has certified to the NYSE that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Pribor satisfies the NYSE’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the Securities and Exchange Commission.

Code of Business Conduct and Ethics

Global Ship Lease has adopted a code of business conduct and ethics (“Code of Ethics”) that applies to its officers and directors. More information on the Code of Ethics and board committee charters is available on Global Ship Lease’s website, (www.globalshiplease.com) and in print to any shareholder upon request.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions with Marathon Founders, Other Initial Stockholders and Affiliates

On May 11, 2006, Marathon Founders, LLC, an entity owned and controlled by Mr. Gross, and Mr. Gross, a former member of Marathon’s board of directors, purchased 9,275,000, 50,000 and 50,000 shares of Marathon’s common stock, respectively, for an aggregate purchase price of $25,000. Mr. Gross and Marathon Founders, LLC transferred 50,000 of their shares of Marathon’s common stock to each of Irwin D. Simon and Robert Sheft, former members of Marathon’s board of directors. At the time of the Merger, Marathon Founders, LLC, Mr. Aron, Mr. Simon and Mr. Sheft owned 9,225,000, 50,000, 50,000 and 50,000 shares of Marathon common stock, respectively.

On August 30, 2006, Marathon Investors, LLC, an entity owned and controlled by Mr. Gross, purchased 5,500,000 sponsor warrants, each exercisable for one share of Marathon common stock at an exercise price of $6.00 per warrant, for an aggregate purchase price of $5,500,000. On August 28, 2008, Marathon Investors, LLC was dissolved and the sponsor warrants were distributed to Michael Gross, who subsequently transferred 1,650,000 warrants to Magnetar Capital Partners LP.

The initial stockholders and Marathon Investors, LLC were entitled to make up to two demands that Marathon register the 9,375,000 shares and the 5,500,000 shares of common stock underlying the sponsor warrants, pursuant to a registration rights agreement signed in connection with Marathon’s initial public offering. The initial stockholders and Marathon Investors, LLC may elect to exercise these registration rights at any time (i) after the expiration of the transfer restrictions relating to the shares of common stock and (ii) after the sponsor warrants become exercisable by their terms, in the case of such warrants and the underlying shares of common stock. In addition, the initial stockholders and Marathon Investors, LLC have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are no longer subject to such transfer restrictions or the sponsor warrants become exercisable. Global Ship Lease will bear the expenses incurred in connection with the filing of any such registration statements. The initial stockholders and Marathon Investors, LLC have substantially the same rights under the registration rights agreement with Global Ship Lease and CMA CGM. Please see “Other Transaction Agreements.”

Marathon agreed to pay Marathon Management, LLC, an entity owned and controlled by Mr. Gross, a monthly fee of $7,500 for office space and administrative services, including secretarial support. This arrangement was agreed to by Marathon Management, LLC for Marathon’s benefit and was not intended to provide Mr. Gross compensation in lieu of a salary. Marathon believed that such fees were at least as favorable as Marathon could have obtained from an unaffiliated third party. For the year ended December 31, 2007, Marathon paid Marathon Management, LLC a total of $90,000 pursuant to this arrangement.

Mr. Gross advanced $225,000 to Marathon to cover expenses related to Marathon’s initial public offering. This advance was non-interest bearing and unsecured and was repaid upon consummation of Marathon’s initial public offering.

Other than the $7,500 per month administrative fees and reimbursable out-of-pocket expenses payable to members of Marathon’s management team, no compensation or fees of any kind, including finders and consulting fees, were paid by Global Ship Lease to any members of Marathon’s management team who owned Marathon common stock prior to its initial public offering, or to any of their respective affiliates for services rendered to Marathon prior to or with respect to the Merger.

All ongoing and future transactions between Global Ship Lease and any member of its management team or their respective affiliates, including loans by members of Global Ship Lease’s management team, will be on terms believed by Global Ship Lease at that time, based upon other similar arrangements known to Global Ship

Lease, to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of Global Ship Lease’s uninterested “independent” directors, or the members of Global Ship Lease’s board who do not have an interest in the transaction, in either case who had access, at Global Ship Lease’s expense, to Global Ship Lease’s attorneys or independent legal counsel. It is Global Ship Lease’s intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to Global Ship Lease than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to Global Ship Lease than with an unaffiliated third party, Global Ship Lease would not engage in such transaction.

In assignment and acceptance agreements dated August 11, 2008, Marathon assigned the right to purchase 1,325,000 Class A common shares to Michael Gross and Marathon assigned the right to purchase 1,325,000 Class A common shares to CMA CGM pursuant to certain share purchase agreements entered into between Marathon and certain of Marathon’s stockholders prior to the consummation of the Merger. These Class A common shares are not subject to the terms of the stockholders agreement.

Certain Relationships and Related Transactions with CMA CGM and Affiliates

Global Ship Lease and CMA CGM entered into various documents and agreements relating to Global Ship Lease’s formation and operations prior to the Merger. Because Global Ship Lease’s predecessor was a wholly owned subsidiary of CMA CGM prior to the Merger, these documents and agreements are not the result of third party negotiations. Please see the risk factor entitled “Certain terms in Global Ship Lease’s agreements with CMA CGM and its affiliates may be the result of negotiations that were not conducted at arms-length and may not reflect market standard terms. In addition, they may include terms that may not be obtained from future negotiations with unaffiliated third parties. Please see “Risk Factors” for a more detailed discussion of certain of the implications of an affiliated transaction. Please also see “Other Transaction Agreements” for a description of certain agreements with CMA CGM relating to the transaction. In addition, CMA CGM became the largest holder of Class A common shares of Global Ship Lease upon the Merger and could be in a position to exert significant influence over the decisions of its management and any transaction that requires the approval of shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Global Ship Lease common shares as of September 3, 2008 by:

•	each person known by Global Ship Lease to be the beneficial owner of more than 5% of its outstanding common shares;

•	each of Global Ship Lease’s officers and directors; and

•	all of Global Ship Lease’s officers and directors as a group.

Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of Global Ship Lease common shares shown as beneficially owned, subject to applicable community property laws. As of September 3, 2008, an aggregate of 53,244,815 Global Ship Lease Class A, Class B and Class C common shares were issued and outstanding.

Percentage ownership calculations for beneficial ownership excluding IPO warrants, sponsor warrants and Class A warrants are based on 53,244,815 common shares outstanding, which includes Class A, Class B and Class C common shares. Percentage ownership calculations for beneficial ownership including IPO warrants, sponsor warrants and Class A warrants are based on 100,417,029 common shares outstanding, which (i) assumes the cashless exercise of all sponsor warrants (based on the closing sale price of $7.25 of the Class A common shares on the NYSE on September 3, 2008), (ii) assumes the exercise in cash of all IPO warrants and all Class A warrants, and (iii) does not include the 780,000 Class A common shares underlying the restricted stock units issued to management.

	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Shares
Name and Address of Beneficial Owner (1)	Excluding IPO Warrants, Sponsor Warrants and Class A Merger Warrants	Including IPO Warrants, Sponsor Warrants and Class A Merger Warrants	Excluding IPO Warrants, Sponsor Warrants and Class A Warrants	Including IPO Warrants, Sponsor Warrants and Class A Warrants
Michael S. Gross (2)(3)	9,542,712	13,213,793	17.92%	13.16%
Jeffrey Pribor (3)	—	—	—	—
Howard Boyd (3)	—	—	—	—
Angus R. Frew (3)	—	—	—	—
Guy Morel (3)	—	—	—	—
Ian J. Webber (4)	—	—	—	—
Susan J. Cook (5)	—	—	—	—
Thomas Lister (6)	—	—	—	—
All directors and executive officers as a group (8 individuals)	9,542,712	13,213,793	17.92%	13.16%
CMA CGM S.A.	24,412,700	27,544,600	45.85%	27.43%

	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Shares
Name and Address of Beneficial Owner (1)	Excluding IPO Warrants, Sponsor Warrants and Class A Merger Warrants	Including IPO Warrants, Sponsor Warrants and Class A Merger Warrants	Excluding IPO Warrants, Sponsor Warrants and Class A Merger Warrants	Including IPO Warrants, Sponsor Warrants and Class A Merger Warrants
Pine River Capital Management L.P./ Nissua Acquisition Master Fund Ltd./ Brian Taylor (7) . .	4,019,826	4,019,826	7.55%	4.00%
Soros Strategic Partners LP/ SFM Participation II, L.P./ SFM AH LLC/ Soros Fund Management LLC/ George Soros/Robert Soros/ Jonathan Soros 623 5th Avenue 26th Floor New York, NY 10022	3,750,000	3,750,000	7.04%	3.73%

(1)	Unless otherwise noted, the business address of each of the individuals is c/o 10 Greycoat Place, London SW1P 1SB, United Kingdom.
(2)

Marathon Founders, LLC is the record holder of 6,217,712 Class A and Class B common shares and 3,007,288 Class A warrants. Marathon Founders, LLC is owned and controlled by Mr. Gross. As a result, Mr. Gross may be deemed to beneficially own the shares held by Marathon Founders, LLC. In addition, Mr. Gross owns 3,850,000 sponsor warrants, which have been amended to be exercisable only on a cashless basis. Upon the cashless exercise of these sponsor warrants, 663,793 Class A common shares would be issued (based on the closing price of $7.25 of the Class A common shares on the NYSE on September 3, 2008). On June 4, 2008, Mr. Gross entered into a stock purchase plan with Citi, in accordance with the guidelines of Rule 10b5-1 and the provisions of Rule 10b-18 of the Exchange Act, under which he placed a limit order to purchase up to 2,000,000 shares of Marathon common stock at a price of $8.00 per share or below. Under this plan, 2,000,000 shares were purchased at prices between $7.59 and $7.87 with an average price of $7.84 per share. In addition, in connection with the consummation of the Merger, Mr. Gross purchased 1,325,000 Class A common shares. The business address of Mr. Gross is c/o Marathon Founders, LLC, 500 Park Avenue, 5th Floor, New York, New York 10022.

(3)	Each of these individuals is a director.
(4)	Mr. Webber serves as Chief Executive Officer of Global Ship Lease. Mr. Webber holds 375,000 restricted stock units. The restricted stock units are not reflected in the table above.
(5)	Ms. Cook serves as Chief Financial Officer and Secretary of Global Ship Lease. Ms. Cook holds 202,500 restricted stock units. The restricted stock units are not reflected in the table above.
(6)	Mr. Lister serves as Chief Commercial Officer of Global Ship Lease. Mr. Lister holds 202,500 restricted stock units. The restricted stock units are not reflected in the table above.
(7)	The business address of Pine River Capital Management L.P. is 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305.

SELLING SHAREHOLDERS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, one or more selling shareholders may sell from time to time our common shares in one or more offerings. This prospectus provides you with a general description of our common shares that may be offered. Each time selling shareholders sell our common shares pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described under “Where You Can Find Additional Information” before making an investment in our common shares.

The prospectus supplement will describe: the number of common shares being offered, any initial public offering price, the price paid to the selling shareholders for the shares, the net proceeds to them, the manner of distribution and any underwriting compensation, and the other specific material terms related to the offering of the shares. The prospectus supplement may also contain information, where applicable, about material United States federal income tax considerations relating to an investment in our common shares. For more detail on us and our securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”

The Class A common shares which may be sold hereunder by the selling shareholders are:

•	9,744,600 Class A common shares issued in the Merger or acquired in connection with the closing of the Merger; and

•	up to 5,500,000 Class A common shares issuable upon the cashless exercise by selling shareholders of the sponsor warrants.

The following table sets forth information, as of September 3, 2008 assuming the 5,500,000 sponsor warrants have been exercised on a cashless basis (based on the closing sale price of $7.25 of the Class A common shares on the NYSE on September 3, 2008) with respect to the selling shareholders and the Class A common shares beneficially owned by each selling shareholder that may be offered pursuant to this prospectus from time to time. The information is based on information provided by or on behalf of the selling shareholders:

Name	Class A Common Shares Owned Prior to the Offering	Percentage of Outstanding Common Shares(7)	Class A Common Shares Offered Hereby	Percentage of Outstanding Common Shares(7)	Class A Common Shares Owned After the Offering	Percentage of Outstanding Common Shares(7)
Michael S. Gross(1)	6,790,150	12.53%	3,988,793	7.36%	2,801,357	5.17%
CMA CGM(2)	8,103,650	14.95%	5,419,600	10.00%	2,684,050	4.95%
Magnetar Capital Partners LP(3)	284,483	0.52%	284,483	0.52%	—	—
Citigroup Global Markets Inc.(4)	690,979	1.28%	690,979	1.28%	—	—
Ladenburg Thalmann & Co. Inc.(5)	198,720	0.37%	198,720	0.37%	—	—
Jefferies & Company, Inc.(6)	110,301	0.20%	110,301	0.20%	—	—

(1)

Mr. Gross is Chairman of our board of directors and a senior partner in Magnetar Capital Partners LP. Based upon information contained in the Schedule 13D/A filed August 29, 2008 by Mr. Gross, Marathon Founders, LLC and Marathon Investors, LLC, Marathon Founders, LLC is the record holder of 2,801,357 Class A common shares and Mr. Gross is the record holder of 3,325,000 Class A common shares purchased in the open market or after the consummation of the Merger as well as 663,793 Class A common shares issuable upon the cashless exercise of the 3,850,000 sponsor warrants held by Mr. Gross. Marathon Founders, LLC is owned and controlled by Mr. Gross. As a result, Mr. Gross may be deemed to beneficially own securities held by Marathon Founders, LLC. The business address of Mr. Gross is c/o Marathon Founders, LLC, 500 Park Avenue, 5th Floor, New York, New York 10022.

(2)	Based upon information contained in the Schedule 13D filed August 27, 2008 by CMA CGM and Jacques R Saadé. CMA CGM is the record holder of 8,103,650 Class A common shares issued in connection with the Merger. Mr. Saadé is the chairman of the board of directors of CMA CGM and may be deemed to beneficially own securities held by CMA CGM. The business address of CMA CGM is 4, quai d’Arenc, Marseille Cedex 02 13235.

(3)	The shares held by Magnetar Capital Partners LP may be deemed to be beneficially owned by Alec N. Litowitz. Magnetar Capital Partners LP is the record holder of 284,483 Class A common shares issuable upon the cashless exercise of the 1,650,000 sponsor warrants held by Magnetar Capital Partners LP. Mr. Litowitz is the Manager of Supernova Management LLC, which is the general partner of Magnetar Capital Partners LP. The business address of Magnetar is 500 Park Avenue, 5th Floor, New York, New York 10022.

(4)	Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc. and Citigroup Inc. indirectly beneficially own all of the shares directly beneficially owned by Citigroup Global Markets Inc. Citigroup Global Markets Inc. also served as a financial advisor to CMA CGM and as an underwriter in the initial public offering of Marathon Acquisition Corp. The business address of Citigroup Global Markets is 388 Greenwich Street, New York, New York 10013.

(5)	The business address of Ladenburg Thalmann & Co. Inc. is 520 Madison Avenue, New York, New York 10022.

(6)	The business address of Jefferies & Company, Inc. is 520 Madison Avenue, New York, New York 10022.

(7)	Calculated based on an aggregate of 54,193,091 common shares, which includes 53,244,815 Class A, Class B and Class C common shares as of September 3, 2008 and the issuance of 948,276 Class A common shares upon the cashless exercise of the sponsor warrants based on the closing sale price of $7.25 of the Class A common shares on the NYSE on September 3, 2008.

DESCRIPTION OF SECURITIES

The following is a description of the material terms of Global Ship Lease’s articles of incorporation and bylaws that are in effect. Global Ship Lease’s articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of those documents by following the instructions under “Where You Can Find Additional Information.”

Purpose

Global Ship Lease’s purpose, as stated in its articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands’ Business Corporations Act, or BCA. Global Ship Lease’s bylaws contain certain provisions designed to ensure that Global Ship Lease remains a tax resident outside the United Kingdom, including that its board of directors shall at all times include a majority of directors who are neither resident for tax purposes in the United Kingdom nor reside in the United Kingdom, and that meetings or actions of the board of directors shall not in any circumstances take place within the United Kingdom.

Authorized Shares

Under its articles of incorporation, Global Ship Lease authorized shares consist of 250 million shares, par value $0.01 per share, consisting of (1) 214 million Class A common shares, (2) 20 million Class B common shares, (3) 15 million Class C common shares and (4) one million preferred shares. 1,000 Series A preferred shares were issued to CMA CGM as part of the consideration paid to it in connection with the Merger.

Common Shares

The common shares have the voting rights described below under “—Voting” and the dividend rights described below under “—Dividends”, subject to preferences that may be applicable to any outstanding preferred shares. Holders of Global Ship Lease’s common shares do not have solely by reason thereof conversion or redemption rights or any preemptive rights to subscribe for any of its unissued securities pursuant to the articles of incorporation, other than the conversion of Class B common shares and Class C common shares into Class A common shares pursuant to the articles of incorporation as described below under “—Conversion.” The rights, preferences and privileges of holders of Global Ship Lease’s common shares are subject to the rights of the holders of any preferred shares which may be issued in the future.

Preferred Shares

Global Ship Lease’s articles of incorporation authorizes its board of directors to establish and issue up to one million preferred shares and to determine, with respect to any series of preferred shares, the rights and preferences of that series, including:

•	the designation of the series;

•	the number of preferred shares in the series;

•	the preferences and relative participating option or other special rights, if any, and any qualifications limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series (subject to terms set forth below with regard to the policy of Global Ship Lease’s board of directors regarding preferred shares)

Pursuant to the Merger, Global Ship Lease issued 1,000 Series A preferred shares to CMA CGM, which have the following terms:

Ranking. The Series A preferred shares rank senior to the common shares and any class of equity securities issued by Global Ship Lease which do not by their terms expressly provide that they are senior to the Series A preferred shares, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Global Ship Lease.

Dividends. Cash dividends on the Series A preferred shares are payable when and as authorized by the board of directors of Global Ship Lease, and will be equal to three-month LIBOR plus a spread of 2% per annum of the original issue price of $48,000 per share, payable quarterly on the last day of each fiscal quarter or at such other times as the board of directors shall determine.

Liquidation Preference. In the event of a liquidation of Global Ship Lease’s assets, the holders of the Series A preferred shares are entitled to receive, prior and in preference to any distribution of the proceeds of the liquidation to holders of common shares (or any junior series of preferred shares) by reason of their ownership thereof, an amount per share equal to the sum of the original issue price of $48,000 per share plus accrued but unpaid dividends on such shares.

Redemption. All Series A preferred shares will be mandatorily redeemable by Global Ship Lease on the third anniversary of the date of the Merger or, if earlier, upon a change of control, in each case, at a cash redemption price of $48,000 per share plus all accrued and unpaid dividends to the redemption date. Global Ship Lease will also be required to redeem Series A preferred shares from time to time in part upon receipt of cash proceeds from the exercise of any warrants presently existing or hereinafter issued by Global Ship Lease and upon the occurrence of certain significant transactions. The Series A preferred shares will otherwise be redeemable in whole or in part at the option of Global Ship Lease at a cash redemption price of $48,000 per share plus all accrued and unpaid dividends to the redemption date.

Non-Voting. Except as required by law, the holders of Series A preferred shares have no voting rights.

Voting

The Class A common shares, Class B common shares and the Class C common shares each have one vote and vote together as a single class except that any amendment to the articles of incorporation, including those made pursuant to the terms of any merger, consolidation or similar transaction, that would increase or decrease the aggregate number of authorized common shares of a class, increase or decrease the par value of common shares of a class, or alter or change the powers, preferences or rights of the class of common shares so as to affect them adversely, must be approved by the holders of not less than a majority of the votes entitled to be cast by the holders of such class of common shares then outstanding, voting separately as a class. Global Ship Lease’s directors are elected by the vote of the majority of the votes cast of the Class A, Class B and Class C common shares, voting as a single class with respect to each director. For purposes thereof, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast against that director. A majority of the Class A, Class B and Class C common shares in the aggregate shall constitute a quorum.

Dividends

Declaration and payment of any dividend is subject to the discretion of Global Ship Lease’s board of directors. The time and amount of dividends will be dependent upon Global Ship Lease’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in its debt instruments, and industry trends, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The BCA generally prohibits the payment of dividends other than from paid-in capital in excess of par value and Global Ship Lease’s earnings or while Global Ship Lease is insolvent or would be rendered insolvent on paying the dividend. In the discussion below, the quarterly dividend of $0.23 per share is referred to as the “base dividend.” If Global Ship Lease pays an amount in excess of the base quarterly dividend during the subordination period, it will be paid equally on each Class A common share and subordinated Class B common share.

All dividends paid to shareholders, with the exception of the starting dividend, will be treated as either a dividend from operating surplus or a liquidating dividend. Until the subordination period has been concluded, Global Ship Lease’s board of directors will treat all dividends as coming from operating surplus until the sum of all dividends paid since the closing of the Merger equals the amount of operating surplus as of the most recent date of determination. Global Ship Lease’s undistributed operating surplus at any point in time will be its operating surplus accumulated since the closing of the Merger less all dividends from operating surplus paid since the closing of the Merger. Global Ship Lease will treat dividends paid from any amount in excess of its operating surplus as liquidating dividends.

Global Ship Lease will pay dividends on the Class A common shares and Class B common shares from operating surplus, if any, for any quarter, in the following manner:

•	first, 100% to all Class A common shares, pro rata, until each outstanding common share has been paid an amount equal to the base dividend for that quarter;

•	second, 100% to all Class A common shares, pro rata, until they have received any unpaid arrearages in the base dividend for prior quarters during the subordination period;

•	third, 100% to all Class B common shares, pro rata, until each outstanding Class B common share has been paid an amount equal to the applicable base dividend for that quarter;

•	after that, 100% to all Class A and Class B common shares, pro rata, as if they were a single class.

Class B common shares will not be entitled to any arrearages. Liquidating dividends will be paid equally to each Class A and Class B common share. Global Ship Lease does not expect to pay liquidating dividends.

Class C common shares will not be entitled to receive dividends.

Operating Surplus. Operating surplus generally means:

•	$20.0 million (which may be increased to $30.0 million as described below); plus

•

all of our cash receipts since the closing of the Merger, excluding cash receipts from (1) borrowings, (2) sales of equity and debt securities, (3) capital contributions, (4) corporate reorganizations or restructurings, (5) the termination of interest rate swap agreements, (6) sales or other dispositions of vessels and (7) sales or other dispositions of other assets other than in the normal course of business; plus

•

interest paid on debt incurred and cash dividends paid on equity securities issued by Global Ship Lease, in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset such as vessels (other than our contracted fleet) during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•

interest paid on debt incurred and cash dividends paid on Global Ship Lease’s equity securities issued by Global Ship Lease, in each case, to pay the construction period interest on debt incurred, or to pay construction period dividends on Global Ship Lease’s equity issued, to finance the construction projects described in the immediately preceding bullet; less

•

all of Global Ship Lease’s cash expenditures after the completion of the Merger, including, but not limited to operating expenses, interest payments and taxes, but not (1) the repayment of borrowings, (2) the repurchase of debt and equity securities, (3) interest rate swap termination costs, (4) expenses and taxes related to borrowings, sales of equity and debt securities, capital contributions, corporate reorganizations or restructurings, the termination of interest rate swap agreements, sales or other dispositions of vessels, and sales or dispositions of other assets other than in the normal course of business, (5) capital expenditures (6) expenses, costs and liabilities related to the merger and (6) payment of dividends; less

•

cash capital expenditures incurred after the completion of the Merger to maintain Global Ship Lease’s vessels and other assets, replacement of equipment on the vessels, repairs and similar expenditures, but excluding capital expenditures related to drydocking and capital expenditures for or related to the acquisition of additional vessels, and including capital expenditures for replacement of a vessel as a result of damage or loss prior to normal retirement, net of any insurance proceeds, warranty payments or similar property not treated as cash receipts for this purpose; less

•	a reserve for the estimated cost of future drydockings; less

•	the amount of cash reserves established by our board of directors for future (1) operating expenditures and (2) maintenance capital expenditures.

The $20.0 million amount in the first bullet point above may be increased by Global Ship Lease’s board of directors to $30.0 million only if the board of directors determines such increase is necessary to allow Global Ship Lease to pay all or part of the base dividend on the common shares, as the case may be. The $20.0 million amount cannot be increased in any period in which a dividend on Class B common shares is paid or is otherwise payable. Expenditures in the fifth bullet point above are referred to as operating expenditures and those in the sixth and seventh bullet points are referred to as maintenance capital expenditures. When the term “interest” is used in the bullet points above, it includes periodic payments made by Global Ship Lease under interest rate swap agreements.

The starting dividend of $0.23 per Class A common to be declared shortly after the filing of this registration statement with the Securities and Exchange Commission will not be treated as being paid from operating surplus and will not be treated as a liquidating dividend. See “Dividend Policy”.

As described above, Global Ship Lease’s operating surplus, for determining whether it is paying ordinary dividends or liquidating dividends, does not reflect only cash on hand that is generated from its operations. For example, it includes a provision that will enable Global Ship Lease to pay, under circumstances described above, a dividend from its operating surplus of up to $30.0 million of cash we receive from non-operating sources, such as asset sales, issuances of securities and borrowings. In addition, the effect of including, as described above, certain dividends on equity securities or interest payments on debt, related to the construction, replacement or improvement of an asset in operating surplus would be to increase our operating surplus by the amount of any such dividends or interest payments. As a result, Global Ship Lease may also pay dividends from our operating surplus up to the amount of any such dividends or interest payments from cash we receive from non-operating sources.

Global Ship Lease’s articles of incorporation provide that the construction or application of the definition of operating surplus may be adjusted in the case of any particular transaction or matter or type of transaction or matter if our board of directors, with the concurrence of the audit committee, is of the opinion that the adjustment is necessary or appropriate to further the overall purpose and intent of the definition of operating surplus, so long as such adjustment will not adversely affect the holders of Class B common shares.

Once the subordination has been released, we will no longer determine whether a dividend is a dividend from operating surplus or a liquidating dividend.

Liquidating Dividends. In general, liquidating dividends will only be generated from

•	borrowings;

•	sales of debt and equity securities;

•	sales or other dispositions of vessels; and

•	sales or other dispositions of other assets, other than assets sold in the ordinary course of business.

Global Ship Lease does not expect to pay liquidating dividends.

Class A Common Share Arrearages. In general, to the extent that during the subordination period Class A common shares do not receive dividends from operating surplus each quarter in an amount at least equal to the base dividend, a Class A common share arrearage will accrue in the amount of the shortfall. If Global Ship Lease sells Class A common shares when any Class A common share arrearage exists, the aggregate amount of the Class A common share arrearage shall be deemed increased so that the amount of the arrearage per Class A common share after the sale shall be the same as the arrearage per Class A share before the sale.

Adjustment of Base Dividend and Target Dividend Amounts. The base dividend is subject to downward adjustment in the case of liquidating dividends. The base dividend will be reduced in the same proportion that the liquidating dividend had to the fair market value of the Class A shares prior to the payment of the dividend. If the Class A shares are publicly traded on a national securities exchange or market, that price will be the average closing sale price on each of the five trading days before the ex-dividend date. If the shares are not publicly traded, the price will be determined by our board of directors.

In addition to the adjustment for liquidating dividends, if we combine our shares into fewer shares or subdivide our shares into a greater number of shares, we will proportionately adjust the initial and adjusted base quarterly dividend.

Subordination Period. The subordination period will extend until the first day after the quarter ending June 30, 2011, provided that each of the following tests have been met:

•	Global Ship Lease has paid a dividend in the amount at least equal to the base dividend per share on both the Class A and Class B common shares for the immediately preceding four-quarter period; and

•

Global Ship Lease’s operating surplus (excluding the amount under the first bullet in the definition of operating surplus) generated during the four-quarter period referred to above was at least 1.25 multiplied by the adjusted base dividend on all of the outstanding Class A and Class B common shares during that period.

Notwithstanding the tests above, the subordination period will end immediately preceding the occurrence of a change of control of Global Ship Lease. As a result, each Class B common share will convert into a Class A common share.

Conversion

The outstanding Class C common shares will convert to Class A common shares on a one-for-one basis on January 1, 2009 or upon a change of control of Global Ship Lease, whichever is earlier. The outstanding Class B common shares will convert to Class A common shares on a one-for-one basis after the expiration of the subordination period.

Directors

The number of persons constituting the board of directors of Global Ship Lease shall not be less than one or more than twelve, as fixed from time to time by the vote of the holders of a majority of the outstanding common shares (subject to any rights of the holders of preferred shares) or by majority vote of the entire board of directors. The board of directors of Global Ship Lease will be divided into three classes that are as nearly equal in number as possible. Term I Directors initially will serve until the 2009 annual meeting of shareholders, Term II Directors initially will serve until the 2010 annual meeting of shareholders, and Term III Directors initially will serve until the 2011 annual meeting of shareholders. Commencing with the 2009 annual meeting of shareholders, the directors of each class are elected for terms of three years.

Shareholder Meetings

Under Global Ship Lease’s bylaws, annual shareholder meetings will be held at a time and place selected by Global Ship Lease’s board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the Chairman of Global Ship Lease’s board of directors or by resolution of Global Ship Lease’s board of directors. Global Ship Lease’s board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Units

One unit of Global Ship Lease is composed of one Class A common share and one warrant to buy one Class A common share.

Warrants

Public Shareholders’ Warrants

Each warrant entitles the registered holder to purchase one Class A common share at a price of $6.00 per share, subject to adjustment as discussed below.

The warrants will expire August 24, 2010, or earlier upon redemption. Once the warrants become exercisable on August 14, 2008, Global Ship Lease may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A common shares equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

These redemption criteria were established to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we issue notice of redemption of the warrants, each warrant holder shall be entitled to exercise his or her warrant prior to the scheduled redemption date. However, there can be no assurance that the price of the Class A common shares will exceed the redemption trigger price or the warrant exercise price after the redemption notice is issued.

The Global Ship Lease warrants are governed by the warrant agreement with Mellon Investor Services LLC, successor to The Bank of New York, as warrant agent.

The exercise price and number of shares of Class A common shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the exercise price and number of Class A common shares issuable on exercise of the warrants will not be adjusted for issuances of Class A common shares at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. On the exercise of any warrant, the warrant exercise price will be paid directly to us. In no event may the warrants be net cash settled. Warrantholders do not have the rights or privileges of holders of Class A common shares, including voting rights, until they exercise their warrants and receive shares of Class A common shares. After the issuance of Class A common shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable unless at the time of exercise we have registered with the SEC the Class A common shares issuable on exercise of the warrants. Under the warrant agreement, we have agreed to use our best efforts to effectuate the registration of such Class A common shares on this registration statement prior to the time the warrants become exercisable and to use our best efforts to ensure that the prospectus included in this registration statement remains current until the date such warrants expire or are redeemed. However, we cannot assure you that we will be able to effectuate this registration or be able to keep this prospectus current. The warrants may be deprived of any value and the market for the warrants may be limited if this prospectus is not kept current.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round the number of Class A common shares to be issued to the warrant holder to the nearest whole number of shares.

Sponsor Warrants

Subject to the terms described below, the sponsor warrants have terms and provisions that are identical to the public warrant except that they may be exercised whether or not a current prospectus relating to the Class A common shares is effective. The Second Supplemental Warrant Agreement entered into between Marathon and the warrant agent provides that the sponsor warrants must be exercised on a cashless basis and may be redeemed at Global Ship Lease’s option under the same conditions applicable to the public warrant holders. The sponsor warrants and the underlying Class A common shares are entitled to registration rights under the registration rights agreement which was signed at the effective time of the Merger.

Class A Warrants

Pursuant to the Merger, CMA CGM received warrants to acquire 3,131,900 Class A common shares of Global Ship Lease and Marathon Founders, LLC and other initial stockholders received warrants to acquire aggregate of 3,056,188 Class A common shares of Global Ship Lease. Each Class A warrant entitles the registered holder to purchase one Class A common share at a price of $9.25 per share, subject to adjustment as discussed below. The warrants became exercisable upon issuance in the Merger and will expire on September 1, 2013.

The exercise price and number of Class A common shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of Global Ship Lease, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check, bank or official check or by bank wire transfer in immediately available funds payable to Global Ship Lease, for the number of warrants being exercised or on a cashless basis. On the exercise of any warrant, unless exercised on a cashless basis, any warrant exercise price will be paid directly to Global Ship Lease. Warrantholders do not have the rights or privileges of holders of Class A common shares, including voting rights, until they exercise their warrants and receive Class A common shares. After the issuance of Class A common shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of Class A common shares.

Anti-Takeover Effects of Certain Provisions of Global Ship Lease’s Articles of Incorporation and Bylaws

Several provisions included in the articles of incorporation and bylaws may have anti-takeover effects. These provisions were intended to avoid costly takeover battles, lessen Global Ship Lease’s vulnerability to a hostile change of control and enhance the ability of the board of directors to maximize shareholder value in connection with any unsolicited offer to acquire Global Ship Lease. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of Global Ship Lease by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest, and (2) the removal of incumbent officers and directors.

Authorized Preferred and Common Shares

The articles of incorporation authorize the issuance of one million blank check preferred shares with such designation, rights and preferences as may be determined from time to time by the board of directors. The board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of its company or the removal of its management. Moreover, Global Ship Lease’s authorized but unissued common shares and preferred stock are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Global Ship Lease’s articles of incorporation provides for a board of directors serving staggered, three-year terms. Approximately one-third of Global Ship Lease’s board of directors are elected each year. This classified board of directors provision could discourage a third party from making a tender offer for Global Ship Lease’s shares or attempting to obtain control of Global Ship Lease. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Removal of Directors; Vacancies

Global Ship Lease’s articles of incorporation provide that directors may be removed with cause upon the affirmative vote of holders of a majority of the common shares entitled to vote generally in the election of directors. The bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors.

No Cumulative Voting

The BCA provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless the articles of incorporation provides otherwise. Global Ship Lease’s articles of incorporation prohibits cumulative voting.

Calling of Special Meetings of Shareholders

Global Ship Lease’s bylaws provide that special meetings of Global Ship Lease’s shareholders may be called only by the Chairman of the board of directors or by resolution of the board of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Global Ship Lease’s bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at Global Ship Lease’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Global Ship Lease’s bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of the Marshall Islands and “interested shareholders,” the articles of incorporation includes applicable provisions that prohibit Global Ship Lease from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•

prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting shares that are not owned by the interested shareholder.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 15% or more of Global Ship Lease’s outstanding voting shares and any person or entity affiliated with or controlling or controlled by that person or entity.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, Global Ship Lease’s shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of Global Ship Lease’s assets not made in the usual course of Global Ship Lease’s business, and receive payment of the fair value of their shares. In the event of any further amendment of Global Ship Lease’s articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that Global Ship Lease’s and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which Global Ship Lease’s common shares are primarily traded on a local or national securities exchange to fix the value of the shares.

Shareholders’ Derivative Actions

Under the BCA, any of Global Ship Lease’s shareholders may bring an action in its name to procure a judgment in its favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Global Ship Lease’s articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law.

Global Ship Lease’s articles of incorporation provide that it must indemnify its directors and officers to the fullest extent authorized by law. Global Ship Lease is expressly authorized to advance certain expenses to its directors and officers and carry directors’ and officers’ insurance providing indemnification for its directors and officers for some liabilities. Global Ship Lease believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in Global Ship Lease’s articles of incorporation may discourage shareholders from bringing a lawsuit against its directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Global Ship Lease’s and its shareholders. In addition, an investment in Global Ship Lease’s common shares may be adversely affected to the extent it pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Global Ship Lease’s directors, officers or employees for which indemnification is sought.

New York Stock Exchange Listing

Global Ship Lease’s Class A common shares, warrants and units are listed on the NYSE under the symbols, “GSL”, “GSL.WS” and “GSL.U”, respectively.

Transfer Agent and Registrar

Global Ship Lease appointed Mellon Investor Services LLC as the transfer agent and registrar for the common shares, warrants and units.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following represents the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common shares.

This section is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”) current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each investor. This section does not address all aspects of U.S. federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this section considers only investors that will own Class A common shares as capital assets and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to investors that are subject to special treatment, including:

•	broker-dealers;

•	insurance companies;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	financial institutions or “financial services entities”;

•	taxpayers who hold Class A common shares as part of a straddle, hedge, conversion transaction or other integrated transaction;

•	certain expatriates or former long-term residents of the United States; and

•	U.S. holders (as defined herein) whose functional currency is not the U.S. dollar.

The following does not address any aspect of U.S. federal gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the section does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Global Ship Lease’s Class A common shares through such entities. Prospective investors may want to consult their tax advisors regarding the specific tax consequences to them of the acquisition, holding or disposition of Class A common shares, in light of their particular circumstances.

Taxation of Global Ship Lease

Taxation of operating income

Unless exempt from U.S. federal income taxation under the rules described below in “The Section 883 exemption,” a foreign corporation that earns only transportation income is generally subject to U.S. federal income taxation under one of two alternative tax regimes: (1) the 4% gross basis tax or (2) the net basis tax and branch profits tax.

The 4% gross basis tax

For foreign corporations not engaged in a United States trade or business, the United States imposes a 4% U.S. federal income tax (without allowance of any deductions) on the corporation’s United States source gross transportation income. For this purpose, transportation income includes income from the use, hiring or leasing of a vessel, or the performance of services directly related to the use of a vessel (and thus includes time charter and bareboat charter income). The United States source portion of transportation income includes 50% of the income attributable to voyages that begin or end (but not both) in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as United States source, and consequently none of the transportation income attributable to such voyages is subject to this 4% tax. Although the entire amount of transportation income from voyages that begin and end in the United States would be United States source, Global Ship Lease does not expect to have any transportation income from voyages that begin and end in the United States.

The net basis tax and branch profits tax

Global Ship Lease does not expect to engage in any activities in the United States or otherwise have a fixed place of business in the United States. Nonetheless, if this situation were to change or Global Ship Lease were to be treated as engaged in a United States trade or business, all or a portion of Global Ship Lease’s taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of this United States trade or business, or effectively connected income. Any effectively connected income would be subject to U.S. federal corporate income tax (with the highest statutory rate currently being 35%). In addition, an additional 30% branch profits tax would be imposed on Global Ship Lease at such time as Global Ship Lease’s after-tax effectively connected income is viewed as having been repatriated to Global Ship Lease’s offshore office. The 4% gross basis tax described above is inapplicable to income that is treated as effectively connected income.

The Section 883 exemption

Both the 4% gross basis tax and the net basis and branch profits taxes described above are inapplicable to transportation income that qualifies for exemption under Section 883 of the Code. To qualify for the Section 883 exemption a foreign corporation must, among other things:

•	be organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States, which we call an Equivalent Exemption;

•

satisfy one of the following three ownership tests (discussed in more detail below): (1) the more than 50% ownership test, or 50% Ownership Test, (2) the controlled foreign corporation test, or CFC Test or (3) the “Publicly Traded Test”; and

•	meet certain substantiation, reporting and other requirements (which include the filing of United States income tax returns).

Global Ship Lease is organized under the laws of the Marshall Islands. Each of the vessels in the contracted fleet will be owned by a separate wholly owned subsidiary organized either in the Marshall Islands or Cyprus, with each of these subsidiaries making elections to be treated as disregarded entities for U.S. federal income tax purposes. The United States Treasury Department recognizes both the Marshall Islands and Cyprus as jurisdictions that grant an Equivalent Exemption; therefore, Global Ship Lease should meet the first requirement for the Section 883 exemption. Additionally, Global Ship Lease intends to comply with the substantiation, reporting and other requirements that are applicable under Section 883 of the Code. As a result, qualification for the Section 883 exemption will turn primarily on Global Ship Lease’s ability to satisfy the second requirement enumerated above.

The 50% Ownership Test

In order to satisfy the 50% Ownership Test, a non-United States corporation must be able to substantiate that more than 50% of the value of its stock is owned, directly or indirectly, by “qualified shareholders.” For this purpose, qualified shareholders are: (1) individuals who are residents (as defined in the regulations promulgated under Section 883 of the Code, or Section 883 Regulations) of countries, other than the United States, that grant an Equivalent Exemption, (2) non-United States corporations that meet the Publicly Traded Test of the Section 883 Regulations and are organized in countries that grant an Equivalent Exemption, or (3) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. A corporation claiming the Section 883 exemption based on the 50% Ownership Test must obtain all the facts necessary to satisfy the Internal Revenue Service (the “IRS”) that the 50% Ownership Test has been satisfied (as detailed in the Section 883 Regulations). Global Ship Lease does not believe that it will be able to satisfy the 50% Ownership Test due to the widely-held ownership of its Class A common shares and its lack of knowledge of the direct and indirect owners of entities which own its Class A common shares.

The CFC Test

The CFC Test requires that the non-United States corporation be treated as a controlled foreign corporation, or CFC, for U.S. federal income tax purposes. As discussed below at “Tax Consequences of Holding Class A Common Shares—U.S. holders—Possible treatment as a controlled foreign corporation,” Global Ship Lease cannot predict at this time whether it will be a CFC.

The Publicly Traded Test

The Publicly Traded Test requires that one or more classes of equity representing more than 50% of the voting power and value in a non-United States corporation be “primarily and regularly traded” on an established securities market either in the United States or in a foreign country that grants an Equivalent Exemption.

The Section 883 Regulations provide, in pertinent part, that stock of a non-United States corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Global Ship Lease’s Class A common shares are listed on the NYSE, and are not listed on any other securities exchange. Therefore, the Class A common shares should be treated as primarily traded on an established securities market in the United States. Moreover, the Class A common shares represent more than 50% of both the voting power and value of all classes of shares of Global Ship Lease.

The Section 883 Regulations also generally provide that stock will be considered to be “regularly traded” on an established securities market if one or more classes of stock in the corporation representing in the aggregate more than 50% of the total combined voting power and value of all classes of stock of the corporation are listed on an established securities market during the taxable year. However, even if a class of shares is so listed, it is not treated as regularly traded under the Section 883 Regulations unless (1) trades are made in the common shares on the established securities market, other than in minimal quantities, on at least 60 days during the taxable year (or 1/6 of the days in a short taxable year); and (2) the aggregate number of common shares traded on the established securities market during the taxable year is at least 10% of the average number of outstanding common shares during that year (as appropriately adjusted in the case of a short taxable year). Even if these trading frequency and trading volume tests are not satisfied with respect to the Class A common shares, however, the Section 883 Regulations provide that such tests will be deemed satisfied if the Class A common shares are regularly quoted by dealers making a market in such Class A common shares. While Global Ship Lease anticipates that these trading frequency and trading volume tests will be satisfied each year, satisfaction of these requirements is outside of Global Ship Lease’s control and, hence, no assurances can be provided that Global Ship Lease will satisfy the Publicly Traded Test each year.

In addition, even if the “primarily and regularly traded” tests described above are satisfied, a class of stock will not be treated as primarily and regularly traded on an established securities market if, during more than half the number of days during the taxable year, one or more shareholders holding, directly or indirectly, at least 5% of the vote and value of that class of stock, or 5% Shareholders, own, in the aggregate, 50% or more of the vote and value of that class of stock. This is referred to as the 5% Override Rule. Based on information that Marathon had as to its shareholders, it appears that if such shareholders were to retain the Global Ship Lease Class A common shares that they received in the Merger, the 5% Override Rule likely would apply, and Global Ship Lease would not qualify for the Section 883 exemption. However, it is possible that Global Ship Lease’s ownership may change such that the 5% Override Rule may not apply. The ability to avoid application of the 5% Override Rule will be outside of Global Ship Lease’s control and, as a result, no assurances can be provided that Global Ship Lease will satisfy the Publicly Traded Test for any year.

If Global Ship Lease were not to qualify for the Section 883 exemption in any year, the United States income taxes that become payable could have a negative effect on Global Ship Lease’s business, and could result in decreased earnings available for distribution to Global Ship Lease’s shareholders. Under the charter agreements, the initial Charterer has agreed to provide reimbursement for any such taxes.

United States taxation of gain on sale of vessels

If Global Ship Lease qualifies for the Section 883 exemption, then gain from the sale of any vessel may be exempt from tax under Section 883. Even if such gain is not exempt from tax under Section 883, Global Ship Lease will not be subject to U.S. federal income taxation with respect to such gain, assuming that Global Ship Lease is not, and has never been, engaged in a U.S. trade or business. Under certain circumstances, if Global Ship Lease is so engaged, gain on sale of vessels could be subject to U.S. federal income tax.

Possibility of taxation as a U.S. corporation

Under changes made to the Code by the American Jobs Creation Act of 2004, which added Section 7874 of the Code, a foreign corporation which acquires substantially all the properties of a U.S. corporation is generally treated, for U.S. federal tax purposes, as though it were a U.S. corporation if, after the acquisition, at least 80% (by vote or value) of the stock of the foreign corporation is owned by former shareholders of the U.S. corporation by reason of owning stock in the U.S. corporation. Marathon has received a legal opinion of Akin Gump Strauss Hauer & Feld LLP that this rule should not apply to Global Ship Lease following the Merger. The opinions of tax counsel neither bind the IRS nor preclude the IRS or courts from adopting a contrary position. Marathon did not obtain a ruling from the IRS on the application of Section 7874 of the Code to the Merger.

Such opinion relied, in part, on assumptions, representations and other information as to certain factual matters, including the value per share of Global Ship Lease Class B stock and Class C stock relative to the market value per share of Global Ship Lease Class A stock. Valuation is a question of fact and is subjective. If the IRS were successfully to challenge the correctness of any such assumptions, representations or other information, it is possible that Section 7874 of the Code could apply.

In addition, there is no definitive legal authority applying the rules under Section 7874 of the Code. Therefore, no assurance can be provided that the IRS will not successfully assert that Global Ship Lease should be treated as a U.S. corporation, in which case Global Ship Lease’s net income would be subject to U.S. federal corporate income tax (with the highest statutory rate currently being 35%).

Tax Consequences of Holding Class A Common Shares

U.S. holders

For purposes of this discussion, a U.S. holder is a beneficial owner of Global Ship Lease Class A common shares that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

Exercise of a warrant

Subject to the discussions of the PFIC and CFC rules below, a U.S. holder generally will not recognize gain or loss upon the exercise of a warrant, although it is possible that a holder of a sponsor warrant will recognize compensation income (taxable as ordinary income) in connection with such an exercise. Holders of sponsor warrants may want to consult their tax advisors as to the consequences to them of exercising their sponsor warrants. Class A common shares acquired pursuant to the exercise of a warrant will have a tax basis equal to the U.S. holder’s tax basis in the warrant increased by the exercise price paid to exercise the warrant. The holding period of such Class A common shares would begin on the date following the date of exercise of the warrant (or possibly the date of exercise).

To the extent a U.S. holder is entitled to receive a fractional interest of a share as a result of the exercise of a warrant, Global Ship Lease will round up the number of Class A common shares issued to the U.S. holder to the nearest whole number of Class A common shares. If Global Ship Lease has paid or pays dividends with respect to its Class A common shares within three years of such an exercise, it is possible that the difference between the rounded up number of Class A common shares and the fractional interest of the share could be treated as a taxable share dividend. Accordingly, U.S. holders may want to consult their tax advisors regarding the tax consequences of exercising warrants in light of their particular circumstances.

Taxation of dividends paid on Class A common shares

In the event Global Ship Lease makes a distribution with respect to its Class A common shares (including the starting dividend to be declared shortly after the closing of the Merger), subject to the discussions of the passive foreign investment company, or PFIC, and CFC rules below, a U.S. holder will be required to include in gross income as foreign source dividend income the amount of the distribution to the extent paid out of Global Ship Lease’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. holder’s tax basis in the Class A common shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of the Class A common shares.

Subject to the discussions of the PFIC and CFC rules below, in the case of a U.S. holder that is a corporation, dividends that Global Ship Lease pays will generally be taxable at regular corporate rates of up to 35% and generally will not qualify for a dividends-received deduction available for dividends received from United States corporations. In the case of certain non-corporate U.S. holders, dividends that Global Ship Lease pays prior to January 1, 2011 generally will be subject to tax at a maximum rate of 15%, provided that the U.S. holder meets certain holding period and other requirements and Global Ship Lease is not a PFIC in the taxable year in which the dividends are paid or in the immediately preceding taxable year. Legislation has been introduced which, if enacted, would deny the benefit of the 15% maximum rate to dividends that Global Ship Lease pays. Global Ship Lease cannot predict whether such legislation will be enacted, or, if so, what its effective date might be.

Taxation of the disposition of Class A common shares

Subject to the discussions of the PFIC and CFC rules below, upon the sale, exchange or other disposition of Class A common shares, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and such U.S. holder’s tax basis in its Class A common shares.

Subject to the discussions of the PFIC and CFC rules below, capital gain from the sale, exchange or other disposition of Class A common shares held more than one year is long-term capital gain, and is eligible for a reduced rate of taxation for individuals. Gain recognized by a U.S. holder on a sale, exchange or other disposition of Class A common shares generally will be treated as U.S. source income. A loss recognized by a U.S. holder on the sale, exchange or other disposition of Class A common shares generally will be allocated to U.S. source income. The deductibility of a capital loss recognized on the sale, exchange or other disposition of Class A common shares may be subject to limitations, and U.S. holders may want to consult their own tax advisor regarding their ability to deduct any such capital loss in light of their particular circumstances.

Consequences of possible passive foreign investment company classification

A non-United States entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75% or more of its gross income is “passive” income or (2) 50% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. If a corporation is a PFIC in any taxable year that a person holds stock in the corporation (and was not a qualified electing fund with respect to such year, as discussed below), the stock held by such person will be treated as stock in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election).

While there are legal uncertainties involved in this determination, Simpson Thacher has advised Global Ship Lease, and has delivered an opinion to the effect, that (1) the charters Global Ship Lease has entered into with CMA CGM should constitute service contracts rather than leases for U.S. federal income tax purposes and (2) as a result, the income from these charters should not constitute “passive income,” and the assets that Global Ship Lease owns for the production of this income should not constitute passive assets. Simpson Thacher’s opinion was based on certain representations that Global Ship Lease made to counsel including:

•

the terms of the charters that Global Ship Lease has entered into with CMA CGM were negotiated at arm’s-length, and the terms of the charters are customary for long-term charters of comparable vessels;

•

the terms of the ship management agreements and the global expense agreement that Global Ship Lease has entered into with CMA Ships were negotiated at arm’s-length and are reflective of the terms that Global Ship Lease believes could be reached in an agreement between unrelated third parties;

•

all charters that Global Ship Lease has entered into with CMA CGM and all ship management agreements that Global Ship Lease has entered into with CMA Ships are substantially similar to the charter and the ship management agreement that Global Ship Lease provided to Simpson Thacher for its review;

•

each vessel in Global Ship Lease’s initial and contracted fleet had, at charter inception, a remaining economic useful life of no less than (a) 30 years minus (b) the age of the vessel at charter inception; and

•

the total payments due to Global Ship Lease under each of the charters with CMA CGM were, at the time each such charter was entered into, substantially in excess of the bareboat charter rate for a comparable vessel.

Simpson Thacher’s opinion was also based on a representation that Global Ship Lease and Marathon made to counsel that, for each of the ship management agreements with CMA Ships, Global Ship Lease will enter into replacement ship management agreements with ship managers unrelated to CMA Ships or any of its affiliates on or prior to the expiration of each agreement’s initial three year term.

Based on this opinion (and Global Ship Lease’s expectation that the representations set forth above will apply equally to any future charters that Global Ship Lease enters into, that the terms of any future charters that Global Ship Lease enters into will contain terms that are substantially similar to those contained in the charter that was provided to Simpson Thacher for its review, that Global Ship Lease’s income from its chartering activities will be greater than 25% of Global Ship Lease’s total gross income at all relevant times and that the gross value of Global Ship Lease’s vessels subject to charter will exceed the gross value of all other assets Global Ship Lease owns at all relevant times), Global Ship Lease does not expect that it will constitute a PFIC with respect to any taxable year.

There can be no assurance that the representations made by Global Ship Lease, Global Ship Lease, and Marathon will prove correct or that the nature of Global Ship Lease’s assets, income and operations will remain the same in the future (notwithstanding Global Ship Lease’s current expectations). Additionally, no assurance can be given that the IRS or a court of law will accept Simpson Thacher’s position that the charters Global Ship Lease has entered into with CMA CGM constitute service contracts rather than leases for U.S. federal income tax purposes, or that future changes of law will not adversely affect Simpson Thacher’s opinion. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment (based on the law then in effect) and does not bind the IRS or the courts. Any contest with the IRS may materially and adversely impact the market for the Class A common shares and the prices at which Class A common shares trade. In addition, the costs of any contest with the IRS will result in a reduction in cash available for distribution and thus will be borne indirectly by Global Ship Lease’s shareholders.

If Global Ship Lease were to be classified as a PFIC in any year, each U.S. holder of Global Ship Lease’s Class A common shares will be subject (in that year and all subsequent years) to special rules with respect to: (1) any “excess distribution” (generally defined as any distribution received by a shareholder in a taxable year that is greater than 125% of the average annual distributions received by the shareholder in the three preceding taxable years or, if shorter, the shareholder’s holding period for the Class A common shares), and (2) any gain realized upon the sale or other disposition of the Class A common shares. Under these rules:

•	the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for its Class A common shares;

•	the amount allocated to the current taxable year and any year prior to the first year in which Global Ship Lease was a PFIC will be taxed as ordinary income in the current year; and

•

the amount allocated to each of the other taxable years in the U.S. holder’s holding period for its Class A common shares will be subject to U.S. federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

In order to avoid the application of the PFIC rules, U.S. holders of Global Ship Lease Class A common shares may make a qualified electing fund, or a QEF, election provided in Section 1295 of the Code. In lieu of the PFIC rules discussed above, a U.S. holder that makes a valid QEF election will, in very general terms, be required to include its pro rata share of Global Ship Lease’s ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if the amount of that income is not the same as the distributions paid on the Class A common shares during the year. If Global Ship Lease later distributes the income or gain on which the U.S. holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the U.S. holder. A U.S. holder’s tax basis in any Class A common shares as to which a QEF election has been validly made will be increased by the amount included in such U.S. holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the U.S. holder. On the disposition of a common share, a U.S. holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the common share. In general, a QEF election should be made on or before the due date for filing a U.S. holder’s federal income tax return for the first taxable year for which Global Ship Lease is a PFIC or, if later, the first taxable year for which the U.S. holder held common stock. In this regard, a QEF election is effective only if certain required information is made available by the PFIC. Subsequent to the date that Global Ship Lease first determines that it is a PFIC, Global Ship Lease will use commercially reasonable efforts to provide any U.S. holder of Class A common shares, upon request, with the information necessary for such U.S. holder to make the QEF election. If Global Ship Lease does not believe that it is a PFIC for a particular year but it is ultimately determined that it was a PFIC, it may not be possible for a holder to make a QEF election for such year.

In addition to the QEF election, Section 1296 of the Code permits United States persons to make a “mark-to-market” election with respect to marketable stock in a PFIC. If a U.S. holder of Global Ship Lease Class A common shares makes a mark-to-market election, such U.S. holder generally would, in each taxable year: (1) include as ordinary income the excess, if any, of the fair market value of the Class A common shares at the end of the taxable year over such U.S. holder’s adjusted tax basis in the Class A common shares, and (2) be permitted an ordinary loss in respect of the excess, if any, of such U.S. holder’s adjusted tax basis in the Class A common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the U.S. holder’s basis in the Class A common shares being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). The consequences of this election are generally less favorable than those of a QEF election for U.S. holders that are sensitive to the distinction between ordinary income and capital gain, although this is not necessarily the case. U.S. holders may want to consult their tax advisors as to the consequences to them of making a mark-to-market or QEF election, as well as other U.S. federal income tax consequences of holding stock in a PFIC in light of their particular circumstances.

As previously indicated, if Global Ship Lease were to be classified as a PFIC for a taxable year in which Global Ship Lease pays a dividend or the immediately preceding taxable year, dividends paid by Global Ship Lease would not constitute “qualified dividend income” and, hence, would not be eligible for the reduced rate of U.S. federal income tax.

Possible treatment as a controlled foreign corporation

If more than 50% of the voting power or value of Global Ship Lease’s shares is owned by U.S. persons (within the meaning of the Code) who each own (directly or through application of certain rules of attribution) 10% or more of the voting power of the shares, or U.S 10% Holders, Global Ship Lease will be a controlled foreign corporation, or a CFC. If Global Ship Lease is so treated, there will be additional tax consequences to U.S. 10% Holders. In particular, in each year Global Ship Lease is a CFC, such U.S. 10% Holders who directly or indirectly own Global Ship Lease shares on the last day of the year will be required to include in ordinary income their pro rata share of Global Ship Lease’s “Subpart F income,” even if no distributions are made, for each such year. Such inclusions will not be eligible for the 15% maximum rate of tax on qualified dividends received by non-corporate taxpayers. In general, Subpart F income will include dividends, interest, royalties and other passive income of Global Ship Lease, but will not include active business income. Global Ship Lease believes, and intends to take the position, that the charters Global Ship Lease has entered into should not generate passive income, and thus the income generated by Global Ship Lease’s charters should not be treated as Subpart F income to its U.S. 10% Holders, although no assurance can be provided that the IRS will not successfully challenge such position.

Additionally, if Global Ship Lease is treated as a CFC, gain realized by a U.S. 10% Holder on the sale or other disposition of Class A common shares may be treated as dividend income to the extent of certain accumulated earnings and profits of Global Ship Lease. Moreover, for taxable years of a U.S. 10% Holder in which Global Ship Lease is a CFC, and taxable years of Global Ship Lease that end with or within such taxable years of such U.S. 10% Holders, Global Ship Lease generally will not be treated as a PFIC with respect to Class A common shares held by such U.S. 10% Holder (but may be treated as a PFIC with respect to other U.S. holders). However, it appears that a U.S. 10% Holder of a CFC who disposes of common shares received upon exercise of warrants will be subject to tax treatment under the PFIC regime with respect to such warrants. Each U.S. holder is advised to consult such U.S. holder’s own tax advisor concerning the PFIC and CFC rules with respect to ownership and disposition of warrants.

Under the attribution rules provided in the Code, the holder of an option to acquire common shares (including, for this purpose, a warrant) is deemed to own such common shares for purposes of determining whether such holder is a U.S. 10% Holder and for purposes of determining whether Global Ship Lease is a CFC. In applying similar option attribution rules for certain other purposes, the IRS has taken the position (with which some courts have disagreed) that a holder of warrants is treated as owning the common shares subject to such warrants, but that warrants owned by other holders would not be viewed as increasing the total number of outstanding common shares. It is not clear whether, or how, the IRS would seek to apply a similar theory to determine whether a particular shareholder is a U.S. 10% Holder or whether Global Ship Lease is a CFC, nor is it clear whether such a theory would be upheld. If a similar theory were to apply for this purpose, it could substantially increase the likelihood that Global Ship Lease would be a CFC or that a particular U.S. holder would be a U.S. 10% Holder.

Global Ship Lease cannot predict at this time whether it will be a CFC, and satisfaction of the CFC definitional test is outside of Global Ship Lease’s control. U.S. holders may want to consult their own tax advisors concerning the application of the controlled foreign corporation rules to them in light of their particular circumstances.

Non-U.S. holders

For purposes of this discussion, a non-U.S. holder is a beneficial owner of Global Ship Lease Class A common shares that is neither a U.S. holder nor a partnership (or any other entity taxed as a partnership for U.S. federal income tax purposes).

A non-U.S. holder will generally not be subject to U.S. federal income tax on dividends paid in respect of the Class A common shares or on gains recognized in connection with the sale or other disposition of the Class A common shares, provided, in each case, that the non-U.S. holder makes certain tax representations regarding the identity of the beneficial owner of the Class A common shares, and that such dividends or gains are not effectively connected with the non-U.S. holder’s conduct of a United States trade or business.

Dividends or gains that are effectively connected with a non-U.S. holder’s conduct of a United States trade or business (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder, and may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If Global Ship Lease is treated as a U.S. corporation pursuant to Section 7874 of the Code, non-U.S. holders generally will be subject to withholding tax at a rate of 30% on all dividends paid by Global Ship Lease, unless a reduced rate of tax is available under a tax treaty.

Information Reporting and Back-up Withholding

U.S. holders generally are subject to information reporting requirements with respect to dividends paid on Class A common shares, and on the proceeds from the sale, exchange or disposition of Class A common shares. In addition, a holder may be subject to back-up withholding (currently at 28%) on dividends paid on Class A common shares, and on the proceeds from the sale, exchange or other disposition of Class A common shares, unless the holder provides certain identifying information, such as a duly executed IRS Form W-9 or W-8BEN, or otherwise establishes an exemption. Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

LEGAL MATTERS

Seward & Kissel LLP is providing an opinion on the validity of the Class A common shares being registered under Marshall Islands law.

EXPERTS

The combined financial statements of Global Ship Lease, Inc. and its subsidiaries and CMA CGM predecessor and its subsidiaries as of December 31, 2007 and 2006, and for each of the two years in the period ended December 31, 2007 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements of Marathon Acquisition Corp. as of December 31, 2007 and 2006 and for the year ended December 31, 2007, the period from April 27, 2006 (inception) through December 31, 2006 and for the period from April 27, 2006 (inception) through December 31, 2007 included in this prospectus have been audited by Eisner LLP, independent registered public accounting firm and whose report thereon contains an explanatory paragraph expressing substantial doubt about Marathon’s ability to continue as a going concern as discussed in Note 1 to the financial statements. Eisner LLP also audited the internal control over financial reporting of Marathon Acquisition Corp. as of December 31, 2007 and whose report thereon expressed an unqualified opinion. The reports of Eisner LLP are included in this prospectus in reliance upon their reports given upon their authority as experts in auditing and accounting.

The sections in this prospectus entitled “Risk Factors—Risks Related to the Industry of Global Ship Lease”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Global Ship Lease”, “The International Containership Industry”, “Our Business—General” and “Our Business—Global Ship Lease’s Business Strategies” have been reviewed by Drewry Shipping Consultants, which has confirmed to us that they accurately describe the international container shipping market, as indicated in the consent of Drewry Shipping Consultants Limited filed as an exhibit to the registration statement on Form F-1 under the Securities Act, of which this prospectus forms a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the securities to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

We are required to file periodic and current reports, proxy and information statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on our Internet address www.globalshiplease.com our annual, quarterly and current reports, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.

Annual Survey. The inspection of a ship pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Backhaul. The weaker leg of a round trip voyage with less volume than the stronger headhaul leg or the return movement of a container—often empty—from a destination of unloading to a point of reloading of cargo.

Ballast. Weight in solid or liquid form, such as sea water, taken on a ship to increase draught, to change trim, or to improve stability or a voyage in which a ship is not laden with cargo.

Bareboat Charter. A charter of a ship under which the shipowner is usually paid a fixed amount of charterhire for a certain period of time during which the charterer is responsible for the ship operating expenses and voyage expenses of the ship and for the management of the ship, including crewing. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”

Bunkers. Heavy fuel and diesel oil used to power a ship’s engines.

Capacity. The nominal carrying capacity of the ship.

Charter. The hire of a ship for a specified period of time or a particular voyage to carry a cargo from a loading port to a discharging port.

Charterer. The party that hires a ship for a period of time or for a voyage.

Charterhire. A sum of money paid to the shipowner by a charterer for the use of a ship.

Charter owners. A company that owns containerships and charters out its ships to container shipping companies rather than operating the ships for liner services; also known as shipowner.

Charter rate. The rate charged by charter owners normally as a daily rate for the use of their containerships by container shipping companies. Charter rates can be on a time charter or bareboat charter basis.

Classification society. An independent organization that certifies that a ship has been built and maintained according to the organization’s rules for that type of ship and complies with the applicable rules and regulations of the country of the ship’s registry and the international conventions of which that country is a member. A ship that receives its certification is referred to as being “in-class.”

Container shipping company. A shipping company operating liners services using its own or chartered ships with fixed port of call schedules. Also known as a liner company or a container operator.

Drydocking. Placing the ship in a drydock in order to check and repair areas and parts below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications are issued. Drydockings for containerships are generally required once every three to five years, one of which must be a Special survey.

Freight rate. The amount charged by container shipping companies for transporting cargo, normally as a rate per 20-foot or 40-foot container.

Geared Containerships. Self-sustained containerships, which are able to load and discharge containers with their own onboard cranes and derricks.

Gross tonnage. A unit of measurement of the entire internal cubic capacity of the ship expressed in tons of 100 cubic feet to the ton.

Headhaul. The stronger leg of a round trip voyage with greater volume than the weaker backhaul or the outgoing goods to be delivered from a point of origin.

Hull. The main body of the ship without engines, buildings and cranes.

IMO. International Maritime Organization, a United Nations agency that issues international standards for shipping.

Intermediate survey. The inspection of a ship by a classification society surveyor that takes place 24 to 36 months after each special survey.

Newbuilding. A ship on order, construction or just delivered.

Off-hire. The period in which a ship is not available for service under a time charter and, accordingly, the charterer generally is not required to pay the hire rate. Off-hire periods can include days spent on repairs, drydocking and surveys, whether or not scheduled.

Protection and indemnity insurance. Insurance obtained through a mutual association formed by shipowners to provide liability indemnification protection from various liabilities to which they are exposed in the course of their business, and which spreads the liability costs of each member by requiring contribution by all members in the event of a loss.

Scrapping. The sale of a ship for conversion into scrap metal.

Ship management. The provision of shore-based ship management services related to crewing, technical and safety management and the compliance with all government, flag state, class certification and international rules and regulations.

Ship operating expenses. The costs of operating a ship, primarily consisting of crew wages and associated costs, insurance premiums, ship management fee, lubricants and spare parts, and repair and maintenance costs. Ship operating expenses exclude fuel cost, port expenses, agents’ fees, canal dues and extra war risk insurance, as well as commissions, which are included in “voyage expenses.”

Sister ships. Ships of the same class and specifications typically built at the same shipyard.

Special survey. The inspection of a ship by a classification society surveyor that takes place every five years, as part of the recertification of the ship by a classification society.

Spot market. The market for immediate chartering of a ship, usually for single voyages.

TEU. A 20-foot equivalent unit, the international standard measure for containers and containership capacity.

Time charter. A charter under which the shipowner hires out a ship for a specified period of time. The shipowner is responsible for providing the crew and paying ship operating expenses while the charterer is responsible for paying the voyage expenses and additional voyage insurance. The shipowner is paid charterhire, which accrues on a daily basis.

Voyage expenses. Expenses incurred due to a ship’s voyage from a loading port to a discharging port, such as bunkers cost, port expenses, agents’ fees, canal dues, extra war risk insurance and commissions.

INDEX TO FINANCIAL STATEMENTS

Global Ship Lease, Inc.

Audited

Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets as at December 31, 2007 and 2006	F-3
Combined Statements of Income for the years ended December 31, 2007, 2006 and 2005	F-4
Combined Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005	F-5
Combined Statements of Stockholder’s Equity for the years ended December 31, 2007, 2006 and 2005	F-6
Notes to the Combined Financial Statements	F-7

Unaudited

Combined Balance Sheets as at June 30, 2008 and December 31, 2007	F-25
Combined Statements of Income for the three months ended June 30, 2008 and June 30, 2007 and the six months ended June 30, 2008 and June 30, 2007	F-26
Combined Statements of Cash Flows for the three months ended June 30, 2008 and June 30, 2007 and the six months ended June 30, 2008 and June 30, 2007	F-27
Combined Statements of Stockholders’ Equity for the six months ended June 30, 2008 and the year ended December 31, 2007	F-28
Notes to the Interim Combined Financial Statements	F-29

Marathon Acquisition Corp.

Audited

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting	F-38
Report of Independent Registered Public Accounting Firm	F-39
Balance Sheets at December 31, 2007 and December 31, 2006	F-40
Statements of Operations for the year ended December 31, 2007 and for the periods from April 27, 2006 (inception) through December 31, 2006 and December 31, 2007	F-41
Statement of Stockholders’ Equity for the period from April 27, 2006 (inception) through December 31, 2007	F-42
Statements of Cash Flows for the year ended December 31, 2007 and for the periods from April 27, 2006 (inception) through December 31, 2006 and December 31, 2007	F-43
Notes to Financial Statements	F-44

Unaudited

Consolidated Balance Sheets as of June 30, 2008 and December 31, 2007 . . . .	F-52
Consolidated Statements of Operations for the three and six months ended June 30, 2008 and June 30, 2007 and for the period from April 27, 2006 through June 30, 2008 . . . . .	F-53
Consolidated Statement of Stockholders’ Equity for the period from April 27, 2006 (inception) through June 30, 2008 . .	F-54
Consolidated Statements of Cash Flows for the six months ended June 30, 2008 and June 30, 2007 and for the period from April 27, 2006 (inception) through June 30, 2008 . . . .	F-55
Notes to Consolidated Financial Statements	F-56

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Global Ship Lease, Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of income, statements of cash flows, and statements of stockholder’s equity present fairly, in all material respects, the combined financial position of Global Ship Lease, Inc. and its subsidiaries and CMA CGM Predecessor and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers

/s/ PricewaterhouseCoopers

April 14, 2008

PricewaterhouseCoopers is represented by PricewaterhouseCoopers Audit, 63 rue de Villiers—92200 Neuilly-sur-Seine, France

Global Ship Lease, Inc.

Combined Balance Sheets

(Expressed in thousands of U.S. dollars)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time-charters. Please refer to the unaudited pro forma financial information included elsewhere in this prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial conditions.

	Note	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents		$1,891	$—
Restricted cash	3	188,000	—
Trade accounts receivable	4	185	27,214
Inventories		1,613	4,002
Prepaid expenses and other receivables		425	—
Deferred financing costs	5	752	870

Total Current assets		192,866	32,086

Vessels at cost, less accumulated depreciation	6	475,299	286,229
Other fixed assets		33	—
Other assets	7	1,297	24,743
Deferred financing costs	5	5,130	1,409

Total non-current assets		481,759	312,381

Total Assets		$674,625	$344,467

Liabilities and Stockholder’s Equity

Liabilities
Current installments of long term debt	10	$401,100	$17,819
Accounts payable		502	19,648
Accrued expenses and other liabilities		6,098	376
Amounts due to group companies	8	1,389	—

Total Current liabilities		409,089	37,843

Long term debt	8	—	121,339
Amounts due to group companies	8	176,875	—
Other liabilities	7	1,186	15,289

Total long-term liabilities		178,061	136,628

Total Liabilities		$587,150	$174,471

Commitments and contingencies	13	—	—

Stockholder’s Equity
Common stock—authorised 100 shares $.01 par value; 100 shares issued and outstanding		—	—
Accumulated deficit	1	(96,925)	—
Net income for the year		16,776	32,677
Due to CMA CGM	1	162,885	115,350
Accumulated other comprehensive income	9	4,739	21,969

Total Stockholder’s Equity		87,475	169,996

Total Liabilities and Stockholder’s Equity		$674,625	$344,467

See accompanying notes to combined financial statements.

Global Ship Lease, Inc.

Combined Statements of Income

(Expressed in thousands of U.S. dollars except share data)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time-charters. Please refer to the unaudited pro forma financial information included elsewhere in this prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial conditions.

	Note		Year to December 31, 2007	Year to December 31, 2006	Year to December 31, 2005
Operating Revenues
Voyage revenue			$332,186	$299,599	$111,599
Time charter revenue	2	(g)	2,909	—	—

			335,095	299,599	111,599
Operating expenses
Voyage expenses			(249,457)	(213,143)	(70,166)
Vessel operating expenses			(23,959)	(22,628)	(13,667)
Depreciation	5		(16,119)	(16,664)	(7,201)
General and administrative			(17,751)	(11,331)	(2,655)
Other operating income (expense)			2,341	11,908	(2,497)

Total operating expenses			(304,945)	(251,858)	(96,187)

Operating Income			30,150	47,741	15,411

Non operating income (expense)
Interest income			207	—	—
Interest expense			(13,561)	(15,064)	(6,406)

Income before Income Taxes			16,796	32,677	9,005
Income taxes	2	(d)	(20)	—	—

Net Income			$16,776	$32,677	$9,005

Earnings per common share (basic and diluted)			$168	$327	$90

Weighted average number of shares outstanding (basic and diluted)			100	100	100

See accompanying notes to combined financial statements

Global Ship Lease, Inc.

Combined Statements of Cash Flows

(Expressed in thousands of U.S. dollars)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time-charters. Please refer to the unaudited pro forma financial information included elsewhere in this prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial conditions.

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Cash Flows from Operating Activities
Net income	$16,776	$32,677	$9,005

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation	16,119	16,664	7,201
Amortization of deferred financing costs	2,194	463	218
Change in fair value of certain financial derivative instruments	9,132	(10,021)	9,030
Settlements of hedge which do not qualify to hedge accounting	58	(6,906)	(9,520)
Decrease (Increase) in other receivables and prepaid expenses	26,574	(19,165)	(2,277)
Decrease (Increase) in inventories	2,390	(1,232)	(1,673)
(Decrease) Increase in accounts payable and other liabilities	(11,918)	11,380	5,457
Periodic costs relating to drydocks	(4,738)	(1,016)	—

Net Cash Provided by Operating Activities	56,587	22,844	17,441

Cash Flows from Investing Activities
Acquisition of Delmas vessels	—	(107,352)	—
Acquisition of other vessels	(183,713)	(5,851)	(76,000)
Purchase of other fixed assets	(36)	—	—
Settlements of hedge which do not qualify to hedge accounting	(58)	6,906	9,520

Net Cash Used in Investing Activities	(183,807)	(106,297)	(66,480)

Cash Flows from Financing Activities
Proceeds from debt	401,100	57,874	80,610
Variation in restricted cash	(188,000)	—	—
Issuance costs of debt	(5,892)	(707)	(1,366)
Proceeds from shareholder loans	176,875	—	—
(Decrease) increase in amount due to CMA CGM.	(11,881)	110,005	(28,194)
Deemed distribution to CMA CGM	(96,925)	—	—
Repayments of long term debt	(146,166)	(19,095)	(1,800)
Repayments of capital lease obligations	—	(64,624)	(210)

Net Cash Provided by Financing Activities	129,111	83,453	49,040

Net Increase in Cash and Cash Equivalents	1,891	—	—

Cash and Cash Equivalents at beginning of Period	—	—	—

Cash and Cash Equivalents at end of Period	$1,891	$—	$—

Supplemental Information
Total interest paid during period	$10,102	$12,958	$6,200
Total tonnage tax paid	$310	$200	$150

See accompanying notes to combined financial statements.

Global Ship Lease, Inc.

Combined Statements of Stockholder’s Equity

(Expressed in thousands of U.S. dollars, except number of common stock)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time-charters. Please refer to the unaudited pro forma financial information included elsewhere in this prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial conditions.

	Number of Common Stock at $.01 par value	Common Stock	Accumulated Deficit	Net Income for the year	Due to CMA CGM	Accumulated Other comprehensive Income	Total Shareholders Equity
Balance at December 31, 2004	—	—	—	$1,686	$22,848	$(1,028)	$23,506
Change in amount due to CMA CGM	—	—	—	—	(28,194)	—	(28,194)
Allocation of prior year net income	—	—	—	(1,686)	1,686	—	—
Net income for the period	—	—	—	9,005	—	—	9,005
Effect of derivative instruments	—	—	—	—	—	14,512	14,512
Effect of currency translation adjustment	—	—	—	—	—	(384)	(384)

Balance at December 31, 2005	—	—	—	9,005	(3,660)	13,100	18,445
Change in amount due from CMA CGM	—	—	—	—	110,005	—	110,005
Allocation of prior year net income	—	—		(9,005)	9,005	—	—
Net income for the period	—	—	—	32,677	—	—	32,677
Effect of derivative instruments	—	—	—	—	—	(3,554)	(3,554)
Effect of currency translation adjustment	—	—	—	—	—	12,423	12,423

Balance at December 31, 2006	—	—	—	32,677	115,350	21,969	169,996
Incorporation of Global Ship Lease, Inc.	100	—	—	—	—	—	—
Change in amount due from CMA CGM	—	—	—	—	(11,881)	—	(11,881)
Allocation of prior year net income	—	—		(32,677)	32,677	—	—
Net income for the period	—	—	—	16,776	—	—	16,776
Effect of derivative instruments	—	—	—	—	—	(211)	(211)
Effect of currency translation adjustment	—	—	—	—	—	9,509	9,509
Other effect of the transfer of the initial 10 vessels	—	—	—	—	26,739	(26,528)	211
Deemed distribution to CMA CGM	—	—	(96,925)	—	—	—	(96,925)

Balance at December 31, 2007	100	—	$(96,925)	$16,776	$162,885	$4,739	$87,475

See accompanying notes to combined financial statements.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements

(Expressed in thousands of U.S. dollars)

1. Nature of Operations and Basis of Preparation

Global Ship Lease, Inc. (“the Company”) was incorporated in the Republic of the Marshall Islands on May 3, 2007 as a wholly owned subsidiary of CMA CGM S.A or CMA CGM for the purpose of establishing a business of owning and chartering out containerships under long term time charters. It has contracted under an asset purchase agreement dated December 5, 2007 and subject to certain conditions, to acquire seventeen containerships from or CMA CGM. Of these, 10 were purchased by the Company during December 2007, and two in January 2008. Four of the remaining vessels are anticipated to be purchased in December 2008 and the last vessel in July 2009. All vessels in the initial and contracted fleet will be time chartered to CMA CGM for terms ranging from five to seventeen years and the Company’s ongoing operations will solely consist of chartering vessels to third party shipping companies, although initially only to CMA CGM.

CMA CGM is a privately owned company incorporated in France. It is the third largest container shipping company in the world. Its business is different to that of the Company going forward. Operating revenues comprised mainly freight revenue generated by the containerized transportation of a broad range of industrial and customer goods. CMA CGM operates a global network of shipping lines which services a wide variety of ports in major markets. An integrated fleet of vessels is dedicated to these lines. CMA CGM operations are supported by a network of owned and third party shipping agencies which perform most of the sales and marketing functions as well as managing customer relationships.

These combined financial statements have been prepared to reflect:

(a)	the carve-out, until the transfer to the Company, of the initial 10 second hand vessels, of their financial position, results of operations and cash flows as they were operated by CMA CGM providing cargo carrying container shipping services on a standalone basis.

(b)	the carve-out, until the transfer to the Company, of the two new vessels which were in CMA CGM’s ownership for the last few days of 2007 prior to their purchase by the Company in January 2008.

(a) and (b) together are referred to as the Predecessor Group

(c)	the result from the transfer date of the initial 10 second hand vessels operated by the Company in its business of chartering them out under time charters.

These combined financial statements have been prepared from:

(a)	the historical accounting records of CMA CGM; and

(b)	the accounting records of Global Ship Lease, Inc. and its subsidiaries, since inception on May 3, 2007, including following the delivery of the vessels to the Global Ship Lease, Inc. Group in December 2007.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Fleet

The following table provides information about the initial fleet reflected in these combined financial statements:

Vessel Name	Capacity in TEUs (1)	Year Built	Year of acquisition by CMA CGM	Purchase Date by GSL
Ville d’Orion	4,113	1997	2005	December 2007
Ville d’Aquarius	4,113	1996	2005	December 2007
CMA CGM Matisse	2,262	1999	1999	December 2007
CMA CGM Utrillo	2,262	1999	1999	December 2007
MOL Rainbow	2,207	2003	2006	December 2007
Julie Delmas	2,207	2002	2006	December 2007
Kumasi	2,207	2002	2006	December 2007
Marie Delmas	2,207	2002	2006	December 2007
CMA CGM La Tour	2,272	2001	2001	December 2007
CMA CGM Manet	2,272	2001	2001	December 2007
CMA CGM Alcazar	5,100	2007	2007	January 2008
CMA CGM Château d’lf	5,100	2007	2007	January 2008

(1)	Twenty foot Equivalent Units.

The following table provides information about the contracted fleet not reflected in these combined financial statements:

Vessel Name	Capacity in TEUs	Year Built	Purchase Date by GSL
Hull 4.126	10,960	2008	December 2008 (estimated)
CMA CGM Jamaica	4,298	2006	December 2008 (estimated)
CMA CGM Sambhar	4,045	2006	December 2008 (estimated)
CMA CGM America	4,045	2006	December 2008 (estimated)
CMA CGM Berlioz	6,627	2001	July 2009 (estimated)

Net Investment by Predecessor Group

The 10 second hand vessels in the initial fleet during the period of the Predecessor Group did not in the past belong to a separate legal group, nor was it owned by a separate legal entity or operated as a discrete unit. Accordingly, there was no separate share capital and reserves for the periods covered by these combined financial statements up to the purchase of these vessels by the Company. The net investment by the Predecessor Group during this period of operations has been shown on the balance sheet as an amount due to CMA CGM and included within equity. This balance reflects the accumulated net investment by CMA CGM, including the accumulated net income relating to prior periods, and is impacted by all transactions as CMA CGM in effect was the source of finance for all operating, investing and financing transactions. The variation in net investment can be analyzed as follows:

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Net cash provided by operating activities of the Predecessor Group	$(53,664)	$(22,841)	(17,441)
Settlements of hedges which do not qualify for hedge accounting	58	(6,906)	(9,520)
Acquisition of vessels by the Predecessor Group	183,634	113,202	76,000
Proceeds from long-term debt of Predecessor Group	—	(57,167)	(79,244)
Repayments of long-term debt by the Predecessor Group	146,166	83,719	2,010
Net book value of the initial 10 vessels transferred to the Company	(288,075)	—	—

Change in amount due to CMA CGM	$(11,881)	$110,005	$(28,194)

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

The average balance due CMA CGM for the year ended December 31, 2007 and 2006 amounted to $139,118 and $19,188, respectively.

The Predecessor Group has not been charged with any financing costs in respect of amounts included in the due CMA CGM during the period covered by this report. Changes in due to CMA CGM represent transfers so as to balance out the total assets and total liabilities of the related periods, taking into account the net cash provided(used) by operating activities, the net cash provided(used) by investing activities and the net cash provided(used) by financing activities, as well as the variation in other comprehensive income for these periods. Treasury functions of CMA CGM are managed centrally, and accordingly no cash and cash equivalents have been recognized, apart from cash held by Global Ship Lease, Inc. and its subsidiaries as of December 31, 2007 as none will be transferred to the Predecessor Group from CMA CGM.

All funding of the Predecessor Group’s operations during the period of the combined financial statements has been assumed to be by cash flows generated by operations, bank loans specifically related to the acquisition of the ships, and due to CMA CGM as a net investment in equity.

The Predecessor Group was not a separate legal entity required to file separate tax returns. However, for purposes of these combined financial statements, the Predecessor Group has provided for taxes on a “separate return” basis as if it had been an independent tax paying entity through out the period. The Predecessor Group is liable for a tax based on the tonnage of each vessel where freight revenue and operating expenses do not generate any tax basis.

Statement of income accounts

Voyage revenue and voyage expenses have been allocated to the Predecessor Group by direct attribution through the use of the comprehensive information system used by CMA CGM. For each accounting transaction, specific information is recorded, including the port calls (localization and date) and the vessel operated. Therefore, the Predecessor Group was able to specifically identify voyage revenues, voyage expenses, vessel expenses and depreciation by vessel.

General and administrative expenses, as well as logistic, container costs and insurance expenses, were allocated to the Predecessor Group based on the number of loaded containers carried onboard each vessel. This allocation method is considered to be commonly used in the container shipping industry and is considered by management to be a reasonable basis for determining the attributable costs of the respective operations. General and administrative expenses, consisting primarily of salaries and other employee related costs, office rent, legal and professional fees, travel and entertainment were allocated based on the 10 second hand vessels’ proportionate share of Predecessor Group’s general and administrative expenses for each of the periods presented.

During the periods presented, CMA CGM was subject to various tonnage tax regimes relating to the container shipping business. Accordingly, taxes for the Predecessor Group is based on the tonnage of each vessel and could therefore be allocated directly to each vessel and included within general and administrative expenses.

Derivative financial instruments mainly relate to bunker fuel. The allocation of the accounting impact of such derivatives is based on the ratio of the actual fuel consumption for the vessel in the Predecessor Group’s fleet compared to the actual fuel consumption of the CMA CGM total fleet. This ratio is considered by management to be a reasonable basis for determining the attributable costs of the respective operations.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Other operating income(expense) relates to bunker hedges that did not qualify for hedge accounting and have been allocated based on the ratio of the actual fuel consumption for the vessels in the Predecessor Group’s fleet compared to the actual fuel consumption of the CMA CGM total fleet. This ratio is considered by management to be a reasonable basis for determining the attributable costs of the respective operations.

Interest expense for the Predecessor Group was directly derived from the actual debt on each vessel operated by the Predecessor Group.

Balance Sheet

Inventories, vessels at cost, corresponding depreciation and debt have been allocated on a vessel by vessel basis, based on direct attribution through the use of a comprehensive integrated information system.

Voyage receivables, prepaid expenses, voyage payables, deferred income and cargo claims were allocated based on the days sales outstanding, (DSO) days payable outstanding, (DPO), calculated on a line by line basis, as DSO and DPO may vary depending upon the trade lane. DPO may also vary depending upon the nature of the related cost (bunker, handling, port cost) and therefore, has been calculated by nature. This ratio is considered by management to be a reasonable basis for determining the attributable costs of the respective operations. Voyage receivables and payables from/to shipping agencies relate only to balances with third parties.

Management believes that all allocations reasonably present the financial position, results of operations and cash flows of the Group.

The functional currency of the Company has been determined as the United States dollar although the functional currency of a minority of the businesses of the Predecessor Group was not in United States dollars.

Transfer to Global Ship Lease Inc. and its subsidiaries

Upon transfer of the 10 second hand vessels to the Company at various dates in December 2007, the amount of retained other comprehensive income reflected within the balance sheet relating to the period up to each vessel’s transfer has been reversed against the amount due to CMA CGM within equity as it is not being carried forward in the combined balance sheet. This reversal has been determined on a vessel by vessel basis up to the transfer date from Group Predecessor to Global Ship Lease and its subsidiaries. It is presented in the line item “Other effect of the transfer of the ten vessels” included in the Combined Statements of Stockholder’s Equity and analyses as follows:

Amounts related to the ten vessels transferred and not carried forward
Accumulated currency translation adjustment	(10,747)
Accumulated hedging cash flow reserve	(15,781)

(26,528)

The residual amount due to CMA CGM at December 31, 2007 in equity mainly reflects the cost of the two vessels to be delivered and paid for in January 2008 by Global Ship Lease, Inc. and its subsidiaries together with the net income relating to vessels during the period they were operated by the Predecessor Group.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

2. Significant Accounting Policies

(a)	Basis of Combination

The accompanying combined financial statements include the accounts of the Company and its wholly-owned subsidiaries, together with the carve-out information during the Predecessor Group period of operations referred to in note 1. All intercompany accounts and transactions have been eliminated in consolidation.

(b)	Use of estimates

The preparation of combined financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and the accompanying notes. Actual results could differ from those estimates. Allocation methodologies used to prepare the combined financial statements are based on estimates and have been described in the notes, where appropriate.

(c)	Vessels

Vessels are recorded at the historical acquisition or manufacturing cost, less accumulated depreciation and impairment loss, if any. However, as the Company and CMA CGM are considered to be entities under common control at the time vessels were acquired by the Company from CMA CGM, the vessels are recognised based on their carrying amount in the financial statements of CMA CGM rather than at the purchase price paid by the Company to CMA CGM. The difference between the purchase price payable to CMA CGM and the carrying amount is considered a deemed distribution to CMA CGM and recognised within accumulated deficit.

Borrowing costs incurred for the construction of vessels are capitalized during the construction period. Interests capitalized in the period ended December 31, 2007 and 2006 were $833 and nil, respectively. Other borrowing costs are expensed as incurred. Expenditures that extend the useful life of vessels are capitalized as major repairs.

Vessels are depreciated to their residual value which is based on light ship tonnage at estimated scrap value per ton using the straight-line method over their estimated useful lives. This is reviewed on an ongoing basis to ensure they reflect current technology, service potential and vessel structure. During the period of ownership by CMA CGM when the vessels were earning freight revenues generated by the containerized transportation of a broad range of industrial and customer goods, the useful life was estimated as twenty-five years. Following the sale of the vessels to Global Ship Lease, Inc. and its subsidiaries, the nature of operations changed significantly and from this date, the vessels are earning time charter income from the chartering of the vessels instead of from carrying cargo. On this new basis of operations the useful life was reassessed and estimated to be thirty years. This change in estimate has a positive effect on net income amounting to $136 for the period ended December 31, 2007 (or $1 per common share). If this change was made as of January 1, 2007, the positive effect on net income would have amounted to $2,908 (or $29 per common share). The revision in estimated residual value of the vessels on January 1, 2007 has a positive effect on net income amounting to $693,000 for the year ended December 31, 2007.

(d)	Drydocking Costs

Vessels are drydocked approximately every five years for major repairs and maintenance that cannot be performed while the vessels are operating. Costs directly associated with the required regulatory inspection of the ship, its hull and its machinery and for the defouling and repainting of the hull are capitalized as they are incurred and amortized on a straight line basis over the period between drydocks. Upon initial

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

recognition, an element of the cost of a vessel is allocated to a drydock component which is amortised on a straight line basis to the anticipated next dry dock.

(e)	Valuation of long-lived assets

In accordance with SFAS No. 144, long-lived assets, such as vessels, should be reviewed for impairment when market conditions indicate a significant decrease in the assets’ fair value. An impairment loss should be recognized when the sum of the expected future cash flows (undiscounted and without interest) from the asset over its estimated remaining useful life is less than its carrying amount. An impairment loss should be recorded equal to the amount by which the asset’s carrying amount exceeds its fair value. Fair value is the net present value of future cash flows discounted by an appropriate discount rate.

(f)	Repairs and maintenance

All expenditures relating to routine maintenance and repairs are expensed when incurred.

(g)	Revenue recognition and related operating expense

Global Ship Lease, Inc. and its subsidiaries charter out their vessels on time charters. which involves placing a vessel at a charterer’s disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate Such revenues are accounted for as operating leases and are therefore recognized on a straight line basis as the average revenues over the rental periods of such charter agreements, as service is performed, except for loss generating time charters, in which case the loss is recognized in the period when such loss is determined.

Under time charter arrangements, Global Ship Lease, Inc. and its subsidiaries as owners are responsible for all the operating expenses of the vessels, such as crew costs, insurance, repairs and maintenance, and such costs are recognized as incurred.

Freight revenues earned by the Predecessor Group and related costs directly attributable to loaded container movements are recognized on delivery of the loaded container to its final destination. Freight revenues and costs directly attributable to containers not delivered at the closing date, excluding mainly time based costs such as charter costs, fuel and oil consumption and port taxes and expenses, are reported as “Deferred income” and “Deferred charges.” A provision for net realizable value is recorded only when all costs necessary to complete the delivery of the service exceed the corresponding expected freight revenue.

(h)	Deferred finance charges

Costs incurred in connection with obtaining long-term debt are recorded as deferred financing costs and are amortized to interest expense over the estimated duration of the related debt. Such costs include fees paid to the lenders or on the lenders’ behalf and associated legal and other professional fees.

(i)	Inventories

Inventories consist of lubricants and bunkers for vessels still operated by the Predecessor Group. They are valued at cost on a first-in-first-out basis.

Inventory costs include the transfer from equity of any gains/losses on qualifying cash flow hedges relating to inventory purchases.

(j)	Accounts Receivable

The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs, collections and current credit conditions. The Company does not

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

generally charge interest on past-due accounts unless the accounts are subject to legal action, and accounts are written off as uncollectible when all reasonable collection efforts have failed. Accounts are deemed as past-due based on contractual terms.

(k)	Voyage receivables and payables

During the period of operations by the Predecessor Group, customers were direct shippers, comprising exporters and importers, and intermediaries, also known as freight forwarders. The Predecessor Group sub contracts certain freight recruitment and payment collections to shipping agencies who are obligated to pay the Predecessor Group for services provided if a customer defaults on payment. Amounts receivable directly from final customers or shipping agents are shown within trade accounts receivables. An allowance for doubtful accounts is established for amounts that are considered uncollectible at year-end, based on review of outstanding invoices.

(l)	Segment information

During the period of operations covered by these financial statements there were two operating segments. During the Predecessor Group period operations involved earning freight revenues from the containerized transportation of a broad range of industrial and customer goods. Following the purchase of the vessels by the Company, the activities changed to the ownership and provision of vessels for container shipping under time charters.

(m)	Insurance

The Company maintains hull and machinery insurance, war risk insurance, protection and indemnity insurance coverage, increased value insurance, demurrage and defence insurance coverage in amounts considered prudent to cover normal risks in the ordinary course of its operations.

(n)	Cash Equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less. For purposes of the statements of cash flows, the Company’s investments in money market funds or cash reserve funds are regarded as cash equivalents.

(o)	Income Taxes

The Company and its Marshall Island subsidiaries are exempt from taxation in the Marshall Islands. The Company’s Cypriot subsidiaries are liable for a tax based on the tonnage of each vessel.

The Company has one subsidiary incorporated in the United Kingdom where the principal rate of corporate income tax is 30%. This subsidiary earns management and other fees from fellow subsidiary companies and in the period to December 31, 2007 the estimated tax charge is $20.

The Predecessor Group is liable for a tax based on the tonnage of each vessel. The cost, which is included within general and administrative expenses, totaled $310, $200 and $150 for the years ended December 31, 2007, 2006 and 2005, respectively.

(p)	Earnings per share

Earnings per share is calculated by dividing net income by the weighted average number of Class A common shares outstanding during the period. There is no difference between basic and diluted earnings per share as the Company has no securities or other contracts outstanding which could result in common shares being issued. The weighted average number of Class A common shares outstanding of Global Ship Lease, Inc. as of December 31, 2007 has been used for purposes of computing Earnings per share for all presented prior periods.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

(q)	Derivative instruments and hedging activities

Following the acquisition of the vessels the Company has not entered into any derivative instruments and has not undertaken any hedging activities. However these were activities undertaken during the period of the operations under the Predecessor Group.

Voyage operating expenses, incurred during the period of operations of the Predecessor Group, were highly dependent on the cost of bunkers. The Predecessor Group’s risk management policy was to hedge the price risk on anticipated bunker consumption through “over-the-counter” derivative instruments such as swaps and options.

Derivatives were initially recognized at fair value on the date a derivative contract was entered into and were subsequently remeasured at fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Predecessor Group designated certain derivatives as hedges of highly probable forecast transactions (cash flow hedge). The fair value of derivatives is presented on the face of the balance sheet under the line item “Other assets” and “Other liabilities.”

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognized in equity within “Accumulated other comprehensive income / (loss).” The gain or loss relating to the ineffective portion is recognized immediately in the statement of income.

Amounts accumulated in equity are recycled in the statement of income in the periods when the hedged item affects profit or loss when the forecast transaction that is hedged takes place. When the forecast transaction that is hedged results in the recognition of a non-financial asset (for example, inventory when the Predecessor Group hedges bunker purchase), the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the statement of income. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the statement of income.

The statement of income impact (effective and ineffective portion) of bunker hedging activities that qualify as cash flow hedges is presented in the line item “Voyage expenses.” The settlement of transactions qualified as cash flow hedges is presented within “Net cash provided by operating activities.”

Certain derivative instruments do not qualify for hedge accounting. These transactions, which are exclusively related to the Predecessor Group’s bunker hedges, are recorded at fair value within the balance sheet with related gains and losses recorded in earnings. The statement of income impact of such derivatives is presented in the line item “Other operating income(expense).”

(r)	Foreign Currency Transactions

Items included in the combined financial statements from each relevant Group Predecessor entity or Global Ship Lease, Inc. entities are first measured using the currency of the primary economic environment in which the entity operates their vessels (the functional currency). Then they are converted to the Company’s reporting currency which is the U.S. dollar. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange at the balance sheet dates. Expenses paid in foreign currencies are recorded at the rate of exchange at the transaction date. Exchange gains and losses are included in the determination of net income.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

(s)	Accumulated other comprehensive income / (loss)

Other comprehensive income/ (loss), which is reported in the accompanying combined statement of equity, consists of net income /(loss) and other gains and losses affecting equity that, under United States GAAP, are excluded from net income/ (loss). Other comprehensive income/(loss) includes the effective portion of derivative financial instruments that qualify as hedge accounting which are deferred in accordance with accounting principles described above, and the impact of the translation of foreign currency statements, certain subsidiary entities having a functional currency different from the United States dollar. Amounts of Other comprehensive income/(loss) related to the period up to each vessel’s transfer from Group Predecessor to Global Ship Lease and its subsidiaries has been reversed at each respective transfer date against the amount due to CMA CGM within equity as it is not being carried forward in the combined balance sheet (see notes 1 and 9).

(t)	Recently Issued Accounting Standards

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), on September 15, 2006. SFAS 157 enhances existing guidance for measuring assets and liabilities using fair value. Previously, guidance for applying fair value was incorporated in several accounting pronouncements. The new statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. While the statement does not add any new fair value measurements, it does change current practice. One such change is a requirement to adjust the value of non-vested stock for the effect of the restriction even if the restriction lapses within one year. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 on January 1, 2008, is not expected to have a material impact on the financial statements of the Company.

In November 2007, the FASB provided a one year deferral for the implementation of SFAS No. 157 for nonfinancial assets and liabilities reported or disclosed at fair value in the financial statements on a nonrecurring basis.

SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), was issued in December 2007. SFAS 141(R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. SFAS 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. SFAS 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. The Company expects to adopt SFAS 141 (R) on January 1, 2009. SFAS 141(R)’s impact on accounting for business combinations is dependent upon acquisitions at that time.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“SFAS 159”), was issued in February 2007. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

attributes for similar types of assets and liabilities. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company will adopt Statement 159 on January 1, 2008 and does not anticipate adoption to materially impact our financial position or results of operations.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”), was issued in December 2007. SFAS 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under SFAS 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. SFAS 160 is required to be adopted prospectively, except for reclassify non controlling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company expects to adopt SFAS 160 on January 1, 2009 and is currently assessing the potential impact that the adoption could have on its financial statements.

SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS 161”) expands disclosures previously required under SFAS 133 about how derivatives and hedging activities affect the Company’s financial position, financial performance, and cash flow. SFAS 161 is effective for fiscal years beginning after November 15, 2008. The Company expects to adopt SFAS 161 on January 1, 2009. SFAS 161’s will change the disclosures provided in notes to financial statements related to derivative instruments and hedging activities.

Management do not believe that any other recently issued, but not yet effective accounting pronouncements, if currently adopted, would have a material impact on the consolidated financial statements of the Company.

3. Restricted cash

Restricted cash is $188,000 drawn down under the Company’s $800,000 credit facility. As stipulated in the credit facility agreement, this cash was used in January 2008 to purchase two vessels from CMA CGM under the asset purchase agreement.

4. Trade accounts receivables

	2007	2006
Receivables from customers, net	$15	$2,278
Receivables from shipping agencies, net	170	24,936

Trade accounts receivable	$185	$27,214

of which allowances	$(1)	$(82)

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

5. Deferred Financing Costs

Deferred financing costs at December 31, 2007 relate to lender and legal fees in connection with the credit facility. The costs are being amortized to interest expense in the income statement on a straight-line basis over the period of the facility, which is 8 years, from the date of initial drawdown in December 2007.

6. Vessels in Operation, less Accumulated Depreciation

	2007	2006
Cost	$539,350	$332,584
Accumulated Depreciation	(64,051)	(46,355)

Net Book Value	$475,299	$286,229

Variations in cost of vessels and advances made to shipyards for vessels under construction are presented below:

	2007	2006
Cost of vessels at opening balance	$332,584	$205,502
Acquisition in cash	188,463	114,218
Foreign currency translation adjustment	18,303	12,864

Cost of vessels at closing balance	$539,350	$332,584

The cost of the two vessels acquired in 2007 includes $833 of capitalized interest related to advanced payments made on these vessels. This interest was accounted for as a contribution from CMA CGM and was included as a movement in the due to CMA CGM balance.

Variations in accumulated depreciation of vessels are analyzed as follows:

	2007	2006
Accumulated depreciation at opening balance	$(46,355)	$(27,689)
Depreciation	(16,119)	(16,664)
Foreign currency translation adjustment	(1,577)	(2,003)

Accumulated depreciation at closing balance	$(64,051)	$(46,355)

The Company entered into an asset purchase agreement with CMA CGM on December 5, 2007. Pursuant to this agreement, during the period to December 31, 2007, the Company purchased ten vessels for a total price of $385,000. Additionally, during January 2008 it took delivery of a further two vessels for a total price of $188,000. Under the basis of accounting set out in note 1, all 12 of these vessels have been recorded in these combined financial statements at the net book value recorded at each transfer date in the Predecessor Group’s carve-out financial statements of $475,921.

As of December 31, 2007 ten vessels of the initial fleet are pledged as securities under the credit facility agreement.

At December 31, 2007 under the asset purchase agreement the Company was committed to purchasing a further five vessels for an aggregate price of $437,000 payable between December 2008 and July 2009.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

In 2006, the Predecessor Group terminated certain capital leases which were justified by certain tax lease advantages and which were no longer applicable. The termination of these capital leases did not result in any lease termination penalty nor any loss of tax benefit acquired to date. In January 2006, CMA CGM acquired a 100% shareholding in the French shipping company Delmas, and four of the vessels previously owned by Delmas are included within the initial fleet transferred to Global Ship Lease, Inc.

7. Derivatives financial instruments

The fair value of derivative financial instruments contracted by the Predecessor Group is presented as follows:

	2007	2006
Net fair value of bunker cost hedging instruments:
Qualifying to cash flow hedge	$—	$(397)
Not qualifying to cash flow hedge	$111	$9,851

	$111	$9,454

of which presented in “Other assets”	$1,297	$24,743
of which presented in “Other liabilities”	$(1,186)	$(15,289)

The net gains recognized in earnings during the period for derivative instruments that qualified as cash flow hedging instruments amounted to $3,083 and $5,499 million as of December 31, 2007 and 2006, respectively. The estimated net gains or losses that are expected to be reclassified into earnings within the next 12 months as of December 31, 2007 amounts to nil. As of December 31, 2007 the maximum length of time over which the entity is hedging its bunker exposure is approximately four years. There is no gain or loss reclassified into earnings over the periods presented as a result of the discontinuance of cash flow hedges.

8. Amounts due to Group Companies

Amounts due to Group Companies are summarized as follows:

	2007	2006
Shareholders Loan—5.25% per annum ((a) below)	$176,875	$—
Current account	1,389	—
Accrued related party expenses ((b) below)	1,191	—

Amounts due to Group companies presented within liabilities	$179,455	$—

(a)	Under a shareholder’s loan agreement dated December 11, 2007, the immediate parent company, CMA CGM, has provided the Company a credit facility of $250,000 of which $176,875 had been drawn down at December 31, 2007. The loan is unsecured, bears interest at 5.25% per annum and will only be repaid when the Company is refinanced.
(b)	As disclosed in note 14, CMA CGM provides Global Ship Lease, Inc. and subsidiaries with certain financing and technical support related to the operation of the fleet and the company.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

9. Accumulated other comprehensive income

The components of the change in the accumulated other comprehensive income / (loss) are as follows:

	2007			2006			2005
	Currency translation adjustment	Hedging cash flow reserve	Total	Currency translation adjustment	Hedging cash flow reserve	Total	Currency translation adjustment	Hedging cash flow reserve	Total
Balance as of January 1,	$11,011	$10,958	$21,969	$(1,412)	$14,512	$13,100	$(1,028)	$—	$(1,028)
Bunker cost hedging instruments:
Reclassification adjustments included in net income	—	(2,060)	(2,060)	—	(5,897)	(5,897)	—	(1,407)	(1,407)
Increase in unrealized gain (loss) on derivative instruments	—	1,849	1,849	—	2,344	2,344	—	15,919	15,919
Currency translation differences	9,509	—	9,509	12,423	—	12,423	(384)	—	(384)
Effect of the transfer of the 10 vessels to Global Ship Lease, Inc.	(15,781)	(10,747)	(26,528)	—	—	—	—	—	—

Balance as of December 31,	$4,739	$—	$4,739	$11,011	$10,958	$21,969	$(1,412)	$14,512	$13,100

10. Long-term debt

Long-term debt is summarized as follows:

	2007	2006
Debt payable to banks, at Libor USD + 0.75% to 1.10% (below)	$401,100	$—
Debt payable to banks, at Libor USD + 0.95% to 2.70%	—	139,158
Less current installments of long-term debt	(401,100)	(17,819)

	$—	$121,339

During 2007 the Company established an eight year $800,000 senior secured revolving credit facility, which is referred to as the credit facility. The Company intends to draw funds under the credit facility to finance in part the purchase of the initial and contracted fleet and the purchase of additional vessels (assuming certain specific conditions are met), as well as for other general corporate purposes.

By December 31, 2007 the Company had drawn $401,100 under this facility for the part purchase of the initial fleet.

Borrowings under the credit facility bear interest at a margin over one, three, six, nine or 12 month United States Dollar Libor, or such other periods as the Agent may agree. The margin varies between 0.75% and 1.10% depending on the Company’s leverage ratio. Interests are payable at least quarterly.

The credit facility is secured by, inter alia, first priority mortgages on each of the vessels in the security package, a pledge of shares of the vessel owning subsidiaries as well as assignments of earnings and insurances. In addition, CMA CGM has provided a corporate guarantee on the amounts outstanding.

It is the intention of the Company to seek a listing on a public stock exchange and under the credit facility, If this has not happened by September 30, 2008, then following discussions with the lenders, the facility may be converted to a fully amortizing loan or, if agreement has not been reached with the lenders, all amounts outstanding will be repaid.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Following completion of the transactions contemplated by the agreement and plan of merger, referred to in note 15, which is expected to take place in the third quarter 2008, the credit facility will remain in full force and effect.

11. Operating Segments

The Company has two lines of business from which it derives its revenues reported within these financial statements: freight revenues generated by the containerized transportation of a broad range of industrial and customer goods by the Predecessor Group and the provision of vessels under time charters for container shipping by Global Ship Lease, Inc. and subsidiaries.

The Company has provided additional segment related data to facilitate an understanding of the Company’s business. The table below reflects the change in structure of the Company. Under the basis of preparation of these combined financial statements, until the vessels were purchased by Global Ship Lease, Inc. and subsidiaries they were used in Predecessor Group’s business of earning freight revenues for transporting containers. From the purchase of the vessels by Global Ship Lease, Inc. and subsidiaries revenues were earned from the chartering of vessels. These activities were not carried out concurrently but the first activity ceased on delivery of each of the individual vessels to Global Ship Lease, Inc. and subsidiaries at which point the second activity began.

All activities during the years ended December 31, 2006 and 2005 were earning freight revenues for transporting containers.

During the year ended December 31, 2007 the activities can be analysed as follows:

	Containerized Transportation	Time charter	Unallocated	Total
Operating revenues:	$332,186	$2,909	$—	$335,095
Operating expenses:
Voyage expenses	(249,457)	—	—	(249,457)
Vessel expenses	(23,219)	(740)	—	(23,959)
Depreciation	(15,497)	(622)	—	(16,119)
General and administrative	(12,360)	(330)	(5,061)	(17,751)
Other operating income	2,341	—	—	2,341

Total operating expenses	(298,192)	(1,692)	(5,061)	(304,945)
Operating income/(expense)	33,994	1,217	(5,061)	30,150
Interest expense	(12,251)	(1,103)	—	(13,354)

Income/(expense) before income taxes	21,743	114	(5,061)	16,796
Taxes on income	—	(20)	—	(20)

Net income/(expense)	$21,743	$94	$(5,061)	$16,776

Reported as “Unallocated” are $5,061 of costs relating to the establishment of the Company and an initial equity fundraising by way of an Initial Public Offering on the New York Stock Exchange in November 2007 which was postponed due to adverse market conditions. These costs have been written off as the Company is now party to a merger agreement described in note 15.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

12. Risk Management

Concentration risk

There is a concentration of credit risk with respect to cash and cash equivalents at December 31, 2007 to the extent that substantially all of the amounts are deposited with one bank. However, the Company believes this risk is remote as the bank is a high credit quality financial institution.

At December 31, 2007 the Company had no charter hire revenue outstanding as all amounts from its single customer, CMA CGM, were paid up to date. CMA CGM is the third largest container shipping company in the world, earning nearly $12 billion in revenues in 2007 and nearly $1 billion in net income. Each charter is long term with expirations between 2012 and 2025. The staggered expiration of the charters reduces the Company’s exposure to re-chartering risk as does the range of sizes, between 2,200 and 11,000 TEUs, of vessels in the initial and contracted fleet.

During the period of operations by the Predecessor Group’s customers were direct shippers, comprising exporters and importers, and intermediaries, also known as freight forwarders. The Predecessor Group did not have any significant concentration of business transacted with a particular customer. Furthermore, the broad geographic distribution of the Predecessor Group’s customers reduced the Predecessor Group’s exposure to credit risk. The Predecessor Group used a network of controlled shipping agencies. Nevertheless, it granted freight recruitments and payment collections to independent shipping agencies also who were obligated to pay the Predecessor Group for services provided if a customer defaulted on payment. No single shipping agency accounted for more than 5% of consolidated sales and voyage receivables.

Foreign operations risk

The vessels owned by the Company trade in international waters and in the territorial waters of several foreign nations. The Company attempts to mitigate the risk to the vessels by monitoring current events in foreign nations and insuring the vessels. However, the risks associated with foreign operations, which include war, piracy and expropriation, can never be fully mitigated.

Credit risk

The Company is subject to credit risk with its customers and other counterparties. If the counterparties fail to meet their obligations, the Company could suffer losses on such contracts, which could materially adversely affect the Company’s financial condition and results of operations. In addition, if a charterer defaults on a time charter, the Company may have to enter into new charters at lower rates. It is also possible that the Company would be unable to secure a charter at all. If the Company re-charters the vessels at lower rates, the consolidated financial condition and results of operations could be materially adversely affected.

13. Commitments and Contingencies

Property Leases

The Company occupies office space in London, paying $11 per month. The licence ends on July 31, 2008. To extend the term in the office, 3 months prior written notice is required from the Company. A deposit of two months licence fee has been paid.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Contracted Vessel Purchases

As reported in note 6, the Company has contracted to purchase a further seven vessels from CMA CGM with an aggregate cost of $625,000 at the balance sheet date. Two of these at an aggregate price of $188,000 were purchased in January 2008.

Charter Hire Receivable

The Company has entered into long term charters for its vessels owned at December 31, 2007, with aggregate hires receivable set out in note 14.

14. Related Party Transactions

All related party balances and transactions are between the Company and its immediate parent CMA CGM or fellow subsidiaries, and all arose in December 2007 in conjunction with the transfer of the vessels to the Company.

Asset Purchase Agreement

As reported in note 1, the Company entered into an asset purchase agreement with CMA CGM on December 5, 2007. Pursuant to this agreement, during the period to December 31, 2007, the Company purchased ten vessels for a total price of $385,000.

Under the asset purchase agreement, the Company is committed to purchasing a further seven vessels from CMA CGM, for an aggregate price of $625,000.

Time Charter Agreements

All vessels are time chartered to CMA CGM during the period. Under the time charters (including those relating to vessels due for delivery in 2008 and 2009), hire is paid in advance and the daily rate is fixed for the duration of the charter. The charters are for periods of between five and seventeen years and the maximum annual charter hire receivable (between five and ten years for the initial fleet chartered to CMA CGM as of December 31, 2007), before allowance for any off-hire periods, is as follows;

	Initial fleet operated as December 31, 2007	Total fleet to be operated including vessels to be delivered in 2008 and 2009
2008	$68,292	$93,614
2009	68,153	142,360
2010	68,153	148,909
2011	68,153	148,909
2012 and thereafter	301,602	1,174,333

Total	$574,353	$1,708,126

Subsequent to the year end, certain charter rates were renegotiated upward adding approximately $3,600 per annum to revenue on the contracted fleet of seventeen vessels. This renegotiation is not retroactive.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Ship Management Agreement

The Company and its subsidiaries outsource day to day technical management of its vessels to a ship manager who is closely supervised by the Company’s own staff. The ship manager for the initial and contracted fleet is CMA Ships, a wholly owned subsidiary of CMA CGM. CMA CGM guarantees the performance of all services and any payment due to the Company by the ship manager pursuant to the ship manager agreements. The ship management agreements are for a period of 3 years from the date of delivery of the vessels to Global Ship Lease, Inc. and its subsidiaries.

The Company and its subsidiaries pay CMA Ships an annual management fee of $114 per vessel and reimburse costs incurred on its behalf mainly being for the provision of crew and lubricating oils and routine maintenance. Such reimbursement is subject to a cap of between $5.4 and $8.8 per day depending on the vessel.

15. Subsequent Events

As reported in note 1, two vessels with an aggregate cost of $188,000 were purchased in January 2008. Funds held as restricted cash at December 31, 2007 were used for these purchases having been drawndown from the Company’s existing credit facility prior to the year end. The Company and its subsidiaries will account for this purchase as a transfer of vessels under common control, recording the vessels at historical cost together with a distribution to CMA CGM for the excess of the amount of the payment made over the carrying value of the vessels received. The Company and its subsidiaries will account for this purchase as a transfer of vessels under common control, recording the vessels at historical cost together with a distribution to CMA CGM for the excess of the amount of the payment made over the carrying value of the vessels received.

On March 21, 2008, Global Ship Lease entered into a merger agreement with Marathon, GSL Holdings and CMA CGM and thereafter entered into amendments to the merger agreement pursuant to which Marathon merged with and into GSL Holdings, its newly-formed, wholly owned Marshall Islands subsidiary, and then Global Ship Lease merged with and into GSL Holdings, with GSL Holdings (renamed Global Ship Lease, Inc.) continuing as the surviving company incorporated in the Republic of the Marshall Islands. The Merger was consummated on August 14, 2008.

Pursuant to the Merger, holders of shares of Marathon common stock received one Class A common share of Global Ship Lease for each share of Marathon common stock issued and outstanding immediately prior to the effective time of the Merger; however, in lieu of 6,528,094 Class A common shares of Global Ship Lease that they were otherwise entitled to receive, Marathon Founders, LLC and other initial stockholders of Marathon received an aggregate of 3,471,906 Class B common shares of Global Ship Lease and warrants to acquire an aggregate of 3,056,188 Class A common shares of Global Ship Lease. CMA CGM received consideration consisting of 6,778,650 Class A common shares, 3,934,050 Class B common shares, 12,375,000 Class C common shares, 1,000 Series A preferred shares, warrants to acquire 3,131,900 Class A common shares, and $18,570,135 in cash.

The rights of holders of Class B common shares are identical to those of holders of Class A common shares subject to meeting certain tests, except that the holders of Class B common shares are not entitled to receive any dividends with respect to any quarter prior to the fourth quarter of 2008 and their dividend rights are subordinated to those of holders of Class A common shares until at least the third quarter of 2011. The rights of holders of Class C common shares are identical to those of holders of Class A common shares, except that holders of Class C common shares are not entitled to receive any dividends and the Class C common shares will convert into Class A common shares on a one-for-one basis on January 1, 2009.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

The merger agreement contains customary representations, warranties and covenants by each of the parties. The representations and warranties do not survive the closing. The obligations of Marathon and GSL Holdings, on the one hand, and CMA CGM and the Company, on the other hand, to consummate the Merger are subject to certain closing conditions. The merger is expected to be completed during the third quarter of 2008, pending Marathon stockholder and warrant holder approval. Following the closing of the transaction, the Company will have an independent board with no representation by CMA CGM. The lenders under the credit facility have consented to the transaction.

Immediately prior to the Merger, the Company entered into an amendment and restatement of the asset purchase agreement pursuant to which the Company purchased five additional vessels from CMA CGM with expected delivery in December 2008 and July 2009 for an aggregate purchase price of $437,000, of which $99,000 will be deemed to be prepaid by the consideration paid to CMA CGM in the Merger. See note 14.

Immediately prior to the Merger, the applicable subsidiaries of the Company entered into amended and restated charter agreements with CMA CGM or its applicable subsidiaries pursuant to which CMA CGM or its applicable subsidiary will charter the Company’s vessels. See note 14.

Immediately prior to the Merger, the applicable subsidiaries of the Company entered into amended and restated ship management agreements with CMA Ships, a wholly owned subsidiary of CMA CGM, pursuant to which the Company and its subsidiaries will outsource day to day technical management of its vessels to CMA Ships. See note 14.

Global Ship Lease, Inc.

Unaudited Combined Balance Sheets

(Expressed in thousands of U.S. dollars)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time charters, whereas for the period up to January 31, 2008 the combined financial statements include the Predecessor Group’s activity of earning revenue from carrying containerized cargo.

	Note	June 30, 2008	December 31, 2007
Assets
Cash and cash equivalents		$9,444	$1,891
Restricted cash		—	188,000
Trade accounts receivable		—	185
Inventories		—	1,613
Prepaid expenses and other receivables		3,030	425
Deferred financing costs		774	752

Total current assets		13,248	192,866

Vessels at cost, less accumulated depreciation	4	467,065	475,299
Other fixed assets		27	33
Derivative instruments		10,071	—
Other assets		—	1,297
Deferred financing costs		4,987	5,130

Total non-current assets		482,150	481,759

Total Assets		$495,398	$674,625

Liabilities and Stockholder’s Equity

Liabilities
Current installments of long term debt	6	$401,100	$401,100
Accounts payable		1,701	502
Accrued expenses and other liabilities		9,133	6,098
Amounts due to group companies	5	—	1,389

Total current liabilities		411,934	409,089

Amounts due to group companies	5	176,875	176,875
Other liabilities		—	1,186

Total long-term liabilities		176,875	178,061

Total Liabilities		$588,809	$587,150

Commitments and contingencies	7	—	—
Stockholder’s Equity
Common stock—authorised 100 shares $.01 par value; 100 shares issued and outstanding		—	—
Accumulated deficit		(102,397)	(96,925)
Net income for the period		8,986	16,776
Due to CMA CGM		—	162,885
Accumulated other comprehensive income		—	4,739

Total Stockholder’s Equity		(93,411)	87,475

Total Liabilities and Stockholder’s Equity		$495,398	$674,625

See accompanying notes to interim unaudited combined financial statements.

Global Ship Lease, Inc.

Unaudited Combined Statements of Income

(Expressed in thousands of U.S. dollars except share data)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time charters, whereas for the period up to January 31, 2008 the combined financial statements include the Predecessor Group’s activity of earning revenue from carrying containerized cargo.

		Three months ended June 30,		Six months ended June 30,
	Note	2008	2007	2008	2007
Operating Revenues
Voyage revenue	8	$—	$94,952	$2,072	$171,936
Time charter revenue	8	22,939	—	44,761	—

		22,939	94,952	46,833	171,936

Operating Expenses
Voyage expenses		—	(60,879)	(1,944)	(119,368)
Vessel operating expenses		(6,821)	(5,901)	(14,166)	(11,743)
Depreciation	4	(4,814)	(3,581)	(9,834)	(7,334)
General and administrative		(2,595)	(2,820)	(3,318)	(5,674)
Other operating income (expense)		152	2,698	(128)	2,601

Total operating expenses		(14,078)	(70,483)	(29,390)	(141,518)

Operating Income		8,861	24,469	17,443	30,418

Non operating income (expense)
Interest income		37	—	339	—
Interest expense		(6,344)	(2,556)	(14,577)	(5,054)
Realized and unrealized gain on interest rate derivatives	11	5,153	—	5,153	—

Income before Income Taxes		7,707	21,913	8,358	25,364

Income taxes		(7)	—	(23)	—

Net Income		$7,700	$21,913	$8,335	$25,364

Earnings per common share (basic and diluted)		$77	$219	$83	$254

Weighted average number of shares outstanding (basic and diluted)		100	100	100	100

See accompanying notes to interim unaudited combined financial statements

Global Ship Lease, Inc.

Unaudited Combined Statements of Cash Flows

(Expressed in thousands of U.S. dollars)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time charters, whereas for the period up to January 31, 2008 the combined financial statements include the Predecessor Group’s activity of earning revenue from carrying containerized cargo.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Cash Flows from Operating Activities
Net income	$7,700	$21,913	$8,335	$25,364

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation	4,814	3,581	9,834	7,334
Amortization of deferred financing costs	194	594	384	825
Change in fair value of certain financial derivative instruments	(5,341)	4,074	(5,230)	6,008
Settlements of hedge which do not qualify to hedge accounting	141	(3,273)	141	(4,353)
Decrease (Increase) in other receivables and prepaid expenses	731	2,019	(1,212)	(3,595)
Decrease (Increase) in inventories	—	4	1,613	(4,058)
(Decrease) Increase in accounts payable and other liabilities	2,647	(3,775)	1,325	4,720
Periodic costs relating to drydocks	(859)	—	(1,269)	(1,235)

Net Cash Provided by Operating Activities	10,027	25,137	13,921	31,010

Cash Flows from Investing Activities
Settlements of hedge which do not qualify to hedge accounting	(4,871)	3,273	(4,871)	4,353
Cash paid for purchases of vessels	—	(37,120)	—	(37,120)

Net Cash Used in Investing Activities	(4,871)	(33,847)	(4,871)	(32,767)

Cash Flows from Financing Activities
Repayments of debt	—	(2,882)	—	(6,264)
Variation in restricted cash	—	—	188,000	—
Issuance costs of debt	—	—	(276)	—
Increase (Decrease) in amount due to CMA CGM	—	11,592	(188,716)	8,021
Deemed distribution to CMA CGM	—	—	(505)	—

Net Cash Provided(Used) by Financing Activities	—	8,710	(1,497)	1,757

Net Increase in Cash and Cash Equivalents	5,156	—	7,553	—
Cash and Cash Equivalents at beginning of Period	4,288	—	1,891	—

Cash and Cash Equivalents at end of Period	$9,444	$—	$9,444	$—

Supplemental Information
Total interest paid during period	$3,894	$2,596	$10,233	$4,822
Total tonnage tax and income tax paid	$—	$69	$—	$146

See accompanying notes to interim unaudited combined financial statements.

Global Ship Lease, Inc.

Unaudited Combined Statements of Stockholder’s Equity

(Expressed in thousands of U.S. dollars, except number of common stock)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time charters, whereas for the period up to January 31, 2008 the combined financial statements include the Predecessor Group’s activity of earning revenue from carrying containerized cargo.

	Number of Common Stock at $.01 par value	Common Stock	Accumulated Deficit	Net Income for the Period	Due to CMA CGM	Accumulated Other Comprehensive Income	Total Shareholders Equity
Balance at December 31, 2006	—	—	—	32,677	115,350	21,969	169,996
Incorporation of Global Ship Lease, Inc.	100	—	—	—	—	—	—
Change in amount due from CMA CGM	—	—	—	—	(11,881)	—	(11,881)
Allocation of prior year net income	—	—		(32,677)	32,677	—	—
Net income for the period	—	—	—	16,776	—	—	16,776
Effect of derivative instruments	—	—	—	—	—	(211)	(211)
Effect of currency translation adjustment	—	—	—	—	—	9,509	9,509
Other effect of the transfer of the initial 10 vessels in 2007	—	—	—	—	26,739	(26,528)	211
Deemed distribution to CMA CGM	—	—	(96,925)	—	—	—	(96,925)

Balance at December 31, 2007	100	—	(96,925)	16,776	162,885	4,739	87,475
Change in amount due from CMA CGM	—	—	—	—	(188,716)	—	(188,716)
Allocation of prior year net income	—	—	(4,967)	(16,776)	21,743	—	—
Net income for the period	—	—	—	8,335	—	—	8,335
Other effect of the transfer of the two vessels in 2008	—	—	—	651	4,088	(4,739)	—
Deemed distribution to CMA CGM	—	—	(505)	—	—	—	(505)

Balance at June 30, 2008	100	—	(102,397)	8,986	—	—	(93,411)

See accompanying notes to interim unaudited combined financial statements.

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements

(Expressed in thousands of U.S. dollars)

1. General

The accompanying financial information is unaudited and reflects all adjustments, consisting solely of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods presented. They do not include all disclosures required under United States generally accepted accounting principles for annual financial statements. These interim unaudited combined financial statements should be read in conjunction with the December 31, 2007 financial statements filed with the Securities and Exchange Commission as part of the filing of Marathon Acquisition Corp. Proxy Statement dated July 9, 2008.

Global Ship Lease Inc. (“The Company”) plans to access the public equity markets through a merger with Marathon Acquisition Corp. (“Marathon”), a company listed on The American Stock Exchange, pursuant to an agreement and merger plan dated March 23, 2008. The merger is expected to be completed during the third quarter of 2008, after Marathon stockholder and warrant holder approval. The Company will then seek to list on the New York Stock Exchange (see Note 10). Following the closing of the transaction, the Company will have an independent board with no representation by CMA CGM. The lenders under the credit facility have consented to the transaction.

2. Nature of Operations and Basis of Preparation

The Company was incorporated in the Republic of the Marshall Islands on May 3, 2007 as a wholly owned subsidiary of CMA CGM S.A or CMA CGM for the purpose of establishing a business of owning and chartering out containerships under long term time charters. It has contracted under an asset purchase agreement dated December 5, 2007, subject to certain conditions, to acquire 17 containerships from CMA CGM. Of these, 10 were purchased by the Company during December 2007, and two in January 2008. Four of the remaining vessels are anticipated to be purchased in December 2008 and the last vessel in July 2009. All vessels in the initial and contracted fleet will be time chartered to CMA CGM for terms ranging from five to 17 years and the Company’s ongoing operations will solely consist of chartering vessels to third party shipping companies, although initially only to CMA CGM.

Therefore during the period of operations covered by these interim unaudited combined financial statements the company operated under two business models. During the period covered by Predecessor Group (i.e. the entire six months ended June 30, 2007 and for two ships of the fleet for a few days of the six months ended June 30, 2008) operations involved earning freight revenues from the containerized transportation of a broad range of industrial and customer goods. Following the purchase by Global Ship Lease Inc. and its subsidiaries of 10 of the vessels in December 2007 and the further two vessels in January 2008, the activities changed and now consist solely of ownership and provision of vessels to container shipping companies under time charters.

CMA CGM is a privately owned company incorporated in France. It is the third largest container shipping company in the world. Its business is different to that of the Company going forward. CMA CGM operating revenues comprise mainly freight revenue generated by the containerized transportation of a broad range of industrial and customer goods. CMA CGM operates a global network of shipping lines which service a wide variety of ports in major markets. An integrated fleet of vessels is dedicated to these lines. CMA CGM operations are supported by a network of owned and third party shipping agencies which perform most of the sales and marketing functions as well as managing customer relationships.

The interim unaudited combined financial statements have been prepared to reflect:

(a)	the carve-out, until the transfer to the Company, of the initial 10 second hand vessels and two newly built vessels, of their financial position, results of operations and cash flows as they were operated by CMA CGM providing cargo carrying container shipping services on a standalone basis, referred to as the Predecessor Group; and

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

(b)	the result from the transfer date of these 12 vessels operated by the Company in its business of chartering them out under time charters.

These interim unaudited combined financial statements have been prepared from:

(a)	the historical accounting records of CMA CGM; and

(b)	the accounting records of Global Ship Lease, Inc and its subsidiaries since inception.

Fleet

The following table provides information about the initial fleet reflected in these interim unaudited combined financial statements:

Vessel Name	Capacity in TEUs (1)	Year Built	Year of acquisition by CMA CGM	Purchase Date by GSL
Ville d’Orion	4,113	1997	2005	December 2007
Ville d’Aquarius	4,113	1996	2005	December 2007
CMA CGM Matisse	2,262	1999	1999	December 2007
CMA CGM Utrillo	2,262	1999	1999	December 2007
MOL Rainbow	2,207	2003	2006	December 2007
Julie Delmas	2,207	2002	2006	December 2007
Kumasi	2,207	2002	2006	December 2007
Marie Delmas	2,207	2002	2006	December 2007
CMA CGM La Tour	2,272	2001	2001	December 2007
CMA CGM Manet	2,272	2001	2001	December 2007
CMA CGM Alcazar	5,100	2007	2007	January 2008
CMA CGM Château d’lf	5,100	2007	2007	January 2008

(1)	Twenty-foot Equivalent Units.

The following table provides information about the contracted fleet not reflected in these interim unaudited combined financial statements:

Vessel Name	Capacity in TEUs	Year Built	Purchase Date by GSL
Hull 4126	10,960	2008	December 2008 (estimated)
CMA CGM Jamaica	4,298	2006	December 2008 (estimated)
CMA CGM Sambhar	4,045	2006	December 2008 (estimated)
CMA CGM America	4,045	2006	December 2008 (estimated)
CMA CGM Berlioz	6,627	2001	July 2009 (estimated)

Net Investment by Predecessor Group

The initial fleet during the period of the Predecessor Group did not belong to a separate legal group, nor was it owned by a separate legal entity or operated as a discrete unit. Accordingly, there was no separate share capital and reserves for the periods covered by these combined financial statements up to the purchase of these vessels by the Company. The net investment by the Predecessor Group during this period of operations has been shown on the balance sheet as an amount due to CMA CGM and has been included within equity. This balance reflects the accumulated net investment by CMA CGM, including the accumulated net income relating to prior periods, and is impacted by all transactions as CMA CGM in effect was the source of finance for all operating, investing and financing transactions.

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Transfer to Global Ship Lease, Inc. and its subsidiaries

Upon transfer of the 10 second hand vessels to the Company at various dates in December 2007 and the two newly built vessels in January 2008, the amount of retained other comprehensive income reflected within the balance sheet relating to the period up to each vessel’s transfer has been reversed against the amount due to CMA CGM within equity as it is not being carried forward in the combined balance sheet. Reversals of the amount of retained other comprehensive income have been determined on a vessel by vessel basis up to the transfer date from Group Predecessor to Global Ship Lease and its subsidiaries. They are presented in line items “Other effect of the transfer of the ten vessels” and “Other effect of the transfer of the two vessels” included in the Combined Statements of Stockholder’s Equity and analyse as follows:

	Amounts related to the 10 vessels transferred in 2007 and not carried forward	Amounts related to the two vessels transferred in 2008 and not carried forward
Accumulated currency translation adjustment	$(10,747)	$(4,739)
Accumulated hedging cash flow reserve	(15,781)	—

	$(26,528)	$(4,739)

The transfer of these 12 vessels to Global Ship Lease, Inc and its subsidiaries has been accounted for as a transaction between entities under common control. Accordingly, the difference between (i) the cumulative purchase price payable for the 12 vessels purchased in December 2007 and January 2008, amounting to $573,000 (of which $188,000 related to the two vessels transferred during the six months ended June 30, 2008) and (ii) their cumulative carrying amount at transfer date in the seller’s books, amounting to $475,570 (of which $187,495 related the two vessels transferred during the six months ended June 30, 2008), has been recorded as a deemed distribution to CMA CGM of $97,430 (of which $505 was recognized during six months ended June 30, 2008) and presented as accumulated deficit within stockholder’s equity. As stipulated under the credit facility agreement, the restricted cash balance amounting to $188,000 as of December 31, 2007 was used in January 2008 to purchase two vessels from CMA CGM.

3. Significant Accounting Policies

The significant accounting policies used in preparing these interim unaudited financial statements are consistent with those in preparing Global Ship Lease, Inc.’s combined financial statements for the year ended December 31, 2007.

Interest rate hedging activities

During the second quarter of 2008, the Company entered into certain hedging agreements in connection with its credit facility agreement (see Note 11).

Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

Company’s interest rate derivative instruments do not qualify for hedge accounting. Changes in the fair value as well as cash settlements of these interest rate derivative instruments are recognised immediately in the statement of income within ‘Realized and unrealized gain on interest rate derivatives’.

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

4. Vessels in Operation, less Accumulated Depreciation

	June 30, 2008	December 31, 2007
Cost	$540,950	$539,350
Accumulated Depreciation	(73,885)	(64,051)

Net Book Value	$467,065	$475,299

Variations in net book value of vessels including drydocking, are presented below:

	June 30, 2008	December 31, 2007
Net book value of vessels at opening balance	$475,299	$286,229
Additions in the period	1,600	188,463
Depreciation	(9,834)	(16,119)
Foreign currency translation adjustment	—	16,726

Net book value of vessels at closing balance	$467,065	$475,299

As of June 30, 2008 all 12 of the vessels of the initial fleet were pledged as securities under the credit facility agreement.

At June 30, 2008 under the asset purchase agreement the Company was committed to purchasing a further five vessels for an aggregate price of $437,000 estimated to be payable in December 2008 and in July 2009.

5. Amounts due to Group Companies

Amounts due to Group Companies are summarized as follows:

	June 30, 2008	December 31, 2007
Shareholders Loan—5.25% per annum ((a) below)	$176,875	$176,875
Accrued related party expenses	4,669	1,191
Current account ((b) below)	—	1,389

Amounts due to Group Companies presented within liabilities	$181,544	$179,455

(a)	Under a shareholder’s loan agreement dated December 11, 2007, the immediate parent company, CMA CGM, has provided to the Company a credit facility of $250,000 of which $176,875 had been drawn down at June 30, 2008. The loan is unsecured, bears interest at 5.25% per annum and will only be repaid when the Company is refinanced.
(b)	As disclosed in note 9, CMA CGM provides Global Ship Lease, Inc. and subsidiaries with certain ship management services related to the operation of the Company’s fleet. The current account relates to amounts paid by CMA CGM on behalf of Global Ship Lease, Inc. and subsidiaries to be reimbursed.

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

6. Long-term debt

Long-term debt is summarized as follows:

	June 30, 2008	December 31, 2007
Debt payable to banks, at Libor USD + 0.75% to 1.10% (below)	$401,100	$401,100
Less current installments of long-term debt	(401,100)	(401,100)

	$—	$—

During 2007 the Company established an eight year $800,000 senior secured revolving credit facility, which is referred to as the credit facility. The Company has drawn funds under the credit facility to finance in part the purchase of the initial fleet and intends to draw funds to finance in part the contracted fleet and additional vessels (assuming certain specific conditions are met), as well as for other general corporate purposes.

Borrowings under the credit facility bear interest at a margin over one, three, six, nine or 12 month United States Dollar Libor, or such other periods as the Agent may agree. The margin varies between 0.75% and 1.10% depending on the Company’s leverage ratio. Interest is payable at least quarterly.

The credit facility is secured by, inter alia, first priority mortgages on each of the vessels in the security package, a pledge of shares of the vessel owning subsidiaries as well as assignments of earnings and insurances. In addition, CMA CGM has provided a corporate guarantee on the amounts outstanding.

During May 2008, the Company entered into certain derivative interest rate agreements to fix the interest rate on debt drawn or anticipated to be drawn under its credit facility. A total of $444,000 of anticipated core debt has been swapped into fixed rate debt at an average rate of 3.54%.

Of the notional amount of $444,000, $188,000 of the swaps are effective immediately with the balance of $256,000 becoming effective in December 2008 in line with the debt anticipated to be drawn to purchase the four vessels scheduled for delivery in December 2008. All swap agreements last until at least March 2013 at the full notional amount, without amortisation.

It is the intention of the Company to seek a listing on a public stock exchange, through the merger with Marathon (see Note 10). Under the terms of the credit facility, should this not have happened by August 30, 2008, then following discussions with the lenders, the facility may be converted to a fully amortizing loan or, if agreement has not been reached with the lenders, all amounts outstanding will be repaid.

Following completion of the agreement and merger plan which is expected to take place in the third quarter 2008, the credit facility will remain in full force and effect.

7. Commitments and Contingencies

Property Leases

The Company occupies office space in London, paying $11 per month. The licence ends on January 3, 2009. To extend the term in the office, three months prior written notice is required from the Company. A deposit of two months licence fee has been paid.

Contracted Vessel Purchases

As reported in note 4, the Company has contracted to purchase a further five vessels from CMA CGM with an aggregate cost of $437,000.

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Charter Hire Receivable

The Company has entered into long term charters for its vessels owned at June 30, 2008, with aggregate hires receivable set out in note 9.

8. Operating Segments

The Company operated under two business models from which it derives its revenues reported within these interim unaudited combined financial statements: freight revenues generated by the containerized transportation of a broad range of industrial and customer goods by the Predecessor Group and the provision of vessels under time charters to container shipping companies by Global Ship Lease, Inc. and subsidiaries. Following the delivery of the initial fleet of 12 vessels in December 2007 and January 2008, the activity consists solely of ownership and provision of vessels for container shipping under time charters.

During the three and six months ended June 30, 2008 and 2007 the activities can be analysed as follows:

	Three months ended June 30				Six months ended June 30
	2008			2007	2008				2007
	Time Charter	Unallocated	Total	Containerized Transportation	Time Charter	Containerized Transportation	Unallocated	Total	Containerized Transportation
Operating revenues	22,939	—	22,939	94,952	44,761	2,072	—	46,833	171,936
Operating expenses
Voyage expenses	—	—	—	(60,879)	—	(1,944)	—	(1,944)	(119,368)
Vessel operating expenses	(6,821)	—	(6,821)	(5,901)	(13,985)	(181)	—	(14,166)	(11,743)
Depreciation	(4,814)	—	(4,814)	(3,581)	(9,573)	(261)	—	(9,834)	(7,334)
General and administrative	(1,155)	(1,440)	(2,595)	(2,820)	(1,821)	(57)	(1,440)	(3,318)	(5,674)
Other operating income (expense)	152	—	152	2,698	152	(280)	—	(128)	2,601

Total operating expenses	(12,638)	(1,440)	(14,078)	(70,483)	(25,227)	(2,723)	(1,440)	(29,390)	(141,518)

Operating income (expense)	10,301	(1,440)	8,861	24,469	19,534	(651)	(1,440)	17,443	30,418
Interest expense	(6,307)	—	(6,307)	(2,556)	(14,238)	—	—	(14,238)	(5,054)
Realised and unrealised gain on derivatives	5,153	—	5,153	—	5,153	—	—	5,153	—

Income (expense) before Income taxes	9,147	(1,440)	7,707	21,913	10,449	(651)	(1,440)	8,358	25,364
Taxes on income	(7)	—	(7)	—	(23)	—	—	(23)	—

Net income (expense)	9,140	(1,440)	7,700	21,913	10,426	(651)	(1,440)	8,335	25,364

Reported as “Unallocated” within general and administrative for the three months and for the six months ended June 30, 2008 are $1,440 of costs relating to the agreement and plan of merger described in note 10.

9. Related Party Transactions

All related party balances and transactions are between the Company and its immediate parent CMA CGM or fellow subsidiaries.

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Asset Purchase Agreement

As reported in Note 2, the Company entered into an asset purchase agreement with CMA CGM on December 5, 2007. Pursuant to this agreement, during December 2007, the Company purchased 10 secondhand vessels for a total price of $385,000 and in January 2008, the company purchased two newly built vessels for a total price of $188,000.

Under the asset purchase agreement, the Company is committed to purchasing a further five vessels from CMA CGM for an aggregate price of $437,000.

Time Charter Agreements

All vessels were time chartered to CMA CGM during the period. Under the time charters (including those relating to vessels due for delivery later in 2008 and in 2009), hire is paid in advance and the daily rate is fixed for the duration of the charter. The charters are for periods of between five and 17 years and the maximum annual charter hire receivable for the fleet of 12 vessels as at June 30, 2008 and for the total contracted fleet of 17 vessels, taking account of actual or anticipated delivery dates and before allowance for any off-hire periods (but exclusive of the additional hire of $7,800 per year referred to in Note 12), is as follows:

Year ended June 30,	Initial fleet operated as June 30, 2008	Total fleet to be operated including vessels to be delivered in 2008 and 2009
2009	$92,425	$116,185
2010	92,425	148,423
2011	92,679	149,317
2012	92,425	148,909
2013 and thereafter	474,983	1,106,164

Total	$844,937	$1,668,998

Ship Management Agreement

Global Ship Lease, Inc. and subsidiaries outsource day to day technical management of its vessels to a ship manager who is closely supervised by the Company’s own staff. The ship manager for the initial and contracted fleet is CMA Ships, a wholly owned subsidiary of CMA CGM. CMA CGM guarantees the performance of all services and any payment due to the Company by the ship manager pursuant to the ship manager agreements. The ship management agreements are for a period of three years from the date of delivery of the vessels to Global Ship Lease, Inc. and its subsidiaries, although they can be terminated by the Company in certain circumstances.

Global Ship Lease, Inc. and subsidiaries pay CMA Ships an annual management fee of $114 per vessel and reimburse costs incurred on their behalf mainly being for the provision of crew and lubricating oils and routine maintenance. Such reimbursement is subject to a cap of between $5.4 and $8.8 per day depending on the vessel. Ship management fees expensed for the six months ended June 30, 2008 amounted to $677 (nil for the six months ended June 30, 2007).

10. Agreement and plan of merger with Marathon Acquisition Corp.

The Company entered into an agreement and plan of merger dated March 21, 2008 and amendment thereto dated June 2,2008 with Marathon Acquisition Corp. (“Marathon”), GSL Holdings, Inc. (“GSL Holdings”) and

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

CMA CGM pursuant to which Marathon will merge with and into GSL Holdings, its newly-formed, wholly owned Marshall Islands subsidiary, and then the Company will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company incorporated in the Republic of the Marshall Islands and to be renamed “Global Ship Lease, Inc.” (such mergers collectively, the “Merger”). As a result of the Merger, each holder of a share of common stock of Marathon issued and outstanding immediately prior to the effective time of the Merger will receive Class A common shares of GSL Holdings, except that Marathon Founders, LLC and other initial stockholders will receive an aggregate of 5,000,000 Class B common shares of GSL Holdings in lieu of an equal number of Class A common shares; and CMA CGM will receive $66,570 in cash, 7,844,600 Class A common shares of GSL Holdings, 5,000,000 Class B common shares of GSL Holdings, and 12,375,000 Class C common shares of GSL Holdings. The rights of holders of Class B common shares will be identical to those of holders of Class A common shares subject to meeting certain tests, except that the holders of Class B common shares will not be entitled to receive any dividends with respect to any quarter prior to the first quarter of 2009 and their dividend rights will be subordinated to those of holders of Class A common shares until at least the third quarter of 2011. The rights of holders of Class C common shares will be identical to those of holders of Class A common shares, except that holders of Class C common shares will not be entitled to receive any dividends and the Class C common shares will convert into Class A common shares on a one-for-one basis on January 1, 2009.

The merger agreement contains customary representations, warranties and covenants by each of the parties. The representations and warranties do not survive the closing. The obligations of Marathon and GSL Holdings, on the one hand, and CMA CGM and the Company, on the other hand, to consummate the Merger are subject to certain closing conditions. The merger is expected to be completed during the third quarter of 2008, pending Marathon stockholder and warrant holder approval. Following the closing of the transaction, the Company will have an independent board with no representation by CMA CGM. The lenders under the credit facility have consented to the transaction.

Immediately prior to the Merger, the Company will enter into an amendment and restatement of the asset purchase agreement pursuant to which the Company will purchase five additional vessels from CMA CGM with expected delivery in December 2008 and July 2009 for an aggregate purchase price of $437,000, of which $99,000 will be deemed to be prepaid by the consideration paid to CMA CGM in the Merger.

Immediately prior to the Merger, the applicable subsidiaries of the Company will enter into amended and restated charter agreements with CMA CGM pursuant to which CMA CGM will charter the Company’s vessels.

Immediately prior to the Merger, the applicable subsidiaries of the Company will enter into amended and restated ship management agreements with CMA Ships, a wholly owned subsidiary of CMA CGM, pursuant to which the Company and its subsidiaries will outsource day to day technical management of its vessels to CMA Ships.

11. Interest Rate Derivatives and Fair Value Measurements

The Company is exposed to the impact of interest rate changes on its variable rate debt. Accordingly, the Company enters into interest rate swap agreements to manage the exposure to interest rate variability and details of existing interest rate derivatives are set out in note 6. None of the Company’s interest rate agreements qualify for hedge accounting, therefore, the net changes in the fair value of the interest rate derivative assets and liabilities at each reporting period are reflected in the current period operations as unrealised gains and losses on derivatives. Cash flows related to interest rate derivatives (initial payments of derivatives and periodic cash settlements) are included within cash flows from investing activities in the combined statement of cash flows. During the three and six months periods ended June 30, 2008 initial payments of derivatives of $4,730 were made.

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Realised gains or losses from interest rate derivatives are recognised in the statement of income concurrent with cash settlements. In addition, the interest rate derivatives are “marked to market” each reporting period to determine the fair values which generate unrealised gains or losses. The unrealised gain on interest rate derivatives for the three and six months period ended June 30, 2008 was $5,341.

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). In accordance with Financial Accounting Standards Board Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”), the Company will defer the adoption of SFAS No. 157 for its non-financial assets and non-financial liabilities, except those items recognised or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. The adoption of SFAS No. 157 did not have a material impact on the Company’s fair value measurements.

SFAS No. 157 clarifies the definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and expands disclosures about the use of fair value measurements. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value as follows:

Level 1.	Observable inputs such as quoted prices in active markets;

Level 2.	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3.	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company has determined that the only derivative instruments that are measured at fair value on a recurring basis and categorised using the fair value hierarchy are its interest rate swap agreements. These are all categorised as Level 2 and at June 30, 2008 were an asset (liability) of $10,071.

The fair value of the Company’s derivative instruments is the estimated amount that the Company would receive or pay to terminate the agreements at the reporting date, taking into account interest rates at that date.

12. Subsequent events

The Company has entered into second and third amendments, dated July 9,2008 and July 24,2008 respectively, to the plan of merger dated March 21, 2008 with Marathon Acquisition Corp. (“Marathon”), GSL Holdings, Inc. (“GSL Holdings”) and CMA CGM. The changes now agreed include amongst other things, an increase in the charter rates payable by CMA CGM for the vessels of the initial and contracted fleet in an aggregate amount of $7,800 per year in addition to the prior agreed increase of $3,600. The consideration payable to CMA CGM has been modified by providing warrants to acquire 3,131,900 Class A common shares of GSL Holdings in lieu of 1,065,950 Class A common shares and 1,065,950 Class B common shares. The consideration payable to Marathon Founders, LLC and other initial stockholders of Marathon has been changed by providing warrants to them to acquire an aggregate of 3,056,188 Class A common shares in lieu of 1,528,094 Class A common shares and 1,528,094 Class B common shares. Additionally there will be an issuance of preferred shares of GSL Holdings to CMA CGM in lieu of $48,000 of the cash to be paid to CMA CGM pursuant to the merger agreement. GSL Holdings intends to repurchase up to $48,000 in shares of common stock of Class A common shares of GSL Holdings at or after closing of the merger reducing the number of shares outstanding.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Marathon Acquisition Corp

We have audited Marathon Acquisition Corp. internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Marathon Acquisition Corp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Marathon Acquisition Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets of Marathon Acquisition Corp. as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the year ended December 31, 2007, for the period from April 27, 2006 (inception) through December 31, 2006 and for the period from April 27, 2006 (inception) through December 31, 2007, and our report dated March 14, 2008 expressed an unqualified opinion on those financial statements and included an explanatory paragraph about the Company’s ability to continue as a going concern.

/s/ Eisner LLP

New York, New York

March 14, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Marathon Acquisition Corp.

We have audited the accompanying balance sheets of Marathon Acquisition Corp (a development stage company) (the “Company”) as of December 31, 2007, and 2006 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007, the period from April 27, 2006 (inception) through December 31, 2006 and for the period from April 27, 2006 (inception) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007, 2006, and the results of its operations and its cash flows for the year ended December 31, 2007, the period from April 27, 2006 (inception) through December 31, 2006 and for the period from April 27, 2006 (inception) through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a business combination within 18 months of the Company’s initial public offering or 24 months of the Company’s initial public offering if certain extension criteria are met. The possibility of such business combination not being consummated within the required time raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 14, 2008 expressed an unqualified opinion thereon.

/s/ Eisner LLP

New York, New York

March 14, 2008

MARATHON ACQUISITION CORP.

(a development stage company)

BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,671,034	$1,370,943
Prepaid expenses and income taxes	39,935	181,304
Prepaid income taxes	458,139	—
Interest receivable	999,199	1,333,770

Total current assets	4,168,307	2,886,017

Investments held in trust account	314,130,809	308,608,131
Deferred tax asset	—	193,441

Total assets	$318,299,116	$311,687,589

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$162,559	$215,316
Income tax payable	47,886	66,398
Deferred underwriting discounts and commissions	6,405,736	6,405,736

Total current liabilities	6,616,181	6,687,450

Common stock subject to possible conversion (8,003,166 shares at $7.72 per share)	61,795,116	61,795,116
Interest attributable to common stock subject to possible conversion (net of income taxes of $1,156,989 at December 31, 2007)	1,402,720	—
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value, 249,000,000 shares authorized; 49,410,850 shares issued and outstanding (including 8,003,166 shares subject to possible conversion)	4,942	4,942
Additional paid-in capital	240,553,066	240,553,066
Retained earnings accumulated during development stage	7,927,091	2,647,015

Total stockholders’ equity	248,485,099	243,205,023

Total liabilities and stockholders’ equity	$318,299,116	$311,687,589

See accompanying notes to financial statements

MARATHON ACQUISITION CORP.

(a development stage company)

STATEMENTS OF OPERATIONS

	Year ended December 31, 2007	Period from April 27, 2006 (inception) through December 31, 2006	Period from April 27, 2006 (inception) through December 31, 2007
Formation and general and administrative costs	$1,183,948	$423,957	$1,607,904

Net loss from operations	(1,183,948)	(423,957)	(1,607,904)
Other income—interest	14,875,339	5,253,929	20,129,268

Income before provision for taxes	13,691,391	4,829,972	18,521,364
Provision for income taxes	(7,008,594)	(2,182,957)	(9,191,552)

Net income	6,682,797	2,647,015	9,329,812
Less: Interest attributable to common stock subject to possible conversion (net of income taxes of $1,156,989)	(1,402,721)	—	(1,402,721)

Net income attributable to common stock not subject to possible conversion	$5,280,076	$2,647,015	$7,927,091

Maximum number of shares subject to possible conversion:
Weighted average shares outstanding subject to possible conversion	8,003,166	4,162,937
Income per share amount (basic and diluted)	$0.18	$0.00
Weighted average number of shares outstanding not subject to possible conversion
Basic	41,407,684	26,035,219
Diluted	52,374,624	30,224,108
Net income per share amount
Basic	$0.13	$0.10
Diluted	$0.10	$0.09

See accompanying notes to financial statements

MARATHON ACQUISITION CORP.

(a development stage company)

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from April 27, 2006 (inception) through December 31, 2007

	Common Stock		Additional Paid-In Capital	Earnings Accumulated in the Development Stage	Stockholders’ Equity
	Shares	Amount
Issuance of common stock to initial stockholders	9,375,000	$938	$24,062	$—	$25,000
Sale of 40,035,850 units, net of underwriters’ discounts and commissions and offering expenses (including 8,003,166 shares subject to possible conversion)	40,035,850	4,004	296,824,120	—	296,828,124
Sale of private placement warrants	—	—	5,500,000	—	5,500,000
Net proceeds subject to possible conversion of 8,003,166 shares	—	—	(61,795,116)	—	(61,795,116)
Net Income	—	—	—	2,647,015	2,647,015

Balance at December 31, 2006	49,410,850	$4,942	$240,553,066	$2,647,015	$243,205,023

Accretion of trust account relating to common stock subject to possible conversion	—	—	—	(1,402,721)	(1,402,721)
Net income	—	—	—	6,682,797	6,682,797

Balance at December 31, 2007	49,410,850	$4,942	$240,553,066	$7,927,091	$248,485,099

See accompanying notes to financial statements

MARATHON ACQUISITION CORP.

(a development stage company)

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2007	Period from April 27, 2006 (inception) through December 31, 2006	Period from April 27, 2006 (inception) through December 31, 2007
Cash flows from operating activities
Net income	$6,682,797	$2,647,015	$9,329,812
Adjustments to reconcile net loss to net cash used in operating activities
Deferred income taxes	193,441	(193,441)	—
Changes in:
Prepaid expenses	104,564	(181,304)	(76,740)
Interest receivable	334,571	(1,333,770)	(999,199)
Accrued expenses	(52,757)	215,316	162,559
Income tax payable	(439,847)	66,398	(373,449)

Net cash provided by operating activities	6,822,769	1,220,214	8,042,983

Cash flows from investing activities
Investments held in trust account	(5,522,678)	(308,608,131)	(314,130,809)

Net cash used by investing activities	(5,522,678)	(308,608,131)	(314,130,809)

Cash flows from financing activities
Proceeds from note to stockholder	—	225,000	225,000
Repayment of note to stockholder	—	(225,000)	(225,000)
Proceeds from public offering, net	—	303,233,860	303,233,860
Proceeds from issuance of warrants	—	5,500,000	5,500,000
Proceeds from issuance of securities to initial stockholders	—	25,000	25,000

Net cash provided by financing activities	—	308,758,860	308,758,860

Net increase in cash	1,300,091	1,370,943	2,671,034
Cash—beginning of period	1,370,943	—	—

Cash—end of period	$2,671,034	$1,370,943	$2,671,034

Non-cash financing activities
Deferred underwriting discounts and commissions	$—	$6,405,736	$6,405,736
Cash paid for income taxes	$7,255,000	$2,310,000	$9,665,000

See accompanying notes to financial statements

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2007

Note 1—Organization and Nature of Business Operations/Basis of Presentation

Marathon Acquisition Corp. (the “Company”) was incorporated in Delaware on April 27, 2006 as a blank check company whose objective is to acquire, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more currently unidentified operating business or businesses. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. All activity through December 31, 2007 relates to the company’s formation, initial public offering (the “Offering”) and efforts to identify prospective target businesses described below and in Note 3. At December 31, 2007, the Company had not commenced any operations.

The registration statement for the Offering was declared effective August 24, 2006. The Company consummated the Offering on August 30, 2006 and received proceeds of approximately $279,000,000, net of underwriting discounts and commissions of approximately $21,000,000 (including approximately $6,000,000 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). In addition, on September 22, 2006 the underwriters for the Offering exercised their over-allotment option (the “Over-Allotment Option Exercise”), which closed on September 27, 2006, generating proceeds of approximately $18,867,000, net of underwriting discounts and commissions of approximately $1,420,000 (including approximately $400,000 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). The Company incurred additional offering expenses of approximately $1,039,000, which have been charged to additional paid-in capital. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Over-Allotment Option Exercise, although substantially all of the net proceeds of the Offering and the Over-Allotment Option Exercise are intended to be generally applied toward consummating a business combination with an operating company or companies. As used herein, a “Target Business” shall mean one or more businesses that at the time of the Company’s initial business combination has a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of approximately $6.4 million) described below and a “Business Combination” shall mean the acquisition by the Company of such Target Business. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company’s efforts in identifying prospective target businesses will not be limited to a particular industry. Instead, the Company intends to focus on various industries and target businesses in the United States and Western Europe that may provide significant opportunities for growth.

Upon the closing of the Offering and the Over-Allotment Option Exercise by the underwriters, approximately $308.8 million was placed in a trust account invested until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the liquidation of the Company. The amount placed in the trust account consisted of the proceeds of this offering and the concurrent private placement of warrants discussed in Note 4 as well as approximately $6.4 million of deferred underwriting discounts and commissions that will be released to the underwriters on completion of a Business Combination. The remaining proceeds outside of the trust account as well as the interest income of up to $3.9 million earned on the trust account balance that may be released to the Company (as described below) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses; provided, however, that after such release there remains in the trust account a sufficient amount of interest income previously earned on the trust account balance to pay any income taxes on such $3.9 million of interest income.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

December 31, 2007

The Company will seek stockholder approval before it will effect any Business Combination, even if the Business Combination would not ordinarily require stockholder approval under applicable state law. In connection with the stockholder vote required to approve any Business Combination, the Company’s Initial Stockholders have agreed to vote the shares of common stock owned by them immediately before the Offering in accordance with the majority of the shares of common stock voted by the Public Stockholders. “Public Stockholders” is defined as the holders of common stock sold as part of the Units in the Offering or in the aftermarket. The Company will proceed with a Business Combination only if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders owning less than 20% of the shares sold in the Offering exercise their conversion rights. The Initial Stockholders and Marathon Investors, LLC, an entity controlled by the Company’s chairman and chief executive officer, have agreed that if they acquire shares of common stock in or following the Offering, they will vote all such acquired shares in favor of any Business Combination submitted for stockholder approval. If a majority of the shares of common stock voted by the Public Stockholders are not voted in favor of a proposed initial Business Combination but 24 months has not yet passed since closing of the Offering, the Company may combine with another Target Business meeting the fair market value criterion described above.

If a Business Combination is approved and completed Public Stockholders voting against a Business Combination will be entitled to convert their stock into a pro rata share of the total amount on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including any interest earned on their pro rata portion of the trust account, net of income taxes payable thereon, and net of any interest income of up to $3.9 million on the balance of the trust account previously released to the Company to fund its working capital requirements (subject to the tax holdback). Public Stockholders who exercise their conversion rights will continue to have the right to exercise any Warrants they may hold. It is important to note that voting against a Business Combination alone will not result in conversion of a stockholder’s shares into a pro rata share of the trust account, which only occurs when the stockholder exercises the conversion rights described above.

In the event that the Company does not effect a Business Combination within 24 months after consummation of the Offering, the Company will dissolve and promptly distribute only to its Public Stockholders the amount in the trust account, including accrued interest, less any income taxes payable on interest income and any interest income of up to $3.9 million on the balance of the trust account previously released to the Company to fund its working capital requirements, including the costs of the Company’s dissolution and liquidation (subject to the tax holdback), plus any remaining net assets. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units in the Offering discussed in Note 3.)

Going concern consideration—As indicated in the accompanying financial statements, at December 31, 2007 the Company had unrestricted cash of $2,671,034 and $210,445 in accrued expenses and income taxes payable. The Company believes it will have sufficient available funds outside of the trust account to operate through August 30, 2008. However, the Company has incurred and expects to incur significant costs in pursuit of its acquisition plans. In addition, there is no assurance that the Company will successfully complete a Business Combination by August 30, 2008. If such business combination is not consummated the Company will be forced to liquidate upon expiration of this time constraint. These factors, among others, raise substantial doubt about the Company’s ability to continue operations as a going concern. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

December 31, 2007

Note 2—Summary of Significant Accounting Policies

[a] Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The trust assets are invested in one or more money market funds.

[b] Earnings per common share:

(a)	Basic earnings per common share for all periods is computed by dividing the earnings applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the average market price during the period.

(b)	The Company’s statement of operations includes a presentation of earnings per share for common stock subject to possible conversion in a manner similar to the two-class method of earnings per share. Basic and diluted net income per share amount for the maximum number of shares subject to possible conversion is calculated by dividing the net interest income attributable to common shares subject to conversion ($1,402,721, $0 and $1,402,721 for the year ended December 31, 2007, for the period from April 27, 2006 (inception) through December 31, 2006, and for the period from April 27, 2006 (inception) through December 31, 2007, respectively) by the weighted average number of shares subject to possible conversion. Basic and diluted net income per share amount for the shares outstanding not subject to possible conversion is calculated by dividing the net income exclusive of the net interest income attributable to common shares subject to conversion by the weighted average number of shares not subject to possible conversion

At December 31, 2007 and 2006, the Company had outstanding warrants to purchase 45,535,850 shares of common stock.

The weighted average number of shares used in the basic and diluted net income per share for shares outstanding not subject to possible conversion are as follows:

	For the year ended December 31, 2007	For the period April 27, 2006 (inception) through December 31, 2006
Weighted average number of shares outstanding as used in computation of basic income per share	41,407,684	26,035,219
Effect of diluted securities—warrants	10,966,940	4,188,889

Shares used in computation of diluted income per share	52,374,624	30,224,108

[c] Interest attributable to common stock subject to possible conversion:

Upon consummation of a Business Combination, the Public Stockholders voting against the Business Combination were entitled to interest earned on their pro rata portion of the trust account, net of allocable taxes at the statutory rate (45.2%) less $3.9 million previously released to the Company to fund its working capital requirements. Assuming maximum conversion of 19.99%, the interest attributable to common stock subject to

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

December 31, 2007

conversion as of December 31, 2007 would be $1.4 million. There was no interest attributable to common stock as of December 31, 2006 because during the period, the interest on the trust account less allocable taxes did not exceed the $3.9 million allocated to working capital.

[d] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[e] Financial instruments:

The Company’s financial instruments consist principally of cash, cash equivalents and investments held in the trust. The Company believes the financial instruments’ recorded values approximate current values because of their nature and respective durations.

[f] Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

[g] Recent accounting developments:

In September 2006, the Financial Accounting Standards Board (“FASB”) issues SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement is effective for financial statements issues for fiscal years beginning after November 15, 2007; however, earlier application is encouraged. The Company does not expect that the adoption of SFAS 157 will have a material impact on its financial statements.

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This interpretation requires that we recognize, in our condensed financial statements, the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 were effective as of January 1, 2007. We have evaluated our tax positions and the adoption of this pronouncement did not have a material impact on our financial position or results of operations. The Company’s 2006 tax return has not been audited by federal or state authorities. The Company will account for penalties and interest associated with any tax audits as an operating expense.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for the first quarter of 2008. The Company is currently evaluating the impact of SFAS 159.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

December 31, 2007

Business Combinations—In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in revenue, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred. Adoption of SFAS 141(R) is required for combinations after December 15, 2008. Early adoption and retroactive application of SFAS 141(R) to fiscal years preceding the effective date are not permitted. The Company is currently evaluating the impact of SFAS 141(R) on the financial statements.

Noncontrolling Interest in Consolidated Financial Statements—In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements (“SFAS 160”). SFAS 160 re-characterizes minority interests in consolidated subsidiaries as non-controlling interests and requires the classification of minority interests as a component of equity. Under SFAS 160, a change in control will be measured at fair value, with any gain or loss recognized in earnings. The effective date for SFAS 160 is for annual periods beginning on or after December 15, 2008. Early adoption and retroactive application of SFAS 160 to fiscal years preceding the effective date are not permitted. The Company is currently evaluating the impact of SFAS 160 on the financial statements.

Note 3—Initial Public Offering

On August 30, 2006, the Company sold to the public 37,500,000 units (“Units”) at a price of $8.00 per unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a Business Combination with a Target Business or November 24, 2007 and expiring August 24, 2010, unless earlier redeemed. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

In accordance with the Warrant Agreement related to the Warrants (the “Warrant Agreement”), the Company is only required to use its best efforts to effect the registration of the shares of common stock underlying the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

On September 27, 2006 the Company sold an additional 2,535,850 Units pursuant to the Over-Allotment Option Exercise.

Note 4—Note Payable to Affiliate and Related Party Transactions

The Company issued an aggregate of $225,000 in an unsecured promissory note to the Company’s chairman, chief executive officer and secretary on May 10, 2006. The note was non-interest bearing and was payable on the earlier of December 31, 2006 or the consummation of the Offering by the Company. The note was fully repaid on August 30, 2006 and no further amounts are due.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

December 31, 2007

The Company has agreed to pay up to $7,500 a month in total for office space and general and administrative services to an affiliate of the Company’s chairman, chief executive officer and secretary. Services will commence on the completion of the Offering and will terminate upon the earlier of (i) the consummation of a Business Combination, or (ii) the liquidation of the Company. The Company paid $90,000 for the year ended December 31, 2007, $30,000 for the period from April 27, 2006 through December 31, 2006 and $120,000 for the period from April 27, 2006 through December 31, 2007.

On August 30, 2006, Marathon Investors, LLC, an entity owned and controlled by the Company’s chairman, chief executive officer and secretary, purchased an aggregate of 5,500,000 sponsor warrants at a price of $1.00 per warrant from the Company. This price approximates fair value as based on the anticipated trading price of the warrants and on the historical trading price of other comparable company warrants. Each warrant is exercisable at a price of $6.00. Marathon Investors, LLC has agreed that it will not sell or transfer these warrants until completion of a Business Combination, except in certain limited circumstances.

The Initial Stockholders and Marathon Investors, LLC will be entitled to make up to two demands that the Company register the 9,375,000 shares and the 5,500,000 shares of common stock underlying the sponsor warrants, pursuant to an agreement signed in connection with the Offering. The Initial Stockholders and Marathon Investors, LLC may elect to exercise these registration rights at any time (i) after the expiration of the transfer restrictions relating to the shares of common stock and (ii) after the sponsor warrants have become exercisable by their times, in the case of such warrants and the underlying common stock. In addition, the Initial Stockholders and Marathon Investors, LLC have certain “piggy back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are no longer subject to such transfer restrictions or the sponsor warrants become exercisable. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Note 5—Units

On May 11, 2006, the Initial Stockholders purchased 9,375,000 of the Company’s securities for an aggregate purchase at a price of $25,000. Each security consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock. On July 31, 2006, the Initial Stockholders irrevocably agreed to relinquish all of their right, title and interest in and to the warrants contained in such securities. As a result, the Company has cancelled these warrants.

Note 6—Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Note 7—Prepaid Expenses

The Company’s prepaid expenses asset consisted of the following:

Insurance	$39,936
New York State and New York City corporation tax	458,138

Total prepaid expenses	$498,074

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

December 31, 2007

Note 8—Income Taxes

The Company’s provision for income taxes consisted of the following:

	Year ended December 31, 2007	Period from April 27, 2006 (inception) through December 31, 2006	Period from April 27, 2006 (inception) through December 31, 2007
Current
Federal	$4,439,626	$1,573,700	$6,079,282
State	2,375,968	802,698	3,112,710

Total current	6,815,594	2,376,398	9,191,992
Deferred	193,000	(193,441)	—

Provision for income taxes	$7,008,594	$2,182,927	$9,191,992

The difference between the actual income tax expense and that computed by applying the U.S. federal income tax rate of 35% to pretax income from operations is summarized below:

	Year ended December 31, 2007	Period from April 27, 2006 (inception) through December 31, 2006	Period from April 27, 2006 (inception) through December 31, 2007
Computed expected tax expense	35.0%	35.0%	35.0%
State and local income taxes net of federal benefit	11.1%	10.5%	10.7%
Change in valuation allowance	5.0%	—	4.0%

Effective tax rate	51.1%	45.5%	49.7%

The Company is considered in the development stage for income tax reporting purposes. Federal income tax regulations require that the Company defer certain expenses for tax purposes. Therefore, the Company has recorded a deferred income tax asset of $725,000 and $193,000 as of December 31, 2007 and 2006, respectively. The Company believes that it is not more likely than not that it will be able to realize this deferred tax asset in the future and, therefore, it has provided a valuation allowance against this deferred tax asset. The valuation allowances increased by approximately $725,000 during 2007, which includes establishing a valuation allowance against the deferred tax assets of December 31, 2007.

Note 9—Recent Developments

On February 20, 2008, the Company announced that it had met the criteria under its Amended and Restated Certificate of Incorporation permitting it to extend the period in which the Company is able to complete a business combination until the expiration of the 24-month period from the consummation of its initial public offering, or August 30, 2008.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

December 31, 2007

Note 10—Summarized Quarterly Data (unaudited)

Following is a summary of the quarterly results of operations for the period from April 26, 2006 (inception) through December 31, 2007.

	Fiscal Quarter Ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006
Net (loss) income	$1,478,551	$1,665,126	$1,552,478	$1,986,632	$1,991,384	$656,631	$(1,000)
Net income per share
Basic	$0.03	$0.03	$0.03	$0.04	$0.04	$0.03	$0.00
Diluted	$0.02	$0.03	$0.03	$0.03	$0.03	$0.03	$0.00

MARATHON ACQUISITION CORP.

(a development stage company)

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$798,013	$2,671,034
Prepaid expenses	—	39,935
Prepaid income taxes	363,815	458,139
Interest receivable attributable to trust	486,618	999,199

Total current assets	1,648,446	4,168,307

Investments held in trust account	316,741,146	314,130,809
Deferred acquisition costs	3,614,087	—

Total assets	$322,003,679	$318,299,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$4,346,281	$162,559
Income tax payable	—	47,886
Deferred underwriting discounts and commissions	6,405,736	6,405,736

Total current liabilities	10,752,017	6,616,181

Common stock subject to possible conversion (8,003,166 shares at $7.72 per share)	61,795,116	61,795,116
Interest attributable to common stock subject to possible conversion (net of income taxes of $1,464,954 and $1,156,989 at June 30, 2008 and December 31, 2007, respectively)	1,776,095	1,402,720
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value, 249,000,000 shares authorized; 49,410,850 shares issued and outstanding (including 8,003,166 shares subject to possible conversion)	4,942	4,942
Additional paid-in capital	240,553,066	240,553,066
Retained earnings accumulated during development stage	7,122,443	7,927,091

Total stockholders’ equity	247,680,451	248,485,099

Total liabilities and stockholders’ equity	$322,003,679	$318,299,116

See accompanying notes to financial statements.

MARATHON ACQUISITION CORP.

(a development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months ended June 30, 2008	Three Months ended June 30, 2007	Six Months ended June 30, 2008	Six Months ended June 30, 2007	Period from April 27, 2006 (inception) through June 30, 2008
Formation and general and administrative costs	$428,401	$286,948	$2,291,185	$573,224	$3,899,089

Net loss from operations	(428,401)	(286,948)	(2,291,185)	(573,224)	(3,899,089)
Other income—interest	1,501,563	3,913,426	3,454,976	7,825,334	23,584,244

Income before provision for taxes	1,073,162	3,626,478	1,163,791	7,252,110	19,685,155
Provision for income taxes	(704,105)	(2,074,000)	(1,595,065)	(3,713,000)	(10,786,617)

Net income (loss)	369,057	1,552,478	(431,274)	3,539,110	8,898,538
Less: Interest attributable to common stock subject to possible conversion (net of income taxes of $134,967, $348,440, $307,965, $531,258, and $1,464,954)	(163,633)	(422,445)	(373,374)	(644,091)	(1,776,095)

Net income (loss) attributable to common stock not subject to possible conversion	$205,424	$1,130,033	$(804,648)	$2,895,019	$7,122,443

Maximum number of shares subject to possible conversion:
Weighted average shares outstanding subject to possible conversion	8,003,166	8,003,166	8,003,166	8,003,166
Income per share amount (basic and diluted)	$0.02	$0.05	$0.05	$0.08
Weighted average shares outstanding not subject to possible conversion (basic and diluted)	41,407,684	41,407,684	41,407,684	41,407,684
Net income (loss) per share attributable to common stock not subject to possible conversion (basic and diluted)	$0.00	$0.03	$(0.02)	$0.07
Proforma diluted weighted average shares not subject to possible conversion	51,799,797	51,373,062	41,407,684	51,036,852
Proforma diluted income (loss) per share attributable to shares not subject to possible conversion	$0.00	$0.02	$(0.02)	$0.06

See accompanying notes to financial statements.

MARATHON ACQUISITION CORP.

(a development stage company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the period from April 27, 2006 (inception) through June 30, 2008

	Common Stock		Additional Paid-In Capital	Earnings Accumulated in the Development Stage	Stockholders’ Equity
	Shares	Amount
Issuance of common stock to initial stockholders	9,375,000	$938	$24,062	$—	$25,000
Sale of 40,035,850 units, net of underwriters’ discounts and commissions and offering expenses (including 8,003,1666 shares subject to possible conversion)	40,035,850	4,004	296,824,120	—	296,828,124
Sale of private placement warrants	—	—	5,500,000	—	5,500,000
Net proceeds subject to possible conversion of 8,003,166 shares	—	—	(61,795,116)	—	(61,795,116)
Net Income	—	—	—	2,647,015	2,647,015

Balance at December 31, 2006	49,410,850	$4,942	$240,553,066	$2,647,015	$243,205,023

Accretion of trust account relating to common stock subject to possible conversion	—	—	—	(1,402,721)	(1,402,721)
Net income	—	—	—	6,682,797	6,682,797

Balance at December 31, 2007	49,410,850	$4,942	$240,553,066	$7,927,091	$248,485,099

Accretion of trust account relating to common stock subject to possible conversion	—	—	—	(373,374)	(373,374)
Net loss	—	—	—	(431,274)	(431,274)

Balance at June 30, 2008 (unaudited)	49,410,850	$4,942	$240,553,066	$7,122,443	$247,680,451

See accompanying notes to financial statements.

MARATHON ACQUISITION CORP.

(a development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months ended June 30, 2008	Six Months ended June 30, 2007	Period from April 27, 2006 (inception) through June 30, 2008
Cash flows from operating activities
Net (loss) income	$(431,274)	$3,539,110	$8,898,540
Adjustments to reconcile net loss to net cash used in operating activities
Deferred income taxes	—	193,440	—
Changes in:
Prepaid expenses	39,936	(81,762)	(36,805)
Interest receivable	512,581	73,774	(486,620)
Accrued expenses	569,633	(37,015)	732,191
Income tax payable	46,440	19,303	(327,007)

Net cash provided by operating activities	737,316	3,706,850	8,780,299
Cash flows from investing activities
Investments held in trust account	(2,610,337)	(2,045,519)	(316,741,146)

Net cash used by investing activities	(2,610,337)	(2,045,519)	(316,741,146)

Cash flows from financing activities
Proceeds from note to stockholder			225,000
Repayment of note to stockholder			(225,000)
Proceeds from public offering, net			303,233,860
Proceeds from issuance of warrants			5,500,000
Proceeds from issuance of securities to initial stockholders			25,000

Net cash provided by financing activities	—	—	308,758,860

Net (decrease) increase in cash	(1,873,021)	1,661,331	798,013
Cash—beginning of period	2,671,034	1,370,943	—

Cash—end of period	$798,013	$3,032,274	$798,013

Non-cash financing activities
Deferred underwriting discounts and commissions	$—	$—	$6,405,736
Non-cash investing activities
Accrued deferred acquisition costs	$3,614,087	—	$3,614,087
Cash paid for income taxes	$1,538,000	$3,726,804	$11,157,690

See accompanying notes to financial statements.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

Note 1—Organization and Nature of Business Operations

Marathon Acquisition Corp. (the “Company”) was incorporated in Delaware on April 27, 2006 as a blank check company whose objective is to acquire, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more currently unidentified operating business or businesses. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. All activity through June 30, 2008 relates to the company’s formation, initial public offering (the “Offering”) and efforts to identify prospective target businesses described below and in Note 3. At June 30, 2008, the Company had not commenced any operations.

The registration statement for the Offering was declared effective August 24, 2006. The Company consummated the Offering on August 30, 2006 and received proceeds of approximately $279,000,000, net of underwriting discounts and commissions of approximately $21,000,000 (including approximately $6,000,000 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). In addition, on September 22, 2006 the underwriters for the Offering exercised their over-allotment option (the “Over-Allotment Option Exercise”), which closed on September 27, 2006, generating proceeds of approximately $18,867,000, net of underwriting discounts and commissions of approximately $1,420,000 (including approximately $400,000 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). The Company incurred additional offering expenses of approximately $1,039,000, which have been charged to additional paid-in capital. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Over-Allotment Option Exercise, although substantially all of the net proceeds of the Offering and the Over-Allotment Option Exercise are intended to be generally applied toward consummating a business combination with an operating company or companies. As used herein, a “Target Business” shall mean one or more businesses that at the time of the Company’s initial business combination has a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of approximately $6.4 million) described below and a “Business Combination” shall mean the acquisition by the Company of such Target Business. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

Upon the closing of the Offering and the Over-Allotment Option Exercise by the underwriters, approximately $308.8 million was placed in a trust account invested until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the liquidation of the Company. The amount placed in the trust account consisted of the proceeds of this offering and the concurrent private placement of warrants as well as approximately $6.4 million of deferred underwriting discounts and commissions that will be released to the underwriters on completion of a Business Combination. The remaining proceeds outside of the trust account as well as the interest income of up to $3.9 million earned on the trust account balance that may be released to the Company (as described below) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses; provided, however, that after such release there remains in the trust account a sufficient amount of interest income previously earned on the trust account balance to pay any income taxes on such $3.9 million of interest income.

The Company will seek stockholder approval before it will effect any Business Combination, even if the Business Combination would not ordinarily require stockholder approval under applicable state law. In connection with the stockholder vote required to approve any Business Combination, the Company’s Initial Stockholders have agreed to vote the shares of common stock owned by them immediately before the Offering in

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

accordance with the majority of the shares of common stock voted by the Public Stockholders. “Public Stockholders” is defined as the holders of common stock sold as part of the Units in the Offering or in the aftermarket. The Company will proceed with a Business Combination only if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders owning less than 20% of the shares sold in the Offering exercise their conversion rights. The Initial Stockholders and Marathon Investors, LLC, an entity controlled by the Company’s chairman and chief executive officer, have agreed that if they acquire shares of common stock in or following the Offering, they will vote all such acquired shares in favor of any Business Combination submitted for stockholder approval. If a majority of the shares of common stock voted by the Public Stockholders are not voted in favor of a proposed initial Business Combination but 24 months has not yet passed since closing of the Offering, the Company may combine with another Target Business meeting the fair market value criterion described above.

If a Business Combination is approved and completed, Public Stockholders voting against a Business Combination will be entitled to convert their stock into a pro rata share of the total amount on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including any interest earned on their pro rata portion of the trust account, net of income taxes payable thereon, and net of any interest income of up to $3.9 million on the balance of the trust account previously released to the Company to fund its working capital requirements (subject to the tax holdback). Public Stockholders who exercise their conversion rights will continue to have the right to exercise any Warrants they may hold. It is important to note that voting against a Business Combination alone will not result in conversion of a stockholder’s shares into a pro rata share of the trust account, which only occurs when the stockholder exercises the conversion rights described above.

The Company accreted interest, net of taxes, to the common stock subject to possible conversion for the three months ended June 30, 2008 and June 30, 2007 of approximately $163,633 and $422,445, respectively. The Company accreted interest, net of taxes, to the common stock subject to possible conversion for the six months ended June 30, 2008 and June 30, 2007 of approximately $373,374 and $644,091, respectively. The company accreted $1,776,095 of interest, net of taxes, for the period from April 26, 2006 (inception) through June 30, 2008.

In the event that the Company does not effect a Business Combination within 24 months after consummation of the Offering, the Company will dissolve and promptly distribute only to its Public Stockholders the amount in the trust account, including accrued interest, less any income taxes payable on interest income and any interest income of up to $3.9 million on the balance of the trust account previously released to the Company to fund its working capital requirements, including the costs of the Company’s dissolution and liquidation (subject to the tax holdback), plus any remaining net assets. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units in the Offering discussed in Note 3).

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the financial position of the Company and the results of its operations and cash flows for the periods presented. The results of its operations for the six month period ended

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

June 30, 2008 are not necessarily indicative of the operating results for the full year. It is suggested that these financial statements be read in conjunction with the financial statements and related disclosures for the year ended December 31, 2007 included on Form 10-K filed with the SEC on March 17, 2008.

Going concern consideration – As indicated in the accompanying financial statements, at June 30, 2008 the Company had unrestricted cash of $798,013 and $4,346,281 in accrued expenses. These costs mainly relate to the pursuit of its acquisition plans and specifically the proposed merger with GSL Holdings and Global Ship Lease, Inc. (“Global Ship Lease”). In addition, there is no assurance that the Company will successfully complete a Business Combination with GSL Holdings, Inc. and Global Ship Lease by August 30, 2008. As a result, the Company cannot assure that the cash available will be sufficient to cover expenses. These factors, among others, raise substantial doubt about the Company’s ability to continue operations as a going concern. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Note 2—The Proposed Merger

On March 21, 2008, the Company entered into the Agreement and Plan of Merger (the “Merger Agreement”) with GSL Holdings, CMA CGM S.A., a French corporation (“CMA”) and Global Ship Lease pursuant to which the Company will merge with and into GSL Holdings, its newly-formed, wholly owned Marshall Islands subsidiary and then Global Ship Lease will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving corporation and to be renamed Global Ship Lease, Inc. The Merger Agreement was amended on June 2, 2008, July 3, 2008 and July 23, 2008. On July 10, 2008, the Company filed with the Securities and Exchange Commission a definitive joint proxy statement/prospectus relating to the Merger Agreement. On July 28, 2008, the Company filed a supplement to the definitive joint proxy statement/prospectus.

As result of the Merger, each holder of a share of Company common stock, par value $0.0001 per share, issued and outstanding immediately prior to the effective time of the Merger will receive one Class A common share, par value $0.01 per share, of GSL Holdings, except that in lieu of 6,528,094 Class A common shares of GSL Holdings to be received by Marathon Founders, LLC and other initial stockholders, they will receive an aggregate of 3,471,906 Class B common shares, par value $0.01 per share, of GSL Holdings and warrants to acquire an aggregate of 3,056,188 Class A common shares of GSL Holdings.

CMA will receive $18,570,135 in cash, 6,778,650 Class A common shares, 3,934,050 Class B common shares, and 12,375,000 Class C common shares of GSL Holdings. CMA will also receive warrants to acquire 3,131,900 Class A common shares and 1,000 Series A preferred shares of GSL Holdings.

In addition, GSL Holdings intends to repurchase up to $48,000,000 in shares of common stock of the Company or Class A common shares of GSL Holdings at or after the closing to reduce the number of Class A common shares outstanding. In this regard, Holdings may repurchase shares at the closing in privately negotiated transactions with a limited number of shareholders whom it believes would otherwise elect to exercise conversion rights with respect the their shares of Company common stock.

The rights of Series A preferred stock will rank senior to the common shares and any class of equity securities issued by GSL Holdings which do not by their terms expressly provide that they are senior to the Series A preferred shares, with respect to dividend rights and rights upon liquidation, dissolution, or winding up of GSL

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

Holdings. The rights of holders of Class B common shares will be identical to those of holders of Class A common shares, except that the holders of Class B common shares will not be entitled to receive any dividends with respect to the second and third quarters of 2008 and their dividend rights will be subordinated to those of holders of Class A common shares until at least July 2011. The rights of holders of Class C common shares will be identical to those of holders of Class A common shares, except that holders of Class C common shares will not be entitled to receive dividends and the Class C common shares will convert into Class A common shares on a one-for-one basis on January 1, 2009. Each outstanding warrant to acquire a share of Company common stock will become a warrant to receive one Class A common share of GSL Holdings. Each outstanding unit of Marathon will represent one Class A common share of GSL Holdings and a warrant to acquire one Class A common share of GSL Holdings.

All Series A preferred shares will be mandatorily redeemable by GSL Holdings on the third anniversary date of the merger or, if earlier, upon a change in control, in each case, at a cash price of $48,000 per share plus all accrued and unpaid dividends to the redemption date. GSL Holdings will also be required to redeem Series A preferred shares from time to time in part upon receipt of cash proceeds from the exercise of any warrants presently existing or hereinafter issued by the Company or GSL Holdings and upon the occurrence of certain significant transactions.

The warrants issued pursuant to the merger agreement will be exercisable upon issuance and will expire on the fifth anniversary of the issuance date.

The Merger Agreement contains customary representations and warranties by each of the parties. The representations and warranties do not survive the closing.

Note 3—Summary of Significant Accounting Policies

[a] Cash and cash equivalents:

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents, when purchased. The trust assets are invested in one or more money market funds.

[b] Earnings per common share:

(i)	Basic earnings per common share for all periods is computed by dividing the earnings applicable to common stockholders by the weighted average number of common shares outstanding for the period. Warrants issued by the Company in the offering and sponsor warrants are contingently exercisable upon consummation of a business combination. Hence, these are presented in the proforma diluted earnings per share. Proforma diluted income per share reflects the potential dilution assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the average market price during the period.

(ii)

The Company’s consolidated statements of operations include a presentation of earnings per share for common stock subject to possible conversion in a manner similar to the two-class method of earnings per share. Basic and diluted net income per share amount for the maximum number of shares subject to possible conversion is calculated by dividing the net interest income attributable to common shares subject to conversion ($163,633 and $422,445 for the three months ended June 30, 2008 and 2007, respectively and $373,374 and $644,091 for the six months ended June 30, 2008 and 2007,

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

respectively) by the weighted average number of shares subject to possible conversion. Basic, diluted and proforma diluted earnings per share amount for the shares outstanding not subject to possible conversion is calculated by dividing the net income exclusive of the net interest income attributable to common shares subject to conversion by the weighted average number of shares not subject to possible conversion.

At June 30, 2008 and 2007, the Company had outstanding warrants to purchase 45,535,850 shares of common stock.

The weighted average number of shares used in the basic and proforma diluted earnings per share for shares outstanding not subject to possible conversion are as follows:

	For the three months ended June 30, 2008	For the three months ended June 30, 2007	For the six months ended June 30, 2008	For the six months ended June 30, 2007
Weighted Average number of shares outstanding as used in computation of basic earnings per share	41,407,684	41,407,684	41,407,684	41,407,684
Proforma Effect of diluted securities—warrants	10,392,113	9,965,378	—	9,629,168

Shares used in computation of diluted earnings per shares	51,799,797	51,373,062	41,407,684	51,036,852

For the six months ended June 30, 2008, 45,535,850 shares attributable to the exercise of outstanding warrants were excluded from the calculation of proforma diluted earnings per share for shares not subject to possible conversion because the effect was anti-dilutive.

[c] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[d] Fair Value Measurements –

The fair values of the Company’s financial instruments reflect the estimates of amounts that would be received from selling an asset in an orderly transaction between market participants at the measurement date. The fair value estimates presented in this report are based on information available to the Company as of June 30, 2008 and December 31, 2007.

In accordance with Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”), the Company applies a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The three levels are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value of cash and investments held in the trust account were estimated using Level 1 inputs and the carrying value approximates the fair value because of their nature and respective duration.

[e] Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company will record any penalties and interest associated with any tax adjustments due to audits as an operating expense.

[f] Recent accounting developments:

Business Combinations—In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in revenue, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred. Adoption of SFAS 141(R) is required for combinations after December 15, 2008. Early adoption and retroactive application of SFAS 141(R) to fiscal years preceding the effective date are not permitted. The Company is currently evaluating the impact of SFAS 141(R) on the financial statements.

Noncontrolling Interest in Consolidated Financial Statements—In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements (“SFAS 160”). SFAS 160 re-characterizes minority interests in consolidated subsidiaries as non-controlling interests and requires the classification of minority interests as a component of equity.

Under SFAS 160, a change in control will be measured at fair value, with any gain or loss recognized in earnings. The effective date for SFAS 160 is for annual periods beginning on or after December 15, 2008. Early adoption and retroactive application of SFAS 160 to fiscal years preceding the effective date are not permitted. The Company is currently evaluating the impact of SFAS 160 on the financial statements. In March 2008, the FASB issued SFAS No. 161 (“SFAS 161”), Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). SFAS No. 161 requires companies to provide enhanced disclosures regarding derivative instruments and hedging activities in order to better convey the purpose of derivative use in terms of risk management. Disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (iii) how derivative instruments and hedged items affect a company’s financial position, financial performance, and cash flows, are required. This Statement retains the same scope as SFAS No. 133 and is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact, if any, that the adoption of SFAS No. 161 will have on its consolidated financial position and results of operations. However, the company considers any impact unlikely.

In December 2007, the FASB ratified EITF Issue No. 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property (“EITF 07-1”). The EITF concluded

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

that a collaborative arrangement is one in which the participants are actively involved and are exposed to significant risks and rewards that depend on the ultimate commercial success of the endeavor. Revenues and costs incurred with third parties in connection with collaborative arrangements would be presented gross or net based on the criteria in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent , and other accounting literature. Payments to or from collaborators would be evaluated and presented based on the nature of the arrangement and its terms, the nature of the entity’s business, and whether those payments are within the scope of other accounting literature. The nature and purpose of collaborative arrangements are to be disclosed along with the accounting policies and the classification and amounts of significant financial statement amounts related to the arrangements. Activities in the arrangement conducted in a separate legal entity should be accounted for under other accounting literature; however, required disclosure under EITF 07-1 applies to the entire collaborative agreement. This Issue is effective for fiscal years beginning after December 15, 2008, and is to be applied retrospectively to all periods presented for all collaborative arrangements existing as of the effective date. The Company is currently evaluating the impact that this pronouncement may have on its consolidated financial position and results of operations. However, the company considers any impact unlikely.

[g] Consolidation Policy:

The consolidated financial statements include the accounts of Marathon Acquisition Corporation and its subsidiary GSL Holdings, Inc., a wholly-owned Marshall Islands company. All significant intercompany accounts and transactions have been eliminated in consolidation. As of June 30, 2008, GSL Holdings, Inc. has no operations.

Note 4—Deferred Acquisition Costs

As of June 30, 2008, the Company has accumulated approximately $3,614,087 in deferred costs related to the proposed merger with Global Ship Lease (Note 2). These costs will be capitalized contingent upon the completion of the Business Combination following the required approval by the Company’s stockholders and the fulfillment of certain other conditions. If the acquisition is not completed or if the proposed merger is considered either a re-capitalization or reverse merger for accounting purposes, these costs will be recorded as an expense. Deferred acquisition costs consist of approximately $3,100,000 for legal services and the remainder for other related transaction expenses.

Note 5—Initial Public Offering

On August 30, 2006, the Company sold to the public 37,500,000 units (“Units”) at a price of $8.00 per unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a Business Combination with a Target Business or November 24, 2007 and expiring August 24, 2010, unless earlier redeemed. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

In accordance with the Warrant Agreement related to the Warrants (the “Warrant Agreement”), the Company is only required to use its best efforts to effect the registration of the shares of common stock

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

underlying the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

On September 27, 2006 the Company sold an additional 2,535,850 Units pursuant to the Over-Allotment Option Exercise.

As of June 30, 2008, after giving effect to the Company’s withdrawals of funds for tax purposes and for working capital requirements subsequent to completion of its initial public offering, $316,741,146 was held in trust. As of June 30, 2008, however, we had only approximately $0.8 million of unrestricted cash available for completing our merger with GSL Holdings and Global Ship Lease for payment of approximately $4.3 million of accrued expenses and for general corporate purposes. As a result, we cannot assure you that the cash we have available will be sufficient to cover our expenses.

Note 6—Note Payable to Affiliate and Related Party Transactions

The Company issued an aggregate of $225,000 in an unsecured promissory note to the Company’s chairman, chief executive officer and secretary on May 10, 2006. The note was non-interest bearing and was payable on the earlier of December 31, 2006 or the consummation of the Offering by the Company. The note was fully repaid on August 30, 2006 and no further amounts are due.

The Company has agreed to pay up to $7,500 a month in total for office space and general and administrative services to an affiliate of the Company’s chairman, chief executive officer and secretary. Services will commence on the completion of the Offering and will terminate upon the earlier of (i) the consummation of a Business Combination, or (ii) the liquidation of the Company. The Company had incurred approximately $22,500 and $45,000 for both the three and six months ended June 30, 2008 and 2007, and $165,000 for the period from April 27, 2006 through June 30, 2008, in accordance with this agreement.

On August 30, 2006, Marathon Investors, LLC, an entity owned and controlled by the Company’s chairman, chief executive officer and secretary, purchased an aggregate of 5,500,000 sponsor warrants at a price of $1.00 per warrant from the Company. Marathon Investors, LLC has agreed that it will not sell or transfer these warrants until completion of a Business Combination, except in certain limited circumstances.

The Initial Stockholders and Marathon Investors, LLC will be entitled to make up to two demands that the Company register the 9,375,000 shares and the 5,500,000 shares of common stock underlying the sponsor warrants, pursuant to an agreement signed in connection with the Offering. The Initial Stockholders and Marathon Investors, LLC may elect to exercise these registration rights at any time (i) after the expiration of the transfer restrictions relating to the shares of common stock and (ii) after the sponsor warrants have become exercisable by their times, in the case of such warrants and the underlying common stock. In addition, the Initial Stockholders and Marathon Investors, LLC have certain “piggy back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are no longer subject to such transfer restrictions or the sponsor warrants become exercisable. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

Each of the Company’s initial stockholders has agreed to vote all of his or its initial shares in accordance with the majority of the votes cast with respect to the merger proposal relating to the Merger Agreement by the holders of the shares issued in the initial public offering, and any shares acquired in or after the initial public offering in favor of the merger proposal. As of July 7, 2008, the Company’s initial stockholders, either directly or beneficially, owned and were entitled to vote 11,375,000 shares or approximately 23.0% of the Company’s outstanding common stock. With respect to the Merger, the Company’s initial stockholders have agreed to vote 9,375,000 of their respective shares of common stock which were acquired by them prior to the initial public offering, or 19.0% of the outstanding common stock, in accordance with the majority of the shares of common stock voted by the public stockholders. The Company’s initial stockholders and directors and Marathon Investors, LLC have also agreed that they will vote any shares they purchase in the open market in or after the initial public offering in favor of the merger. As of July 7, 2008, 2,000,000 shares, or 4.0% of the outstanding common stock, were subject to this voting arrangement. Furthermore, the Company’s officers and directors and their respective affiliates, at any time prior to the special meeting on August 12, 2008, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, may enter into a written plan to purchase the Company’s securities pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may engage in other permissible public market purchases, as well as private purchases, of securities. On June 4, 2008, Michael Gross, our Chief Executive Officer and chairman of our Board of Directors, entered into a stock purchase plan with Citigroup Global Markets Inc., in accordance with the guidelines of Rule 10b5-1 and the provisions of Rule 10b-18 of the Exchange Act, under which he placed a limit order to purchase up to 2,000,000 shares of the Company’s common stock at a price of $8 per share or below. Under this plan, 2,000,000 shares were purchased at prices between $7.59 and $7.87 with an average price of $7.84 per share. If the Company’s initial stockholders or its officers and directors purchase securities from existing stockholders that are likely to vote against the transaction, or that are likely to elect to convert their shares, the probability that the business combination will succeed increases, since the number of shares held by public stockholders will be reduced and the number of shares held by insiders will be increased. Therefore the number of shares that will be voted in favor of the merger proposal increases and the number of shares that are converted may decrease.

Note 7—Units

On May 11, 2006, the Initial Stockholders purchased 9,375,000 of the Company’s securities for an aggregate purchase at a price of $25,000. Each security consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock. On July 31, 2006, the Initial Stockholders irrevocably agreed to relinquish all of their right, title and interest in and to the warrants contained in such securities. As a result, the Company has cancelled these warrants.

Note 8—Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

Note 9—Income Taxes

The Company’s provision for income taxes consisted of the following:

	Three Months ended June 30, 2008	Three Months ended June 30, 2007	Six Months ended June 30, 2008	Six Months ended June 30, 2007	Period from April 27, 2006 (inception) through June 30, 2008
Current
Federal	$340,813	$1,151,000	$1,019,557	$2,321,000	$7,032,443
State	363,292	599,000	575,508	1,199,000	3,754,174

Total current	704,105	1,750,000	1,595,065	3,520,000	10,786,617
Deferred	—	324,000	—	193,000	—

Provision for income taxes	$704,105	$2,074,000	$1,595,065	$3,713,000	$10,786,617

The difference between the actual income tax expense and that computed by applying the U.S. federal income tax rate of 35% to pretax income from operations is summarized below:

	Three Months ended June 30, 2008	Three Months ended June 30, 2007	Six Months ended June 30, 2008	Six Months ended June 30, 2007
Computed expected tax expense	35.0%	35.0%	35.0%	35.0%
State and local income taxes net of federal benefit	10.2%	13.2%	10.2%	9.9%
Change in valuation allowance	20.5%	8.9%	91.9%	6.3%

Effective tax rate	65.7%	57.1%	137.1%	51.2%

The Company is considered in the development stage for income tax reporting purposes. Federal income tax regulations require that the Company defer certain expenses for tax purposes. Therefore, the Company has recorded for the three months ended June 30, 2008 a deferred income tax asset of $1,206,857. The Company believes that it is more likely than not that it will not be able to realize this deferred tax asset in the future and, therefore, it has provided a valuation allowance against this deferred tax asset as of June 30, 2008. As a result, the Company’s statement of operations for the six months ended June 30, 2008 reflects a provision for income taxes of $1,595,065 against income before provision for income taxes of $1,163,791. The Company’s 2007 and 2006 Federal and State tax returns have not been audited, and remain subject to examination.

Note 10—Subsequent Events

On August 11, 2008, the Company completed privately negotiated arrangements to purchase, subject to and contemporaneously with the closing of the merger with Global Ship Lease, Inc., up to approximately 5 million additional shares of common stock for a purchase price of approximately $39.7 million. Additional financing for the share repurchases will be provided through (i) the purchase by Michael Gross of up to 1.1 million shares of common stock for a total purchase price of approximately $8.7 million, (ii) the purchase by CMA CGM of up to 1.1 million shares of common stock for a total purchase price of approximately $8.7 million, and (iii) the use of approximately $22.3 million of corporate cash. In addition, corporate cash will be increased by up to $7.1 million through the issuance of up to 0.9 million shares in lieu of cash as partial payment towards advisory and deferred underwriting fees.